As filed with the Securities and Exchange Commission on November 30, 2004

Registration No. 333-120810

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1 TO

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

The9 Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

30/F CITIC Square No. 1168 Nanjing Road (W) Shanghai 200041, People’s Republic of China (8621) 3217-4567

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place Central, Hong Kong S.A.R., China (852) 2522-7886	John G. Crowley, Esq. Davis Polk & Wardwell 18th Floor, The Hong Kong Club Building 3A Chater Road Central, Hong Kong S.A.R., China (852) 2533-3300

Approximate date of commencement of proposed sale to the public:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
7,187,500 Ordinary Shares, par value US$0.01 per share(3)	$107,812,500	$13,660	(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457 under the Securities Act of 1933.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-120814) filed with the Commission. Each American depositary share represents one ordinary share.
(4)	Registrant paid the registration fee in full on November 26, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

(SUBJECT TO COMPLETION)

PROSPECTUS

6,250,000 American Depositary Shares

The9 Limited

Representing 6,250,000 Ordinary Shares

This is an initial public offering of American Depositary Shares, or ADSs, each representing one ordinary share. No public market currently exists for our ordinary shares or ADSs. We are selling 5,400,000 ADSs, and the selling shareholders included in this prospectus are selling 850,000 ADSs. We will not receive any of the proceeds from the ADSs sold by the selling shareholders.

We currently anticipate the initial public offering price of the ADSs to be between US$13.00 and US$15.00 per ADS. We have applied for the quotation of our ADSs on the Nasdaq National Market under the symbol “NCTY.”

Investing in our ADSs involves a high degree of risk. See “Risk Factors” on page 15.

	Per ADS	Total
Public Offering Price	US$	US$
Underwriting Discount	US$	US$
Proceeds, Before Expenses, to Us	US$	US$
Proceeds, Before Expenses, to the Selling Shareholders	US$	US$

We have granted the underwriters a 30-day option to purchase up to 937,500 additional ADSs to cover any over-allotments.

Delivery of the ADSs will be made on or about             , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.	CLSA/CIBC World Markets

The date of this prospectus is             , 2004.

the9 第九城市

GAME IS THE 9th ART

www.the9.com

Granado Espada

GRANADO ESPADA

A new generation 3D MMORPG that is being developed by IMC Games, a Korean game developer affiliated with Hanbisoft,a Korean company, with the latest 3D graphics technology and the unique three-character control game play.

World of Warcraft
魔兽世界

WORLD OF WARCRAFT™

A 3D MMORPG developed by Blizzard Entertainment® , the game development studio of Vivendi Universal Games Inc., with an online role-playing experience set in the Warcraft universe. The9 is in the process of obtaining requisite governmental approvals for operating WoW in China, and expects to commercially launch it in China in 2005.

Joyxy
快樂西游

JOYFUL JOURNEY WEST

The9's first proprietary 2D MMORPG with unique side scrolling game play and an e-mphasis on traditional Chinese style. The9 is in the process of obtaining requisite gove-rnmental approvals for operating Joyful Journey West in China, and expects to commercially launch it in China in 2005.

天外
Mystina
Online

MYSTINA ONLINE

A 2D cartoon-style MMORPG licensed from a domestic game developer in China. The9 is operating an open test version of Mystina Online and expects to commercially launch it in China in early 2005.

奇迹
3D RPG LEADER

MU

A 3D fantasy massively multiplayer online role playing game (MMORPG) licensed from Webzen, a Korean game developer, with amazing game characters and setting. The9 has been operating the game in China since the fourth quarter of 2002.

the9 第九城市

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This document may only be used where it is legal to offer and sell these securities. The information in this document is only accurate as of the date of this document.

Unless otherwise indicated, (1) the terms “we,” “us,” “our company,” “our” and “The9” refer to The9 Limited and its subsidiaries, and, in the context of describing our operations and risk factors, also include 9Webzen Limited and 9Webzen (Shanghai) Co., Ltd., as well as our affiliated Chinese entities, (2) the term “9Webzen” refers to 9Webzen Limited and, unless the context otherwise requires, its subsidiary, 9Webzen (Shanghai) Co., Ltd., (3) “shares” or “ordinary shares” refers to our ordinary shares, “preferred shares” refers to our convertible preferred shares, “ADSs” refers to our American depositary shares, each of which represents one ordinary share, and “ADRs” refers to the American depositary receipts which evidence our ADSs, (4) all share numbers reflect the 2.86-for-1 share split of our ordinary shares and preferred shares which became effective on November 25, 2004, (5) “China” for purposes of this prospectus refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau, (6) information in this prospectus assumes that the underwriters do not exercise their over-allotment options to purchase up to 937,500 additional ADSs, (7) all references to “RMB” are to the legal currency of China and all references to “U.S. dollars”, “dollars”, “US$” and “$” are to the legal currency of the United States, and (8) all numbers discussed in this prospectus are approximated to the closest round number.

Solely for your convenience, this prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates. All translations from RMB to U.S. dollars were made at the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, the translations of RMB amounts into U.S. dollar amounts have been made at the noon buying rate in effect on June 30, 2004, which was RMB8.2766 to US$1.00. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. See “Exchange Rate Information.”

i

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the accompanying notes to those statements.

The9 Limited

Our Business

We are an online game operator and developer in China. Through 9Webzen Limited, a joint venture in which we own 51%, we have become one of the three largest online game operators in China, as measured by estimated 2003 online game revenues in China according to International Data Corporation, or IDC, a leading market research firm. We began to offer our self-developed online virtual community game “the9 City” in 2000 and commercialized the9 City in December 2000. Currently, our business is primarily focused on operating “MU” in China through 9Webzen in which Webzen Inc., a leading online game developer and operator in Korea, owns 49%. 9Webzen has obtained an exclusive license from Webzen to operate MU in China. MU is a three-dimensional, or 3D, massively multiplayer online role playing game, or MMORPG, which allows thousands of players to concurrently log on to network servers to “role-play” characters in a virtual world. Because MMORPGs require a significant amount of time to master, they tend to have a high degree of user attraction, which means that users tend to spend greater amounts of time playing these games than using other Internet applications. In the three months ended September 30, 2004, we recorded over 189,000 MU peak concurrent players and over 134,000 MU average concurrent players, which measure the highest and daily average numbers, respectively, of game players simultaneously logged on to our game servers. During the same period, we also recorded over 1,527,000 average monthly active paying MU players, which measures the monthly average of the total number of game players who have used their prepaid game playing time during each month of the quarterly period. According to a December 2003 report issued by IDC, MU was ranked among the three most popular online games in China.

To broaden our product and service offerings, we have obtained exclusive licenses to localize and operate additional MMORPGs in China, including “World of Warcraft,” or WoW, “Mystina Online” and “Granado Espada.” WoW is an MMORPG developed by Blizzard Entertainment, the game development studio of Vivendi Universal Games Inc., which has developed award-winning PC games including the Warcraft, Diablo and StarCraft series. We intend to launch a test version of WoW in China in the first half of 2005 followed by the commercial launch in 2005. In addition, we have recently obtained an exclusive license to operate “Mystina Online” in China. Mystina Online is a new MMORPG developed by an online game developer in China. We are currently operating an open test version of Mystina Online and expect to commercially launch the game in early 2005. We have also recently obtained an exclusive license from Hanbitsoft, Inc. to localize and operate Granado Espada in China. Granado Espada is an MMORPG that is currently being developed by Korean game developer IMC Games, Co., Ltd., which is partly owned by Hanbitsoft. We are aggressively expanding our own product development capabilities to develop a suite of proprietary online games, including MMORPGs. We currently expect to launch the test version of our first proprietary game, “Joyful Journey West,” a side scrolling MMORPG based on cartoon characters, in early 2005, followed by the commercial launch in 2005. In addition, in April 2004, we invested US$4.0 million for a 20% stake in Object Software, an established game developer based in China which has developed a number of PC games and online games including several award-winning games. Concurrently with our equity investment, we have obtained a right of first refusal to acquire licenses to operate in China all the online games developed by Object Software during the first two-year period after our investment. Furthermore, we have begun to offer game-related short messaging services, or SMS, including player accounts password protection service.

We charge customers for the time they spend playing our online games. Our customers typically access our online games through PCs at home or in Internet cafés. They obtain our game playing time primarily through purchasing our prepaid cards at various retail outlets or purchasing online points at one of the more than 115,000 Internet cafés throughout China which have subscribed to our Pass9 system. Pass9 is our proprietary, fully integrated online membership management and payment system, which offers one-stop account management and payment services to our customers and facilitates our payment arrangements with distributors and Internet cafés. To ensure quality customer service and seamless operations, we maintain a powerful technology platform consisting of over 2,400 servers and over 290 network devices.

We have been actively managing the daily operations of 9Webzen since its inception in October 2002. We account for our interest in 9Webzen using the equity method as Webzen has the right to participate in certain decisions to be made in the ordinary course of business of 9Webzen. We currently derive our revenues primarily from provision of game operating support services to 9Webzen in connection with operating MU in China. 9Webzen derives substantially all of its revenues through the sales of prepaid cards and prepaid online points for MU playing time to distributors, who in turn sell them to end customers. In 2003 and the six months ended June 30, 2004, we generated net income of RMB48.5 million (US$5.9 million) and RMB13.6 million (US$1.6 million), respectively, and 9Webzen generated net income of RMB97.8 million (US$11.8 million) and RMB21.9 million (US$2.6 million), respectively. In the nine months ended September 30, 2004, we and 9Webzen generated net income of RMB16.7 million (US$2.0 million) and net income of RMB32.9 million (US$4.0 million), respectively.

Industry Background

The evolution of the Internet into an accessible, easy-to-use, platform-independent global network capable of supporting multimedia applications has led to the development and growth of the online game industry. According to Datamonitor, a leading market research firm, approximately 36 million consumers in the Asia-Pacific region played online games over the Internet in 2003, generating over 70% of the global online game revenue in 2003. In the Asia-Pacific region, we believe China currently is one of the key markets with substantial growth potential.

According to an April 2004 report issued by IDC, China is a newly developing market that was expected to generate total online game revenue of US$238 million in 2004, representing an increase of 48.9% over revenues of US$160 million in 2003. The following table sets forth IDC’s estimate of the online game market in China for the period from 2003 to 2008.

China Internet and Online Game Industry Forecast

	2003	2004	2005	2006	2007	2008	CAGR(1) (2003-2008)
Internet users (in thousands)	65,261	84,170	103,347	126,231	154,407	187,914	23.6%
Online game players (in thousands)	14,782	20,958	27,077	34,082	42,308	54,307	29.7%
Paying online game players (in thousands)	6,726	9,850	13,539	17,927	23,311	30,412	35.2%
Online game revenue (in millions of US$)	160	238	336	462	622	823	38.8%

Source: IDC Report, April 2004.

(1)	Means compound annual growth rate. The percentage numbers in this column are calculated based on the April 2004 IDC Report.

Many factors have supported and are likely to continue to support the growth in the online game market in China, including the following:

•	increasing Internet, broadband and PC penetration;

•	widespread Internet cafés;

•	acceptance of online games as an attractive entertainment medium;

•	affordable access;

•	proven effective payment system; and

•	high level of game loyalty.

The online game market in China is currently dominated by MMORPGs licensed from overseas developers. However, online games developed overseas have to be “localized” before being launched in China. “Localization” refers to the process of translating the content of, and technically integrating, a foreign game, organizing in-game events, and recommending to overseas developers new game features tailored to the local online game market. We believe that more online games will be developed in China as local game operators devote greater resources to game development in order to achieve higher profit margins and reduce dependence on games licensed from foreign developers, and more independent local developers emerge to serve the growing online game market.

Our Strengths and Challenges

We have achieved our current position as one of the three largest online game operators in China, in part, by establishing the following competitive strengths:

•	leading online game market position in China;

•	proven track record in partnering with leading online game developers;

•	loyal and extensive core customer base;

•	advanced membership management and payment system;

•	established and extensive distribution network;

•	high quality customer service;

•	powerful technology platform; and

•	experienced management team.

We expect to face challenges in our business operations, including:

•	limited operating history as an online game operator;

•	dependence on MU for the majority of our revenue and liquidity;

•	uncertainty in obtaining requisite governmental approvals and licenses for, and successfully launching and operating, new MMORPGs, including WoW and Granado Espada, in China;

•	difficulties in obtaining licenses for or developing new popular games;

•	dependence on third parties such as Webzen for the development or enhancement of games;

•	emergence of new technologies and games that may affect the popularity of online games, in particular, MMORPGs;

•	competition among online game operators in China; and

•	uncertainty with respect to Chinese legal and regulatory environment.

Our Strategy

Our goal is to become a leading provider and developer of online games in China by offering a broad portfolio of online games consisting of MMORPGs and casual games on multiple platforms such as PC, console and hand-held devices. To achieve our objective, we intend to pursue the following initiatives:

•	maintain and strengthen the competitive position of MU in China by continuing to provide game upgrades, conducting new marketing campaigns and in-game events and maximizing the life span of MU;

•	facilitate the successful launch and operation of WoW and other MMORPGs in China by pursuing extensive marketing and promotional activities, and providing quality servers and game masters dedicated to each of these games;

•	offer a broad portfolio of products to include additional popular MMORPGs, casual games and games that can be operated on different platforms such as mobile games and console games; and

•	achieve a leading position as an online game developer through enhancing our product development capabilities, and pursuing strategic acquisitions and alliances.

Corporate Information

We were incorporated in the Cayman Islands in December 1999 under the name GameNow.net Limited and were recently renamed to The9 Limited. We formed GameNow.net (Hong Kong) Limited, or GameNow.net (Hong Kong), on January 17, 2000, as a wholly-owned subsidiary. Since our inception, we have conducted our operations principally through The9 Computer Technology Consulting (Shanghai) Co., Ltd., or The9 Computer, a direct wholly-owned subsidiary of GameNow.net (Hong Kong) in China.

In October 2002, we and Webzen Inc. formed a joint venture, 9Webzen, to launch and operate the MU game in China. 9Webzen established 9Webzen (Shanghai) Co., Ltd., or 9Webzen Shanghai, as its wholly-owned subsidiary in China on January 29, 2003 to operate MU in China. We currently hold a 51% ownership interest in 9Webzen and have been actively managing the daily operations of 9Webzen since its inception. We account for our interest in 9Webzen using the equity method because under the joint venture agreement, Webzen has the right to participate in certain decisions to be made in the ordinary course of business of 9Webzen.

In July 2003, we and China Interactive (Singapore) Pte. Ltd., or China Interactive, a privately-held Singaporean company, formed a joint venture named China The9 Interactive Limited, or C9I, to acquire an exclusive license from Vivendi Universal Games Inc. to launch and operate the WoW game in China. We currently hold a 54% ownership interest in C9I which gives us effective control over its management and operations. We plan to establish an operating subsidiary under C9I in China. Pursuant to a term sheet dated March 10, 2004, we have agreed to enter into a loan agreement whereby we will extend a loan to China Interactive, and China Interactive has agreed to transfer a 14.9% interest in C9I to us upon the signing of the loan agreement. We and China Interactive propose to enter into a binding loan agreement by the end of 2004. See “Arrangements with Online Game Developers — Arrangements regarding WoW.”

Due to the current restrictions on foreign ownership of the Internet content provision, Internet culture operation and advertising businesses in China, we rely on the following two affiliated Chinese entities in holding the licenses and approvals necessary for our business operations through a series of contractual arrangements with them and their shareholders:

•	Shanghai Jiucheng Information Technology Co., Ltd., or Shanghai IT, which holds Internet content provision, Internet culture operation and Internet publishing licenses, and

•	Shanghai Jiucheng Advertisement Co., Ltd., or Shanghai Advertisement, which holds an advertisement license.

Shanghai IT is owned by Jun Zhu, our Chief Executive Officer and shareholder, and Jie Qin, our Senior Vice President and shareholder. Shanghai Advertisement is owned by Shanghai IT and Xudong He, our Vice President and Chief Operating Officer. We do not have any ownership interest in Shanghai IT and Shanghai Advertisement. However, each of the individual shareholders of Shanghai IT and Shanghai Advertisement has entered into a shareholder voting proxy agreement with us, under which each such shareholder has irrevocably granted us the power to exercise voting rights on all matters to which he is entitled to vote. Each such shareholder has also entered into a call option agreement with us, pursuant to which we and/or any other parties designated by us would be entitled to acquire all or part of the equity interests in Shanghai IT or Shanghai Advertisement, as the case may be, to the extent permitted by the then-effective Chinese laws and regulations, for the minimum amount of consideration permissible under applicable Chinese laws and regulations. From 2001 to 2004, we extended interest-free loans in an aggregate amount of RMB10.0 million to Jun Zhu and Jie Qin solely in connection with capitalizing and increasing the registered capital of Shanghai IT. The loans are repayable upon demand.

Our principal executive offices are located at 30/F CITIC Square, No. 1168 Nanjing Road (West), Shanghai 200041, People’s Republic of China, and our telephone number is (8621) 3217-4567. In addition to our operational headquarters in Shanghai, we currently have a small branch office in Beijing. Our principal websites are located at www.the9.com and www.muchina.com. The information contained on our websites is not part of this prospectus.

Corporate Structure

The following diagram illustrates our company’s organizational structure, and the place of formation, ownership interest and affiliation of each of our subsidiaries and affiliated entities.

Beneficial Interest

Contractual arrangements including Exclusive Technical Support Service Agreement, Operating Agreement and Call Option Agreement. For a description of these agreements, see “Related Party Transactions —Arrangements with Affiliated Chinese Entities.”

*	Pursuant to a term sheet dated March 10, 2004, we have agreed to enter into a loan agreement whereby we will extend a loan to China Interactive. China Interactive has agreed to transfer a 14.9% interest in C9I to us upon the signing of the loan agreement. We and China Interactive propose to enter into a binding loan agreement by the end of 2004. See “Arrangements with Online Game Developers — Arrangements regarding WoW.”

**	Once established, C9I’s subsidiary will enter into similar contractual arrangements with us to replicate the arrangements between 9Webzen Shanghai and us.

The Offering

The offering	5,400,000 ADSs offered by The9 Limited and 850,000 ADSs offered by the selling shareholders.

The ADSs

Each ADS will represent one ordinary share, par value $0.01 per share. The ADSs will be evidenced by American Depositary Receipts, or ADRs. The depositary is The Bank of New York. You may instruct the depositary to vote the shares underlying your ADSs but only if we ask the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. For more information about the ADSs, see “Description of American Depositary Shares” and the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

ADSs outstanding immediately after this offering	6,250,000 ADSs. Unless otherwise noted, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Ordinary shares outstanding immediately after this offering	23,275,000 ordinary shares

Offering price	per ADS

Use of proceeds

We may use the net proceeds from this offering: (i) to fund capital expenditures, such as the purchases of servers, computer software and other equipment in connection with operating additional MMORPGs including WoW and Granado Espada in China; (ii) to expand our sales and marketing efforts; (iii) to license or otherwise acquire new online games; (iv) to fund working capital; (v) to repay our outstanding convertible loans; and/or (vi) for general corporate purposes. See “Use of Proceeds.”

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Nasdaq National Market symbol	NCTY

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to 937,500 additional ADSs to cover any over-allotments.

Deposit or withdrawal of ordinary shares

The depositary will issue ADSs, subject to the satisfaction of certain conditions, if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. You may turn in your ADSs at the depositary’s corporate trust office and, upon payment of its fees and expenses and of any taxes or charges, the depositary will deliver the deliverable portion of the underlying ordinary shares to an account designated by you and the deliverable portion of any other deposited securities underlying your ADRs at the office of the custodian.

Dividend policy	We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future.

Dividends and other distribution

The depositary agrees to pay to you the cash dividends or other distributions it receives on shares or other deposited securities after deducting its fees and expenses. The depositary may send to you anything else we distribute on deposited securities by means it considers legal, fair and practical. If it cannot make the distribution that way, the depositary may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or hold what we distributed.

Lock-up

We, our directors and officers and all existing shareholders have agreed with the underwriters that, without the prior written consent of Bear, Stearns & Co. Inc., subject to certain exceptions, neither we nor any of our directors or officers nor any of our existing shareholders will, for a period of 180 days following the date of this prospectus, offer, sell, or contract to sell any of our ADSs, ordinary shares or securities convertible into or exchangeable or exerciseable for any of our ADSs, ordinary shares or other such securities. See “Underwriting.”

Payment and settlement

The ADSs are expected to be delivered against payment on or about             , 2004, the third business day following the date of determination of the offering price. The ADSs will be delivered in book entry form through the facilities of The Depository Trust Company.

Risk factors	For a discussion of certain factors that should be considered in evaluating an investment in our ADSs, see “Risk Factors” on page 15 of this prospectus.

The number of ordinary shares to be outstanding immediately after this offering:

•	excludes 1,345,430 ordinary shares reserved for future issuance under our 2004 stock option plan; and

•	is based upon 17,875,000 ordinary shares outstanding as of November 25, 2004, and assumes the conversion of all outstanding Series A convertible preferred shares into 8,008,000 ordinary shares immediately prior to the completion of this offering.

The9’s Summary Consolidated Financial Data

You should read the following information in conjunction with our and 9Webzen’s consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The summary consolidated statement of operations data for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004, and the summary consolidated balance sheet data as of December 31, 2001, 2002 and 2003 and June 30, 2004, are derived from our audited financial statements included elsewhere in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these financial statements and related notes. These financial statements have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, and were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The unaudited consolidated statement of operations data and consolidated balance sheet data for the year ended and as of December 31, 2000 and the unaudited consolidated statement of operations data for the six months ended June 30, 2003 are derived from our unaudited consolidated financial statements. As we were incorporated in December 1999, the financial data for the year ended December 31, 1999 are not meaningful, and thus have not been included in the section headed “Selected Consolidated Financial Data—The9’s Selected Consolidated Financial Data” or elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003		2003	2004
	RMB	RMB	RMB	RMB	US$(1)	RMB	RMB	US$(1)
	(unaudited)				(unaudited)	(unaudited)		(unaudited)
	(in thousands, except for per share and ADS data)
Consolidated statement of operations data:
Revenues	720	5,527	3,280	17,268	2,086	6,641	18,768	2,268
Sales tax	(35)	(283)	(192)	(883)	(106)	(337)	(927)	(112)
Net revenues	685	5,244	3,088	16,385	1,980	6,304	17,841	2,156
Cost of services	(1,432)	(3,413)	(3,730)	(6,492)	(785)	(2,565)	(4,310)	(521)

Gross profit (loss)	(747)	1,831	(642)	9,893	1,195	3,739	13,531	1,635
Operating expenses	(10,082)	(17,265)	(19,070)	(15,930)	(1,924)	(7,488)	(11,161)	(1,348)

Income (loss) from operations	(10,829)	(15,434)	(19,712)	(6,037)	(729)	(3,749)	2,370	287
Interest income (expenses), net	150	(484)	(907)	(1,381)	(167)	(742)	34	4
Other income (expenses), net	(59)	74	(173)	165	20	48	—	—

Income (loss) before income tax benefit (expense) and equity in profit (loss) of affiliated companies	(10,738)	(15,844)	(20,792)	(7,253)	(876)	(4,443)	2,404	291
Income tax benefit (expense)	—	(156)	(338)	5,850	707	564	(1,556)	(188)

Minority Interests	—	—	—	—	—	—	2,235	270
Income (loss) before equity in profit (loss) of affiliated companies	(10,738)	(16,000)	(21,130)	(1,403)	(169)	(3,879)	3,083	373
Equity in profit (loss) of affiliated companies, net of taxes	—	—	(5,211)	49,877	6,026	19,287	10,423	1,259

Net income (loss)	(10,738)	(16,000)	(26,341)	48,474	5,857	15,408	13,506	1,632

Net income (loss) attributable to common shareholders	(12,261)	(18,169)	(28,692)	31,699	3,830	9,773	6,528	789

Earnings (loss) per share
- Basic	(1.24)	(1.84)	(2.91)	3.21	0.39	0.99	0.66	0.08
- Diluted	(1.24)	(1.84)	(2.91)	1.94	0.23	0.62	0.50	0.06
Earnings per ADS(2)
- Basic	(1.24)	(1.84)	(2.91)	3.21	0.39	0.99	0.66	0.08
- Diluted	(1.24)	(1.84)	(2.91)	1.94	0.23	0.62	0.50	0.06

	As of December 31,					As of June 30, 2004
	2000	2001	2002	2003		Actual		As adjusted(3)
	RMB	RMB	RMB	RMB	US$(1)	RMB	US$(1)	RMB	US$(1)
	(unaudited)				(unaudited)		(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Consolidated balance sheets data:
Cash and cash equivalents	4,763	1,730	5,628	62,766	7,583	24,358	2,943	588,954	71,159
Non-current assets	10,765	12,166	8,817	60,801	7,346	129,235	15,615	129,235	15,615
Total assets	22,724	23,836	20,494	155,798	18,824	191,359	23,120	755,955	91,336
Current liabilities	7,506	23,204	46,982	134,210	16,216	129,334	15,626	129,334	15,626
Minority interests	—	—	—	—	—	16,801	2,030	16,801	2,030
Series A convertible preferred shares(4)	27,187	29,357	31,708	34,242	4,137	44,198	5,340	—	—
Total shareholders’ equity (deficit)	(11,969)	(30,144)	(58,461)	(12,654)	(1,529)	1,026	124	609,820	73,680
Total liabilities and shareholders’ equity (deficit)	22,724	23,836	20,494	155,798	18,824	191,359	23,120	755,955	91,336

(1)	Translation of RMB amounts into U.S. dollars was made at a rate of RMB 8.2766 to US$1.00, the noon buying rate in effect on June 30, 2004. See “Exchange Rate Information.”
(2)	Each ADS represents one ordinary share.
(3)	On an as-adjusted basis to give effect to (a) the conversion of all of our Series A convertible preferred shares into ordinary shares, which will occur automatically immediately prior to the completion of this offering, and (b) the issuance and sale of 5,400,000 ADSs offered hereby at an assumed initial public offering price of US$14.00 per ADS, the mid-point of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts, commissions and offering expenses.
(4)	Series A convertible preferred shares are not included as part of shareholders’ equity as such shares are redeemable at the option of the holders thereof.

The9’s Summary Quarterly Results of Operations Data

The following table presents our unaudited summary quarterly results of operations for the seven quarters ended September 30, 2004. You should read the following table in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as our audited consolidated financial statements. The financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for any future periods.

	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004
	(unaudited) (in RMB thousands)
Revenues	2,540	4,101	5,360	5,267	6,718	12,051	8,926
Sales taxes	(127)	(210)	(271)	(275)	(338)	(590)	(509)

Net revenues	2,413	3,891	5,089	4,992	6,380	11,461	8,417
Cost of services	(1,120)	(1,445)	(1,919)	(2,008)	(2,119)	(2,191)	(2,518)

Gross profit (loss)	1,293	2,446	3,170	2,984	4,261	9,270	5,899
Operating expenses	(4,219)	(3,269)	(3,079)	(5,363)	(4,941)	(6,220)	(9,078)

Income (loss) from operations	(2,926)	(823)	91	(2,379)	(680)	3,050	(3,179)
Interest income (expense), net	(402)	(340)	(292)	(347)	119	(85)	(205)
Other income (expense), net	(26)	74	(107)	224	(72)	72	762

Income (loss) before income tax benefit (expense), minority interests and equity in profit (loss) of affiliated companies	(3,354)	(1,089)	(308)	(2,502)	(633)	3,037	(2,622)
Income tax benefit (expense)	467	97	5,028	258	(431)	(1,125)	(896)
Minority interests	—	—	—	—	907	1,328	1,528

Income (loss) before equity in profit (loss) of affiliated companies	(2,887)	(992)	4,720	(2,244)	(157)	3,240	(1,990)
Equity in profit (loss) of affiliated companies, net of taxes	7,458	11,829	8,110	22,480	3,517	6,906	5,143

Net income (loss)	4,571	10,837	12,830	20,236	3,360	10,146	3,153

9Webzen’s Summary Consolidated Financial Data

You should read the following information in conjunction with 9Webzen’s consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

9Webzen’s summary consolidated statement of operations data for the period from October 2, 2002 (date of incorporation) to December 31, 2002, the year ended December 31, 2003 and the six month period ended June 30, 2004, and the summary consolidated balance sheet data as of December 31, 2002 and 2003 and June 30, 2004, are derived from 9Webzen’s audited financial statements included elsewhere in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these financial statements and related notes. These financial statements have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, and were prepared in accordance with U.S. GAAP. The unaudited consolidated statement of operations data for the six months ended June 30, 2003 are derived from 9Webzen’s unaudited consolidated financial statements. The unaudited financial information has been prepared on the same basis as the audited financial statements. The unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, that 9Webzen considers necessary for a fair presentation of its financial position and operating results for the period presented.

	For the Period from October 2, 2002 (Date of Incorporation) to December 31, 2002	Year Ended December 31, 2003		Six Months Ended June 30,
				2003	2004
	RMB	RMB	US$(1)	RMB	RMB	US$(1)
			(unaudited)	(unaudited)		(unaudited)
	(in thousands)
Consolidated statement of operations data:
Revenues	—	245,985	29,720	107,346	88,411	10,682
Sales taxes	—	(15,509)	(1,874)	(5,908)	(4,443)	(537)

Net revenues	—	230,476	27,846	101,438	83,968	10,145
Cost of services	—	(94,570)	(11,426)	(39,332)	(44,665)	(5,396)

Gross profit	—	135,906	16,420	62,106	39,303	4,749
Operating expenses	(10,217)	(39,440)	(4,765)	(15,736)	(19,896)	(2,404)

Income (loss) from operations	(10,217)	96,466	11,655	46,370	19,407	2,345
Interest income (expenses), net	—	68	8	7	467	56
Other income (expense), net	—	10	1	67	1,580	191

Income (loss) before income tax benefit (expense)	(10,217)	96,544	11,664	46,444	21,454	2,592
Income tax benefit (expense)	—	1,254	152	(8,626)	474	57

Net income (loss)	(10,217)	97,798	11,816	37,818	21,928	2,649

	As of December 31,			As of June 30,
	2002	2003		2004
	RMB	RMB	US$(1)	RMB	US$(1)
			(unaudited)		(unaudited)
	(in thousands)
Consolidated balance sheets data:
Cash and cash equivalent	4,138	58,076	7,017	20,238	2,445
Non-current assets	25,756	63,581	7,682	58,662	7,088
Total assets	47,418	289,139	34,934	205,335	24,809
Current liabilities	49,189	193,112	23,332	103,935	12,558
Total shareholders’ equity (deficit)	(1,771)	96,027	11,602	101,400	12,251
Total liabilities and shareholders’ equity (deficit)	47,418	289,139	34,934	205,335	24,809

(1)	Translation of RMB amounts into U.S. dollars was made at a rate of RMB 8.2766 to US$1.00, the noon buying rate in effect on June 30, 2004. See “Exchange Rate Information.”

9Webzen’s Summary Quarterly Results of Operations and Operating Data

The following table presents 9Webzen’s unaudited summary quarterly results of operations and operating data for the seven quarters ended September 30, 2004. You should read the following table in conjunction with 9Webzen’s consolidated financial statements and related notes contained elsewhere in this prospectus. The unaudited financial information has been prepared on the same basis as the audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, that 9Webzen considers necessary for a fair presentation of its financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for any future periods.

	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004
	(unaudited)
	(in RMB thousands, except percentages and operating data)
Consolidated statement of operations data:
Revenues	43,061	64,285	63,014	75,625	40,325	48,086	41,261
Sales taxes	(2,164)	(3,744)	(4,562)	(5,039)	(2,026)	(2,417)	(2,073)

Net revenues	40,897	60,541	58,452	70,586	38,299	45,669	39,188
Cost of services	(16,594)	(22,737)	(26,773)	(28,466)	(21,168)	(23,496)	(21,004)

Gross profit	24,303	37,804	31,679	42,120	17,131	22,173	18,184
Operating expenses	(7,107)	(8,630)	(11,469)	(12,234)	(10,889)	(9,007)	(9,770)

Income (loss) from operations	17,196	29,174	20,210	29,886	6,242	13,166	8,414
Interest income (expense), net	—	7	25	36	285	181	2
Other income (expense), net	10	57	(55)	(2)	134	1,446	2,333

Income (loss) before income tax benefit (expense)	17,206	29,238	20,180	29,920	6,661	14,793	10,749
Income tax benefit (expense)	(2,581)	(6,045)	(4,279)	14,159	235	239	257

Net income	14,625	23,193	15,901	44,079	6,896	15,032	11,006

Other financial data:
Gross profit margin	56.4%	58.8%	50.3%	55.7%	42.5%	46.1%	44.1%
Operating profit margin	39.9%	45.4%	32.1%	39.5%	15.5%	27.4%	20.4%
Net margin	34.0%	36.1%	25.2%	58.3%	17.1%	31.3%	26.7%

Selected operating data:
Average monthly active paying MU users (in thousands)(1)	1,109.5	1,687.0	1,993.3	2,375.5	1,885.6	1,568.4	1,527.0
Peak concurrent MU users (in thousands)(2)	248.2	257.4	235.1	310.5	223.0	165.0	189.0
Average concurrent MU users (in thousands)(3)	142.8	134.2	142.4	201.6	100.1	139.9	134.3
Average revenue per MU user-hour(4) (in RMB)	0.23	0.22	0.20	0.17	0.21	0.18	0.16

(1)	In measuring average monthly active paying MU users, we determine the total number of game players who have used their prepaid game playing time during each month of a calendar quarter, then divide that number by three to derive monthly averages.
(2)	In measuring peak concurrent MU users, we determine the number of users logged on to MU at 15-minute intervals for that period. The highest among the data for each 15-minute interval during a particular period is the number of peak concurrent MU users for that period.
(3)	In measuring average concurrent MU users, we determine the number of users logged on to MU at 15-minute intervals, then average that data over the course of a day to derive daily averages. Average daily information is further averaged over a particular period to determine average concurrent users for that period.
(4)	Average revenue per MU user-hour is the total revenues derived from operating MU in China, which are net of distribution discounts, for the period divided by the total number of user-hours in such period. The total number of user-hours for a quarterly period is equal to the average concurrent MU users for that period multiplied by 2,160 hours. The total MU revenues include 10.5% MU revenues recognized by The9 pursuant to the new revenue-sharing arrangement effective January 1, 2004. See “Management’s Discussion and Analysis of Financial Condition and Result of Operations.” The total revenues derived from operating MU in China include the recognition of revenue in the amounts of RMB3.4 million, RMB7.9 million and RMB9.5 million for each of the three quarters ended March 31, June 30 and September 30, 2004, respectively, with respect to value in game accounts that were activated but not utilized nor had any value added to them for more than seven months.

Recent Developments

Our net income for the nine months ended September 30, 2004 decreased by 40.8% to RMB16.7 million (US$2.0 million) from RMB28.2 million for the same period in 2003, primarily due to the 52.3% increase in cost of services to RMB6.8 million (US$0.8 million) from RMB4.5 million for the same period in 2003 and 91.5% increase in operating expenses to RMB20.2 million (US$2.4 million) from RMB10.6 million for the same period in 2003 coupled with the decrease in our share of profit in 9Webzen for the nine months ended September 30, 2004, offset in part by an increase in our net revenues for the same period. The increase in cost of services was attributable to increased costs for upgrading the Pass9 system and SMS services. The increase in operating expenses for the nine months ended September 30, 2004 was due primarily to the hiring of additional general and administrative personnel to prepare for the operation of WoW, Mystina Online and Joyful Journey West, as well as the expansion of our internal game development capabilities and increased expenditures to further upgrade our website, additional advertising and promotional activities in preparation for open beta test of Mystina Online in the third quarter of 2004 and the increase in related office rental costs and audit fees. Our equity in profit of 9Webzen for the nine months ended September 30, 2004 decreased from the same period in 2003, in part due to the decrease in net income of 9Webzen as a result of the use of illegal game servers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments” and “– 9Webzen’s Selected Quarterly Results of Operations and Operating Data.” Our results of operations for the nine months ended September 30, 2004 were characterized by certain trends, in particular, a significant increase in our operating expenses associated with preparing for the launch of additional games and the significant negative impact on 9Webzen from the use of illegal game servers during the same period.

RISK FACTORS

Investing in our ordinary shares and ADSs involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus before making an investment decision. The trading price of our ADSs could decline due to any of these risks and you may lose all or part of your investment.

Risks Related to Our Company

Our limited relevant operating history and the unproven long-term potential of our online game business model make evaluating our business and prospects difficult.

We began to offer our self-developed online virtual community game “the9 City” in 2000, commenced the distribution and operation of our first MMORPG, MU, in February 2003, and plan to commercially launch additional MMORPGs in China in 2005. As a result, we have a limited relevant operating history for you to evaluate our business. It is also difficult to evaluate our prospective business, because we may not have sufficient experience to address the risks frequently encountered by early stage companies using new and unproven business models and entering new and rapidly evolving markets, including the online game market. These risks may include our potential failure to:

•	retain existing customers and attract new customers;

•	license, develop, or acquire additional online games that are appealing to users;

•	anticipate and adapt to changing consumer preferences;

•	adapt to competitive market conditions;

•	timely respond to technological changes or resolve unexpected network interruptions;

•	adequately and efficiently operate, upgrade and develop our transaction and service platform;

•	maintain adequate control of our expenses; or

•	attract and retain qualified personnel.

If we are unsuccessful in addressing any of the risks listed above, our business will be adversely affected.

As we currently depend on one game, MU, for most of our revenue and profits, any adverse developments relating to MU may adversely affect our future results of operations.

Most of our revenues and profits are currently derived from MU. As we do not consolidate financial data with 9Webzen, we derive revenue primarily from provision of game operating support services to 9Webzen. Currently, we are entitled to 10.5% of the total revenues derived from MU in China. However, we cannot assure you that this source of revenue will be sufficient to fund our operations in the future. Although we have recently obtained exclusive licenses to distribute and operate additional MMORPGs in China, we expect our dependence on MU will continue for the foreseeable future as we do not intend to charge users for any additional MMORPG during the free trial testing period and we are not certain whether any additional MMORPG will become a popular game. In order to maximize the life span of a game, which we believe is typically four to five years for successful online games or two to three years for most other online games, it is necessary to continuously enhance, expand or upgrade the game with new features. We do not have any control over Webzen’s product development, and Webzen may fail to develop upgraded versions, enhancements or expansions of MU timely to extend the game’s life span and to maintain MU’s competitive position in the online game market in China. As MU’s economic life span shortens, we will have to develop, license or acquire new games in order to generate revenues. If we are unable to do so, our future revenues and profitability may decline. In addition, any reductions in prevailing MU user fees due to intensifying competition or other factors, any decreases in the popularity of

MU in China, any breach of game-related software security or prolonged server interruption due to network failures, illegal server activities, hacking or other factors or any other adverse developments relating to MU, could materially and adversely affect our future results of operations.

If we are unable to successfully launch and operate WoW in China, our future results of operations will be adversely affected.

We plan to invest a significant amount of financial and personnel resources in launching and operating WoW in China. WoW is the first MMORPG developed by Blizzard Entertainment, the game development studio of Vivendi Universal Games. We intend to launch a test version of WoW in China in the first half of 2005, followed by the commercial launch in 2005. However, there is no assurance that we will be able to test and launch the WoW game as currently expected, or that once WoW is launched, we will be able to continue to operate the game at a profit or at all. The relevant Chinese governmental authorities may delay or deny the granting of the approvals required for the open test, commercial launch and operation of WoW due to the content of the game or other factors. Also, we are required under the WoW license agreement to meet the quality or technical standards equivalent to those of the English version of WoW within 45 days after we submit to Vivendi for approval of each of the localized testing or commercial launch versions. Failure to meet these quality or technical standards may result in the loss of our WoW license. Furthermore, the WoW game is set in a Western cultural background with which users in China may be relatively unfamiliar. As a result, WoW may not attract as many users as are required for the launch or operation of the game on a commercially viable basis. In addition, we have made significant financial commitments under the WoW license agreement. In February 2004, we paid Vivendi Universal Games an initial non-refundable license fee of US$3.0 million. We are obligated to commit no less than approximately US$13.0 million in the marketing and promotion of WoW in China during the term of the license agreement. We have also agreed to pay royalties equal to 22% of the face value of WoW prepaid cards and online points sold by us. We are required to make recoupable advances against royalty payments in an aggregate amount of approximately US$51.3 million consisting of quarterly amounts ranging from US$1.6 million to US$3.7 million over a four year period commencing from the commercial launch and additional payment amounts totaling US$6.8 million linked to certain events, which have not yet occurred, prior to the commercial launch of WoW in China. If we lose our exclusive WoW license for failing to meet our financial obligations or other reasons, or if we are unable to successfully launch and operate WoW and generate revenues therefrom enough to offset our WoW-related costs and expenses, our future results of operations will be adversely affected.

If we are unable to meet the minimum sales requirements per quarter pursuant to our license agreement with Webzen, we may lose our exclusive right to operate MU in China.

Pursuant to our license agreement with Webzen, 9Webzen Shanghai is required to pay Webzen royalties equal to 20% of the after-tax sales revenue derived from operating MU in China. However, minimum sales revenue is required to be at least US$1,400,000 per quarter. If 9Webzen Shanghai fails to meet 70% of the minimum sales revenue from operation of MU requirement for two consecutive quarters, Webzen may unilaterally grant additional MU license to third parties. If 9Webzen Shanghai fails to meet the minimum sales revenue requirement for more than two years, Webzen may terminate our MU license.

If we are unable to reach agreements with Webzen on some corporate matters of 9Webzen, 9Webzen may have to be dissolved and our future results of operations would be materially adversely affected.

We operate MU in China through 9Webzen and its subsidiary. 9Webzen is a joint venture between us and Webzen. Although we have a majority stake in 9Webzen, such majority stake does not give us the ability to control votes on some important matters relating to 9Webzen, including amendment to its articles of association, merger, acquisition, annual budget, annual distribution of profits and disposition of losses, and conclusion, amendment and termination of important contracts, all of which require Webzen’s prior consent. If we have any dispute over the matters that require Webzen’s consent and are unable to resolve such disputes within five months, Webzen may terminate the MU license to 9Webzen and 9Webzen would have to be dissolved pursuant to the joint venture agreement between us and Webzen. To date, we have not experienced any significant problems with Webzen. However, we cannot assure you that we will have no disputes with Webzen in the future or that we will be able to resolve such disputes within five months, or at all. If 9Webzen loses the MU license or is dissolved, our results of options would be materially adversely affected.

If we are unable to maintain a satisfactory relationship with Webzen or any other online game developer which has licensed a game to us, our business may suffer.

If we are unable to maintain a satisfactory relationship with Webzen or any other online game developer which has licensed a game to us, such as Vivendi Universal Games or Hanbitsoft, or if Webzen or any of our other online game licensors either establishes similar or more favorable relationships with our competitors in violation of its contractual arrangements with us or otherwise, our operating results and our business would be harmed, because our business depends significantly upon our exclusive licenses to operate MU and other MMORPGs in China. We cannot assure you that Webzen or any of our other online game licensors will renew its license agreement with us, or grant us an exclusive license for any new online games it may develop in the future. Any deterioration of our relationship with Webzen or any of our other online game licensors could harm the growth of our business and, consequently, adversely affect the price of our ADSs.

Illegal game servers, unauthorized character enhancements and other infringements of our intellectual property rights could harm our business and reputation and materially and adversely affect our results of operation.

With the increase in the number of MU players in China, we have increasingly faced the risks of illegal game servers, unauthorized character enhancements and other infringements of our intellectual property rights. Some Internet cafés have misappropriated our game server installation software, installed illegal MU software on their servers and let their customers play MU on illegal servers without paying us for the game playing time. Our results of operations have been materially and adversely affected by illegal game servers. For example, we believe that as a result of an increase in the use of illegal game servers during the first quarter of 2004, fewer customers paid for MU playing time, which contributed to the decline in 9Webzen’s revenue from RMB75.6 million for the fourth quarter of 2003 to RMB40.3 million for the first quarter of 2004. In addition, in order to work with Webzen to develop better security features, which are designed to make the upgraded MU server less vulnerable to misappropriation and piracy, 9Webzen delayed releasing upgrades to MU during the first quarter of 2004. Even though we have adopted a number of measures to address illegal server usage, continued misappropriation of our game server installation software and installation of illegal game servers could harm our business and reputation and materially and adversely affect our results of operations.

We have from time to time detected a number of players who have gained an unfair advantage by installing cheating tools to facilitate character progression. In response to these activities, we have expanded our customer service team dedicated to detecting unauthorized character enhancements, which has resulted in the deletion of unauthorized characters. As part of our efforts to deter this type of activity, we have installed software patches designed to prevent unauthorized modifications to our execution files. Continued occurrences of unauthorized character manipulation may negatively impact the image of our MU game and players’ perception of its reliability, reduce the number of MU players, shorten the life span of the game and adversely affect our results of operations. Furthermore, the deletion of unauthorized character enhancements requires the affected players to restart with a new character from the beginner’s level and may result in some of these players ceasing to play the MU game altogether, which may materially and adversely affect our results of operations.

In addition, any of our new games may be affected by illegal game servers, unauthorized character enhancements or other infringements of our intellectual property rights. We cannot assure you that we will be able to identify and eliminate new illegal game servers and unauthorized character enhancements in a timely manner, or at all. Illegal game servers and unauthorized character enhancements could harm our business and reputation and adversely affect our results of operation.

Undetected programming errors or flaws in our games could harm our reputation or decrease market acceptance of our games, which would materially and adversely affect our results of operations.

Our games may contain errors or flaws, which only become apparent after their release, particularly as we launch new games or introduce new features to existing games under tight time constraints. If our games contain programming errors or other flaws, our customers may be less inclined to play our games and may switch to a competitor’s games. We believe that if our customers have a negative experience with our games, they may be less inclined to continue or resume playing our games or recommend our games to other potential customers. Undetected programming errors and game defects can disrupt our operations, adversely affect the game experience of our users, harm our reputation, cause our customers to stop playing our games, divert our resources and delay market acceptance of our games, any of which could materially and adversely affect our results of operations.

We may not be able to prevent others from infringing upon our intellectual property rights, which may harm our business and expose us to litigation.

We regard our proprietary software, domain names, trade names, trade marks and similar intellectual properties as critical to our success. Intellectual property rights and confidentiality protection in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Any misappropriation could have a negative effect on our business and operating results. We may need to resort to court proceedings to enforce our intellectual property rights in the future. Litigation relating to our intellectual property might result in substantial costs and diversion of resources and management attention away from our business. See “– Risks Related to Doing Business in China – Uncertainties with respect to the Chinese legal system could adversely affect us.”

Our ability to protect our interests in C9I may be limited.

C9I is a joint venture company and the shareholders agreement of this joint venture gives our joint venture partner, China Interactive, veto rights over some fundamental corporate decisions such as change-of-control transactions and change of the nature of the business. We cannot assure you that there will be no conflict of interests between us and China Interactive. When there is such a conflict of interests with respect to some fundamental corporate decisions, there may be a deadlock on such decisions, and we may not be able to fully protect our interests in C9I. In addition, any deterioration of our relationship with China Interactive may harm the business and operations of C9I.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions form part of our strategy to further expand our business. We do not have any prior experience integrating any new company into ours. Accordingly, we believe that integration of a new company’s operation and personnel into ours will require significant attention from our management. The diversion of our management’s attention away from our business and any difficulties encountered in the integration process could have an adverse effect on our ability to manage our business.

We intend to pursue acquisitions of companies, technologies and personnel that are complementary to our existing business. For example, we have recently acquired a 20% stake in Object Software, an established game developer in China, and a 40% stake in Beijing Wanwei Sky Technology Co., Ltd., a start-up online game portal and, subject to the conditions and terms of the relevant agreements, we are either required or have the options, as the case may be, to acquire the remaining stakes in either company in the future. However, our ability to grow through future acquisitions or investments or hiring will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates, and the availability of financing to complete larger acquisitions. Since we expect the online game industry to consolidate in the future, we may face significant competition in executing our growth strategy. Future acquisitions or investments could result in potential dilutive issuance of equity securities or incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could adversely affect our financial condition and results of operations. The benefits of an acquisition or investment may also take considerable time to develop and we cannot be certain that any particular acquisition or investment will produce the intended benefits.

Future acquisitions would also expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses, sites and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees, customers, licensors and other suppliers as a result of integration of new businesses.

We may need additional capital and we may not be able to obtain it.

We believe that our current cash and cash equivalents, cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for at least the next twelve months. We may, however, require additional cash resources due to changes in business conditions or other future developments, including any investments or acquisitions we may decide to pursue. We have made significant financial commitments under the license agreements with Vivendi and other licensors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contractual Obligations – Other Contractual Obligations.” Under the WoW license agreement, for example, we are obligated to commit no less than approximately US$13.0 million in the marketing and promotion of WoW in China during the license term, and we are also required to make recoupable advances against royalty payments in an aggregate amount of US$51.3 million, consisting of quarterly amounts ranging from US$1.6 million to US$3.7 million over a four year period commencing from the commercial launch and additional payment amounts totaling approximately US$6.8 million linked to certain events, which have not yet occurred, prior to the commercial launch of WoW in China. Also, under the Granado Espada license agreement, we have agreed to pay Hanbitsoft a US$2.0 million license fee, including non-refundable amounts of US$300,000 and US$700,000 payable within 45 days upon signing of the license agreement and within 45 days after the beta test version is launched in China, respectively, and the remaining US$1.0 million to be paid in two equal installments within 45 days of the commercial launch in China and after the monthly average concurrently users of the game reach 100,000, respectively. We have also agreed to pay non-refundable and non-recoupable minimum guarantee royalty amount of US$4.0 million in total to be paid over three consecutive 12-month periods commencing from the commercial launch. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that future financing will be available in amounts or on terms acceptable to us, if at all.

If we are unable to license, develop or acquire additional online games, our future revenues and profitability will decline.

In order for our business strategy to succeed over time, we will need to license, develop or acquire new online games that are attractive to users. To achieve this, we will need to anticipate and effectively adapt to rapidly changing consumer tastes and preferences and technological advances. Also, to maintain the life span of our new online games, which we believe is typically four to five years for successful online games or two to three years for most other online games, we need to continue to develop and release upgrades to our new online games. We cannot assure you that we will be able to identify appropriate games or enter into arrangements with those game developers to offer these games in China, on terms acceptable to us or at all, or that we can maintain the expected life span of our new online games. In addition, we do not have a proven track record in developing proprietary online games from which we derive profits. If we are not able to license, develop or acquire additional attractive online games with lasting appeal to users, our future revenues and profitability will decline.

We face the risks of changing consumer preferences and uncertainty of market acceptance of our new products.

Online game play is a new and evolving entertainment concept in Asia and particularly in China. The level of demand and market acceptance of our online games is subject to a high degree of uncertainty. This uncertainty is particularly relevant in our current situation, because we are relying on one online game for substantially all of our revenues. Our future operating results will depend on numerous factors beyond our control. These factors include:

•	the popularity, price and timing of new online games being launched and distributed by us and our competitors;

•	Webzen’s timely upgrades of MU to extend the game’s life span and to maintain MU’s competitive position in the online game market in China;

•	the introduction of new online games, including our proprietary new online games, competing with or replacing our existing online games;

•	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;

•	changes in customer tastes and preferences;

•	the availability of other forms of entertainment; and

•	critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

Our ability to plan for product development and distribution and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in consumer tastes and preferences. Currently, one of the most popular types of online games in China are MMORPGs. However, there is no assurance that MMORPGs will continue to be popular in China and their status as one of the most popular types of online games in the Chinese online game industry will not be replaced by any new and different types of online or other games in the future. A decline in the popularity of online games in general or the games, in particular, the MMORPGs that we operate, will likely adversely affect our business and prospects.

In addition, we expect that as we introduce new MMORPGs, a certain portion of our existing customers will switch to the new games. If this transfer of players from our existing games exceeds our expectations, we may have to adjust our marketing, pricing and other business plans and, as a result, our growth profitability could be materially and adversely affected.

We have sustained losses in the past and may experience earnings declines or net losses in the future.

We sustained net losses in prior years and our earnings and revenue are significantly lower for the first three respective quarters than certain prior quarterly periods. We cannot assure you that we can sustain profitability or avoid net losses in the future or that there will not be any earnings or revenue declines for any future quarterly or other periods. We expect that our operating expenses will increase as we experience anticipated growth. As a result, any decrease or delay in generating additional sales volume and revenue could result in material operating losses. Any such developments could cause the market price of our ADSs to decline.

We may not be able to maintain our profitability, financial or operational success in our market as we operate in a highly competitive industry and compete against many companies.

There are over 100 online game operators in China. We expect more companies to enter the online game industry in China and a wider range of online games to be introduced to the China market, given the relatively low entry barriers to the online game industry. Our competitors vary in size and include large companies such as Shanda Interactive Entertainment Limited, Netease.com, Inc. and Sina Corporation, many of which have significantly greater financial, marketing and game development resources and name recognition than we have.

As a result, we may not be able to devote adequate resources to designing, developing or acquiring new games, undertaking extensive marketing campaigns, adopting aggressive pricing policies, paying high compensation to game developers or compensating independent game developers to the same degree as certain of our competitors may be able to do. We cannot assure you that we will be able to compete successfully against any new or existing competitors. In addition, the increased competition we anticipate in the online game industry may also reduce the number of our users or growth rate of our user base, reduce the average number of hours played by our users, or cause us to reduce usage fees. All of these competitive factors could adversely affect our cash flows, operating margins and profitability.

Any failure to maintain a stable and efficient distribution network could materially and adversely affect our business and results of operations.

Online payment systems in China are at an early stage of development and are not as widely available or acceptable to consumers in China as in the United States and other developed countries. See “– Risk Related to Doing Business in China – Online payment systems in China are at an early stage of development and may restrict our development and growth.” As a result, we rely heavily on a distribution network composed of third party distributors for the sale of our game playing time to end users. We do not have long-term agreements with any of our distributors, and cannot assure you that we will continue to maintain favorable relationships with them. If we fail to maintain a stable and efficient distribution network, our business and results of operations could be materially and adversely affected.

We rely on services from third parties to carry out our businesses and to deliver our prepaid cards to customers, and if there is any interruption or deterioration in the quality of these services, our customers may cease using our products and services.

We rely on Junnet Group as our exclusive nationwide distributor of game cards in China. In addition, we rely on a number of provincial and regional distributors to sell our prepaid online points to Internet cafés throughout China. Also, we rely on third-party licenses for some of the software underlying our technology platform as well as China Telecom’s Internet data centers to host our servers. See “Business – Pricing, Distribution and Marketing.” Any interruption in our ability to obtain the services of these or other third parties or deterioration in their performance could impair the timeliness and quality of our service. Furthermore, if our arrangements with any of these third parties are terminated or modified against our interest, we may not be able to find alternative channels of distribution on a timely basis or on terms favorable to us.

We depend on two mobile phone operators in China to deliver our SMS services, maintain accurate records and collect payments for our SMS services.

We offer our SMS services to our customers through China Mobile and expect to offer such services through China Unicom as well. Given the dominant market position of China Mobile and China Unicom in China, our negotiating leverage with these operators is limited. If our contracts with these operators are terminated or adversely impaired, it may be impossible to find appropriate replacement operators with the requisite licenses and permits, infrastructure and customer base to offer our SMS services, and our business may be adversely affected. For example, China Mobile recently suspended the value-added wireless service of over 20 Internet companies in China for providing inappropriate content to users of their SMS services.

We also depend on mobile phone operators in China to maintain accurate records of the fees paid by users of our SMS services and their willingness to pay us. Specifically, China Mobile currently provides us with monthly statements that do not provide itemized information regarding the SMS services that are being paid for. As a result, monthly statements that we have received from China Mobile cannot be reconciled with our own internal records, and we have only limited means to independently verify the information provided to us in this regard because we do not have access to their internal records. Our business and results of operation may be adversely affected if either mobile phone operator miscalculates the revenue generated from our SMS services and our portion of that revenue.

Unexpected network interruptions caused by system failures or other internal or external factors may lead to user attrition and revenue reductions and harm our reputation.

Any failure to maintain the satisfactory performance, reliability, security and availability of our network infrastructure may cause significant harm to our reputation and our ability to attract and maintain users. The principal system hardware and back-up systems for our operations are located in Shanghai. We do not maintain additional backup system hardware outside Shanghai. Accordingly, any server interruptions, break-downs or system failures in Shanghai, including failures which may be attributable to sustained power shutdowns, or other events within or outside our control that could result in a sustained shutdown of all or a material portion of our services, could adversely impact our ability to service our users.

Our network systems are also vulnerable to damage from computer viruses, fire, flood, power loss, telecommunications failures, computer hacking and similar events. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance.

Our business may be harmed if our technology becomes obsolete or if our system infrastructure fails to operate effectively.

The online game industry is subject to rapid technological change. We need to anticipate the emergence of new technologies and games, assess their acceptance and make appropriate investments. If we are unable to do so, new technologies in online game programming or operations could render MU or other games obsolete or unattractive.

We use internally developed Pass9 and other software systems that support nearly all aspects of our billing and payment transactions. Our business may be harmed if we are unable to upgrade our systems fast enough to accommodate future traffic levels, to avoid obsolescence or to successfully integrate any newly developed or acquired technology with our existing systems. Capacity constraints could cause unanticipated system disruptions and slower response times, affecting data transmission and game play. These factors could, among other things, cause us to lose existing or potential customers and existing or potential game developer partners.

Our results of operations may be materially and adversely affected if our licensors cannot prevail on future intellectual property rights claims brought against them by third parties.

We expect to derive most of our revenues and profits from MU, WoW and other licensed online games in the near future. Any of our licensors may be subject to intellectual property rights claims with respect to the online game it licensed to us. If any of our licensors cannot prevail on the intellectual property rights claims brought against it, we would lose our license from such licensor and may not be able to obtain the license from the legitimate owner of the game, and our results of operations could be materially and adversely affected.

We may be subject to future intellectual property rights claims or other claims which could result in substantial costs and diversion of our financial and management resources away from our business.

There is no assurance that our online games do not or will not infringe upon patents, valid copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the future. In addition, some of our employees were previously employed at other companies including our current and potential competitors. We also intend to hire additional personnel to expand our product development and technical support teams. To the extent these employees have been involved in research at our company similar to research in which they have been involved at their former employers, we may become subject to claims that such employees or we may have used or disclosed trade secrets or other proprietary information of the former employers of our employees. In addition, our competitors may file lawsuits against us in order to gain an unfair competitive advantage over us. Although we are not aware of any pending or threatened claims, if any such claim arises in the future, litigation or other dispute resolution proceedings may be necessary to retain our ability to offer our current and future games, which could result in substantial costs and diversion of our financial and management resources. Furthermore, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property rights, incur additional costs to license or develop alternative games and be forced to pay fines and damages, any of which may materially and adversely affect our business and results of operations.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business, results of operations and the trading price of our ADSs.

We will be subject to the reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include a report of management on such companies’ internal control over financial reporting in its annual report on Form 10-K or Form 20-F, as applicable, that contains an assessment by management of the effectiveness of such company’s internal control over financial reporting. In addition, an independent registered public accounting firm for a public company must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending December 31, 2005. Management may not conclude that our internal control over our financial reporting is effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if such firm is not satisfied with our internal control over our financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if such firm interprets the relevant requirements differently from us. In addition, during the course of such evaluation, documentation and testing, we may identify deficiencies which we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our ADSs. Furthermore, we anticipate that we will incur considerable costs and use significant management and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act and other requirements.

We experience fluctuations in quarterly operating results.

Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future. These fluctuations in operating results depend on a variety of factors, including the demand for our products and the products of our competitors, the level of usage of illegal game servers, the level of usage of the Internet, the size and rate of growth of the online game market, development and promotional expenses related to the introduction of new products, network interruptions and other system problems, and the recurrence of SARS or any other contagious disease. In addition, because the MU game software is susceptible to unauthorized character enhancements, we periodically delete characters that are enhanced with unauthorized modifications. This, in turn, has caused some affected customers to stop playing the game, which has caused our operating results to fluctuate.

As an online game operator, our revenue in any quarter is substantially dependent on the amount of the game playing time spent by our customers in that quarter. To a significant degree, our operating expenses are based on planned expenditures and our expectations regarding prospective customer usage. Failure to meet our expectations could disproportionately and adversely affect our operating results in any given quarter. As a result, we believe that period-to-period comparisons of operating results are not necessarily indicative of our future results.

Our business depends substantially on the continuing efforts of our senior executives, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our senior executives. We rely on their expertise in business operations, technology support and sales and marketing and on their relationships with our shareholders, distributors and relevant government authorities. We do not maintain key-man life insurance for any of our key executives. If one or more of our key executives are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all. As a result, our business may be severely disrupted, our financial conditions and results of operations may be materially adversely affected, and we may incur additional expenses to recruit and train personnel.

Each of our executive officers has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. If any disputes arise between our executive officers and us, we cannot assure you the extent to which any of these agreements could be enforced in China, where these executive officers reside and hold most of their assets, in light of the uncertainties with China’s legal system. See “– Risks Related to Doing Business in China – Uncertainties with respect to the Chinese legal system could adversely affect us.”

If we are unable to attract, train and retain key individuals and highly skilled employees, our business may be adversely affected.

If our business continues to expand, we will need to hire and retain additional qualified employees, including skilled and experienced online game developers. Since our industry is characterized by high demand and intense competition for talent, we may need to offer higher compensation and other benefits in order to retain key personnel in the future. We cannot assure you that we will be able to attract or retain the qualified game developers or other key personnel that we will need to achieve our business objectives. In addition, as we are still a relatively young company and our business has grown rapidly since our establishment, at times our ability to train and integrate new employees into our operations may not meet the increasing demands of our business.

Chinese laws and regulations restrict foreign ownership of the Internet content provision, Internet culture operation and Internet publishing licenses, and substantial uncertainties exist with respect to the application and implementation of Chinese laws and regulations.

We are a Cayman Islands company and, as such, we are classified as a foreign enterprise under Chinese laws. Various regulations in China currently prevent foreign or foreign-owned entities from holding certain licenses required in China to provide online games over the Internet, including Internet content provision, Internet culture operation and Internet publishing licenses. In light of such restrictions, we rely on Shanghai IT in holding and maintaining the licenses necessary for operating online games in China. Shanghai IT is a Chinese company controlled by Jun Zhu and Jie Qin, who are our Chief Executive Officer and Senior Vice President, respectively.

In the opinion of our Chinese counsel, our current ownership structure, the ownership structure of our subsidiaries and Shanghai IT, the contractual arrangements among us, our subsidiaries, Shanghai IT and its shareholders, and our business operations as described in this prospectus, are in compliance with all existing Chinese laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future Chinese laws and regulations. Accordingly, we cannot assure you that Chinese government authorities will ultimately take a view that is consistent with the opinion of our Chinese legal counsel.

If we and Shanghai IT are found to be in violation of any existing or future Chinese laws or regulations, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation, levying fines, confiscating our income or the income of Shanghai IT, revoking our business licenses or the business licenses of Shanghai IT, requiring us and Shanghai IT to restructure our ownership structure or operations, and requiring us or Shanghai IT to discontinue any portion or all of our online game operations. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business and financial condition and results of operations.

The recurrence of severe acute respiratory syndrome, or SARS, or similar adverse public health developments in China, may materially and adversely affect our business and operating results.

In early 2003, several economies in Asia, including China, were affected by the outbreak of SARS. During the height of the SARS epidemic in the second quarter of 2003, we experienced a decline in the number of concurrent users of MU in China, which we believe resulted largely from the Chinese government’s decision to close Internet cafés in Beijing and elsewhere to prevent the spread of SARS. Most of our online game players can only access MU at Internet cafés. A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including, among other things, quarantines or closures of our offices which could severely disrupt our operations, the sickness or death of our key officers and employees, closure of Internet cafés and other public areas where people access the Internet, and a general slowdown in the Chinese economy. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations. We have not adopted any preventive measures or contingency plans to ensure the safety of employees and minimize disruptions or other adverse effects on our operations that may occur due to a recurrence of SARS, or similar adverse public health developments in China.

We depend on Shanghai IT for holding certain operating licenses. If Shanghai IT violates our contractual arrangements with it, our business could be disrupted and our reputation may be harmed.

Because the Chinese government restricts our ownership of Internet content provision, Internet culture operation and Internet publishing businesses in China, we depend on Shanghai IT, in which we have no ownership interest, to hold and maintain the licenses necessary for our business operations. Our relationship with Shanghai IT is governed by a series of contractual arrangements that are intended to provide us with effective control over these entities, but these contractual arrangements may not be as effective in providing control as direct ownership of these businesses. For example, Shanghai IT could violate its contractual arrangements with us, go bankrupt, suffer from problems in its business or otherwise become unable to perform its contracts with us and, as a result, we may lose the licenses required for our online game operations and our reputation and business could be harmed.

We could also face material and adverse tax consequences if the Chinese tax authorities determine that our contractual arrangements with Shanghai IT were not made on reasonable commercial terms or otherwise. If that happens, they may adjust our income and expenses for Chinese tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for Chinese tax purposes, of adjustments recorded by Shanghai IT, which could adversely affect us by:

•	increasing Shanghai IT’s tax liability without reducing The9 Computer’s tax liability, which could further result in late payment fees and other penalties to Shanghai IT for underpaid taxes; or

•	limiting Shanghai IT’s ability to maintain preferential tax treatments and other financial incentives.

The principal shareholders of Shanghai IT have potential conflicts of interest with us, which may adversely affect our business.

Our Chief Executive Officer, Jun Zhu, and our Senior Vice President, Jie Qin, are also the principal shareholders of Shanghai IT. Thus, conflicts of interest between their duties to our company and Shanghai IT may arise. We cannot assure you that when conflicts of interest arise, these persons will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, these persons could violate their non-competition or employment agreements with us or their legal duties by diverting business opportunities from us to others. In any such event, we would have to rely on the Chinese legal system to enforce these agreements. Any legal proceeding could result in the disruption of our business, diversion of our resources and the incurrence of substantial costs. See “– Risks Related to Doing Business in China – Uncertainties with respect to the Chinese legal system could adversely affect us.”

Our operations in China are subject to restrictions on paying dividends or making other payments.

We are a holding company incorporated in Cayman Islands, and we rely primarily on dividends and other distributions from 9Webzen, our affiliate, and The9 Computer, our subsidiary in China, for our cash requirements. 9Webzen, in turn, relies on dividends and other distributions from 9Webzen Shanghai, its subsidiary in China, for its cash payments, including paying dividends or making other payments. Current Chinese regulations restrict our affiliated entities and variable interest entities, or VIE subsidiaries in China from paying dividends in the following two principal aspects: (i) our affiliated entities and VIE subsidiaries in China are only permitted to pay dividends out of their respective accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations; (ii) these entities are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain capital reserves and these reserves are not distributable as cash dividends. As of June 30, 2004, approximately RMB9.5 million (US$1.1 million) of our portion of the net assets of our affiliated entities and VIE subsidiaries in China were subject to the regulatory restrictions on distribution to our shareholders as cash dividends. Further, if these entities incur debt on their behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. Our inability to receive dividends or other payments from The9 Computer and 9Webzen may adversely affect our ability to continue to grow our business and make cash or other distributions to the holders of our ordinary shares and ADSs.

Our business could suffer if we do not successfully manage current growth and potential future growth.

Our current and anticipated growth has placed and will continue to place a significant strain on our management, operational, financial and other resources as we expand our operations and workforce. For example, the total number of our employees increased from 100 as of December 31, 2001 to 491 as of October 31, 2004. In addition, certain of our directors, officers and employees have recently joined our company. These new personnel will have to learn our business and successfully integrate themselves into our company. In addition, we will need to continue to develop and improve our financial and management controls and our reporting systems and procedures. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, and any failure to do so may limit our future growth and hamper our business strategy.

We may not be able to successfully implement our growth strategies.

Our objective is to become a leading provider and developer of multi-platform games in China. In order to achieve this objective, we are pursuing a number of growth strategies, including offering additional MMORPGs, casual games, and games that can be operated on different platforms such as PCs, consoles and hand-held devices. Some of these strategies relate to new services and products for which there are no established markets in China or in which we lack experience and expertise. As a result, we cannot assure you that we will be able to deliver new products or services on a commercially viable basis or in a timely manner, or at all, or that we will be able to successfully implement our other growth strategies. If any of these happens, our competitiveness may be harmed and our business, financial condition and results of operations may be materially and adversely affected.

We could be liable for breaches of security on our websites and fraudulent transactions by users of our websites.

Currently, a portion of our transactions are conducted through our websites. In such transactions, secured transmission of confidential information (such as customers’ credit card numbers and expiration dates, personal information and billing addresses) over public networks is essential to maintain consumer confidence. Our current security measures may not be adequate. Security breaches could expose us to litigation and possible liability for failing to secure confidential customer information and could harm our reputation and ability to attract customers.

Existing major shareholders will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control.

Upon completion of this offering, Incsight Limited, a company wholly owned by Jun Zhu, our Chief Executive Officer, and Bosma Limited, the two largest shareholders of our company, will beneficially own, in the aggregate, approximately 56.7% of our outstanding ordinary shares. Incsight and Bosma have entered into a voting agreement to vote together with respect to election of our directors. See “Management – Voting Agreement” and “Principal and Selling Shareholders.” As a result, these shareholders will continue to exert significant control over all matters requiring shareholder approval, including but not limited to, the election of directors and approval of significant corporate transactions. This voting power could delay or prevent an acquisition of our company on terms that other shareholders may desire. In addition, the rights of minority shareholders and the fiduciary obligations of directors and majority shareholders in the Cayman Islands may not be as extensive as those in the United States or elsewhere, and the ability to assert shareholder rights may be comparatively limited.

If tax benefits currently available to The9 Computer and 9Webzen Shanghai are reduced or repealed, our business could suffer.

Pursuant to the applicable tax laws in China, companies established in China are generally subject to the state enterprise income tax, or EIT, at a statutory rate of 33%. However, each of The9 Computer and 9Webzen Shanghai is currently subject to a 15% EIT rate due to the fact that it is incorporated in the Pudong New District of Shanghai. In addition, 9Webzen Shanghai is currently qualified as a “software enterprise” in China and, as a result, it is entitled to additional preferential tax treatments, including full exemption from EIT for 2003 and 2004 and a 50% reduction in EIT for the three years thereafter. 9Webzen Shanghai’s qualification as a software enterprise is subject to an annual assessment by the relevant government authority in China. There is no assurance that 9Webzen Shanghai will continue to meet the criteria to qualify as a software enterprise or that the relevant government authority will not revoke its software enterprise status. If this happens, 9Webzen Shanghai will not qualify for the preferential tax treatment available to a software enterprise and it will be subject to the 15% EIT rate. Furthermore, we can give no assurance that The9 Computer and 9Webzen Shanghai will continue to be entitled to the 15% EIT rate. The Chinese government is reportedly considering the imposition of a “unified” corporate income tax that would abolish or phase out the preferential tax treatment to which The9 Computer and 9Webzen Shanghai are currently entitled as companies incorporated in the Pudong New District of Shanghai. If The9 Computer and 9Webzen Shanghai are required to pay the statutory rate of 33% as a result of the Chinese government’s implementation of such a unified tax structure or otherwise, our results of operations and financial condition will be materially adversely affected.

We may become a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. Holders.

We do not expect to be considered a “passive foreign investment company,” or PFIC, for United States federal income tax purposes for our 2004 taxable year. However, we must make a separate determination each year as to whether we are a PFIC and we cannot assure you that we will not be a PFIC for our 2004 taxable year or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. The market value of our assets may be determined in large part by the market price of our ADSs and ordinary shares, which is likely to fluctuate after the offering (and may fluctuate considerably given that market prices of technology companies have been especially volatile). In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we were treated as a PFIC for any taxable year during which a U.S. Holder held an ADS or an ordinary share, certain adverse United States federal income tax consequences could apply to the U.S. Holder. See “Taxation – United States Federal Income Taxation – Passive Foreign Investment Company.”

Our articles of association will contain anti-takeover provisions that could adversely affect the rights of holders of our ordinary shares and ADSs.

We intend to adopt an amended and restated articles of association that will become effective immediately upon the completion of this offering. Our new articles of association will contain provisions that could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors will be divided into three classes with different terms, each of which will expire each year. This provision would delay the replacement of a majority of our directors and would make changes to the board of directors more difficult than if such provision was not in place. In addition, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors issues preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be adversely affected.

We have limited business insurance coverage in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in our incurring substantial costs and the diversion of our resources.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our services and adversely affect our competitive position.

Substantially all of our operations are conducted in China and substantially all of our revenues are sourced from China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to the economic, political and legal developments of China. Since the late 1970s, the Chinese government has been reforming the economic system in China. These reforms have resulted in significant economic growth. However, we cannot predict the future direction of economic reforms or the effects such measures may have on our business, financial position or results of operations. Furthermore, while the Chinese economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. Any adverse change in the economic conditions in China, in policies of the Chinese government or in laws and regulations in China, could have a material adverse effect on the overall economic growth of China and investment in the online game industry. Such developments could adversely affect our businesses, lead to reduction in demand for our services and adversely affect our competitive position.

The laws and regulations governing the online game industry in China are developing and subject to future changes. If we fail to obtain or maintain all applicable permits and approvals, our business and operations would be materially and adversely affected.

The online game industry in China is highly regulated by the Chinese government. Various regulatory authorities of the Chinese central government, such as the State Council, the State Press and Publication Administration, the Ministry of Culture and the Ministry of Public Security, are empowered to issue and implement regulations governing various aspects of the online games industry.

We are required to obtain applicable permits or approvals from different regulatory authorities in order to provide online games. For example, an Internet content provider, or ICP, must obtain an ICP license in order to engage in any commercial ICP operations within China. In addition, an online games operator must also obtain a license from the Ministry of Culture and a license from the State Press and Publication Administration in order to distribute games through the Internet. If we fail to maintain any of these required permits or approvals, we may be subject to various penalties, including fines and the discontinuation or restriction of our operations. Any such disruption in our business operations would materially and adversely affect our financial condition and results of operations.

As the online games industry is at an early stage of development in China, new laws and regulations may be adopted from time to time to require additional licenses and permits other than those we currently have, and address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future Chinese laws and regulations applicable to the online games industry. For example, we may be required to obtain an inter-regional ICP license in order to operate online games in multiple provinces, autonomous regions and centrally administered municipalities. We are in the process of applying for such license, and we do not believe that while our application is pending, the regulatory authorities will take any action against us. However, we cannot assure you that we will be able to timely obtain this license or any other new license required in the future, or at all. While we believe that, with the exception of the inter-regional ICP license, we are in compliance with all applicable Chinese laws and regulations currently in effect, we cannot assure you that we will not be found in violation of any current or future Chinese laws and regulations.

Intensified government regulation of Internet cafés could limit our ability to maintain or increase our revenues and expand our customer base.

In April 2001, the Chinese government began tightening its supervision of Internet cafés, closing unlicensed Internet cafés, requiring those remaining open to install software to prevent access to sites deemed subversive and requiring web portals to sign a pledge not to host subversive sites. Furthermore, the Chinese government’s policy, which encourages the development of a limited number of national and regional Internet café chains and discourages the establishment of independent Internet cafés, may slow down the growth of Internet cafés. Recently, the State Administration of Industry and Commerce, one of the government agencies in charge of Internet café licensing, issued a notice suspending the issuance of Internet café licenses. It is unclear when this suspension will be removed, if at all. As Internet cafés are the primary venue for users to play our games, any reduction in the number, or any slowdown in the growth, of Internet cafés in China will limit our ability to maintain or increase our revenues and expand our customer base, which will in turn materially and adversely affect our business and results of operations.

Our business may be adversely affected by public opinions and government policies in China.

Currently, most of our recurring users are young males including students. Due to the higher degree of user loyalty to MMORPGs, easy access to PCs and Internet cafés, and lack of more appealing forms of entertainment in China, many teenagers frequently play online games. This may result in these teenagers spending less time on or refraining from other activities, including education and sports. The Internet cafés, which are currently the most important outlets for online games, have been criticized by the general public in China for having exerted a negative influence on young people. Due primarily to such adverse public reaction, some local governments in China have tightened their regulation of Internet café operations through, among other things, limiting the number of the new operating licenses to be issued and further reducing the hours during which the Internet cafés are permitted to open for business. Also, local and higher-level governmental authorities may from time to time decide to more strictly enforce the customers’ age limit and other requirements relating to Internet cafés as a result of the occurrence of, and the media attention on, gang fights, arsons or other incidents in or related to Internet cafés. As most of our customers access our games from Internet cafés, any restrictions on Internet café operations could result in a reduction of the amount of time our customers spend on our online games or a reduction in or slowdown in the growth of our customer base, thus adversely affecting our business and results of operations. Moreover, any adverse public reaction to the online game industry may discourage or otherwise prevent our young and other customers from spending too much time playing our online games, which could limit the growth of or reduce our revenues, thus adversely affecting our business and results of operations. In addition, it is also possible that the Chinese government authorities may decide to adopt more stringent policies to monitor the online game industry as a result of adverse public reaction or otherwise. Any such restrictions on online game playing would adversely affect our business and results of operations.

Future movements in exchange rates between the U.S. dollar and RMB may adversely affect the value of our ADSs.

We are exposed to foreign exchange risk arising from various currency exposures. Our dividend and royalty payments to Webzen are denominated in U.S. dollars while almost all of our revenues are denominated in RMB, the legal currency in China. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency risk. The value of RMB is subject to changes in the Chinese government’s policies and to international economic and political developments. Fluctuations in the exchange rate of the U.S. dollar against RMB may affect our costs and operating margins. In addition, such fluctuations in the exchange rate involving the U.S. dollar may affect the U.S. dollar value of the ADSs, since our ADSs will be listed and traded on the Nasdaq National Market and the price of our ADSs will be denominated in U.S. dollars. Exchange rate fluctuations will also affect the amount of U.S. dollars received upon payment of any cash dividends or other distributions paid in U.S. dollars. Therefore, such fluctuations could also adversely affect the value of our ADSs.

Restrictions on currency exchange in China limit our ability to utilize our revenues effectively, make dividend payments and meet our foreign currency-denominated obligations.

Because substantially all of our revenues are in RMB, restrictions on currency exchange in China limit our ability to utilize revenue generated in RMB to fund our business activities outside China, make dividend payments in U.S. dollars, or obtain and remit sufficient foreign currency to satisfy our foreign currency-denominated obligations, such as license fees and royalty payments. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under such rules, RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of the State Administration of Foreign Exchange is obtained. Although the Chinese government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our Chinese subsidiary’s capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business, and we may be liable for information displayed on, retrieved from, or linked to our Internet websites.

In recent years, the Chinese government has adopted certain regulations governing Internet access and the distribution of news and other information over the Internet. Under these regulations, Internet content providers and Internet publishers are prohibited from posting or displaying over the Internet content that opposes the fundamental principles in China’s Constitution; compromises state security, divulges state secrets, subverts state power or damages national unity; harms the dignity or interests of the state, incites ethnic hatred or racial discrimination or damages inter-ethnic unity; sabotages China’s religious policy or propagates heretical teachings or feudal superstitions; disseminates rumors, disturbs social order or disrupts social stability; propagates obscenity, pornography, gambling, violence, murder or fear or incites the commission of crimes; insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or includes other content prohibited by laws or administrative regulations. Failure to comply with these requirements may result in the revocation of Internet content provider and other required licenses and the closing down of the concerned websites. In the past, failure to comply with such requirements has resulted in the closure of certain concerned websites. The website operator may also be held liable for such censored information displayed on, retrieved from or linked to such website.

Recently, the Ministry of Culture has issued a notice reiterating the government’s policies to prohibit the distribution of games with violence, terror, cruelty or other elements that may have the potential effect of instigating crimes, and to prevent the influx of harmful cultural products from overseas. The notice requires, among other things, the review and prior approval of all the new online games licensed from foreign game developers and related license agreements. The pre-approval will not be granted if the Ministry of Culture finds the content of the game objectionable or the terms of the related license agreement grossly unfair to the Chinese licensee. With respect to the online games that were licensed from foreign game developers prior to the issuance of the notice and have already been operated in China, the relevant game operators are also required to submit the games and related documents for review and approval by the Ministry of Culture by September 1, 2004. We have obtained the approval from the Ministry of Culture for our MU game. We will submit WoW and any other new games licensed from foreign developers for the required review in due course. The Ministry of Culture may find the content of WoW or any of other new games objectionable, and we may otherwise be unable to obtain the approvals for WoW or other newly licensed games in a timely manner, or at all. If this happens, we will not be able to launch WoW or other newly licensed games within the expected timeframe or at all, and our business and results of operations would be materially adversely affected.

In addition, the Ministry of Information Industry has published regulations that subject website operators to potential liability for content included on their websites and the actions of users and others using their systems, including liability for violations of Chinese laws prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local Internet service provider, or ISP, to block any Internet website maintained outside China at its sole discretion. Periodically, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing. The State Secrecy Bureau, which is directly responsible for the protection of State secrets of the Chinese government, is authorized to block any website it deems to be leaking State secrets or failing to meet the relevant regulations relating to the protection of State secrets in the dissemination of online information.

As these regulations are relatively new and subject to interpretation by the relevant authorities, it may not be possible for us to determine in all cases the type of content that could result in liability for us as a website operator. In addition, we may not be able to control or restrict the content of other Internet content providers linked to or accessible through our websites, or content generated or placed on our websites by our users, despite our attempt to monitor such content. To the extent that regulatory authorities find any portion of our content objectionable, they may require us to limit or eliminate the dissemination of such information or otherwise curtail the nature of such content on our websites, which may reduce our user traffic and have a material adverse effect on our financial condition and results of operations. In addition, we may be subject to significant penalties for violations of those regulations arising from information displayed on, retrieved from or linked to our websites, including a suspension or shutdown of our operations.

Online payment systems in China are at an early stage of development and may restrict our development and growth.

We accept online payment as one of the methods to pay for our game playing time. Online payment systems in China are at an early stage of development. Although major Chinese banks are instituting online payment systems, these systems are not as widely available or acceptable to consumers in China as in the United States and other developed countries. In addition, only a limited number of consumers in China have credit cards, relative to countries like the United States. The lack of adequate online payment systems may limit the number of online commerce transactions that we can service. If online payment services do not develop, our ability to grow our business may be limited.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business primarily through our subsidiary and affiliated entities incorporated in China. These entities are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly-foreign owned enterprises. In addition, we depend on Shanghai IT to honor its service agreement with us. Almost all of these agreements are governed by Chinese law and disputes arising out of these agreements are expected to be decided by arbitration in China. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

The limited use of personal computers in China and the relatively high cost of Internet access with respect to per capita gross domestic product may limit the development of the Internet in China and impede our growth.

Although the use of personal computers in China has increased in recent years, the penetration rate for personal computers in China is significantly lower than in the United States and other developed countries. Furthermore, despite a decrease in the cost of Internet access in China due to a decrease in the cost of personal computers and the introduction and expansion of broadband access, the cost of Internet access still remains relatively high compared to the average per capita income in China. The limited use of personal computers in China and the relatively high cost of Internet access may limit the growth of our business. In addition, there is no assurance that there will not be any increase in Internet access or telecommunication fees in China. If that happens, the number of our users may decrease and the growth of our user base may be materially impeded.

The continued growth of the Chinese Internet market depends on the establishment of an adequate telecommunications infrastructure.

Although private sector Internet service providers currently exist in China, almost all access to the Internet is maintained through ChinaNet owned by China Telecom under the administrative control and regulatory supervision of China’s Ministry of Information Industry. In addition, the national networks in China connect to the Internet through a government-controlled international gateway. This international gateway is the only channel through which a domestic Chinese user can connect to the international Internet network. We rely on this infrastructure and China Telecom to provide data communications capacity primarily through local telecommunications lines. Although the government has announced plans to develop aggressively the national information infrastructure, we cannot assure you that this infrastructure will be developed as planned or at all. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure. The Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

Risks Related to the Shares and ADSs

There has been no public market for our ordinary shares or ADSs prior to this offering, and therefore the price may fall below the public offering price.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after the initial public offering. We cannot assure you that an active trading market will develop or that the market price of our ADSs will not decline below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices of technology companies, including those with Chinese-based operations, have been and continue to be extremely volatile.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. The depositary may, but is not required to, sell such undistributed rights to third parties in this situation. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You will experience immediate and substantial dilution in the book value of ADSs purchased.

The initial public offering price per ADSs will be substantially higher than the net tangible book value per ordinary share issued prior to the offering. Purchasers of our ADSs offered in the offering will therefore incur an immediate and substantial dilution in the net tangible book value per ADSs from the initial public offering price. See “Dilution.”

The future sales or issuance of a substantial number of our ADSs or ordinary shares could adversely affect the price of our ADSs.

If our shareholders sell substantial amounts of our ordinary shares or ADSs, including those issued upon the exercise of outstanding options, in the public market following this offering, the market price of our ADSs could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. The 6,250,000 ADSs representing 6,250,000 ordinary shares offered in this offering will be eligible for immediate resale in the public market without restrictions, and those held by our existing shareholders may also be sold in the public market in the future subject to the restrictions contained in Rule 144 under the Securities Act and applicable lock-up agreements. Furthermore, underwriters may release these securities from the lock-up restrictions at any time. If any existing shareholder or shareholders sell a substantial amount of ordinary shares after the expiration of the lock-up period or underwriters’ release of the lock-up restrictions, the prevailing market price for our ADSs could be adversely affected. See “Underwriting” and “Shares Eligible for Future Sale” for additional information regarding resale restrictions.

In addition, we may issue additional ordinary shares for future acquisitions. If we pay for our future acquisitions in whole or in part with additionally issued ordinary shares, your ownership interests in our company would be diluted and this, in turn, could have a material adverse effect on the price of our ADSs.

The market price for our ADSs may be volatile.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	announcements of new games by us or our competitors;

•	changes in financial estimates by securities analysts;

•	price fluctuations of publicly traded securities of other China-based companies engaging in Internet-related services or other similar businesses;

•	the securities of a number of Chinese companies and companies with substantial operations in China have also experienced price volatility subsequent to their initial public offerings;

•	conditions in the Internet or online game industries;

•	changes in the economic performance or market valuations of other Internet or online game companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding ADSs or sales of additional ordinary shares or ADSs; and

•	potential litigation.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

You may not be able to exercise your right to vote.

As a holder of ADSs, you may instruct the depositary of our ADSs to vote the shares underlying your ADSs but only if we ask the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares and, in this regard, please note that, pursuant to our articles of association, a shareholders’ meeting may be convened by us on seven business days’ notice. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions, if any such action or nonaction is in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the shares underlying your ADSs are not voted as you requested.

You may not receive distributions on ordinary shares or any value for them if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation to register ADSs, ordinary shares, rights or other securities under U.S. securities laws. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may be subject to limitations on transfer of your ADSs.

Your ADSs represented by the ADRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights may be restricted.

If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you after consultation with us. However, the depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. In addition, U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, you may be unable to participate in our rights offerings and may experience dilution of your holdings as a result.

Because we are a Cayman Islands company, you may face difficulties protecting your interests and will be provided significantly less protection as compared to shareholders of a United States company.

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2003 Revision) and common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities law as compared to the United States, and provides significantly less protection to investors. Therefore, our public shareholders may have more difficulties in protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law.

We are incorporated under the laws of the Cayman Islands, and Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result, your ability to protect your rights through the United States federal courts may be limited in the event you are harmed in a manner that would otherwise enable us to sue in a United States federal court.

Your ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, will be limited because we are incorporated in the Cayman Islands, because we conduct a substantial portion of our operations in China and because the majority of our directors and officers reside outside of the United States.

We were incorporated in the Cayman Islands, and conduct a substantial portion of our operations in China through our wholly-owned subsidiary and affiliated entities in China. Most of our directors and officers reside outside the United States and substantially all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

We have not determined any specific use for a significant portion of the proceeds from this offering and we may use the proceeds in ways with which you may not agree.

We have not allocated the majority of the net proceeds of this offering to any particular purpose. Rather, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess how proceeds will be used. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the value of our ordinary shares or ADSs. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Many statements made in this prospectus contain forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our expected test and commercial launch of additional MMORPGs, including WoW, Joyful Journey West, Mystina Online and Granado Espada;

•	our ability to license and develop new online games;

•	our various initiatives to implement our business strategies;

•	our ability to maintain and strengthen our position as a leading online game operator in China;

•	our ability to maintain satisfactory relationships with the online game developers from whom we have licensed or will in the future license or otherwise acquire our online games;

•	our ability to effectively combat the use of illegal game servers, unauthorized character enhancements and other infringements of our intellectual property rights;

•	the development of other delivery platforms for online games, including game consoles and hand-held devices;

•	the continued reliability and viability of our technology platform;

•	our planned use of proceeds;

•	the expected growth of and change in the online game industry in China; and

•	the Chinese government policies relating to the Internet and Internet content providers, including online game operators.

The forward-looking statements included in the prospectus are subject to risks, uncertainties and assumptions about our company. Our company’s actual results of operations may differ materially from the forward-looking statements as a result of risk factors described under “Risk Factors” and elsewhere in this prospectus, including, among other things:

•	our ability to continue to maintain our user base and build user loyalty;

•	the maintenance and expansion of our relationships with online game developers;

•	uncertainties in obtaining necessary governmental approvals and licenses for operating an online game in a timely manner or at all;

•	risks inherent in the online game business;

•	risks associated with future acquisitions and investments;

•	our reliance on our technological platform; and

•	risks associated with our corporate structure and the regulatory environment in China.

These risks are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an emerging and evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This prospectus also contains data related to the online game market and the Internet. These market data include projections that are based on a number of assumptions. The online game market may not grow at the rate projected by the market data, or at all. The failure of the market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, any projections or estimates relating to the growth prospects or future conditions of our market are subject to significant uncertainties due to the relatively new and rapidly changing nature of the online game industry in China. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections made based on these assumptions. You should not place undue reliance on these forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and the estimated offering expenses payable by us and assuming no exercise of the over-allotment options, will be approximately US$68.2 million, based upon an initial offering price of US$14.00 per ADS, the mid-point of the price range set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option in full, we will receive approximately US$80.4 million. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

The principal purposes of this offering are (i) to create a public market for our ordinary shares for the benefit of all shareholders, and (ii) to attract and retain qualified employees by providing them with equity incentives.

We may use the net proceeds from this offering:

•	to fund capital expenditures, such as the purchases of servers, computer software and other equipment in connection with operating additional MMORPGs, including WoW, Joyful Journey West, Mystina Online and Granado Espada;

•	to expand our sales and marketing efforts;

•	to license or otherwise acquire new online games attractive to users;

•	to fund working capital;

•	to repay our outstanding convertible loans; and/or

•	for general corporate purposes.

For a description of the terms of our outstanding convertible loans that we will repay with the net proceeds from this offering, see “Related Party Transactions — Convertible Loan Agreement.”

In utilizing the proceeds of this offering, we may make loans to our subsidiaries and consolidated affiliated Chinese entities, or we may make additional capital contributions to these entities. Any loans or capital contributions to our Chinese subsidiary or affiliated Chinese entities are subject to Chinese regulation and approval. For example:

•	loans by us to The9 Computer, as a foreign invested enterprise, to finance its activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange; and

•	loans by us to Shanghai IT, which is a domestic enterprise, must be approved by the relevant government authority and must also be registered with the State Administration of Foreign Exchange.

We may also determine to finance The9 Computer by increase of capital contributions. These capital contributions must be approved by the Ministry of Commerce. Because Shanghai IT and Shanghai Advertisement are not foreign invested enterprises, we are not likely to finance their activities by means of a capital contribution due to regulatory issues relating to foreign investment in domestic Chinese enterprises, as well as the licensing and other regulatory issues discussed in “Chinese Government Regulations” elsewhere in this prospectus. We cannot assure you that we can obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contribution by us to our Chinese subsidiary or affiliated Chinese entities.

We have not identified amounts we plan to spend on each of these areas or the timing of expenditures. Our management will have considerable discretion in the use of the net proceeds received by us from this offering. Pending specific application of the net proceeds, we plan to invest our net proceeds in short-term bank deposits.

DIVIDEND POLICY

Since our inception in 1999, we have not declared or paid any dividends on our ordinary shares. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings for use in the operation and expansion of our business.

We rely on dividends and other fees paid to us by our subsidiaries and affiliated entities in China. In accordance with current Chinese laws, regulations and accounting standards, our subsidiaries and affiliated entities in China are required to allocate to their general reserves at least 10% of their respective after-tax profits. Appropriations to these reserves are not required after these reserves have reached 50% of the registered capital of the respective companies. Our affiliated entities in China are also required to transfer between 5% to 10% of their after-tax profits to the statutory public welfare reserve. In addition, at the discretion of their respective board of directors, our subsidiaries and affiliated entities in China may allocate a portion of their respective after-tax profits to their enterprise expansion funds, staff welfare and bonus funds and discretionary surplus reserve. Staff welfare and bonus reserve funds may not be distributed to equity owners except in the event of liquidation.

Our board of directors has complete discretion as to whether we will distribute dividends in the future, subject to the approval of our shareholders. Even if our board of directors determines to distribute dividends, the form, frequency and amount of our dividends will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as the board of directors may deem relevant. Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our ordinary shares, less the fees and expenses payable under the deposit agreement. Any dividend we declare will be distributed by the depositary bank to the holders of our ADSs. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars. See “Description of American Depositary Shares.”

CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2004:

•	on an actual basis; and

•	on an adjusted basis to reflect the conversion of all of our preferred shares into ordinary shares, which will occur automatically immediately prior to the closing of this offering, and the issuance and sale of the 5,400,000 ADSs offered hereby based upon an initial offering price of US$14.00 per ADS, the mid-point of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2004
	Actual (unaudited)		As Adjusted (unaudited)
	RMB	US$	RMB	US$
	(in thousands)
Convertible loans(1)	10,251	1,239	10,251	1,239

Series A convertible preferred shares, US$0.01 par value; 8,008,000 shares authorized and 8,008,000 shares issued and outstanding	45,063	5,445	—	—
Shareholders’ equity:
Ordinary shares, US$0.01 par value; 24,167,000 shares authorized; 9,867,000 shares issued and outstanding (actual); 23,275,000 shares issued and outstanding (as adjusted)(2)	817	99	1,926	233
Additional paid-in capital	2,166	262	610,716	73,789
Cumulative translation adjustments	(13)	(2)	(13)	(2)
Accumulated deficit	345	42	345	42

Total shareholders’ equity (deficit)	3,315	401	612,974	74,062

Total capitalization	48,378	5,846	612,974	74,062

(1)	As of September 30, 2004, we had no long-term debt. None of our convertible loans are secured or guaranteed. We intend to repay the entire principal plus interest accrued on the outstanding convertible loans after the closing of this offering.
(2)	Excludes 1,345,430 ordinary shares issuable upon the exercise of options to be issued and outstanding as of the date of completion of this offering and the exercise of options to be granted in the future under our 2004 stock option plan. See “Management – Stock Options.”

DILUTION

Our net tangible book value as of September 30, 2004 was approximately US$0.40 per ordinary share, and US$0.40 per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after September 30, 2004, other than to give effect to (i) the conversion of all of our preferred shares into ordinary shares, which will occur immediately prior to the closing of this offering, and (ii) our sale of the 5,400,000 ADSs offered in this offering, at an initial public offering price of US$14.00 per ADS (the mid-point of the range set forth on the cover page of this prospectus) and after deduction of underwriting discounts and commissions and estimated offering expenses (assuming the over-allotment option is not exercised), our adjusted net tangible book value at September 30, 2004 would have been US$3.10 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or US$3.10 per ADS. This represents an immediate increase in net tangible book value of US$2.70 per ordinary share, or US$2.70 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$10.90 per ordinary share, or US$10.90 per ADS, to purchasers of ADSs in this offering.

The following table illustrates the dilution on a per ordinary share basis assuming that the initial public offering price per ordinary share is US$14.00 and all ADSs are exchanged for ordinary shares:

Assumed initial public offering price per ordinary share	$14.00
Net tangible book value per ordinary share immediately after this offering	$3.10

Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$10.90
Amount of dilution in net tangible book value per ADS to new investors in the offering	$10.90

The following table summarizes, on a pro forma basis as of September 30, 2004, the differences between the shareholders at September 30, 2004 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid. The total number of ordinary shares does not include 937,500 ADSs issuable pursuant to the exercise of over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholders	17,875,000	76.8%	$4,134,511	5.2%	$0.23	$0.23
New investors	5,400,000	23.2%	$75,600,000	94.8%	$14.00	$14.00

Total	23,275,000	100.0%	$79,734,511	100.0%

The discussion and tables above are based on the number of ordinary shares and preferred shares outstanding as of September 30, 2004, excluding 1,345,430 ordinary shares available for issuance upon the exercise of future grants under our 2004 stock option plan.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and almost all of our revenues are denominated in RMB. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB8.2766 to US$1.00, the noon buying rate in effect as of June 30, 2004. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. The exchange rate from U.S. dollar to RMB has fluctuated between a range of US$l.00 = RMB8.2669 and US$l.00 = RMB8.2800 between January 1, 1999 and September 30, 2004.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Bank of New York.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
1999	8.2795	8.2783	8.2800	8.2770
2000	8.2774	8.2784	8.2799	8.2768
2001	8.2766	8.2770	8.2786	8.2676
2002	8.2800	8.2770	8.2800	8.2669
2003	8.2767	8.2772	8.2800	8.2765
2004 (through November 24)
May	8.2771	8.2771	8.2773	8.2769
June	8.2766	8.2767	8.2768	8.2766
July	8.2769	8.2767	8.2769	8.2766
August	8.2766	8.2768	8.2770	8.2766
September	8.2766	8.2767	8.2768	8.2766
October	8.2766	8.2765	8.2768	8.2765
November (through November 24, 2004)	8.2765	8.2765	8.2765	8.2764

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

(1) the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

(2) Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent in the United States upon whom process may be served in any action brought against us in the United States District Court for the Southern District of New York under the securities laws of the United States or any State of the United States or under the deposit agreement or the ADRs referred to under “Description of American Depositary Shares”, or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to Chinese law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

(1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

(2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Fangda Partners has further advised us that the recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedures Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedures Law based either on treaties between China and the country where the judgment was rendered or on reciprocity between China and such other jurisdictions.

SELECTED CONSOLIDATED FINANCIAL DATA

The9’s Selected Consolidated Financial Data

The selected consolidated statement of operations data for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004, and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 and June 30, 2004, are derived from our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements and related notes. These consolidated financial statements have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, and were prepared in accordance with U.S. GAAP. The unaudited consolidated statement of operations data and consolidated balance sheet data as of and for the year ended and as of December 31, 2000 and the unaudited consolidated statement of operations data for the six months ended June 30, 2003 are derived from our unaudited consolidated financial statements, which were prepared in accordance with U.S. GAAP. As The9 was incorporated in December 1999, the financial data for the year ended December 31, 1999 are not meaningful, and thus have not been included in this section or elsewhere in the prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003		2003	2004
	RMB	RMB	RMB	RMB	US$(1)	RMB	RMB	US$(1)
	(unaudited)				(unaudited)	(unaudited)		(unaudited)
	(in thousands, except for share and per share and ADS data)
Consolidated statement of operations data:
Revenues	720	5,527	3,280	17,268	2,086	6,641	18,768	2,268
Sales taxes	(35)	(283)	(192)	(883)	(106)	(337)	(927)	(112)

Net revenues	685	5,244	3,088	16,385	1,980	6,304	17,841	2,156
Cost of services	(1,432)	(3,413)	(3,730)	(6,492)	(785)	(2,565)	(4,310)	(521)

Gross profit (loss)	(747)	1,831	(642)	9,893	1,195	3,739	13,531	1,635
Operating expenses	(10,082)	(17,265)	(19,070)	(15,930)	(1,924)	(7,488)	(11,161)	(1,348)

Income (loss) from operations	(10,829)	(15,434)	(19,712)	(6,037)	(729)	(3,749)	2,370	287
Interest income (expenses), net	150	(484)	(907)	(1,381)	(167)	(742)	34	4
Other income (expenses), net	(59)	74	(173)	165	20	48	—	—

Income (loss) before income tax benefit (expense), minority interests and equity in profit (loss) of affiliated companies	(10,738)	(15,844)	(20,792)	(7,253)	(876)	(4,443)	2,404	291
Income tax benefit (expense)	—	(156)	(338)	5,850	707	564	(1,556)	(188)

Minority interests	—	—	—	—	—	—	2,235	270
Income (loss) before equity in profit (loss) of affiliated companies	(10,738)	(16,000)	(21,130)	(1,403)	(169)	(3,879)	3,083	373
Equity in profit (loss) of affiliated companies, net of taxes	—	—	(5,211)	49,877	6,026	19,287	10,423	1,259

Net income (loss)	(10,738)	(16,000)	(26,341)	48,474	5,857	15,408	13,506	1,632

Net income (loss) attributable to common shareholders	(12,261)	(18,169)	(28,692)	31,699	3,830	9,773	6,528	789

Earnings (loss) per share
- Basic	(1.24)	(1.84)	(2.91)	3.21	0.39	0.99	0.66	0.08
- Diluted	(1.24)	(1.84)	(2.91)	1.94	0.23	0.62	0.50	0.06
Earning (loss) per ADS(2)
- Basic	(1.24)	(1.84)	(2.91)	3.21	0.39	0.99	0.66	0.08
- Diluted	(1.24)	(1.84)	(2.91)	1.94	0.23	0.62	0.50	0.06

	As of December 31,					As of June 30, 2004
	2000	2001	2002	2003		Actual		As adjusted(3)
	RMB	RMB	RMB	RMB	US$(1)	RMB	US$(1)	RMB	US$(1)
	(unaudited)				(unaudited)		(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Consolidated balance sheets data:
Cash and cash equivalents	4,763	1,730	5,628	62,766	7,583	24,358	2,943	588,954	71,159
Non-current assets	10,765	12,166	8,817	60,801	7,346	129,235	15,615	129,235	15,615
Total assets	22,724	23,836	20,494	155,798	18,824	191,359	23,120	755,955	91,336
Current liabilities	7,506	23,204	46,982	134,210	16,216	129,334	15,626	129,334	15,626
Minority interests	—	—	—	—	—	16,801	2,030	16,801	2,030
Series A convertible preferred shares(4)	27,187	29,357	31,708	34,242	4,137	44,198	5,340	—	—
Total shareholders’ equity (deficit)	(11,969)	(30,144)	(58,461)	(12,654)	(1,529)	1,026	124	609,820	73,680
Total liabilities and shareholders’ equity (deficit)	22,724	23,836	20,494	155,798	18,824	191,359	23,120	755,955	91,336

(1)	Translation of RMB amounts into U.S. dollars was made at a rate of RMB 8.2766 to US$1.00, the noon buying rate in effect on June 30, 2004. See “Exchange Rate Information.”
(2)	Each ADS represents one of our ordinary shares.
(3)	On an as-adjusted basis to give effect to (a) the conversion of all of our Series A convertible preferred shares into ordinary shares, which will occur automatically immediately prior to the completion of this offering, and (b) the issuance and sale of 5,400,000 ADSs offered hereby at an assumed initial public offering price of US$14.00 per ADS, the mid-point of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts, commissions and offering expenses.
(4)	Series A convertible preferred shares are not included as part of shareholders’ equity as such shares are redeemable at the option of the holders thereof.

9Webzen’s Selected Consolidated Financial Data

The selected consolidated statement of operations data for the period from October 2, 2002 (date of incorporation) to December 31, 2002, the year ended December 31, 2003 and the six months ended June 30, 2004, and the consolidated balance sheet data as of December 31, 2002 and 2003 and June 30, 2004, are derived from 9Webzen’s audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements and related notes. These financial statements have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, and were prepared in accordance with U.S. GAAP. The unaudited consolidated statement of operations data for the six months ended June 30, 2003 are derived from 9Webzen’s unaudited consolidated financial statements. The unaudited financial information has been prepared on the same basis as the audited financial statements. The unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, that 9Webzen considers necessary for a fair presentation of its financial position and operating results for the period presented.

	For the Period from October 2, 2002 (Date of Incorporation) to December 31, 2002	Year Ended December 31, 2003		Six Months Ended June 30,
				2003	2004
	RMB	RMB	US$(1)	RMB	RMB	US$(1)
			(unaudited)	(unaudited)		(unaudited)
	(in thousands)
Consolidated statement of operations data:
Revenues	—	245,985	29,720	107,346	88,411	10,682
Sales taxes	—	(15,509)	(1,874)	(5,908)	(4,443)	(537)

Net revenues	—	230,476	27,846	101,438	83,968	10,145
Costs of services	—	(94,570)	(11,426)	(39,332)	(44,665)	(5,396)

Gross profit	—	135,906	16,420	62,106	39,303	4,749
Operating expenses	(10,217)	(39,440)	(4,765)	(15,736)	(19,896)	(2,404)

Income (loss) from operations	(10,217)	96,466	11,655	46,370	19,407	2,345
Interest income (expense), net	—	68	8	7	467	56
Other income (expense), net	—	10	1	67	1,580	191

Income (loss) before income tax benefit (expense)	(10,217)	96,544	11,664	46,444	21,454	2,592
Income tax benefit (expense)	—	1,254	152	(8,626)	474	57

Net income (loss)	(10,217)	97,798	11,816	37,818	21,928	2,649

	As of December 31,			As of June 30,
	2002	2003		2004
	RMB	RMB	US$(1)	RMB	US$(1)
			(unaudited)		(unaudited)
	(in thousands)
Consolidated balance sheets data:
Cash and cash equivalent	4,138	58,076	7,017	20,238	2,445
Non-current assets	25,756	63,581	7,682	58,662	7,088
Total assets	47,418	289,139	34,934	205,335	24,809
Current liabilities	49,189	193,112	23,332	103,935	12,558
Total shareholders’ equity (deficit)	(1,771)	96,027	11,602	101,400	12,251
Total liabilities and shareholders’ equity (deficit)	47,418	289,139	34,934	205,335	24,809

(1)	Translation of RMB amounts into U.S. dollars was made at a rate of RMB 8.2766 to US$1.00, the noon buying rate in effect on June 30, 2004. See “Exchange Rate Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our and 9Webzen’s consolidated financial statements and the related notes included elsewhere in this prospectus. Unless otherwise indicated, the terms “we,” “us,” “our company,” “our” and “The9” refer to The9 Limited, its predecessor entities and subsidiaries, and the term “9Webzen” refers to 9Webzen Limited and its subsidiary, 9Webzen Shanghai Limited.

Overview

We are an online game operator and developer in China. Through 9Webzen Limited, a joint venture in which we own 51%, we have achieved a leading position among China’s online game operators, as measured by estimated 2003 game revenues according to IDC. From our inception in December 1999 until the commercialization of our licensed online game MU in China in February 2003, we generated a limited amount of revenues and incurred net losses because our company was in its development stage and our operating activities consisted primarily of developing and operating our proprietary online virtual community game “the9 City,” providing website solutions and advertisement services to third parties, and preparing for the commercial launch of MU in China. In preparation for the commercial launch of MU, during the period from September 2002 to January 2003, we allowed our registered users to play MU without charge in open market conditions to ensure performance consistency and stability of operation systems.

In September 2002, we and Webzen formed 9Webzen to localize and operate MU in China. We currently hold a 51% interest in 9Webzen. We have been actively managing the daily operations of 9Webzen since its inception. We account for our interest in 9Webzen using the equity method as Webzen has the right to participate in certain decisions to be made in the ordinary course of business of 9Webzen. 9Webzen began to charge users for MU playing time in February 2003, and has derived substantially all of its revenues through sales of prepaid cards and prepaid online points for MU playing time to distributors, who in turn sell them to end customers. Since February 2003, we have derived our revenues primarily from provision of game operating support services in connection with operating MU in China. In 2003, we generated net income of RMB48.5 million (US$5.9 million), and 9Webzen generated net income of RMB97.8 million (US$11.8 million). In the six months ended June 30, 2004, we and 9Webzen generated net income of RMB13.6 million (US$1.6 million) and RMB21.9 million (US$2.6 million), respectively. In the nine months ended September 30, 2004, we and 9Webzen generated net income of RMB16.7 million (US$2.0 million) and RMB32.9 million (US$4.0 million), respectively. The financial data of The9 and 9Webzen for the six months ended June 30, 2004 are derived from the related audited financial statements. All the quarterly financial data as well as the financial data of The9 and 9Webzen for the nine months ended September 30, 2004 are derived from the related unaudited financial statements.

To broaden our product offerings and enhance our leadership position in the online game market in China, we have obtained exclusive licenses to operate additional MMORPGs in China, including WoW from Vivendi Universal Games, Mystina Online from an online game developer in China and Granado Espada from Hanbitsoft. We also expect to launch the test version of our first proprietary game, “Joyful Journey West,” in early 2005, followed by the commercial launch in 2005. In addition, we have begun to offer game-related SMS services, including player accounts password protection service.

The major factors affecting our results of operations and financial condition are:

•	The9’s and 9Webzen’s revenue composition and sources of revenue growth;

•	The9’s and 9Webzen’s cost of services;

•	The9’s and 9Webzen’s operating expenses; and

•	arrangements with joint venture partners and online game developers.

Each of these factors is discussed below.

The9’s and 9Webzen’s Revenue Composition and Sources of Revenue Growth.    We currently generate most of our revenues from game operating support, website solutions and advertisement services and SMS services, and a minor portion of our revenues from online games and other services. 9Webzen currently derives substantially all of its revenues from online game services.

	Year Ended December 31,			Six Months Ended June 30, 2004
	2001	2002	2003
The9 revenues:
Online game services	41.5%	39.7%	3.9%	1.1%
Game operating support, website solutions and advertisement	55.8%	59.4%	77.2%	67.7%
Short message services	—	—	—	30.4%
Others	2.7%	0.9%	18.9%	0.8%

Gross revenues	100%	100%	100%	100%
Sales taxes	(5.1%)	(5.9%)	(5.1%)	(4.9%)

Net revenues	94.9%	94.1%	94.9%	95.1%

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
9Webzen revenues:
Online game services	99.2%	99.4%
Other revenues	0.8%	0.6%

Gross revenues	100%	100%
Sales taxes	(6.3%)	(5.0%)

Net revenues	93.7%	95.0%

Online Game Services.    We currently derive a small portion of our revenues from the sale of prepaid playing time for the9 City. In 2001, 2002, 2003 and the six months ended June 30, 2004, revenues from our online game services amounted to RMB2.3 million, RMB1.3 million, RMB0.7 million (US$0.1 million) and RMB0.2 million (US$0.03 million), respectively. We expect that our revenues from online game services will increase after we launch and commercialize new MMORPGs, including Joyful Journey West, Mystina Online, WoW and Granado Espada in China, which are expected to take place in 2005, and add other new games to the game portfolio offered by us. There is no assurance, however, that WoW or any other games will be launched and commercialized as currently expected or at all.

9Webzen derives and expects to continue to derive substantially all of its revenues from the sale of MU playing time. In 2003, 9Webzen generated revenues of RMB243.9 million (US$29.5 million) from the sale of MU playing time. 9Webzen intends to continue to rely on MU as its main revenue source for the foreseeable future. 9Webzen generates revenues from MU mostly through sales of prepaid cards and prepaid online points to distributors that in turn sell them to end customers. Both prepaid cards and prepaid online points provide customers with a pre-specified length of game playing time valid for a specified period of time. All prepaid fees received from distributors are initially recognized as advances from customers. Prepaid fees are recognized as deferred revenues upon the end customers’ online registration and activation of their cards or online points, and then recognized as revenues upon the actual usage of game playing time by end customers or the expiration of their game cards or online points. In the six months ended June 30, 2004, 9Webzen generated revenues of RMB87.9 million (US$10.6 million) from the sale of MU playing time, including RMB11.3 million (US$1.4 million) from recognition of deferred revenues relating to user accounts which were activated but have neither been used nor had value added to them for more than seven months, excluding the deferred revenues recognized by The9 pursuant to the new revenue-sharing arrangement between The9 and 9Webzen which became effective on January 1, 2004.

The two most significant factors that affect 9Webzen’s online game revenues are the number of hours that users play MU, or total user-hours, and 9Webzen’s average MU revenue per user-hour. 9Webzen calculates its total user-hours based on its average concurrent users, which is a commonly used industry statistic. In a given period, the number of total user-hours equals the average concurrent users for that period multiplied by the number of hours in that period. In measuring average concurrent users, 9Webzen determines the number of users logged on to our MU game servers at fifteen-minute intervals, then averages that data over the course of a day to derive daily averages. Average daily information is further averaged over a particular period to determine average concurrent users for that period. 9Webzen’s effective revenue per user-hour is derived by taking the total MU revenues for a period and dividing this number by total user-hours in that period. This provides 9Webzen a measure of the average revenue per user-hour that it receives from MU players.

In the quarter ended March 31, 2004, 9Webzen’s revenues decreased by 46.7% to RMB40.3 million (US$4.9 million) from RMB75.6 million in the previous quarter, primarily due to the use of illegal game servers. Illegal game servers are generally hosted by Internet cafés which install the misappropriated MU software on their servers, enabling their customers to play MU without paying for the MU playing time. We are able to identify the use of illegal servers through third-party Internet search engines. We believe that, as a result of increased use of illegal game servers during the first quarter of 2004, fewer customers paid for the MU playing time, which contributed to the decline in 9Webzen’s revenue for the period. We also believe that, to a certain extent, releasing upgrades to MU can help reduce the negative impact of illegal servers on 9Webzen’s revenue as MU players are generally less inclined to play the older versions of MU provided by illegal server operations. However, 9Webzen postponed releasing upgrades to MU during the first quarter of 2004 in order to work with Webzen to develop better security software, which is designed to make the upgraded MU server software less vulnerable to misappropriation and piracy. 9Webzen has resumed releasing upgrades to MU since April 2004. In addition, 9Webzen has worked with law enforcement authorities in China in an effort to reduce the use of illegal game servers.

In January 2004, 9Webzen entered into a new revenue-sharing arrangement with us whereby we are entitled to 10.5% of the revenues from operating MU in China. Prior to 2004, 9Webzen was required to pay us only 5% of the MU revenues and a fixed annual fee of RMB10,000.

Game Operating Support, Website Solutions and Advertisement.    We currently derive a significant portion of our revenue from providing game operating support and website solutions and advertisement services, including website development and construction, hardware and software support, staff training, maintenance and advertisement. In 2001, 2002, 2003 and the six months ended June 30, 2004, revenues from our game operating support, website solutions and advertisement services amounted to RMB3.1 million, RMB1.9 million, RMB13.3 million (US$1.6 million) and RMB12.7 million (US$1.5 million), respectively. Revenues from our game operating support, website solutions and advertisement services increased substantially in 2003 because we provided game operating support to 9Webzen in connection with the operation of MU in China. Our game operating support services to 9Webzen include payment collection and processing, user membership management, production of prepaid cards and other related game operating support in connection with the operation of MU in China. Prior to 2004, our revenues from game operating support, website solutions and advertisement services were recognized when services were rendered and collection of the related fees was reasonably assured. In January 2004, we entered into a new revenue-sharing arrangement with 9Webzen whereby we are entitled to 10.5% of the revenues from operating MU in China. Under the new revenue-sharing arrangement, we recognize revenues from our game operating support based on the actual usage of game playing time by end customers or the expiration of their game cards or online points.

9Webzen has not engaged in the game operating support, website solutions and advertisement business and does not intend to pursue this line of business in the future.

Short Messaging Services.    We began offering SMS services near the end of 2003. In the six months ended June 30, 2004, revenues from our SMS service amounted to RMB5.7 million (US$0.7 million), representing 32.0% of our total net revenues.

Other Products and Services.    Our other sources of revenues in 2003 primarily consist of fees received from sales of game-related accessories and from 9Webzen for our promotion of MU for 9Webzen. In 2001, 2002, 2003 and the six months ended June 30, 2004, revenues from our other products and services amounted to RMB151,208, RMB29,242, RMB3.3 million (US$0.4 million) and RMB0.1 million (US$17,398), respectively. We recognize revenues from the promotion of MU after we conduct promotional activities.

9Webzen’s other products and services include sales of MU game installation packages and advanced MU user manuals. In 2003 and the six months ended June 30, 2004, 9Webzen generated RMB2.0 million (US$0.2 million) and RMB556,884 (US$67,284) of its revenues from sales of MU game installation packages and advanced MU user manuals. 9Webzen expects that revenues from products and services other than sale of MU playing time will continue to account for an insignificant percentage of its revenues for the near future.

The9’s and 9Webzen’s Cost of Services.    Our cost of services consists of costs directly attributable to rendering our products and services, including server depreciation charges, Internet data center and broadband bandwidth rental fees and production costs for prepaid cards. Our future cost of services will include additional costs associated with our offering of the WoW, Mystina Online and Granado Espada games, including WoW royalties which are equal to 22% of the face value of our prepaid cards and online points sold, royalties for Mystina Online which are equal to 21% of the face value of our prepaid cards and online points sold and royalties for Granado Espada which are equal to 21% of the face value of prepaid cards and online points sold, server depreciation charges, amortization of the initial WoW license fee and other WoW-related costs. We expect that our cost of services will increase in amount primarily because we plan to establish new centralized servers in connection with the launch and operation of the new games.

9Webzen’s cost of services consists of costs directly attributable to operating the MU game, including primarily MU royalties which are equal to 20% of the after-tax sales revenue derived from the operations of MU, server depreciation charges, Internet data center and broadband bandwidth rental fees, game operating support fees paid to The9, production costs for MU promotional products, and payroll compensation to 9Webzen’s customer service representatives. In January 2004, we entered into a new revenue-sharing arrangement with 9Webzen whereby we are entitled to 10.5% of the online game services revenue from operating MU in China. Under the new revenue-sharing arrangement, 9Webzen recognizes revenues excluding the 10.5% thereof received by us and no longer records such amounts as cost of services. Prior to 2004, 9Webzen recognized amounts paid to The9 for game operating support as cost of services.

The9’s and 9Webzen’s Operating Expenses.    Both our and 9Webzen’s operating expenses consist primarily of product development expenses, sales and marketing expenses, and general and administrative expenses.

Product Development.    Our product development expenses consist primarily of payroll compensation to our product development personnel, equipment and software depreciation charges and other expenses for the development of online games. Our other product development costs include costs that we have incurred to develop and maintain our website located at www.the9.com. In 2002, we incurred higher product development expenses because we recorded the RMB4.1 million paid to Webzen for the right to test and localize MU in China during the testing period as product development expenses. We expect that our product development expenses will increase in amount in the near future as we expand our internal game development capabilities.

9Webzen’s product development expenses consist primarily of payroll compensation to its product development personnel, equipment and software depreciation charges and other expenses for the localization of MU to be tailored to the China market. 9Webzen’s other product development expenses include costs it has incurred to develop and maintain its website located at www.muchina.com. 9Webzen expects that its product development expenses will increase in amount as 9Webzen devotes more resources to mitigating the effects of illegal server usage.

Sales and Marketing.    Our sales and marketing expenses primarily consist of advertising and marketing expenses to promote our e-Sales system to Internet cafés, our proprietary membership management and payment system, and payroll compensation to our sales and marketing personnel. As we intend to pursue an aggressive marketing strategy to promote the WoW game and other MMORPGs, we expect that our sales and marketing expenses will increase substantially in amount in the near future.

9Webzen’s sales and marketing expenses primarily comprise advertising and marketing expenses to promote MU and payroll compensation to its sales and marketing personnel.

General and Administrative.    Our general and administrative expenses consist primarily of payroll compensation and travel expenses for our administrative staff, administrative office expenses, as well as fees paid to professional service providers for auditing and legal services. We expect that our general and administrative expenses will increase after the completion of this offering due to, among other things, the additional expenses for compliance with legal, accounting and other requirements associated with a public company.

9Webzen’s general and administrative expenses primarily comprise payroll compensation and travel expenses for its administrative staff, fees paid to professional service providers for auditing and legal services and administrative office expenses.

Arrangements with Joint Venture Partners and Online Game Developers.    Because most of our revenues and profits are currently generated by MU, we depend on Webzen, the licensor of MU. 9Webzen, a joint venture between us and Webzen, has the exclusive license to operate MU in China. We currently hold a 51% interest in 9Webzen and are entitled to 51% of the dividends distributed by 9Webzen. We account for our interest in 9Webzen using the equity method since Webzen has the right to participate in certain decisions to be made in the ordinary course of business of 9Webzen. Concurrently with the formation of 9Webzen, Webzen granted to 9Webzen an exclusive license to use the MU software for purposes of localizing, marketing and providing the Chinese version of the MU game in China. Pursuant to the license, 9Webzen shall pay royalties to Webzen equal to 20% of the after-tax sales revenue derived from operating MU in China. Under the license, 9Webzen Shanghai, our Chinese affiliate that operates MU in China, is obligated to meet a minimum MU sales revenue target of US$2.8 million for the first two quarters following the commercial launch of MU in China and at least US$1.4 million per quarter thereafter. If 9Webzen Shanghai fails to meet 70% of the minimum MU revenue target for two consecutive quarters, Webzen shall have the right to license MU to third parties. If 9Webzen Shanghai fails to meet its minimum revenue target for more than two years, Webzen may terminate the license. See “Arrangements with Online Game Developers — Arrangements regarding MU.”

Because our business prospects depend in part on C9I’s rights to operate WoW in China, we must maintain a satisfactory relationship with Vivendi Universal Games, the licensor of WoW. C9I, a joint venture between us and China Interactive, has an exclusive license to localize and operate WoW in China. Currently, we and China Interactive hold 54% and 46% ownership interest, respectively, in C9I. C9I’s shareholders agreement provides us with right to effectively control the management and operation of C9I. Therefore, we intend to consolidate C9I into our consolidated statement of operations in the future. When and if we declare and distribute dividends to C9I’s shareholders, we will have to distribute 46% of the dividends to China Interactive. We entered into a binding letter of intent with China Interactive on March 10, 2004 whereby we would extend loans to China Interactive in the aggregate principal amount of US$4.6 million, repayable upon demand. Furthermore, China Interactive has agreed to transfer 14.9% of the issued shares of C9I to us at the per share price equal to the aggregate invested amount per share concurrently with the execution of the loan agreement. After such proposed share transfer, we would own 68.9% of the issued share capital of C9I. We and China Interactive propose to enter into a binding loan agreement by the end of 2004.

Pursuant to C9I’s license to localize and operate WoW in China, C9I paid to Vivendi Universal Games, the licensor of WoW, a non-refundable license fee of US$3.0 million. In addition, C9I is obligated to pay royalties to

Vivendi Universal Games, the licensor of WoW, in an amount equal to 22% of the face value of WoW prepaid cards and prepaid online points actually sold. C9I has agreed to pay recoupable advances against the royalties totaling approximately US$51.3 million, consisting of quarterly amounts ranging from US$1.6 million to US$3.7 million over a four-year period commencing from the commercial launch and additional payment amounts totaling US$6.8 million linked to certain events, which have not yet occurred, prior to the commercial launch of WoW in China. As security for each advance payment, C9I is obligated to procure a standby letter of credit prior to each relevant period. C9I has also agreed to commit at least US$13 million for the marketing and promotion of WoW during the term of the license, which expires on the fourth anniversary of the commercial launch of the localized WoW in China. See “Arrangements with Online Game Developers – Arrangements regarding WoW.”

Our business prospects also depend in part on our exclusive right to operate Mystina Online and Granado Espada in China. See “Arrangements with Online Game Developers – Arrangements regarding Mystina Online” and “– Arrangements regarding Granado Espada.”

If we are unable to maintain a satisfactory relationship with any of our online game developers, or if any of our online game developers either establishes similar or more favorable relationships with our competitors in violation of its contractual arrangements with us, our operating results and our business would be harmed, because our business depends significantly upon our exclusive licenses to operate MU and other new MMORPGS in China. We cannot assure you that our online game developers will renew their license agreements with us, or grant us an exclusive license for any new online games they may develop in the future. Any deterioration of our relationship with any of our online game developers could harm our business and, consequently, the price of our ADSs and ordinary shares.

Recent Developments

The following tables set forth certain of our unaudited summary consolidated statements of operations data for the nine months ended September 30, 2003 and 2004, certain of our audited summary consolidated balance sheet data as of June 30, 2004 and certain of our unaudited summary consolidated balance sheet data as of September 30, 2004.

	Nine Months Ended September 30,
	2003	2004
	RMB	RMB	US$(1)
	(unaudited)	(unaudited)
	(in thousands)
Consolidated statement of operations data:
Revenues	12,001	27,695	3,346
Net revenues	11,393	26,258	3,173
Cost of services	(4,484)	(6,828)	(825)

Gross profit	6,909	19,430	2,348
Operating expenses	(10,567)	(20,238)	(2,446)

Income (loss) from operations	(3,658)	(808)	(98)
Interest income (expenses), net	(1,034)	(171)	(21)
Other income (expenses), net	(59)	762	92

Income (loss) before income tax benefit (expense) and equity in profit (loss) of affiliated companies	(4,751)	(217)	(27)
Income tax benefit (expense)	5,593	(2,452)	(296)

Minority Interests	—	3,763	455
Income (loss) before equity in profit (loss) of affiliated companies	842	1,094	132
Equity in profit of affiliated companies, net of taxes	27,397	15,566	1,881

Net income	28,239	16,660	2,013

Net income attributable to common shareholders	26,356	14,116	1,706

	As of June 30, 2004	As of September 30, 2004
	RMB	RMB	US$(1)
		(unaudited)
	(in thousands)
Consolidated balance sheets data:
Cash and cash equivalents	24,358	31,532	3,812
Non-current assets	129,235	140,404	16,964
Total assets	191,359	226,652	27,385
Current liabilities	129,334	163,001	19,694
Minority interests	16,801	15,273	1,845
Series A convertible preferred shares(2)	44,198	45,063	5,445
Total shareholders’ equity	1,026	3,315	401
Total liabilities and shareholders’ equity	191,359	226,652	27,385

(1)	Translation of RMB amounts into U.S. dollars was made at a rate of RMB8.2766 to US$1.00, the noon buying rate in effect on September 30, 2004. See “Exchange Rate Information.”

(2)	Series A convertible preferred shares are not included as part of shareholders’ equity as such shares are redeemable at the options of the holders thereof.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

Revenues.    Our revenues for the nine months ended September 30, 2004 increased by 130.8% to RMB27.7 million (US$3.3 million) from RMB12.0 million for the same period in 2003, primarily due to the increase in revenues from our game operating support, website solutions and advertisement and SMS services, offset in part by the decrease in revenues from our online game service and other products and services. MU was commercially launched in February 2003.

Online Game Services.    For the nine months ended September 30, 2004, revenues from online game services decreased to RMB0.3 million (US$36,255) from RMB0.4 million for the same period in 2003, primarily due to the decrease in revenues we generated from the sale of playing time of the9 City.

Game operating support, website solutions and advertisement.    For the nine months ended September 30, 2004, revenues from game operating support, website solutions and advertisement increased by 100.4% to RMB18.7 million (US$2.3 million) from RMB9.3 million for the same period in 2003. The increase was primarily due to the increase in revenues from provision of MU-related game operating support services to 9Webzen. Pursuant to the amended revenue sharing arrangement which became effective from January 1, 2004, we are entitled to 10.5% of the revenues derived from MU in China. Prior to 2004, we were entitled to 5% of the total revenues derived from MU and a fixed annual license fee of RMB10,000 from 9Webzen. Another factor causing the increase in the first nine months of 2004 is that we recognized a total of RMB3.5 million (US$0.4 million) advertisement revenue from Junnet Group, our exclusive nationwide distributor of prepaid game cards, for our MU promotion services.

Short Messaging Services.    We began offering SMS service near the end of 2003. In the nine months ended September 30, 2004, revenues from our SMS service amounted to RMB8.4 million (US$1.0 million), representing 30.4% of our total net revenues.

Other Revenues.    For the nine months ended September 30, 2004, revenues generated from other products and services decreased to RMB0.3 million (US$38,373) from RMB2.3 million for the same period in 2003, primarily because of the decrease in revenues from 9Webzen for our promotion of MU for 9Webzen and the nonrecurring technical consulting fee revenue earned in 2003.

Cost of Services.    Cost of services for the nine months ended September 30, 2004 increased by 52.3% to RMB6.8 million (US$0.8 million) from RMB4.5 million for the same period in 2003, primarily due to increased costs for upgrading the Pass9 system and SMS services. During the nine months ended September 30, 2004, we incurred approximately RMB1.8 million (US$0.2 million) to develop better security features of the Pass9 system to enhance data integrity. In addition, we hired additional personnel for our SMS service which commenced near the end of 2003.

Operating Expenses.    Operating expenses for the nine months ended September 30, 2004 increased by 91.5% to RMB20.2 million (US$2.4 million) from RMB10.6 million for the same period in 2003, primarily due to increases in product development expenses, general and administrative expenses as well as sales and marketing expenses.

Product Development.    Product development expenses for the nine months ended September 30, 2004 increased by 226.3% to RMB6.4 million (US$0.8 million) from RMB2.0 million for the same period in 2003, primarily due to expansion of our internal game development capabilities related to Joyful Journey West and increased expenditures to further upgrade our website.

Sales and Marketing.    Sales and marketing expenses for the nine months ended September 30, 2004 increased by 20.2% to RMB3.9 million (US$0.5 million) from RMB3.3 million for the same period in 2003. The increase was primarily due to more advertising and promotional activities being held in the third quarter of 2004 in preparation for open beta test of Mystina Online in September 2004.

General and Administrative.    General and administrative expenses for the nine months ended September 30, 2004 increased by 85.0% to RMB9.9 million (US$1.2 million) from RMB5.3 million for the same period in 2003, primarily due to the hiring of additional general and administrative personnel to prepare for the operation of WoW, Mystina Online and Joyful Journey West and the increase in related office rental costs, and audit fees.

Interest Income (Expenses), Net.    Net interest expense for nine months ended September 30, 2004 was RMB170,724 (US$20,627), and net interest expense for the same period in 2003 was RMB1,033,978. In the nine months ended September 30, 2004, we accrued interest on the October 2001 and October 2002 convertible loans issued to Bosma Limited and Jun Zhu. In January 2004, Bosma Limited and Jun Zhu converted the October 2001 loans into our Series A convertible preferred shares, and therefore, we no longer paid interest on those particular loans after January 2004. Another factor is that we earned more interest income on increased interest-bearing deposits in banks in the nine months ended September 30, 2004.

Other Income (Expense), Net.    Other income, net for the nine months ended September 30, 2004 was RMB761,942 (US$92,060), and other expense, net for the same period in 2003 was RMB58,834, primarily due to the receipt of governmental financial incentives of RMB760,675 (US$91,907) in 2004.

Income Tax Benefit (Expense).    Income tax expenses for the nine months ended September 30, 2004 was RMB2.5 million (US$0.3 million), and income tax benefit for the nine months ended September 30, 2003 was RMB5.6 million, primarily because The9 Computer, our operating subsidiary in China, did not become profitable until 2004.

Equity in Profit of Affiliated Companies, Net of Taxes.    Equity in profit of affiliated companies, net of taxes, for the nine months ended September 30, 2004 decreased by 43.2% to RMB15.6 million (US$1.9 million) from RMB27.4 million for the nine months ended September 30, 2003, primarily due to the decrease in net income of 9Webzen. 9Webzen’s net income decreased by 38.7% from RMB 53.7 million for the nine months ended September 30, 2003 to RMB32.9 million for the nine months ended September 30, 2004. During the first nine months of 2004, 9Webzen’s results were negatively affected by, among other factors, the use of illegal game servers. Some Internet cafés have misappropriated the MU game server software enabling their customers to play MU without paying for game playing time. On the other hand, 9Webzen recognized revenue in a total amount of RMB20.8 million for the nine months ended September 30, 2004, with respect to value in game accounts that were activated but not utilized nor had any value added to them for more than seven months. For a further discussion of the results of 9Webzen, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – 9Webzen’s Selected Quarterly Results of Operations and Operating Data.”

Net Income.    Net income for the nine months ended September 30, 2004 decreased to RMB16.7 million (US$2.0 million) from RMB28.2 million for the same period in 2003, as a result of the increases in our cost of services and operating expenses, coupled with the decrease in our share of profit in 9Webzen, as described above. Our results of operations for the nine months ended September 30, 2004 were characterized by certain trends, in particular, a significant increase in our operating expenses associated with preparing for the launch of additional games and the significant negative impact on 9Webzen from the use of illegal game servers during the same period.

The following table sets forth certain of 9Webzen’s unaudited summary consolidated statements of operations data for the nine months ended September 30, 2003 and 2004, certain of 9Webzen’s audited summary consolidated balance sheet data as of June 30, 2004 and certain of 9Webzen’s unaudited consolidated balance sheet data as of September 30, 2004.

	Nine Months Ended September 30,
	2003	2004
	RMB	RMB	US$(1)
	(unaudited)	(unaudited)
	(in thousands)
Consolidated statement of operations data:
Revenues	170,360	129,672	15,667
Sales tax	(10,470)	(6,516)	(787)

Net revenues	159,890	123,156	14,880
Cost of services	(66,105)	(65,669)	(7,934)

Gross profit	93,785	57,487	6,946
Operating expenses	(27,205)	(29,666)	(3,584)

Income from operations	66,580	27,821	3,362
Interest income, net	32	476	58
Other income, net	12	3,905	471

Income before income tax benefit (expense)	66,624	32,202	3,891
Income tax benefit (expense)	(12,905)	731	88

Net income (loss)	53,719	32,933	3,979

	As of June 30, 2004	As of September 30, 2004
	RMB	RMB	US$(1)
		(unaudited)
	(in thousands)
Consolidated balance sheets data:
Cash and cash equivalents	20,238	24,774	2,993
Non-current assets	58,662	55,699	6,730
Total assets	205,335	207,636	25,087
Current liabilities	103,935	95,230	11,506
Total shareholders’ equity	101,400	112,406	13,581
Total liabilities and shareholders’ equity	205,335	207,636	25,087

(1)	Translation of RMB amounts into U.S. dollars was made at a rate of RMB8.2766 to US$1.00, the noon buying rate in effect on September 30, 2004. See “Exchange Rate Information.”

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – 9Webzen’s Selected Quarterly Results of Operations and Operating Data” for a discussion of 9Webzen’s quarterly results of operations, including those for the quarterly period ended September 30, 2004.

Holding Company Structure

We are a holding company incorporated in the Cayman Islands, and rely primarily on dividends and other distributions from 9Webzen, our affiliate, and The9 Computer, our subsidiary in China, for our cash requirements. 9Webzen, in turn, relies on dividends and other payments from 9Webzen Shanghai, its subsidiary in China. Distribution and other payments by 9Webzen to us are subject to the approval of Webzen. In addition, if 9Webzen incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Current Chinese regulations restrict our affiliated entities and

VIE subsidiaries from paying dividends in the following two principal aspects: (i) our affiliated entities and VIE subsidiaries in China are only permitted to pay dividends out of their respective accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations; and (ii) these entities are required to allocate a portion of their respective net profits each year, if any, to certain capital reserves, and these reserves are not distributable as cash dividends. As of June 30, 2004, approximately RMB9.5 million (US$1.1 million) of our portion of the net assets of our affiliated entities and VIE subsidiaries in China were subject to the regulatory restrictions on transfer to their shareholders in the form of cash dividends. To date, we have not received any dividends from The9 Computer, and do not expect to receive any dividends from it in the foreseeable future. 9Webzen Shanghai has declared a dividend of US$12.1 million for its fiscal year 2003, US$6.0 million of which has been paid to 9Webzen.

Regulation of Internet Businesses in China

The Chinese government heavily regulates the Internet sector in China, including the legality of foreign investments in the Chinese Internet sector, the permit requirements for companies in the Internet industry and the existence and enforcement of restrictions on Internet content and the licensing.

In order to comply with restrictions imposed by current Chinese laws and regulations on foreign ownership of the Internet content provision, Internet culture operation and advertising businesses in China, we, through 9Webzen, operate our Chinese online gaming and Internet content provision businesses through contractual arrangements with Shanghai IT. Shanghai IT is ultimately owned by Jun Zhu and Jie Qin, both of whom are Chinese citizens as well as shareholders of The9. See “Chinese Government Regulations.”

In April 2001, the Chinese government began tightening its supervision of Internet cafés, closing unlicensed Internet cafés, requiring those remaining open to install software to prevent access to sites deemed subversive and requiring web portals to sign a pledge not to host subversive sites. Furthermore, the Chinese government’s policy, which encourages the development of a limited number of national and regional Internet café chains and discourages the establishment of independent Internet cafés, may slow down the growth of Internet cafés. Recently, a Chinese government agency suspended the issuance of Internet café licenses. It is unclear when this suspension will be removed, if at all. As Internet cafés are the primary venue for users to play our games, any reduction in the number, or any slowdown in the growth, of Internet cafés in China, or any tightening of the governmental requirements relating to the customers’ age, business hours and other operational aspects of Internet cafés, could limit our ability to maintain or increase our revenues and expand our customer base, which will materially and adversely affect our business and results of operations. Furthermore, the Ministry of Culture has recently issued a notice to require, among other things, the review and prior approval of all the new online games licensed from foreign game developers and related license agreements. The pre-approval will not be granted if the Ministry of Culture finds the content of the game objectionable or the terms of the related license agreement grossly unfairly to the Chinese licensee. There is no assurance that we will be able to obtain the pre-approvals for WoW and other new foreign games in a timely manner. In addition, it has been reported that the State News and Publication Bureau, which is a government agency responsible for regulating publishing activities in China, will adopt regulations affecting online games, and we cannot be certain when these regulations will become effective, what form they will take or how they may affect our business. Should the Chinese government continue to tighten its regulation of the Internet and online games, and its supervision of Internet cafés, this could limit or slow down our growth prospects, as well as reduce our revenues and earnings.

Certain Chinese regulatory authorities have published regulations that subject website operators to potential liability for content included on their websites and the actions of users and others using their systems. As these regulations are relatively new and subject to interpretation by the relevant authorities, it may not be possible for us to determine in all cases the type of content that could result in liability to for us as a website operator. To the extent that Chinese regulatory authorities find any portion of our content objectionable, they may require us to limit or eliminate the dissemination of such information or otherwise curtail the nature of such content on our websites, which may reduce our user traffic. In addition, we may be subject to significant penalties for violations of those regulations arising from information displayed on, retrieved from or linked to our websites, including a suspension or shutdown of our operations.

Income and Business Taxes

Companies established in China are generally subject to the EIT, at a statutory rate of 33%. Currently, The9 Computer and 9Webzen Shanghai are subject to a 15% EIT rate due to their place of incorporation in the Pudong New District of Shanghai. In addition, 9Webzen Shanghai is currently exempt from EIT as the applicable government authorities in Shanghai granted it the “software enterprise” status. This tax status entitles 9Webzen Shanghai to some preferential tax treatment, including EIT exemption for 2003 and 2004, and a 50% reduction of its applicable tax rates for three years thereafter. The continued eligibility of 9Webzen Shanghai for such preferential tax treatment is subject to the applicable government authorities’ annual inspection of 9Webzen Shanghai’s qualifications as a software enterprise, which include achieving a specified percentage of qualifying sales revenue relative to total revenue. See “Risk Factors — Risks Related to Our Company — If tax benefits currently available to The9 Computer and 9Webzen Shanghai are reduced or repealed, our business could suffer.” In addition, the subsidiaries and affiliates of The9 and 9Webzen in China are subject to the business tax at a statutory rate of 5% of the gross revenues generated by each of them. This business tax is deducted from the total revenues of The9 and 9Webzen, as applicable.

Investment in Object Software

In order to enhance our game development capabilities, in April 2004, we invested US$4.0 million for a 20% stake in Object Software, an established game developer in China which has developed a number of PC games and online games including several award-winning games. Concurrently with our equity investment, we have obtained a right of first refusal to acquire licenses to operate in China all the online games developed by Object Software during the two-year period after our investment. Subsequent to this initial investment, we would be required to acquire the remaining ownership interest in Object Software if certain conditions, including Object Software’s performance targets, are met. We believe it is unlikely that all these conditions will be met. For a detailed description of our investment in Object Software, see “Arrangements with Online Game Developers — Arrangements regarding Object Software.”

As a result of our initial US$4.0 million investment in Object Software, we have significant influence on but not control over Object Software’s operations. Therefore, we account for our initial investment in Object Software under the equity method of accounting. As our consideration for the investment is in excess of our percentage ownership of the fair value of Object Software’s net tangible assets, the excess represents the goodwill. The investment in Object Software will be regularly reviewed for other-than-temporary impairment. The impairment of goodwill charges, if any, may have a significant impact on our financial statements. Additionally, our share of Object Software’s earnings or losses from the date of our investment will be recognized as part of our results of operations.

Critical Accounting Policies

We prepare financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application assists management in making their business decisions.

Revenue Recognition.    We generate most of our revenue from providing game operating support services to 9Webzen. Our revenue for these game operating support services is currently determined based on contractual arrangements at 10.5% of 9Webzen’s net revenues from the sale of prepaid cards and online points as determined in accordance with U.S. GAAP. 9Webzen derives, and expects to continue to generate, most of its revenues from the sale of prepaid cards and prepaid online points to distributors who in turn sell them to end users. All prepaid fees received from distributors are initially recognized as advances from customers and as deferred revenue upon the customer’s online registration and activation of their cards or online points. 9Webzen recognizes revenue based upon the actual usage of the game playing time by end customers or when the end customers are no longer entitled to access the online game products. The royalties and costs related to the prepaid fees are also deferred until revenue for those prepaid fees is recognized.

9Webzen’s end customers are required to activate their prepaid game cards by using access codes and passwords to transfer the value of those cards to their personal game accounts. Under 9Webzen’s current expiration policy, if a user’s personal game account is not used and the user does not transfer additional value to the account in a six-month period, 9Webzen is entitled to suspend the use of that account. Users may reactivate their suspended accounts by purchasing a new card and transferring its value to that account within one month after suspension. Thereafter, the account expires and any unused balance in that account may no longer be used. Historically, 9Webzen has not enforced this expiration policy.

A portion of 9Webzen’s deferred revenue is composed of value for game points which are sold to end customers but which have not been used for an extended period of time. 9Webzen recognizes revenue when end customers are no longer entitled to access MU or when 9Webzen believes the likelihood that it would provide further online game service to those customers is remote. However, as of December 31, 2003, 9Webzen had not recognized revenue related to those inactive accounts because of its limited operating history. MU, 9Webzen’s only online game, was commercially launched in February 2003. As 9Webzen continued to operate MU, it has gained additional operational statistics and historical data. Although 9Webzen has not enforced its expiration policy historically, it believes that the likelihood that it would render online games services in connection with inactive accounts that have not been used nor have had any value added thereto in excess of seven months is remote. Accordingly, for the first half of 2004, it recognized revenues and related amounts of deferred expenses with respect to game accounts that were activated but have neither been utilized nor have had value added to them for over seven months. As a result of this policy, 9Webzen recognized additional revenues of RMB11.3 million (US$1.4 million) in the six months ended 2004, excluding the revenues recognized by The9 pursuant to the revenue-sharing arrangement. 9Webzen also recognized related expenses, mainly in the form of royalty payments of RMB896,717 (US$108,338) in the same period. 9Webzen does not recognize revenues for game cards which are sold but not yet activated as management believe it is more likely than not that some of these cards will be activated in the future and 9Webzen will be required to provide services related to those cards. Future usage may differ from the historical usage patterns on which 9Webzen’s revenue recognition policy is based. 9Webzen will continue to monitor the operational statistics and usage patterns related to the inactive accounts.

We contract with various subsidiaries of China Mobile for the transmission of wireless short messaging services. For the six month period ended June 30, 2004, SMS revenues amounted to RMB5.7 million (US$0.7 million), representing 32.0% of our total net revenues. We recognize SMS revenues in the period in which the service is performed, provided that no significant obligation remains, collection of receivables can be reasonably determined and the amount can be reasonably estimated. We measure our SMS revenues based on the total gross amount paid by our customers, for which China Mobile bills and collects on our behalf. We have considered EITF 99-19, “Reporting Revenue Gross as a Principal or Net as an Agent” in determining whether we should recognize such revenues at gross or net of revenue sharing by China Mobile for billing and transmission services. Based on our contractual arrangements with China Mobile, we believe that the gross approach is appropriate as we are the primary obligor to end users with the respect to the mobile value-added services. Determination of whether revenues should be recorded gross or net requires significant judgment.

Our estimation of SMS revenues is based on our internal records of billings and transmissions for the month, adjusted by discrepancies between our estimated revenues and actual revenues confirmed by China

Mobile. Due to the time lag of receiving billing statements from China Mobile, we may not always receive the billing statements prior to the release of our financial statements. To the extent we do not receive billing statements from China Mobile prior to the release of our financial statements, we have to rely on our internal records, which sometimes may not reflect billing and transmission failures.

Product Development.    We and 9Webzen recognize software development costs for the development of software, including online games, to be sold or marketed to customers in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” As such, we expense software development costs incurred prior to technological feasibility. Once a software product becomes technologically feasible, all subsequent software costs for that product are capitalized until that product is released for sale. Determination of technological feasibility requires significant judgment. Technological feasibility is evaluated on a product-by-product basis but typically occurs once the online game is operative in the same language in which the online game will be marketed on a massive multi-player level. After an online game is released, the capitalized product development costs are amortized to expense based on the expected life of the game. This expense is recorded as a component of cost of services. Since our incorporation, we have not capitalized any development costs because the amount qualifying for capitalization has been immaterial.

Income Taxes.    We and 9Webzen account for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred taxes are determined based upon the differences between the carrying value of assets and liabilities for financial reporting and tax purposes at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change.

A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including our ability to generate taxable income within the period during which the temporary differences reverse or our tax loss carryforwards expire, the outlook for the Chinese economic environment, and the overall future industry outlook. We consider these factors in reaching our conclusion on the recoverability of the deferred tax assets and determine the valuation allowances necessary at each balance sheet date.

9Webzen Shanghai qualifies as a “software enterprise” under the applicable rules and regulations in China. This classification entitles 9Webzen Shanghai to enjoy income tax exemption for the year ended December 31, 2003 for which the Shanghai tax authorities have granted approval, subject to the annual inspection of 9Webzen Shanghai’s satisfaction of certain specified requirements, which include achieving a certain level of qualified software sales. No income tax provision has been made for 9Webzen Shanghai in its financial statements for the year ended December 31, 2003 as 9Webzen Shanghai passed the annual inspection in August 2004. Total tax savings for 9Webzen Shanghai from such tax exemption was approximately RMB20.9 million (US$2.5 million) for the year ended December 31, 2003. This tax savings contributed an additional RMB10.6 million (US$1.3 million) to our net income. Since this tax benefit will only be granted upon achieving certain qualified software sales on an annual basis, there is no guarantee that 9Webzen Shanghai will continue to maintain its software enterprise status and enjoy such tax benefits in future years.

Consolidation of Variable Interest Entities.    Our company is incorporated in the Cayman Islands and considered as a foreign entity under the Chinese laws. Due to the restrictions on foreign ownership on the provision of online games, we are dependent on Shanghai IT to hold the licenses necessary for conducting our online game business in China. The9 Computer and 9Webzen Shanghai have entered into contractual arrangements with Shanghai IT for the exclusive right to use its relevant licenses and websites.

We do not have any voting or ownership interest in Shanghai IT. But pursuant to various agreements entered into among us, Shanghai IT and the shareholders of Shanghai IT, we generally have economic control of Shanghai IT. Because of this, we are considered the primary beneficiary of Shanghai IT and accordingly we consolidate Shanghai IT’s results in our financial statements.

Property, Equipment and Software.    In addition to the original cost of property, equipment and software, the recorded value of these assets is impacted by a number of estimates and assumptions, including estimated useful lives, residual values and impairment charges. SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its undiscounted future cash flows. For each of 2001, 2002, 2003 and the six-month period ended June 30, 2004, we did not recognize any impairment charges for property, equipment and software, judgments or estimates had been utilized, material differences could have resulted in the amount and timing of the impairment charge.

Most of our computer and equipment for our online game operation is amortized over an estimated useful life of five years. We believe amortization over a five year period to be appropriate. However, if a useful life of three years were used to amortize The9’s computer and equipment, additional amortization charges of approximately RMB1.2 million, RMB1.5 million, RMB0.6 million and RMB12.3 million (US$1.5 million) would have been recognized in 2001, 2002, 2003 and the six-month period ended June 30, 2004, respectively. 9Webzen’s computer and equipment for its MU game operation is amortized over an estimated useful life of three years. We believe amortization over a three year period to be appropriate given consideration to the estimated life of computer and equipment.

Share-Based Compensation.    On December 25, 2000, our shareholders entered into agreements that granted two of our executive officers and a third party the right to purchase from our shareholders an aggregate of 715,000 ordinary shares at price of US$0.70 per share. On December 31, 2002, our shareholders entered into agreements that granted the same officers and the same third party the right to purchase an additional 429,000 ordinary shares at a price of US$4.90 per share.

We account for share-based compensation arrangements with employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and comply with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”. In general, compensation cost under APB No. 25 is recognized based on the difference, if any, between the estimated fair value of our ordinary shares and the amount an employee is required to pay to acquire the ordinary shares, as determined on the date the option is granted. Compensation cost, if any, is recorded in shareholders’ equity as additional paid-in capital with an offsetting entry recorded to deferred share-based compensation. Deferred share-based compensation is amortized and charged to expense based on the vesting terms of the underlying options. As the purchase prices were more than the estimated fair value of our ordinary shares at the respective grant dates, we have not recognized any share-based compensation expense under APB No. 25.

We account for share-based arrangements with third parties in accordance with SFAS No. 123 and recognize expense based on the estimated fair value of the purchase rights determined under the Black-Scholes option pricing model. Total expense recognized for the grant of purchase rights to a third party in 2002 was RMB380,000.

Accounting for share-based arrangements requires significant judgement, including, among other things, estimates of the fair value of our ordinary shares and certain assumptions, including volatility, required to determine the estimated fair value of the purchase rights granted.

When estimating the fair value of our ordinary shares on the grant date, we review both internal and external sources of information. As we have historically been a private company, the sources used to determine the fair value of the underlying shares at the date of measurement are subjective in nature and are based on, among other factors, (i) our financial condition as of the date of grant, (ii) our financial and operating prospects at that time, and (iii) competitor valuations based on price-earnings and trading price.

As we have historically been a private company, the volatility of the fair value of our ordinary shares cannot be readily determined. In determining the estimated volatility of the fair value of our ordinary shares, we have referenced the volatility of publicly traded companies’ share prices in similar industries. Volatility of publicly traded companies may not necessarily be representative of the volatility of our ordinary shares.

The9’s Selected Quarterly Results of Operations

We believe comparisons of The9’s most recent quarters of operation, which we have included below, provide important information for investors regarding its results of operations and illustrate the recent trends in our business, particularly since the majority of our operating activity and growth has occurred during our most recent quarters. However, due to the factors noted in “Risk Factors – Risks Related to Our Company – We experience fluctuations in quarterly operating results,” many of which are beyond our control, you should not rely on quarter-to-quarter comparisons to predict our future performance. Unfavorable changes in any of these factors may adversely affect our business and operating results. In the future, we may not publicly report or otherwise provide comparisons of financial information for sequential quarters if we determine that it is no longer meaningful for investors for purposes of understanding our business. The following table presents our unaudited selected quarterly results of operations for the seven quarters ended September 30, 2004. You should read the following table in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as our audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

	Three Months Ended (unaudited)
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004
	(in RMB thousands)
Revenues:
Online game services	55	268	103	247	98	113	89
Game operating support, website solutions and advertisement	2,485	3,197	3,634	4,020	5,559	7,149	5,958
Short message services	—	—	—	—	1,045	4,660	2,706
Other revenues	—	636	1,623	1,000	16	129	174

Total revenues	2,540	4,101	5,360	5,267	6,718	12,051	8,926

Sales taxes	(127)	(210)	(271)	(275)	(338)	(590)	(509)

Net Revenues	2,413	3,891	5,089	4,992	6,380	11,461	8,417

Cost of services	(1,120)	(1,445)	(1,919)	(2,008)	(2,119)	(2,191)	(2,518)

Gross profit	1,293	2,446	3,170	2,984	4,261	9,270	5,899

Operating expenses:
Product development	(616)	(574)	(789)	(831)	(1,665)	(1,230)	(3,560)
Sales and marketing	(1,596)	(1,029)	(627)	(529)	(900)	(1,403)	(1,607)
General and administrative	(2,007)	(1,666)	(1,663)	(4,003)	(2,376)	(3,587)	(3,911)

Total operating expenses	(4,219)	(3,269)	(3,079)	(5,363)	(4,941)	(6,220)	(9,078)

Income (loss) from operations	(2,926)	(823)	91	(2,379)	(680)	3,050	(3,179)

Interest income (expense), net	(402)	(340)	(292)	(347)	119	(85)	(205)
Other income (expense), net	(26)	74	(107)	224	(72)	72	762

Loss before income tax benefit (expense), minority interests and equity in profit (loss) of affiliated companies	(3,354)	(1,089)	(308)	(2,502)	(633)	3,037	(2,622)
Income tax benefit (expense)	467	97	5,028	258	(431)	(1,125)	(896)

Minority interests	—	—	—	—	907	1,328	1,528

Income (loss) before equity in profit (loss) of affiliated companies	(2,887)	(992)	4,720	(2,244)	(157)	3,240	(1,990)

Equity in profit (loss) of affiliated companies, net of taxes	7,458	11,829	8,110	22,480	3,517	6,906	5,143

Net income (loss)	4,571	10,837	12,830	20,236	3,360	10,146	3,153

Our quarterly net income experienced fluctuations since the commercial launch of MU in China in February 2003. In the quarter ended September 30, 2003, we reversed a portion of allowances for deferred tax assets in the amount of RMB5.1 million, thus resulting in a significant increase in income tax benefits in that quarter. In the quarter ended December 31, 2003, our share of the profits in 9Webzen increased substantially due to the increase in the net income of 9Webzen during the same period. In the quarter ended March 31, 2004, our share of the profits in 9Webzen decreased to RMB3.5 million because of the reduction of 9Webzen’s online game services revenue and increase of operating expenses due primarily to additional resources used and expenses incurred to mitigate the effects of the use of illegal servers and to attract and retain users.

In the quarter ended September 30, 2004, revenues from our game operating support, website solutions and advertisement decreased to RMB6.0 million from RMB7.1 million in the previous quarter, primarily due to the decreased MU revenues for the quarterly period, of which we shared 10.5%. See “– 9Webzen’s Selected Quarterly Results of Operations and Operating Data.” In the same quarterly period, revenues from our SMS services decreased to RMB2.7 million from RMB4.7 million in the previous quarter primarily because China Mobile adopted a new policy requiring us to obtain subscribers’ confirmation of subscriptions before the SMS service can be activated. We believe that as a result of this new policy, there were fewer subscribers to our SMS services in the quarter ended September 30, 2004. Cost of services increased to RMB2.5 million from RMB2.1 million in the previous quarter, primarily due to the increased rental cost of Internet data centers and production cost of installation packages for Mystina Online, a new licensed MMORPG which commenced open beta testing in September 2004. Operating Expenses increased to RMB9.1 million from RMB6.2 million in the previous quarter primarily due to the substantial increase in product development expenses. Product development expenses increased to RMB3.2 million in the quarter ended September 30, 2004 from RMB1.2 million in the previous quarter. The increase in product development expenses was attributable primarily to the development of Joyful Journey West, which is our first proprietary MMORPG game, and other proprietary games in the initial development stage. General and administrative expenses increased to RMB3.9 million in the third quarter ended September 30, 2004 from RMB3.6 million in the previous quarter primarily as a result of an increase in our general and administrative staff. Other income included a one-time governmental financial incentive in the amount of RMB0.7 million received by us in the quarter ended September 30, 2004. As a result of the cumulative effect of the foregoing factors, our net income decreased to RMB3.2 million in the third quarter of 2004 from RMB10.1 million in the previous quarter.

9Webzen’s Selected Quarterly Results of Operations and Operating Data

We believe comparisons of 9Webzen’s most recent quarters of operation, which we have included below, provide important information for investors regarding its results of operations and illustrate the recent trends in our business, particularly since the majority of 9Webzen’s operating activity and growth has occurred during the most recent quarters. However, due to the factors noted in “Risk Factors – Risks Related to Our Company – We experience fluctuations in quarterly operating results,” many of which are beyond our control, you should not rely on quarter-to-quarter comparisons to predict our future performance. Unfavorable changes in any of these factors may adversely affect our business and operating results. In the future, we may not publicly report or otherwise provide comparisons of financial information for sequential quarters if we determine that it is no longer meaningful for investors for purposes of understanding our business. The following table presents 9Webzen’s unaudited selected quarterly results of operations and operating data for the seven quarters ended September 30, 2004. You should read the following table in conjunction with 9Webzen’s consolidated financial statements and related notes contained elsewhere in this prospectus. The unaudited financial information has been prepared on the same basis as the audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, that 9Webzen considers necessary for a fair presentation of its financial position and operating results for the quarters presented.

	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004
	(unaudited)
	(in RMB thousands, except percentages and operating data)
Consolidated Statement of Operation Data:
Revenues:
Online game services	43,061	63,805	62,081	74,982	40,196	47,658	41,188
Other revenues	—	480	933	643	129	428	73

Total revenues	43,061	64,285	63,014	75,625	40,325	48,086	41,261
Sales taxes	(2,164)	(3,744)	(4,562)	(5,039)	(2,026)	(2,417)	(2,073)

Net revenues	40,897	60,541	58,452	70,586	38,299	45,669	39,188

Cost of services	(16,594)	(22,737)	(26,773)	(28,466)	(21,168)	(23,496)	(21,004)

Gross profit (loss)	24,303	37,804	31,679	42,120	17,131	22,173	18,184
Operating expenses:
Product development	(962)	(1,328)	(1,402)	(1,326)	(1,919)	(1,816)	(1,329)
Sales and marketing	(4,841)	(4,290)	(5,999)	(6,945)	(5,052)	(3,888)	(4,023)
General and administrative	(1,304)	(3,012)	(4,068)	(3,963)	(3,918)	(3,303)	(4,418)

Total operating expenses	(7,107)	(8,630)	(11,469)	(12,234)	(10,889)	(9,007)	(9,770)

Income (loss) from operations	17,196	29,174	20,210	29,886	6,242	13,166	8,414
Interest income (expense), net	—	7	25	36	285	181	2
Other income (expense), net	10	57	(55)	(2)	134	1,446	2,333

Income (loss) before income tax benefit (expense)	17,206	29,238	20,180	29,920	6,661	14,793	10,749
Income tax benefit (expense)	(2,581)	(6,045)	(4,279)	14,159	235	239	257

Net income	14,625	23,193	15,901	44,079	6,896	15,032	11,006

Other Financial Data:
Gross profit margin	56.4%	58.8%	50.3%	55.7%	42.5%	46.1%	44.1%
Operating profit margin	39.9%	45.4%	32.1%	39.5%	15.5%	27.4%	20.4%
Net margin	34.0%	36.1%	25.2%	58.3%	17.1%	31.3%	26.7%
Selected Operating Data:
Average monthly active paying MU users (in thousands)(1)	1,109.5	1,687.0	1,993.3	2,375.5	1,885.6	1,568.4	1,527.0
Peak concurrent MU users (in thousands)(2)	248.2	257.4	235.1	310.5	223.0	165.0	189.0
Average concurrent MU users (in thousands)(3)	142.8	134.2	142.4	201.6	100.1	139.9	134.3
Average revenue per MU user-hour(4) (in RMB)	0.23	0.22	0.20	0.17	0.21	0.18	0.16

(1)	In measuring average monthly active paying MU users, we determine the total number of game players who have used their prepaid game playing time during each month of a calendar quarter, then divide that number by three to derive monthly averages.
(2)	In measuring peak concurrent MU users, we determine the number of users logged on to MU at 15-minute intervals for that period. The highest among the data for each 15-minute interval during a particular period is the number of peak concurrent MU users for that period.
(3)	In measuring average concurrent MU users, we determine the number of users logged on to MU at 15-minute intervals, then average that data over the course of a day to derive daily averages. Average daily information is further averaged over a particular period to determine average concurrent users for that period.
(4)	Average revenue per MU user-hour is the total revenues derived from operating MU in China, which are net of distribution discounts, for the period divided by the total number of user-hours in such period. The total number of user-hours for a quarterly period is equal to the average concurrent MU users for that period multiplied by 2,160 hours. The total MU revenues include 10.5% MU revenues recognized by The9 pursuant to the new revenue-sharing arrangement effective January 1, 2004. The total revenues derived from operating MU in China include the recognition of revenue in the amounts of RMB3.4 million, RMB7.9 million and RMB9.5 million for each of the three quarters ended March 31, June 30 and September 30, 2004, respectively, with respect to value in game accounts that were activated but not utilized nor had any value added to them for more than seven months.

9Webzen’s quarterly revenues experienced fluctuations since it commercialized MU in China in the first quarter of 2003. The fluctuations were primarily attributable to the fluctuations in revenue from the sales of MU playing time. In the third quarter of 2003, 9Webzen distributed many free promotional prepaid cards in the aftermath of the SARS outbreak which occurred during the second quarter of 2003, and thus recognized less revenues from MU.

For the first quarter of 2004, revenues from online game services decreased by 46.4% to RMB40.2 million (US$4.9 million) from RMB75.0 million for the fourth quarter of 2003, primarily because of increased use of illegal game servers and the new revenue sharing arrangement between The9 and 9Webzen. Illegal game servers are generally hosted by Internet cafés which install the misappropriated MU software on their servers, enabling their customers to play MU without paying for the MU playing time. We are able to identify the use of illegal servers through third-party Internet search engines. We believe that as a result of increased use of illegal game servers during the first quarter of 2004, fewer customers paid for the MU playing time, which contributed to the decline in 9Webzen’s revenue for the period. We also believe that, to a certain extent, releasing upgrades to MU can help reduce the negative impact of illegal servers on 9Webzen’s revenue as MU players are generally less inclined to play the older versions of MU provided by illegal server operations. However, 9Webzen postponed releasing upgrades to MU during the first quarter of 2004 in order to work with Webzen to develop better security features, which are designed to make the upgraded MU server software less vulnerable to misappropriation and piracy. 9Webzen has resumed releasing upgrades to MU since April 2004. In addition, 9Webzen increased its cooperation with law enforcement authorities in China in an effort to reduce the use of illegal game servers. On the other hand, in January 2004, 9Webzen entered into a new revenue-sharing arrangement with us whereby we are entitled to 10.5% of the MU revenues. Under the new revenue-sharing arrangement, 9Webzen recognized the MU revenues excluding the 10.5% thereof received by us. Prior to 2004, 9Webzen was required to pay us only 5% of the MU revenues and a fixed annual fee of RMB10,000, which were recognized as cost of services. The decrease in online game revenues was offset in part by the RMB1.4 million governmental financial incentive received by 9Webzen during the period. 9Webzen is classified as a “software enterprise” by the relevant governmental authorities in Shanghai, and therefore, is qualified to receive governmental financial incentives. The relevant municipal governmental authorities in Shanghai determine the timing of granting such financial incentives. While no assurances can be given, 9Webzen Shanghai expects to receive additional business tax refunds in the form of governmental financial incentives from time to time, as long as 9Webzen Shanghai maintains its software enterprise status. The decrease was also offset in part by 9Webzen’s recognition of revenues in the amount of RMB3.4 million with respect to game accounts that were activated but have not been utilized nor had any value added to them for more than seven months. In subsequent quarterly periods, we also recognized such revenues in the amounts of RMB7.9 million and RMB9.5 million in the quarters ended June 30, 2004 and September 30, 2004, respectively. In the second quarter of 2004, we introduced weekly unlimited usage subscription cards. We expect that as the percentage of MU players using weekly unlimited usage subscription cards increases, the recognition of revenues from game accounts activated but not utilized, which are associated with limited usage point cards, will decrease.

In the quarter ended September 30, 2004, 9Webzen’s revenues from online game services decreased to RMB41.2 million from RMB47.7 million in the previous quarter, primarily due to the fact that in the third quarter of 2004, a higher portion of MU players purchased weekly unlimited usage subscription cards as compared to point cards which charge users based on the actual time spent playing MU. 9Webzen’s operating expenses increased to RMB9.8 million from RMB9.0 million in the previous quarter. 9Webzen hired additional MU game masters in the quarter ended September 30, 2004, which contributed to the increase in general and administrative expenses for the period. 9Webzen’s other income included a one-time governmental financial incentive in the amount of RMB2.3 million. As a result of the cumulative effect of the foregoing factors, 9Webzen’s net income decreased to RMB11.0 million in the third quarter of 2004 from RMB15.0 million in the previous quarter.

Our average revenue per MU user-hour for each quarter is affected by the type of MU game cards we sold during the quarter, as our different game cards offer different hourly prices. For example, during the quarter ended June 30, 2004, we began to sell weekly MU game cards whose hourly price was lower than MU point cards which constituted most of our sales in the previous quarter. During the quarter ended September 30, 2004, a higher portion of MU players purchased weekly unlimited usage subscription cards as compared to point cards. We charge users of point cards based on the actual time they spent playing MU. Thus, the hourly price of point cards may be higher than that of weekly cards.

9Webzen accrued for EIT tax liability of 9Webzen Shanghai at 15% of 9Webzen Shanghai’s profit before taxation, computed in accordance with the Chinese EIT law for the three-quarter period ended September 30, 2003. However, beginning from October 1, 2003, as 9Webzen Shanghai qualified for the “Software Enterprise” status tax exemption, 9Webzen ceased the provision for EIT liability of 9Webzen Shanghai and reversed all EIT provisions in the previous three quarters.

The9’s Results of Operations

The following table sets forth a summary of our consolidated statements of operations as a percentage of net revenues for the periods indicated.

	Year Ended December 31,			Six Months Ended
	2001	2002	2003	June 30, 2003	June 30, 2004
				(unaudited)
Revenues:
Online game services	43.7%	42.2%	4.1%	5.1%	1.2%
Game operating support, website solutions and advertisement	58.8%	63.1%	81.4%	90.1%	71.2%
Short message services	—	—	—	—	32.0%
Other revenues	2.9%	0.9%	19.9%	10.1%	0.8%
Sales taxes	(5.4)%	(6.2)%	(5.4)%	(5.3)%	(5.2)%

Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of services	(65.1)%	(120.8)%	(39.6)%	(40.7)%	(24.2)%

Gross profit (loss)	34.9%	(20.8)%	60.4%	59.3%	75.8%

Operating expenses:
Product development	(127.2)%	(315.0)%	(17.2)%	(18.9)%	(16.2)%
Sales and marketing	(78.1)%	(91.6)%	(23.1)%	(41.6)%	(12.9)%
General and administrative	(123.9)%	(210.9)%	(57.0)%	(58.3)%	(33.4)%

Total operating expenses	(329.2)%	(617.5)%	(97.3)%	(118.8)%	(62.5)%

Loss from operations	(294.3)%	(638.3)%	(36.9)%	(59.5)%	13.3%
Interest income (expenses), net	(9.2)%	(29.4)%	(8.4)%	(11.8)%	(0.2)%
Other income (expense), net	1.4%	(5.6)%	1.0%	0.8%	— %
Income tax benefit (expense)	(3.0)%	(11.0)%	35.7%	9.0%	(8.7)%
Minority interests	— %	— %	— %	— %	12.5%
Equity in profit (loss) of affiliated company, net of taxes	— %	(168.7)%	304.4%	306.0%	58.4%

Net income (loss)	(305.1)%	(853.0)%	295.8%	244.4%	75.7%

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Revenues.    Our revenues for the first half of 2004 increased by 184.8% to RMB18.8 million (US$2.3 million) from RMB6.6 million for the first half of 2003, primarily due to the increase in revenues from our game operating support, website solutions and advertisement and SMS services, offset in part by the decrease in revenues from our online game service and other products and services. MU was commercially launched in February 2003.

Online Game Services.    For the first half of 2004, revenues from online game services decreased to RMB0.2 million (US$25,546) from RMB0.3 million for the first half of 2003, primarily due to the decrease in revenues we generated from the sale of playing time of the9 City.

Game operating support, website solutions and advertisement.    For the first half of 2004, revenues from game operating support, website solutions and advertisement increased by 122.8% to RMB12.7 million (US$1.5 million) from RMB5.7 million for the first half of 2003. The increase was primarily due to the increase in revenues from provision of MU-related game operating support services to 9Webzen. Pursuant to the amended revenue sharing arrangement which became effective from January 1, 2004, we are entitled to 10.5% of the revenues derived from MU in China. Prior to 2004, we were entitled to 5% of the total revenues derived from MU and a fixed annual license fee of RMB10,000 from 9Webzen. Another factor causing the increase in the first half of 2004 is that we recognized a total of RMB2.4 million (US$0.3 million) advertisement revenue from Junnet Group, our exclusive nationwide distributor of our prepaid game cards, for our MU promotion services.

Short Messaging Services.    We began offering SMS service near the end of 2003. In the six months ended June 30, 2004, revenues from our SMS service amounted to RMB5.7 million (US$0.7 million), representing 32.0% of our total net revenues.

Other Revenues.    For the first half of 2004, revenues generated from other products and services decreased to RMB0.1 million (US$17,398) from RMB0.6 million for the first half of 2003, primarily because of the decrease in revenues from 9Webzen for our promotion of MU for 9Webzen and non-recurring technical consulting for revenue earned in 2003.

Cost of Services.    Cost of services for the first half of 2004 increased by 68.0% to RMB4.3 million (US$0.5 million) from RMB2.6 million for the first half of 2003, primarily due to increased costs for upgrading the Pass9 system and SMS services. During the first half of 2004, The9 incurred approximately RMB1.0 million (US$0.l million) to develop better security features to the Pass9 system to enhance data integrity. In addition, these expenses consisted of compensation and benefits to additional personnel we hired in connection with SMS services, which commenced near the end of 2003.

Operating Expenses.    Operating expenses for the first half of 2004 increased by 49.1% to RMB11.2 million (US$1.3 million) from RMB7.5 million for the first half of 2003, primarily due to increases in product development expenses and general and administrative expenses, partially offset by a decrease in sales and marketing expenses.

Product Development.    Product development expenses for the first half of 2004 increased by 143.4% to RMB2.9 million (US$0.3 million) from RMB1.2 million for the first half of 2003, primarily due to expansion of our internal game development capabilities and increased expenditures to further upgrade our website.

Sales and Marketing.    Sales and marketing expenses for the first half of 2004 decreased by 12.2% to RMB2.3 million (US$0.3 million) from RMB2.6 million for the first half of 2003. The decrease was primarily due to 9Webzen’s commercial launch of MU in the first half of 2003, which required us to spend more on promoting our e-Sales system to Internet cafés during that time period than in the first half of 2004, during which the game was more established and our e-Sales system became more widely accepted.

General and Administrative.    General and administrative expenses for the first half of 2004 increased by 62.3% to RMB6.0 million (US$0.7 million) from RMB3.7 million for the first half of 2003, primarily due to the hiring of additional general and administrative personnel to prepare for the operation of WoW, Mystina Online and Joyful Journey West, increase in related office rental cost, and audit fees.

Interest Income (Expenses), Net.    Net interest income for the first half of 2004 was RMB33,788 (US$4,082), and net interest expense for the first half of 2003 was RMB741,947. In the first half of 2003, we accrued interest on the October 2001 and October 2002 convertible loans issued to us by Bosma Limited and Jun Zhu. In January 2004, Bosma Limited and Jun Zhu converted the October 2001 loans into our Series A convertible preferred shares, and therefore, we no longer paid interest on those particular loans after January 2004. Another factor is that we earned more interest income on increased interest-bearing deposits in banks in the first half of 2004.

Income Tax Benefit (Expense).    Income tax expenses for the first half of 2004 was RMB1.6 million (US$0.2 million), and income tax benefit for the first half of 2003 was RMB0.6 million, primarily because The9 Computer, our operating subsidiary in China, did not become profitable until 2004.

Equity in Profit of Affiliated Companies, Net of Taxes.    Equity in profit (loss) of affiliated companies, net of taxes for the first half of 2004 decreased by 46.0% to RMB10.4 million (US$1.3 million) from RMB19.3 million for the first half of 2003, primarily due to the decrease in net income of 9Webzen. See “—9Webzen’s Selected Quarterly Results of Operations and Operating Data.”

Net income (loss).    Net income (loss) for the first half of 2004 decreased to RMB13.6 million (US$1.6 million) from RMB15.4 million for the first half of 2003, as a result of the cumulative effect of the above factors.

Year 2003 Compared to Year 2002

Revenues.    Our revenues in 2003 increased by 426.4% to RMB17.3 million (US$2.1 million) from RMB3.3 million in 2002 primarily attributable to revenues derived from our game operating support services provided to 9Webzen in connection with its operation of MU game in China, and our MU-related promotional activities for 9Webzen, partly offset by the decrease in our online game service revenues.

Online Game Services.    In 2003, revenues from our online game services decreased by 48.3% to RMB0.7 million (US$0.1 million) from RMB1.3 million in 2002, because we focused our resources on providing technical support to 9Webzen in connection with its operation of MU in China in 2003.

Game Operating Support, Website Solutions and Advertisement.    In 2003, revenues generated from our game operating support, website solutions and advertisement services increased by 584.7% to RMB13.3 million (US$1.6 million) in 2003 from RMB1.9 million in 2002, primarily because we derived revenues from providing game operating support services to 9Webzen in connection with its operation of MU in China.

Other Revenues.    In 2003, revenues from our other products and services increased substantially to RMB3.3 million (US$0.4 million) from RMB29,242 in 2002, primarily due to the sale of our game-related accessories and promotional activities on behalf of 9Webzen.

Cost of Services.    Cost of services in 2003 increased by 74.0% to RMB6.5 million (US$0.8 million) from RMB3.7 million in 2002 primarily due to the costs associated with producing prepaid MU game cards.

Operating Expenses.    Operating expenses in 2003 decreased by 16.5% to RMB15.9 million (US$1.9 million) from RMB19.1 million in 2002, primarily due to a decrease in the product development expenses, partially offset by increased sales and marketing expenses and general and administrative expenses.

Product Development.    Product development expenses decreased by 71.1% to RMB2.8 million (US$0.3 million) in 2003 from RMB9.7 million in 2002, primarily because of the RMB4.1 million we paid to Webzen for the right to test and localize MU in China during the testing period in 2002 and other expenses we incurred in localizing MU prior to 9Webzen’s formation in October 2002.

Sales and Marketing.    Sales and marketing expenses increased by 33.5% to RMB3.8 million (US$0.5 million) in 2003 from RMB2.8 million in 2002, primarily because we incurred RMB1.6 million (US$0.2 million) of our marketing campaigns and hiring of additional sales and marketing staff in connection with our marketing of the e-Sales system to Internet cafés.

General and Administrative.    General and administrative expenses increased by 43.4% to RMB9.3 million (US$1.1 million) in 2003 from RMB6.5 million in 2002, primarily because of hiring of additional general and administrative staff in 2003 and additional audit fees.

Interest Expenses, Net.    Interest expenses increased by 52.2% to RMB1.4 million (US$0.2 million) in 2003 from RMB0.9 million in 2002 due to the accrued interests on the new convertible loans we borrowed from Bosma Limited and Jun Zhu in late 2002.

Income Tax Benefit (Expense).    In 2002, we incurred income tax expense totaling RMB0.3 million. In 2003, we received an income tax benefit of RMB5.9 million (US$0.7 million). Prior to 2003, we have historically generated losses and accordingly have recorded a valuation allowance prior to 2003 to the extent it was more likely than not that we would be unable to generate sufficient taxable income to realize our deferred tax assets. The decrease in our net income expense tax is attributable primarily to a reversal of valuation allowance in 2003 when we expected that future operations would generate sufficient taxable income to utilize the deferred tax assets.

Equity in Profit (Loss) of Affiliated Companies, Net of Taxes.    Equity in profit (loss) of affiliated companies, net of taxes represents the portion of profits or loss of 9Webzen attributable to us. In 2002, 9Webzen had no revenue but incurred expenses in preparing for the commercial launch of MU in China, resulting in a RMB5.2 million loss that was attributable to and actually shared by us. Subsequent to the commercial launch of MU in China in February 2003, 9Webzen achieved positive net income in 2003, RMB49.9 million (US$6.0 million) of which was attributable to us.

Net Income.    Net income increased substantially to RMB48.5 million (US$5.9 million) in 2003 from net loss of RMB26.3 million in 2002, as a result of the cumulative effect of the above factors.

Year	2002 Compared to Year 2001

Revenues.    Revenues in 2002 decreased by 40.6% to RMB3.3 million in 2002 from RMB5.5 million in 2001 primarily because we focused our operation activities on free testing of MU and preparing for the commercial launch of MU in China in the latter half of 2002.

Online Game Services.    In 2002, revenues from our online game services decreased by 43.1% to RMB1.3 million from RMB2.3 million in 2001, primarily because we did not provide major content updates to the9 City but instead focused on preparing for the commercial launch of MU in China in the latter half of 2002.

Game Operating Support, Website Solutions and Advertisement.    In 2002, revenues generated from our game operating support, website solutions and advertisement services decreased by 36.8% to RMB1.9 million in 2002 from RMB3.1 million in 2001, primarily because we actively engaged in cross-marketing activities to promote our game operating support, website solutions and advertisement services in 2001 and, as a result, were able to procure several major customers in that year.

Other Revenues.    In 2002, revenues from our other products and services decreased by 80.7% to RMB29,242 from RMB151,208 in 2001, because we sold more the9 City-related souvenirs as a result of our more active marketing and promotion of the9 City in 2001.

Cost of Services.    Cost of services in 2002 increased by 9.3% to RMB3.7 million from RMB3.4 million in 2001, primarily due to increased costs associated with our commercial operation of the9 City which commenced in December 2001.

Operating Expenses.    Operating expenses in 2002 increased by 10.5% to RMB19.1 million from RMB17.3 million in 2001, primarily due to a significant increase in product development expenses, offset in part by a decrease in sales and marketing expenses.

Product Development.    Product development expenses increased by 45.8% to RMB9.7 million in 2002 from RMB6.7 million in 2001, primarily due to the RMB4.1 million we paid to Webzen for the right to test and localize MU in China during the testing period in 2002.

Sales and Marketing.    Sales and marketing expenses decreased by 30.8% to RMB2.8 million in 2002 from RMB4.1 million in 2001, primarily because we reduced our marketing expenses in 2002 in response to the reduced demand for Internet-related services.

General and Administrative.    General and administrative expenses remain relatively consistent in 2002 as compared to 2001.

Interest Expenses, Net.    Interest expenses increased by 87.5% to RMB0.9 million in 2002 from RMB0.5 million in 2001 due to the interest accrued for the entire year of 2002 from the convertible loans we borrowed from Bosma Limited and Jun Zhu in late 2001.

Income Tax Benefit (Expense).    Income tax expense in 2002 increased by 117.5% to RMB0.34 million from RMB0.15 million in 2001. Income tax expenses for both 2001 and 2002 are solely attributable to a variable interest entity of the Group, and the increase in 2002 is mainly due to increase in taxable income of that entity by 117%.

Equity in Profit (Loss) of Affiliated Companies, Net of Taxes.    We shared RMB5.2 million of 9Webzen’s loss in 2002 as a shareholder of 9Webzen. We had no equity interests in 2001 because 9Webzen was not formed until 2002.

Net Loss.    Net loss increased to RMB26.3 million in 2002 compared to a net loss of RMB16.0 million in 2001, as a result of the cumulative effect of the above factors.

Liquidity

The9.    The following table sets forth the summary of The9’s cash flows for the periods indicated:

	Year Ended December 31,				Six Months Ended June 30, 2004
	2001	2002	2003	2003
	RMB	RMB	RMB	US$	RMB	US$
				(unaudited)		(unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	(13,374)	3,391	57,711	6,973	18,396	2,223
Net cash provided by (used in) investing activities	(1,530)	(5,829)	(1,967)	(238)	(68,466)	(8,272)
Net cash provided by (used in) financing activities	11,877	6,340	1,527	184	11,536	1,394
Effect of foreign exchange rate changes on cash	(6)	(4)	(133)	(16)	126	15
Net increase (decrease) in cash and cash equivalents	(3,033)	3,898	57,138	6,903	(38,408)	(4,640)
Cash and cash equivalents at beginning of period	4,763	1,730	5,628	680	62,766	7,584
Cash and cash equivalents at end of period	1,730	5,628	62,766	7,583	24,358	2,943

Our operating expenses have largely consisted of extensive marketing and promotional activities in preparation for the launch and operation of MU in China, and the implementation of new marketing campaigns, in-game events and strategies to maximize the life cycle of MU. We have also invested resources in product development and strategic acquisitions and alliances, and plan to allocate resources toward developing and offering a broad portfolio of multi-platform games in the future. To achieve these objectives, we have financed our operations through the proceeds from the sale of our Series A convertible preferred shares in April 2000, when we sold 4,433,000 shares of Series A convertible preferred shares in a private placement at a price of US$0.70 per share to Bosma Limited.

In addition, we have financed our operations through the convertible loans received from our shareholders in October 2001 and October 2002, respectively. On October 12, 2001, we entered into convertible loan agreements with Jun Zhu and Bosma Limited, pursuant to which each of them agreed to advance loans to us in aggregate amounts of US$400,000 and US$600,000, respectively, each at an interest rate of 10% per annum. In January 2004, Jun Zhu and Bosma Limited converted the outstanding convertible loans extended to us under the

2001 loan agreements into 1,507,220 and 2,067,780 Series A convertible preferred shares of our company, respectively, at the pre-agreed prices of US$0.265 per share and US$0.290 per share, respectively.

On October 7, 2002, we entered into convertible loan agreements with Jun Zhu and Bosma Limited, pursuant to which each of them agreed to loan us aggregate amounts of US$750,000 and US$2,250,000, respectively, at an interest rate of 8% per annum. Pursuant to these loan agreements and the amendments thereto, we have drawn US$333,333 and US$1,000,000 from Jun Zhu and Bosma, respectively, and the outstanding balances of such loans as of the date hereof are US$50,000 and US$1,000,000, respectively. Funds were drawn on such schedule based on our funding requirements for investing in joint ventures, securing certain exclusive agency rights, working capital or other business transactions as agreed by the parties. The full amount of the outstanding loans are immediately due and payable upon written demand at any time. In addition, the outstanding loans are convertible after April 7, 2004 into a certain number of our series B preferred shares, subject to our right to repay the loans in full at our sole discretion. We intend to repay the entire principal plus interest accrued on the outstanding loans after the closing of this offering.

Lastly, we have financed our operations through our operating activities. As of June 30, 2004, we had RMB24.4 million (US$2.9 million) in cash and cash equivalents. In the first half of 2004, cash from operating activities principally consisted of proceeds that we received in connection with our game operating support, website solutions and advertisement services and other services. As of September 30, 2004, we had RMB31.5 million (US$3.8 million) in cash and cash equivalents. For the foreseeable future, our liquidity will be heavily dependent on cash flow generated by operating activities.

Net cash provided by operating activities was RMB18.4 million (US$2.2 million) in the six months ended June 30, 2004 compared to RMB66.8 million for the same period in 2003 primarily because we no longer collect payments for prepaid MU playing time on behalf of 9Webzen since the second quarter of 2004, and in 2004, we repaid some of the historical cash advances from 9Webzen. Net cash provided by operating activities was RMB57.7 million (US$7.0 million) in 2003 compared to RMB3.4 million in 2002 because we collected payments for MU playing time on behalf of 9Webzen in 2003. Net cash provided by operating activities was RMB3.4 million in 2002 compared to net cash used in operating activities of RMB13.4 million in 2001 because we received certain cash advances from our MU distributors for prepaid cards and prepaid online points in 2002.

In April 2004, we invested US$4.0 million in cash for a 20% stake in Object Software, an established game developer in China. Concurrently with our investment, we have agreed to acquire the remaining interest in Object Software if certain conditions, including Object Software’s performance targets, are met by the end of 2004. See “Arrangements with Online Game Developers — Arrangements regarding Object Software.” We may pay for the remaining interest in Object Software in the form of our unregistered shares and/or cash. We believe that it is unlikely that Object Software will be able to meet the performance targets by the end of 2004. Accordingly, we do not expect to incur any additional payment obligations in 2004 in connection with our investment in Object Software.

9Webzen.    The following table sets forth the summary of 9Webzen’s cash flows for the periods indicated:

	For the Period from October 2, 2003 (Date of Incorporation) to December 31, 2002	Year Ended December 31, 2003		Six months Ended June 30, 2004
	RMB	RMB	US$	RMB	US$
			(unaudited)		(unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	—	105,411	12,736	930	112
Net cash provided by (used in) investing activities	—	(21,473)	(2,594)	(52,214)	(6,309)
Net cash provided by (used in) financing activities	4,138	(30,000)	(3,625)	13,445	1,625
Effect of foreign exchange rate changes on cash	—	0.2	—	(0.5)	—
Net increase (decrease) in cash and cash equivalents	4,138	53,938	6,517	(37,838)	(4,572)
Cash and cash equivalents at beginning of period	—	4,138	500	58,076	7,017
Cash and cash equivalents at end of period	4,138	58,076	7,017	20,238	2,445

9Webzen financed its operations primarily through sales of MU playing time. As of June 30, 2004, 9Webzen had RMB20.2 million (US$2.4 million) in cash and cash equivalents. Net cash provided by operating activities was RMB0.9 million (US$0.1 million) in the six months ended June 30, 2004 compared to RMB53.4 million for the same period in 2003 because 9Webzen collected less advances for MU playing time in the six-month period ended June 30, 2004. Net cash provided by 9Webzen’s operating activities was RMB105.4 million (US$12.7 million) in 2003 due to the commercialization of MU in China in February 2003. Net cash used in investing activities was RMB21.5 million (US$2.6 million) in 2003 due to the purchase of servers and other equipment necessary for the MU operation.

As of June 30, 2004, approximately RMB16.0 million of the net assets of 9Webzen Shanghai were subject to the regulatory restrictions on transfer to 9Webzen as cash dividends. See “Risk Factors – Risks Related to Our Company – Our operations in China are subject to restrictions on paying dividends or making other payments.”

Capital Expenditures

The9’s Capital Expenditures.    The9 made capital expenditures of RMB4.8 million, RMB0.5 million, RMB1.1 million (US$134,933) and RMB0.6 million (US$71,612) in 2001, 2002, 2003 and the six months ended June 30, 2004, respectively, and expects to make additional capital expenditures totaling approximately US$13.0 million in 2004. The capital expenditures in the past principally consisted of purchases of servers, computers and other items related to our network infrastructure and license fees. The9 expects its capital expenditures in 2005 to consist primarily of funding testing and commercial launch of WoW, Mystina Online and Granado Espada and other games and purchases of additional computer software, servers and other equipment in connection with the commercial launch of WoW, Mystina Online and Granado Espada and other games. The9 believes that the proceeds from this offering, its available cash and anticipated future cash flow will be sufficient to fund currently anticipated capital requirements for at least the next 12 months. However, if The9 licenses new games or enter into strategic joint ventures or acquisitions, it may require additional funds. Any projections of future cash inflows and outflows and any projections of the future state of China’s online game industry, which may have a direct effect on our cash inflows, are subject to substantial uncertainty. If The9 determines that it needs to raise additional capital in the future, it may seek to sell additional equity or borrow funds. The sale of additional equity would result in dilution to holders of The9’s ADSs and ordinary shares. The9 cannot assure you that any of these financing alternatives will be available in amounts or on terms acceptable to it, if at all. If The9 is unable to raise or borrow any needed additional capital, it could be required to significantly alter its operating plan, which could have a material adverse effect on its results of operations.

9Webzen’s Capital Expenditures.    9Webzen made capital expenditures of RMB27.9 million, RMB55.9 million (US$6.8 million) and RMB8.2 million (US$1.0 million) in 2002, 2003 and the six months ended June 30, 2004, respectively, and expects to make additional capital expenditures totaling approximately RMB16.6 million (US$2.0 million) in 2004. 9Webzen’s capital expenditures in the past principally consisted of purchases of servers, computers, computer software, and other items related to the MU operation. 9Webzen expects its capital expenditures in 2004 to primarily consist of purchase of additional information technology-related equipment in connection with operating MU in China. 9Webzen believes that its current cash and cash equivalents and cash flow from operations will be sufficient to meet its anticipated cash needs, including its cash needs for working capital and capital expenditures for at least the next 12 months.

Contractual Obligations

The9’s Leasing Obligations.    We have entered into leasing arrangements related to office premises. The following table sets forth our commitments under operating leases as of December 31, 2003:

	Office Premises	Equipment and Others	Total
	(in US$)
Less than 1 year	507,715	—	507,715
1-3 years	460,508	—	460,508
More than 3 years	—	—	—

The following table sets forth our commitments under operating leases as of June 30, 2004:

	Office Premises	Equipment and Others	Total
	(in US$)
Less than 1 year	538,912	—	538,912
1 - 2 years	194,758	—	194,758
More than 2 years	—	—	—

9Webzen’s Leasing Obligations.    9Webzen has entered into leasing arrangements related to office premises. The following table sets forth 9Webzen’s commitments under operating leases as of December 31, 2003:

	Office Premises	Equipment and Others	Total
	(in US$)
Less than 1 year	467,135	—	467,135
1-3 years	273,960	—	273,960
More than 3 years	—	—	—

The following table sets forth 9Webzen’s commitments under operating leases as of June 30, 2004:

	Office Premises	Equipment and Others	Total
Less than 1 year	467,140	—	467,140
1 - 2 years	40,393	—	40,393
More than 2 years	—	—	—

Other Contractual Obligations.    In addition to the leasing obligations set forth above, we have following long-term contractual obligations.

Payments to Webzen.    Under the MU license agreement, 9Webzen has agreed to pay Webzen royalties equal to 20% of after-tax sales revenue derived from operating MU in China. Such royalty payment is required to be made on a monthly basis on the 15th day following the last day of each month and, in case of a delay in payment, 9Webzen will be subject to a penalty of 0.3% per day of the total amount due. In addition, 9Webzen has agreed to meet a minimum guarantee amount of sales revenue of US$2.8 million for the first two quarters following the commercial launch of MU and US$1.4 million each quarter thereafter. 9Webzen’s net revenues for the quarters ended March 31, 2004 and June 30, 2004 were RMB41.6 million (US$5.0 million) and RMB88.4 million (US$10.7 million), respectively. See “Arrangements with Online Game Developers — Arrangements regarding MU.”

Payments to Vivendi Universal Games.    Under the WoW license agreement, C9I has paid a non-refundable license fee of US$3.0 million to Vivendi Universal Games for an exclusive license to localize and promote WoW in China. C9I has also agreed to pay royalties to Vivendi Universal Games equal to 22% of the face value of the prepaid cards and prepaid online points actually sold by us. C9I is required to pay advances against royalties in a total amount of approximately US$51.3 million, consisting of quarterly amounts ranging from US$1.6 million to US$3.7 million over a four-year period commencing from the commercial launch and additional payment amounts totaling US$6.8 million linked to certain events, which have not yet occurred, prior to the commercial launch of WoW in China. In addition, C9I has agreed to commit no less than US$13.0 million for the marketing and promotion of WoW during the license term.

Loan to China Interactive.    We have recently agreed to extend loans in an aggregate of US$4.6 million to China Interactive at a compound interest rate of 5% per annum. The loan will be made to China Interactive upon its written request and will be immediately due and payable at our written request. We and China Interactive propose to enter into a binding loan agreement in the near future. As of June 30, 2004, we have extended a total of US$1.1 million to China Interactive.

Investment in Object Software.    In April 2004, we invested US$4.0 million for a 20% stake in Object Software, an established game developer in China that has developed a number of PC games and online games including several award-winning games. Concurrent with our equity investment, we have agreed to acquire the remaining interest in Object Software if certain conditions, including Object Software’s performance targets, are met. See “Arrangements with Online Game Developers – Arrangements regarding Object Software.”

Payments to the Developer of Mystina Online.    In July 2004, we obtained an exclusive right to operate Mystina Online in China from its developer, Lager (Beijing) Information Co., Ltd. In consideration for our exclusive right, we paid RMB2.0 million (US$0.2 million) within seven business days upon execution of the agreement and agreed to pay an additional RMB3.0 million (US$0.4 million) within seven business days after the test version is launched in China. We have also agreed to pay RMB4.0 million (US$0.5 million) within 30 days after the monthly average peak concurrent users of the game reach 50,000. In addition, we have agreed to pay royalties equal to 21% of the face value of the prepaid cards and prepaid online points actually sold by us. See “Arrangements with Online Game Developers – Arrangements regarding Mystina Online.”

Payments to the Developer of Granado Espada.    In September 2004, we obtained an exclusive right to use the Granado Espada software for purposes of localizing and promoting Granado Espada in China from its developers, Hanbitsoft and IMC Games. In consideration for our exclusive right, we have agreed to pay Hanbitsoft and IMC Games a US$2.0 million license fee, including non-refundable amounts of US$300,000 and US$700,000 payable within 45 days upon signing of the license agreement and within 45 days after the beta test version is launched in China, respectively. The remaining US$1.0 million is payable in two equal installments, the first of which is due within 45 days of the commercial launch in China and the second of which is due when and if the monthly average concurrent users for the game reach 100,000. In addition to the license fees, we have agreed to pay royalties in the amount of 21% of the face value of game cards and online points sold and for other revenue generated from the game, subject to a right to renegotiate the royalty rate in the event of certain circumstances. Furthermore, we have also agreed to pay certain non-refundable and non-recouperable minimum guarantee amounts regardless of the revenue of the Granado Espada game. Specifically, the royalties payable by us shall not be less than US$1.4 million, US$1.4 million and US$1.2 million for each of the three consecutive 12-month periods, respectively, following the commercial launch. See “Arrangements with Online Game Developers – Arrangements regarding Granado Espada.”

Payments to Beijing Wanwei.    In October 2004, Shanghai IT entered into a Capital Subscription Agreement with Beijing Wanwei Sky Technology Co., Ltd., a start-up online game portal. Pursuant to the agreement, we have acquired a 40% stake in Beijing Wanwei for RMB2.4 million (US$289,974). We have also obtained an option to acquire the remaining stake in Beijing Wanwei during the period from October 1, 2005 to October 1, 2006. Our consideration for the remaining stake in Beijing Wanwei will be determined based on its net profit for the relevant period, which is uncertain as of the date of this prospectus.

Off-Balance Sheet Arrangements

Neither we nor 9Webzen has any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. Neither we nor 9Webzen engages in trading activities involving non-exchange traded contracts.

Inflation

Inflation in China has not had a material impact on our results of operations in recent years. According to CEIC Data Company Limited, a provider of Asian economic statistics in Hong Kong, inflation (deflation) in China was 0.3%, (1.5%) and 1.2% in 2001, 2002 and 2003, respectively.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk.    Our exposure to interest rate risk for changes in interest rates relates primarily to the interest income generated by excess cash invested in short-term money market accounts and certificates of deposit. In addition, we also face exposure to interest rate risk relating to the convertible loans extended to us by two of our shareholders, which have interest rates of 8% per annum. See “Related Party Transactions – Convertible Loan Agreements.” Our board of directors recently adopted a resolution authorizing our company to repay the entire principal amount of the outstanding loans plus all interest accrued thereon prior to the closing of this offering. The interest accrued on the convertible loans as of November 30, 2004, the estimated date of our repayment of the loans, will be approximately US$0.3 million. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest income may fall short of expectations due to changes in interest rates.

Foreign Exchange Risk.    We are exposed to foreign exchange risk arising from some currency exposure. A portion of our expenses including royalty payments are denominated in U.S. dollars while almost all of our revenues are denominated in RMB. In 2003, we made royalty payments of US$5.3 million in U.S. dollars to Webzen for our MU license. In addition, we entered into a currency swap agreement in connection with our investment in Object Software in April 2004, pursuant to which Object Software may require us to swap approximately RMB14.9 million it received from us as part of consideration to U.S. dollars. On November 9, 2004, we and Object Software entered a new agreement which supercedes the April agreement in its entirety. Under the new agreement, we have agreed to swap a portion of RMB14.9 million to US$0.5 million at the fixed rate of RMB8.25 to US$1.00 on November 10, 2004 and Object Software shall be entitled to elect by no later than November 28, 2005 to swap the remaining portion of the RMB amount and additional RMB7.2 million to U.S. dollars at the average of the daily US$ to RMB exchange rate quoted by the People’s Bank of China during the period commencing from July 31, 2005 and ending on the 90th day thereafter. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency risk.

Foreign exchange transactions under our capital account, including principal payments with respect to foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures. See “Risk Factors – Risks Related to Doing Business in China – Restrictions on currency exchange currently limit our ability to receive and use our revenues effectively.”

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” or SFAS No. 143, which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an entity to recognize an asset retirement obligation in the period in which it is incurred, and the entity shall capitalize the asset retirement cost by increasing the carrying amount of the related asset by the same amount as the liability and subsequently allocate that retirement cost to expense over the asset’s useful life. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material effect on our financial position or results of operations.

In November 2002, FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” or FIN 45. FIN 45 requires the recognition of a liability for certain guarantee obligations issued or modified after December 31, 2002. FIN 45 also clarifies disclosure requirements to be made by a guarantor for certain guarantees. The disclosure provisions of FIN 45 are effective for interim periods and fiscal years ending after December 15, 2002. The adoption of FIN 45 did not have a material effect on our company’s financial position or results of operations.

In June 2003, FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS No. 150. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability, or as an asset in some circumstances. It is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still in existence at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 did not have a material effect on our company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure,” or SFAS No. 148. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. We have decided not to adopt the fair value method of accounting for share-based compensation.

In January 2003, the FASB issued Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities.” In December 2003, the FASB issued a revised version of FIN 46, or FIN 46-R, in an effort to clarify the application of FIN 46. The interpretations define variable interests and specify the circumstances under which consolidation of entities will be dependent of such interests. The provisions of FIN 46 were effective after

January 31, 2003 for all newly acquired or created interests in VIEs and as of December 31, 2003 for all interests in VIEs existing and owned prior to January 31, 2003. For public entities, FIN 46-R is effective for all interests in VIEs as of the end of the first reporting period ending after March 15, 2004. However, early adoption is permitted. We have adopted FIN 46 and FIN 46-R for our consolidated statements of operations included in this prospectus.

BUSINESS

Overview

We are an online game operator and developer in China. Through 9Webzen Limited, a joint venture in which we own 51%, we have become one of the three largest online game operators in China, as measured by estimated 2003 online game revenues in China according to IDC. We began to offer our self-developed online virtual community game “the9 City” in 2000 and commercialized the9 City in December 2000. Currently, our business is primarily focused on operating MU in China through 9Webzen in which Webzen Inc., a leading online game developer and operator in Korea, owns 49%. 9Webzen has obtained an exclusive license from Webzen to operate “MU” in China. MU is a three-dimensional, or 3D, massively multiplayer online role playing game, or MMORPG, which allows thousands of players to concurrently log on to network servers to “role-play” characters in a virtual world. Because MMORPGs require a significant amount of time to master, they tend to have a high degree of user attraction, which means that users tend to spend greater amounts of time playing these games than using other Internet applications. In the three months ended September 30, 2004, we recorded over 189,000 MU peak concurrent players and over 134,000 MU average concurrent players, which measure the highest and daily average numbers, respectively, of game players simultaneously logged on to our game servers. During the same period, we also recorded over 1,527,000 average monthly active paying MU users of, which measures the monthly average of the total number of game players who have used their prepaid game playing time during each month of the quarterly period. According to a December 2003 report issued by IDC, MU was ranked among the three most popular online games in China.

To broaden our product and service offerings, we have obtained exclusive licenses to localize and operate additional MMORPGS in China, including “World of Warcraft,” or WoW, “Mystina Online” and “Granado Espada.” WoW is an MMORPG developed by Blizzard Entertainment, the game development studio of Vivendi Universal Games Inc., which has developed award-winning PC games including the Warcraft, Diablo and StarCraft series. We intend to launch a test version of WoW in China in the first half of 2005 followed by the commercial launch in 2005. In addition, we have recently obtained an exclusive license to operate “Mystina Online” in China. Mystina Online is an MMORPG developed by an online game developer in China. We are currently operating an open test version of Mystina Online and expect to commercially launch the game in early 2005. We have also recently obtained an exclusive license from Hanbitsoft, Inc. to localize and operate Granado Espada in China. Granado Espada is an MMORPG that is currently being developed by Korean game developer IMC Games, Co., Ltd., which is partly owned by Hanbitsoft. We are aggressively expanding our own product development capabilities to develop a suite of proprietary online games, including MMORPGs. We currently expect to launch the test version of our first proprietary game, “Joyful Journey West,” a side scrolling MMORPG based on cartoon characters, in early 2005, followed by the commercial launch in 2005. In addition, in April 2004, we invested US$4.0 million for a 20% stake in Object Software, an established game developer based in China which has developed a number of PC games and online games including several award-winning games. Concurrently with our equity investment, we have obtained a right of first refusal to acquire licenses to operate in China all the online games developed by Object Software during the two-year period after our investment. Furthermore, we have recently begun to offer game-related short messaging services, or SMS, including player account password protection service.

We charge customers for the time they spend playing our online games. Our customers typically access our online games through PCs at home or in Internet cafés. They obtain our game playing time primarily through purchasing our prepaid cards at various retail outlets or purchasing online points at one of the more than 115,000 Internet cafés throughout China which have subscribed to our Pass9 system. Pass9 is our proprietary, fully integrated online membership management and payment system, which offers one-stop account management and payment services to our customers and facilitates our payment arrangements with distributors and Internet cafés. To ensure quality customer service and seamless operations, we maintain a powerful technology platform consisting of over 2,400 servers and over 290 network devices.

We have been actively managing the daily operations of 9Webzen since its inception in October 2002. We account for our interest in 9Webzen using the equity method as Webzen has the right to participate in certain decisions to be made in the ordinary course of business of 9Webzen. We currently derive our revenues primarily from provision of game operating support services to 9Webzen in connection with operating MU in China. 9Webzen derives substantially all of its revenues through the sales of prepaid cards and prepaid online points for MU playing time to distributors, who in turn sell them to end customers. In 2003 and the six months ended June 30, 2004, we generated net income of RMB48.5 million (US$5.9 million) and RMB13.6 million (US$1.6 million), respectively, and 9Webzen generated net income of RMB97.8 million (US$11.8 million) and RMB21.9 million (US$2.6 million), respectively. In the three months ended September 30, 2004 we generated net income of RMB3.1 million (US$0.4 million) and 9Webzen generated net income of RMB11.0 million (US$1.3 million).

Industry Background

Overview.    According to Datamonitor, approximately 36 million consumers in the Asia-Pacific region played online games over the Internet in 2003, generating over 70% of the global online game revenue in 2003.

The following chart contains some data from IDC concerning the online game market trends in several regions in Asia and in the United States.

	Online Game Market Trends
	2002 Paying Online Game Players	Penetration Rate(1)	2007 Paying Online Game Players	Penetration Rate(1)	2002-2007 Paying Online Game Players CAGR
	(in thousands, except for percentages)
China	4,190	8.6%	23,311	15.1%	41.0%
Hong Kong	174	6.0%	661	15.0%	30.5%
Singapore	46	2.0%	185	5.2%	32.3%
Taiwan	1,696	15.0%	3,266	19.7%	14.0%
Korea	3,881	14.4%	7,245	18.6%	13.3%
U.S.	994	0.7%	3,823	1.9%	30.9%

Source:	2003 IDC Reports
(1)	As percentage of Internet users.

Online games are becoming an attractive entertainment medium for a mass user audience because they:

•	allow users to access games at any time and from any location with Internet connection;

•	enable users to participate interactively in the massively immersive games and to compete against each other on a mass scale; and

•	provide seemingly endless adventures thereby attracting and maintaining users’ attention.

In addition, online games present many distinct advantages for game developers and operators over traditional CD-ROM publishing, because the online game model:

•	eliminates some traditional costs of sales such as product packaging and warehousing;

•	provides for a larger number of potential payment methods including prepaid cards, prepaid online points, subscriptions and e-commerce transactions;

•	enables games to be continually developed and upgraded;

•	generates a high level of customer loyalty over a sustained period of time;

•	maintains stable pricing and recurring revenue sources; and

•	provides in-game “game masters” to ensure a reliable online game environment.

The Growth of the Online Game Market in China.    According .to an April 2004 report issued by IDC, China is a newly developing market that will generate estimated total online game revenues of US$238 million in 2004, representing an increase of 48.9% over revenues of US$160 million in 2003. The following table sets forth IDC’s estimate of the online game market in China for the period from 2003 to 2008.

China Internet and Online Game Industry Forecast

	2003	2004	2005	2006	2007	2008	CAGR(1) (2003-2008)
Internet users (in thousands)	65,261	84,170	103,347	126,231	154,407	187,914	23.6%
Online game players (in thousands)	14,782	20,958	27,077	34,082	42,308	54,307	29.7%
Paying online game players (in thousands)	6,126	9,850	13,539	17,927	23,311	30,412	35.2%
Online game revenue (in millions of US$)	160	238	336	462	622	823	38.8%

Source: IDC Report, April 2004.

(1)	Calculated based on the April 2004 IDC Report.

The following main factors have supported and are likely to continue to support the growth in the online game market in China:

•	Increasing Internet, Broadband and PC Penetration. According to IDC, the Internet and broadband penetration rates in China in 2002 were only 3.8% and 0.2%, respectively, which were relatively lower than many other countries in Asia. However, IDC projects that Internet users in China will increase at a compound annual growth rate of 26% until 2007, and that broadband users in China will sustain a compound annual growth rate of 48.7% until 2007. In addition, according to IDC, China was the biggest PC market in Asia in 2002, and PC shipments in China will grow at a compound annual growth rate of 16.5% until 2007.

•	Widespread Internet Cafés. Online game players in China often play online games in Internet cafés. Widespread Internet cafés throughout China have given players who otherwise do not have access to the Internet or broadband opportunities to play online games. Internet cafés have expanded the geographic and demographic reach of online games in China.

•	Attractive Entertainment Medium. Unlike console games that generally do not have Chinese versions, all the online games offered in China have been localized or tailored to the Chinese market. Online games enable players to participate interactively in the games, compete against each other on a mass scale and attain higher game attributes with their characters, thereby offering players a sense of fulfillment in a community setting. In addition, the frequent introduction of new characters, game levels and other features creates a gaming environment that remains dynamic and interactive. These factors along with the other factors discussed in this section make online games an attractive entertainment medium, especially for males between the ages of 14 and 35 in China.

•	Affordable Access. Unlike PC and console games that require a one-time payment for the hardware equipment needed to play a game, online game players in China can purchase prepaid cards at retail stores or online points from Internet cafés with a minimal amount of cash to access the game servers of online game operators to play games.

•	Proven Effective Payment System. The prepaid game playing time revenue model in China allows online game operators to derive revenues as soon as a player begins to play a game and eliminates any fee collection problems.

•

High Level of Game Loyalty.    Players’ loyalty to a game is built over the significant amount of time required to gain experience and capabilities required for attaining superior game attributes with their characters and is further enhanced as players socialize in the online game’s community of players. In addition, online game providers often introduce new characters, weapons, game levels and other features that enhance the “user loyalty” of their games. As a result, popular online games generally have a significantly longer life span than those of PC or console games.

Unique Characteristics of the Online Game Market in China.

The online game market currently has the following unique characteristics:

•	Dominance of Overseas MMORPGs. The online game market in China is currently dominated by MMORPGs licensed from overseas game developers, especially those developed in Korea and Taiwan.

•	Importance of Local Market Expertise. All foreign-developed online games have been translated and “localized” to be tailored to the China market before being launched in China. In addition, substantially all foreign-developed games are operated by local Chinese online game operators who partner with overseas game developers.

•	Concentration of Online Game Operators. Although there are over 100 online game operators in China, according to IDC, the top five game operators dominate the online game market in China. Larger online game companies have greater financial resources to conduct extensive marketing and advertising campaigns to introduce their new games as well as more experience in operating games, and thus are often more attractive partners for overseas game developers.

•	Success Driven by Hit Games. Hit games that create a large and loyal customer base and generate recurring revenue for the operators are the primary revenue driver for major game operators in China. Therefore, the ability to identify, procure and operate hit games is essential to the commercial success of online game operators in China.

•	Emergence of Domestic Game Developers. Even though the online game market is currently dominated by MMORPGs licensed from overseas game developers, the number of domestically developed online games is increasing and is expected to continue to increase as domestic game operators acquire the skill of online game development through their partnership with foreign content providers and seek to offer a broader portfolio of games and achieve higher profit margin.

Our Competitive Strengths

Our competitive strengths include:

Leading Online Game Market Position in China.    We are one of the three largest online game operators in China. Our “the9” brand is well recognized in the online game market in China. According to a December 2003 report issued by IDC, we were ranked among the best online game operators in China and our MU game was ranked among the three most popular online games in China.

We have achieved our current position primarily because we have successfully launched and operated MU in China. In addition, we have developed and maintained a loyal and extensive core customer base for our products and services. Further, we provide our customers and distributors with opportunities to use our self-developed integrated membership management and payment system, and maintain a trained and experienced customer service team to serve our customers on an around-the-clock basis. Our competitive position in the online game market in China has been strengthened by our arrangements with Vivendi Universal Games to operate WoW in China as well as other game developers which have developed online games such as Mystina Online and Granado Espada.

Proven Track Record in Partnering with Leading Online Game Developers.    We have established strong partnerships with leading online game developers. We currently operate MU in China under an exclusive license from Webzen, a leading developer and distributor of online games in Korea based on the number of peak concurrent players and revenue. Partly because of our successful experience in working with overseas online game developers, we have obtained an exclusive license to operate WoW in China from Vivendi Universal Games amid intense competition among online game operators in China. WoW was developed by Blizzard

Entertainment, the game developer studio of Vivendi Universal Games which has developed award winning PC games such as the Warcraft, Diablo and StarCraft series. In addition, we have recently obtained an exclusive license to operate Mystina Online in China. Mystina Online is a new MMORPG developed by an online game developer in China. We have also recently obtained an exclusive license from Hanbitsoft to localize and operate Granado Espada in China. Granado Espada is an MMORPG that is being developed by Korean game developer IMC Games, which is partly owned by Hanbitsoft. Furthermore, in April 2004, we invested US$4.0 million for a 20% stake in Object Software, an established game developer in China which has developed a number of PC games and online games including several award-winning games. Concurrently with our equity investment, we have obtained a right of first refusal to acquire licenses to operate in China all the online games developed by Object Software during the two-year period after our investment.

Loyal and Extensive Core Customer Base.    As an early entrant in the online game market in China with our first self-developed online community game the9 City, we have developed and maintained a loyal and extensive core customer base for the distribution of our MU game and additional online games and other related services. As of October 31, 2004, we had over 48 million registered members. The popularity and captivating effect of our MU game, our efficient and reliable online gaming environment and our high quality customer service, have enabled us to develop a loyal and extensive core customer base, a significant portion of which we expect to stay with us over the life span of MU, as well as enhance our ability to attract new customers.

Advanced Membership Management and Payment System.    Our proprietary integrated membership management and payment system named Pass9 provides one-stop service to our customers, distributors and developers. Pass9 provides our customers with an integrated platform to log in, pay and use any of the fee-based products and services we offer. It also allows our distributors to sell our online points to Internet cafés, and enables Internet cafés to check the balance of their points and pay us on their customers’ behalf. In addition, Pass9 provides our game developer partners with simple interface to integrate their games to our network.

Established and Extensive Distribution Network.    We have established an extensive distribution network for the distribution of our prepaid cards, online points and game installation packages. In light of the limited availability of online payment systems in China, we adopted a prepaid game playing time system in connection with the commercial launch of MU in China. Our established and extensive distribution network consists of Junnet Group, our exclusive nationwide distributor of prepaid game cards for MU and Mystina Online, and other provincial distributors which distribute our prepaid cards to retail outlets including convenience stores, supermarkets and bookstores, and provincial distributors which sell our online points to Internet cafés throughout China. To date, more than 115,000 Internet cafés use our e-Sales system, which is part of our Pass9 membership management and payment system. We believe that our established and extensive distribution network represents a significant competitive advantage.

High Quality Customer Service.    We place a significant emphasis on technology, personnel and training to facilitate excellent customer service. We have game masters to organize in-game events, respond to customers’ inquiries, resolve any problems encountered by our customers, and actively and continuously monitor the game environment. We also operate a centralized customer service center 24 hours a day and seven days a week to provide real-time assistance to our customers via telephone and e-mail. In addition, we maintain a visitor center in Shanghai, China which is open to any walk-in customers during business hours.

Powerful Technology Platform.    We have developed a powerful technology platform based on continued improvements in network monitoring, system maintenance and troubleshooting techniques. Our technology platform currently consists of over 2,400 servers and over 290 network devices, and we can quickly increase the number of servers on our existing platform in response to increasing transaction volume. Our monitor tools enable us to monitor the performance of our system on an around-the-clock basis. To date, we have maintained an extremely high service ratio with minimal downtime on our game servers and no loss of information from our database. We believe that our powerful technology platform is capable of handling increasing transaction volume without substantial incremental costs.

Experienced Management Team.    Online gaming is a relatively new and highly competitive industry in China. Our senior managers have on average more than four years of experience in the online game industry. Under our management team’s leadership, we have commercialized our self-developed online community game the9 City and maintained a loyal customer base for the9 City, which has formed a strong base for the new online games and other products we offer. We have also successfully launched, promoted and distributed MU and made MU a top hit game in China. In addition, we have recently obtained an exclusive license to localize and operate the WoW game in China amid intense competition among online game operators in China.

Our Strategy

Our goal is to become a leading provider and developer of multi-platform games in China by expanding our product offerings to a variety of game platforms such as PC, console and hand-held devices. We believe that China’s fast-growing online game industry provides us with attractive growth opportunities. We intend to pursue the following strategies to achieve our goal:

Maintain and Strengthen the Competitive Position of MU in China.    We aim to maintain and strengthen the competitive position of MU in China by continuing to cooperate with Webzen in developing new characters and game upgrades to satisfy customer expectations in China, and conduct new marketing campaigns and online in-game events to increase the loyalty and playing time of our existing customers and to attract new customers. Further, we endeavor to maximize the life cycle of our MU game by preventing illegal game servers and unauthorized character enhancements, providing content updates, and encouraging the expansion of the MU user community to enhance the user loyalty.

Facilitate the Success of WoW and other MMORPGs in China.    We intend to make WoW a top hit game and maintain the competitive position of WoW in China by pursuing aggressive and extensive marketing and promotion activities through Internet, print and outdoor advertising, public relations programs and cross-marketing activities with well-known multinational corporations. We also plan to engage in extensive marketing and promotion activities to promote our other MMORPGs, such as Granado Espada and Mystina Online. We plan to provide quality servers and network devices as well as an experienced network operation team dedicated to each of our MMORPGs. In addition, we intend to provide in-game game masters dedicated to each of our MMORPGs to further enhance our customer service.

Offer a Broad Portfolio of Products.    To further enhance our earnings and in response to the increasing sophistication of online game players in China, we intend to offer a broader game portfolio in China by identifying, procuring and operating additional MMORPGs with the potential of becoming hit games, as well as developing and operating additional MMORPGs and casual games. In addition, we have recently invested US$4.0 million for a 20% stake in Object Software, an established online game developer in China which has developed a number of PC games and online games including several award-winning games. Concurrently with our equity investment, we have obtained a right of first refusal to acquire licenses to operate in China all the online games developed by Object Software during the two-year period after our investment. We also plan to provide games that can be operated on different platforms, such as console games and hand-held games, to further broaden our product offerings.

Achieve a Leading Position as an Online Game Developer.    To further enhance our profit margin, we intend to expand our internal product development team to develop a suite of proprietary online games. We plan to launch the test version of Joyful Journey West, which is our first proprietary MMORPG, in 2005. Additionally, we intend to seek opportunities for strategic acquisitions and alliances that would expand our game development capabilities, as well as maintain and enhance our competitive position. Due to increasing game complexity, rising development and marketing costs, as well as intense competition in the online game market in China, we believe strategic acquisitions and alliances involving complementary businesses are necessary to maintain and enhance our competitive position.

Products and Services

We offer engaging online games including MMORPGs and our self-developed online community game the9 City. Our other products and services include game operating support, website solutions and advertisement services and SMS.

MMORPGs.    In a typical MMORPG, thousands of players play in the same game world at the same time. MMORPG players can select a specific character to compete within the game with whom they develop experience and enhance game attributes, which can be carried over into next higher game levels. MMORPGs incorporate many cutting-edge technology features, including:

•	sophisticated 3D graphics which expose players to captivating screen scenes;

•	player upgrading system which allows players to attain higher game attributes with their characters as they develop experience and enhanced game capabilities over time; and

•	instant messaging system which allows players to communicate with each other during the game and form groups with other players, thereby coordinating their game skills to achieve collective objectives.

We currently have exclusive licenses to operate four MMORPGs in China, namely, MU, WoW, Mystina Online and Granado Espada.

MU.    In September 2002, we and Webzen formed 9Webzen to launch and operate MU in China. MU is an online role-playing experience set in a kingdom named “MU.” MU players assume the roles of soldiers, magicians and archers as they develop skills, use magical weapons and team up with other players to fight against monsters that attempt to invade and conquer the MU kingdom.

We operate MU with “quarter-view” support, which means that a player’s viewpoint is fixed at a bird’s eye view, instead of allowing the player to change his or her view point freely. The “quarter view” perspective is a commonly used viewpoint for console games and PC games and offers the advantage of lower system requirements. The recommended desk-top PC configuration requirements for playing MU are Pentium III 550 Mhz CPU, 64 MB RAM, Voodoo 16 MB graphic card and 1 GB hard drive.

MU offers ongoing play experience, where players can choose to enter the game 24 hours a day, seven days a week. To encourage recurring play, we promote the development of communities of regular MU players by organizing special promotional events such as nationwide MU player competitions, Internet café gatherings and mass distributions of free MU-related souvenirs.

In preparation for commercial launch of a new game, we conduct “closed beta testing” of the game to eliminate technical problems, which is followed by “open beta testing” in which we allow our registered users to play without charge in open market conditions to ensure performance consistency and stability of operation systems. After an approximately four-month free testing period, we commercialized the Chinese version of MU in February 2003. In December 2003, MU was ranked among the top three most popular online game in China by IDC. The following chart sets forth information on the number of MU players in China from February 2003 to October 2004.

(1)	In measuring MU weekly peak concurrent users, we determine the number of users logged on to MU at 15-minute intervals during that week. The highest among the data for each 15 minute-interval during a particular week is the number of MU peak concurrent users for that week.
(2)	In measuring MU weekly average concurrent users, we determine the number of users logged on to MU at 15-minute intervals, then average that data over the course of a day to derive daily averages. Average daily information is further averaged over a particular week to determine MU average concurrent users for that week.

MU can be accessed from any location with an Internet connection. Substantially all of MU players in China access the MU game servers either from PCs at home or Internet café outlets equipped with multiple personal computers that have Internet access. Currently, a significant portion of our MU users access the game through Internet cafés throughout China which sell MU playing time to their customers. In connection with the offering of MU and to offset the impact of the limited use of online and credit card payment systems in China, we have introduced a prepaid game playing time purchase and management system Pass9 which we believe has facilitated the rapid increase of MU players in China. See “ – Membership Management and Payment System.”

WoW.    We have acquired an exclusive license to localize and operate WoW in China. WoW is developed by Blizzard Entertainment, which is Vivendi Universal Games’ game developer studio and a premier publisher of entertainment software that has developed many award-winning blockbuster PC game hits including the Warcraft, Diablo and StarCraft series. WoW is the first MMORPG developed by Blizzard Entertainment. We plan to introduce the test version of WoW in the first half of 2005 and commercialize WoW in 2005.

WoW is an online role-playing experience set in the Warcraft universe. Players assume the roles of Warcraft heroes as they explore, adventure, and quest across a vast virtual world with miles of forests, deserts, snow-blown mountains, and other exotic lands. As an MMORPG, WoW allows thousands of players to interact within the same virtual world. Whether adventuring together or fighting against each other in epic battles, WoW provides players with opportunities to form friendships, forge alliances and combat enemies.

WoW is a full-view 2.5D game. The recommended desktop PC configuration requirements for playing WoW are Pentium III 800 Mhz CPU, 256 MB RAM, GeforceII 32 MB graphic card and 3 GB hard drive.

Mystina Online.    To broaden our product offerings, we have recently acquired an exclusive license to operate Mystina Online in China. We intend to operate Mystina Online through our subsidiary in China. Mystina Online is a new MMORPG developed by an online game developer in China. We are currently operating an open test version of Mystina Online, and expect to commercially launch the game in early 2005. Mystina Online offers an online role-playing experience set in a fantasy world, where players assume roles such as magicians, archers and soldiers to combat monsters.

Granado Espada.    We have recently acquired an exclusive license from Hanbitsoft to localize and operate Granado Espada in China. Granado Espada is a 3D, new generation MMORPG developed by Korean game developer IMC Games, which is partly owned by Hanbitsoft. Granado Espada is a fantasy adventure game based on 17th-18th Century Mediterranean Culture. It offers graphics using 3D technology and allows individual users to control three different characters simultaneously as part of a team.

Other Products and Services.    Our other products and services mainly consist of our online virtual community named the9 City, our game operating support, website solutions and advertisement services and SMS service.

the9 City.    We launched our online virtual community game “the9 City” at www.the9.com in 2000 and commercialized it in December 2000. We believe that the9 City is the first commercialized virtual community in China. Our game the9 City was designed based on the idea of a virtual society consisting of mini games. Most of the content offered in the9 City are free of charge. Registered users of the9 City can log in the9 City and then live in the virtual online community. They can socialize and form relationships with other registered users through a variety of community products and services we offer, including:

•	e-mail;

•	community forums where registered users can post messages and articles for viewing by other registered members;

•	chat services which provide registered users a platform to interact in real-time group or one-on-one discussions; and

•	voting system whereby we conduct numerous polls on various social, cultural and other topics to provide our registered members with the opportunity to express their views.

We have recently acquired an exclusive license to use the Avatar Software named “MakeMe” in China. We introduced MakeMe to the9 City in May 2004. Avatar allows a user to create many variations of his or her appearance and apply these appearances in different occasions on the Internet. Avatar is a popular online service in South Korea.

As of October 31, 2004, the9 City had over 48 million registered users, which we believe have formed a loyal and strong customer base for online games and other products we offer from time to time.

Game Operating Support, Website Solutions and Advertisement Service.    Prior to our commercial launch of MU in February 2003, we generated a significant portion of our revenue from providing a variety of website solution and advertisement services to third parties, including website development and construction, hardware and software support, training, website maintenance and website advertisements. Since February 2003, we have not pursued any new business opportunities for our website solution and advertisement services. Instead, we have focused on providing game operating support to 9Webzen in connection with operating MU in China. Our game operating support services to 9Webzen include payment collection and processing, user membership management, production of prepaid cards and other online game related technical support in connection with the operation of MU in China.

SMS.    Leveraging our existing customer base, we have recently begun to offer several different SMS products and subscription packages that enable users to, among other things, transmit and receive SMS messages, receive password protection services, and download game-related ring tones, logos and screensavers for their mobile phones.

Proprietary MMORPGs.    We are currently expanding our product development capabilities to develop a suite of proprietary online games, including MMORPGs. We expect to launch the test version of our first proprietary game, “Joyful Journey West,” in early 2005, followed by the commercial launch in 2005. Joyful Journey West is a side scrolling MMORPG with emphasis on the traditional Chinese style. It contains cartoon characters we developed in-house.

Membership Management and Payment System

We pioneered the establishment of Pass9, an integrated membership management and payment system in China in early 2001, allowing us to maintain a single customer database that contains each customer’s profile and payment history. Pass9 provides one-stop service to our customers, distributors and developers. Pass9 provides our customers with an integrated platform to log in, pay and use any of the fee-based products and services we offer. It also allows our distributors to sell our online points to Internet cafés, and enables Internet cafés to check the balance of their points and pay us on their customers’ behalf. In addition, Pass9 provides our game developer partners with simple interface to integrate their games to our system.

To use our fee-based online games, a customer must register an account in our Pass9 system. Once registered, the customer may log into our network, select and activate the desired games and the game districts where the customer wishes to play, and then charge his account with a prepaid card or prepaid online points sold by Internet cafés or given by us through our promotional events that enable the customer to play for a specified period of time. Each customer needs to maintain only one Pass9 account, which provides information regarding the customer’s available prepaid game playing time for each selected game district and payment history. A customer can purchase game playing time through any of the following methods:

Prepaid Cards.    A customer can buy prepaid cards at retail outlets including convenience stores, supermarkets and bookstores all across China. Each prepaid card contains a passcode representing game playing time offered by the card based on its face value.

Prepaid Online Points.    Over 115,000 Internet cafés across China have used our self-developed eSales System, which is part of our Pass9 system and enables an Internet café to buy prepaid online points from our distributors and sell such points to their customers.

Online Payment.    A customer can buy game playing time online by charging payment directly to a credit or debit card. In addition, we offer free online game playing time to our new registered customers and users of our SMS service. We have also included free game cards in our marketing materials to attract new customers.

Our integrated membership management and payment system also incorporates a variety of community-building features, such as chat rooms which provide registered users a platform to interact in real-time groups or one-on-one discussions, and bulletin boards which allow registered users to post notes or inquiries and respond to other users’ notes or inquires. We believe these features encourage user congregation on our site and facilitate player interaction for the games we offer.

Customer Service

Since our inception, we have focused on providing excellent customer service in order to retain our existing customers as well as attract new customers. In November 2003, we received a 9001 service quality authentication certificate from the International Organization for Standardization. We believe that we are the first online game operator in China to receive such a certificate. In December 2003, we were ranked among the best online game operators in China by IDC. Our MMORPG customers can access our customer service center via phone or e-mail at any time, or visit our visitor center in Shanghai during normal business hours.

Game Masters.    We have in-game game masters to constantly monitor MU games to maintain an effective and fair gaming environment. Our MU game masters have received formal training from Webzen. MU game masters are responsible for organizing in-game events, troubleshooting and actively and continuously monitoring the online game environment. Game masters are always available to respond to players’ inquiries, initiate the bug reporting and removal process, as well as identify, record and deal with players’ inappropriate behavior such as cheating and fighting. We believe that our provision of game masters to monitor the MU gaming environment is an important element in maintaining our customer loyalty and efficiently addressing technical problems as they arise. We plan to provide dedicated game masters for each of WoW, Mystina Online and Granado Espada to serve the players of those games.

Customer Service Center.    Our centralized customer service center is located in Shanghai, China and is operated 24 hours a day, seven days a week. Customers may call or e-mail our customer service center at gm@corp.the9.com at any time and receive timely responses. In general, our customer service representatives are able to immediately handle approximately 90% of the inquiries from our customers, and provide solutions within 24 to 48 hours with respect to requests that cannot be resolved at the time of the initial customer call.

All of our customer service representatives have participated in a formal training program before commencing work. We have implemented detailed performance measures to monitor our calls to ensure that our customers will receive quality service. We periodically review staffing needs and train our representatives to provide excellent customer service. With respect to the WoW game, we plan to set up separate phone systems and have separate customer service representatives dedicated to address inquiries concerning the WoW game.

Visitor Center.    We maintain a visitor center in Shanghai, China which is open to any walk-in customers. All of our representatives at our visitor center are trained to address our customers’ questions and concerns and resolve any problems they may have with the products and services we offer. Our visitor center operates during normal business hours.

Pricing, Distribution and Marketing

Pricing.    Pricing of our MU game was determined near the end of the free testing period based on several factors, including the prices of other comparable games, the technological and other features of our MU game, and the targeted marketing position of the game as a middle-to-high-end game. Customers will generally choose point cards if average playing time falls below four hours per day, and have the added benefit of holding points with no fixed expiration date; whereas customers who play in excess of four hours a day will find purchasing 30-day or weekly cards more cost-effective. Our prepaid game cards are offered in a variety of denominations to provide users with maximum flexibility. For instance, a game player may choose to purchase a prepaid game point card with any denomination ranging from RMB10 to RMB30 for a specified number of hours that can be used at any time or a prepaid game subscription card that provides unlimited access to the game for 30 days for RMB48. Point cards expire if they are activated but are unused for a period of six months. If, however, a player uses his point card at least once every six months, the card will not expire.

The following table sets forth the percentage of total sales contributed by each type of our prepaid game cards during the period from February 2003 to October 31, 2004.

Distribution Type	% of Total Sales(1)
eSales	38.0%
Virtual Point Cards	20.2%
Virtual Subscription Cards	17.8%
Prepaid Cards	58.6%
Point Cards	45.1%
Subscription Cards	13.5%
Others	3.4%

Total	100.0%

(1)	Represents the percentage of total sales during the period from February 2003 to October 31, 2004

Distribution.    Due to the limited availability of online payment systems in China, for the year ended December 31, 2003, we sold the MU playing time primarily through direct sales of our prepaid cards and online points to distributors across the country. Pursuant to a distribution agreement dated January 11, 2004 between 9Webzen Shanghai and Junnet Group, 9Webzen appointed Junnet Group as the exclusive nationwide distributor of our prepaid MU game cards in China. Under the agreement, Junnet Group agreed to pay a pre-agreed amount for two quarters to 9Webzen Shanghai for MU game cards. This pre-agreed amount should be paid in two installments on a quarterly basis. If Junnet Group fails to make its quarterly payment or fails to sell prepaid cards with an aggregate face value of at least RMB106 million every two quarters, 9Webzen Shanghai may terminate the agreement. Junnet Group did not make quarterly payment to us for the second quarter of 2004. Therefore, in accordance with our agreement with Junnet, both parties agreed to terminate Junnet’s exclusive distributor status in the second quarter of 2004. In July 2004, we entered into a new distribution agreement with Junnet Group to appoint Junnet Group as the exclusive nationwide distributor of our prepaid MU and Mystina Online game cards in China. Pursuant to this agreement, Junnet paid us a total of RMB10.0 million as deposits as of October 25, 2004. In addition, Junnet has agreed to purchase MU and Mystina Online game cards of up to RMB10.0 million of their face value from us every month, subject to adjustment. Junnet may adjust the monthly purchase amount the total face value of the game cards Junnet purchases from us in any month, together with Junnet’s inventory of MU and Mystina Online game cards, do not exceed RMB20.0 million at the time of purchase. In addition, Junnet is not obligated to purchase anything from us in the month during which Junnet’s inventory of MU and Mystina Online game cards exceeds RMB20.0 million. Starting from December 2004, Junnet may purchase from us each month double the amount of the MU and Mystina Online game cards that were charged to user accounts in the previous month. We may, however, adjust the monthly amount ordered by Junnet such that the total face value of the game cards purchased from us does not exceed RMB10.0 million or the total face value of MU and Mystina Online game cards in Junnet’s inventory does not exceed RMB20.0 million. The price payable to us by Junnet is 70% of the face value of the MU and Mystina Online game cards. We may terminate the distribution agreement if Junnet fails to make the required payments to us for two consecutive months. The term of the distribution agreement expires in October 2005 with a one-year automatic renewal if neither party has requested termination within 30 days prior to the expiration of the agreement.

In addition, we have entered into agreements with 31 provincial distributors and over 400 regional distributors to sell our prepaid online points to Internet cafés throughout China. Our provincial distributors of prepaid online points were selected after an open and competitive bidding process and our regional distributors of prepaid online points are normally selected by our provincial distributors. Currently, over 115,000 Internet cafés use our eSales system and sell our prepaid online points to their customers.

Marketing.    Our overall marketing strategy is to rapidly attract new customers and increase revenues from recurring customers. As a result of our aggressive marketing efforts, MU successfully transitioned from the free testing phase to the commercialization phase within four months and has become a top hit game in China. The marketing programs and promotional activities that we have employed to promote MU include:

Advertising and Online Promotion.    We have advertised in many game magazines and online game sites that are updated regularly. We have recently acquired a 40% stake in Beijing Wanwei, an online game portal in China, in order to further promote our games.

On-Site Promotion.    We have widely distributed free game-related posters, promotional prepaid cards for beginners, MU-related souvenirs such as watches, pens, mouse pads, calendars and paper bags at trade shows, selected Internet cafés and computer stores.

In-Game Marketing.     We conducted “in-game” marketing programs from time to time, including player competitions in Internet cafés across the country and online adventures for grand prizes. We have also organized a six-month in-game competition sponsored by Intel Corporation.

Cross-Marketing.    We have entered into cross-marketing relationships with major technology companies such as Intel Corporation, and Lenovo Group Limited, major telecom carriers such as China Netcom and China Unicom and the companies with major consumer brands such as CoCa-Cola and Fanta, consumer brands owned by The Coca-Cola Company. We believe that our cross-marketing partnership with well-known companies will increase the recognition of our online game brands.

Publications.    We distributed 150,000 copies of our first novel based on the fictional MU stories. We have created a MU advanced user manual that features MU players’ online gaming experience and tips on how to achieve character progression.

Game Development and Licensing

We believe that the online game industry in China will continue its recent pattern of developing increasingly sophisticated MMORPGs tailored to the China market. In order to remain competitive, we are focusing our product development efforts on enhancing the Chinese version of the licensed MMORPGs and developing new proprietary online games. Currently, our product development team is responsible for game design, technical development and art design. Our principal game design engineer has more than four years of experience in online game design. Our principal technical developer has more than nine years of experience in technical development. Our main art designer has more than eight years of experience in art design. In addition, we outsource part of our art design work to Tose Co. Ltd., a leading Japanese outsource cartoon designer for game developers.

Our licensing process begins with a preliminary screening, review and testing of a game, followed by a cost analysis, negotiations and licensing of a game, including all regulatory and approval processes. A local team is then designated to localize a game, which then undergoes “closed beta testing” of the game to eliminate technical problems, followed by “open beta testing” during which our registered users may play the game without charge in open market conditions to ensure performance consistency and stability of operation systems. Testing generally takes three to six months, during which time we commence other marketing activities. To expand the life span of MU, we work with Webzen to develop and release new upgrades to MU in China from time to time.

To further expand our product offerings in response to rapidly evolving competitive conditions in the online game market, in April 2004, we invested US$4.0 million for a 20% stake in Object Software, an established game developer in China which has developed a number of PC games and online games including several award-winning games. Concurrently with our equity investment, we have obtained a right of first refusal to acquire licenses to operate in China all the online games developed by Object Software during the two-year period after our investment. See “Arrangements with Online Game Developers.”

Technology

We aim to build a reliable and secure technology infrastructure to fully support our operations. Our current technology infrastructure consists of the following:

•	over 2,400 servers and over 290 network devices located at three Internet data centers, in different sites in Shanghai with uninterruptible power supply and diesel power generator backup;

•	proprietary software including Pass9 and game monitor tools that are integrated with our websites and customer service center operations; and

•	hardware platform primarily consisting of Lenovo, Hewlett-Packard/Compaq, Dell and IBM servers.

We directly access the Internet backbone via five gigabyte bandwidth lines. We have contracts with reputable vendors such as Hewlett-Packard Company and Dell Inc. for warranty services for our hardware platform. As of October 31, 2004, we employed 55 technical support staff to maintain our current technology infrastructure and develop new software features to further enhance the functionality of our membership management and payment system.

We have a network operation team responsible for stability and security of our network. The team follows the workflow for problem detecting, recording, analyzing and solving. The primary responsibilities of the team members consist of monitoring system performance, troubleshooting, detecting system error, random sample testing on servers, maintaining equipment, and testing, evaluating and installing hardware and software. In addition, we frequently upgrade our game server software to ensure the stability of our operation and reduce hacking risks.

Competition

We compete principally with the following three groups of competitors in China:

•	online game operators in China, including Shanda Interactive Entertainment Limited (which operates Actoz Soft’s “Legend of Mir 2”) and Guangzhou Optisp’s (which operates Wemade’s “Legend of Mir 3”);

•	major Internet portal operators in China, including publicly-listed companies such as NetEase (which operates “Westward Journey Online”), Sina (which operates “Lineage I” and “Lineage II”) and Sohu (which operates “Knights Online”), all of which leverage their existing strength in aggregating content, and marketing and cross-selling among their established Internet user base to promote online games;

•	overseas online game providers including Enix Softstar Inc. (which operates “Crossgate”), Gamania (which operates “Laghaim”) and Softworld (which distributes “Ragnarok”); and

•	domestic online game developers in China, including Kingsoft (which has developed “JX Online”).

Our existing and potential competitors may compete with us in marketing activities, quality of online games and sales and distribution network. Some of our existing and potential competitors have significantly greater financial and marketing resources than we do. For a discussion of risks relating to competition, see “Risk Factors – Risks Related to Our Company – We may not be able to maintain our profitability, financial or operational success in our market as we operate in a highly competitive industry and compete against many large companies.”

Intellectual Property

Our intellectual property rights include trademarks and domain names associated with the name “the9” in China and copyright and other rights associated with our websites, technology platform, self-developed software including our Pass9 membership management and payment system, and other aspects of our business. We regard our intellectual property rights as critical to our business. We rely on trademark and copyright law, trade secret protection, non-competition and confidentiality agreements with our employees, and license agreement with our partners, to protect our intellectual property rights. We require our employees to enter into agreements requiring them to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us and assign their inventions developed during their employment to us. Our employees are required to acknowledge and recognize that all inventions, trade secrets, works of authorship, developments and other processes made by them during their employment are our property.

Recently, some Internet cafés in China have misappropriated our MU game server installation software, installed it on their servers and let their customers pay MU without paying us for the game playing time. We have adopted a number of measures to address illegal server usage. For example, we assigned a majority of our sales and marketing personnel during the first quarter of 2004 to work with local law enforcement authorities in several cities in an effort to reduce the use of illegal MU servers installed at Internet data centers and Internet cafés. We have also been working with Webzen to develop new MU upgrades with better security features that would make the upgraded MU server less vulnerable to misappropriation and piracy. See “Risk Factors — Risks Related to Our Company — Illegal game server, unauthorized character enhancements and other infringements of our intellectual property rights could harm our business and reputation and materially and adversely affect our results of operations.”

We have registered our domain names www.the9.com and www.muchina.com with Verisign, and have legal rights over these domain names. We conduct our business under the “ ” brand name and “the9” logo. We have registered the marks “the9” and “ ” as well as our logo with the Trade Mark Office of the State Administration for Industry and Commerce in China. We have also filed a trademark application for the mark “ ” with the Trade Mark Office in China. We have taken steps to legally protect our intellectual property wherever possible, acknowledging, however, that historically China has not been able to successfully protect a company’s intellectual property to the same extent as the United States.

Employees

We had 100, 158 and 382 employees at December 31, 2001, 2002 and 2003, respectively. As of October 31, 2004, we had 491 employees, including 55 in management and administration, 55 in network operation, 49 in sales and marketing, 212 in customer service, 92 in product development and 28 in game operation. None of our employees is represented under collective bargaining agreements. We consider our relations with our employees to be good.

Facilities

Our principal executive offices, and sales and marketing and administrative offices are located on premises comprising approximately 1,966 square meters in an office building in Shanghai, China, and our visitor center, customer service center and our product development and network operation departments are separately located on premises comprising approximately 3,449 square meters in an office building close to our principal executive offices. We lease all of our premises from unrelated third parties.

The following table sets forth the material terms of the leases for our premises.

	Term	Monthly Rent	Size
Principal executive offices	From 09/01/2003 to 08/31/2005	US$38,864	1,965.8 square meters
Visitor center	From 01/05/2004 to 06/24/2005	RMB31,337	381.6 square meters
Product development	From 06/25/2003 to 06/24/2005	RMB121,294	1,533.8 square meters
Network operations	From 02/25/2004 to 02/24/2006	RMB125,960	1,533.8 square meters

In addition, we have a very small branch office in Beijing.

Legal Proceedings

We are not currently a party to any material litigation and are not aware of any pending or threatened litigation that may have a material adverse impact on our business or operations.

ARRANGEMENTS WITH ONLINE GAME DEVELOPERS

We have entered into contractual arrangements with respect to MU, WoW, Mystina Online and Granado Espada. We have also entered into contractual arrangements with Object Software. The principal terms of our contractual arrangements are described below.

Arrangements regarding MU.    On September 10, 2002, we and Webzen formed 9Webzen to localize and operate MU in China. The following agreements were entered into concurrently with the formation of 9Webzen.

License Agreement dated September 10, 2002 by and between Webzen and 9Webzen.    Webzen granted to 9Webzen an exclusive license to use and sublicense to 9Webzen Shanghai the MU software for purposes of localizing, marketing and providing the Chinese version of the MU game in China. Pursuant to the license, 9Webzen shall pay Webzen royalties equal to 20% of the after-tax sales revenue derived from operating MU in China. Such royalty payments shall be made to Webzen on a monthly basis on the 15th day following the last day of each month and, in case of a delay in payment, a penalty of 0.3% per day of the total amount due will be imposed. If a delay in royalty payment exceeds 30 days, Webzen will be entitled to terminate the license agreement. Sales revenue of 9Webzen Shanghai related to MU operation shall meet a minimum guarantee amount of at least US$2.8 million for the first two quarters following the commercial launch of MU and at least US$1.4 million per quarter thereafter. If 9Webzen Shanghai fails to meet 70% of the minimum guarantee in two consecutive quarters, Webzen shall automatically have the right to grant the license to third parties. If 9Webzen Shanghai fails to meet the minimum sales revenue requirement for more than two years, Webzen may terminate our MU license.

The license will expire on September 9, 2007. Each party also has a right to terminate this agreement in the event the other party: (i) breaches a material term of the agreement and fails to cure such breach within 30 days of written notice thereof; (ii) becomes bankrupt, is subject to proceedings for liquidation or dissolution, is unable to pay its debts as they become due, or ceases to carry on business; (iii) is more than 50% acquired by, assigned or otherwise transferred to a third-party competitor; or (iv) suffers major impairment of performance due to force majeure for more than six months, and an equitable solution has not been found.

Joint Venture Agreement dated September 10, 2002 by and between Webzen and GameNow.net (Hong Kong) Limited.    Webzen and GameNow.net (Hong Kong) Limited, or GameNow Hong Kong, own 49% and 51% of 9Webzen, respectively. Each party shall have a right of first refusal and co-sale right with respect to any shares to be transferred by the other party. Each party shall also have the right to invite a certified public accountant to audit all books and financial records of 9Webzen once a year. Webzen shall provide the necessary software, technology upgrades, staff training and other matters relating to the MU game to 9Webzen as reasonably requested by 9Webzen. GameNow Hong Kong shall manage the business operations of 9Webzen Shanghai. 9Webzen shall establish a wholly-owned subsidiary in Shanghai, and 9Webzen’s board of directors and such subsidiary shall set up the operation management and designate the executives and managers who will take charge of the daily operation, management, labor management and administration of the joint venture.

The board of 9Webzen shall consist of five directors, including two directors nominated by Webzen and three directors nominated by GameNow Hong Kong. Certain important matters of 9Webzen require the advance approval by at least two thirds of the directors, including amendment to the articles of association, merger, acquisition, annual budget, annual distribution of profits and disposition of losses, annual and long- and medium-term investment and borrowing plans, sublicense of intellectual property rights and conclusion, amendment and termination of important contracts. The term of joint venture is 10 years from the date of the agreement and may be extended by written consent of both parties six months prior to the expiration date. The joint venture shall dissolve in the event no resolution is reached where (i) the joint venture or subsidiary records losses for three consecutive fiscal years or the losses exceed 50% of the authorized capital of 9Webzen; (ii) one party fails to perform its obligations or materially breaches the agreement or the Articles of Association, so that the joint venture can no longer be carried out; (iii) one party files for bankruptcy; or (iv) in the event of a force majeure that results in substantial loss and an inability to continue doing business.

Arrangements regarding WoW.    The following documents were entered into in connection with the formation of C9I in July 2003, its capitalization and the procurement of the WoW license.

License and Distribution Agreement dated February 3, 2004 by and between Vivendi Universal Games Inc. and China The9 Interactive.    On February 3, 2004, Vivendi Universal Games granted C9I an exclusive license to localize and promote WoW in China. The license is non-assignable, non-sublicensable and non-transferable and includes limited rights to: (i) localize WoW and the WoW-related server software; (ii) display, market, manufacture, distribute and sell the localized object code relating to WoW; (iii) grant users access to the localized WoW-related server software and the dedicated website for the localized WoW; and (iv) display, use, reproduce and distribute trademarks, trade names, domain names and other service mark rights of Vivendi Universal Games in connection with the marketing, promotional and distribution activities relating to the localized WoW. In addition, subject to the prior approval of Vivendi Universal Games and the satisfaction of certain other conditions, C9I shall be entitled to sub-license its rights under the license agreement to its wholly owned subsidiary to be incorporated in China, provided that C9I will remain primarily liable for any infringement of Vivendi Universal Games’s rights by the subsidiary sub-licensee.

Pursuant to the license agreement, Vivendi Universal Games has the right to, among others, (i) modify WoW in any manner and at any time without liability to C9I; and (ii) except for those rights expressly granted to C9I, exploit its intellectual property in any manner, including the right to grant licenses to third parties for further exploitation of WoW in such form as movie, television exploitation and merchandising, and the exploitation of other versions of WoW in China. In addition, Vivendi Universal Games retains ownership of all its intellectual property rights, including those relating to the localized WoW.

Under the license agreement, C9I has undertaken that, among others: (i) it will select dedicated managerial personnel and other employees to focus on the commercial launch and operation of WoW in China, including the implementation, marketing, hosting and operating of the localized WoW; (ii) it will not, directly or indirectly, whether by itself or through license or other arrangement with any third party, market, host and operate, whether commercially or otherwise, any new MMORPG; (iii) it will not commence development of any concept or product under any arrangement with any third party that will significantly interfere with C9I’s obligations under the license agreement; and (iv) it will use its best efforts to market the localized WoW, establish dedicated retail space for WoW promotion and aggressively promote and distribute the localized WoW.

Pursuant to the license agreement, C9I shall pay a non-refundable license fee of US$3.0 million within 14 days of the execution of the license agreement. In addition, C9I shall pay royalties to Vivendi equal to 22% of the face value of prepaid cards and prepaid online points actually sold. C9I has agreed to pay recoupable advances against royalties in a total amount of approximately US$51.3 million, consisting of quarterly amounts ranging from US$1.6 million to US$3.7 million over a four-year period commencing from the commercial launch and additional payment amounts totaling US$6.8 million linked to certain events, which have not yet occurred, prior to the commercial launch of WoW in China. As security for each advance payment, C9I will procure a standby letter of credit or other suitable form of bank guarantee prior to each relevant period. In addition, C9I has agreed to commit no less than US$13 million for the marketing and promotion of WoW during the license term.

The license term commences on the date of the license agreement and expires on the fourth anniversary of the date of the commercial launch of the localized WoW.

Vivendi Universal Games has the right to terminate this agreement: (i) upon C9I’s failure to cure a material breach of the agreement within 30 days; (ii) in the event C9I attempts any unauthorized assignment for the benefit of creditors, files any petition for reorganization, rearrangement of its business, enters bankruptcy, insolvency or receivership; or (iii) if C9I merges, consolidates or otherwise experiences any substantial change in management or control of more than 20% of its common stock or the equivalent, without obtaining Vivendi Universal Games’ prior written consent.

Upon expiration or termination of the license agreement for any reason, we are obligated to, among other things, immediately cease using any Vivendi Universal Games’ trademarks, logos or trade names, as well as cease the manufacture, distribution and sale of WoW game cards and online game points. We shall also immediately cease operations pertaining to the localized WoW. If the license agreement is terminated for cause for any reason other than our failure to obtain the requisite approvals and permits from the governmental authorities in China, then the recoupable advances due for the quarterly period in which the termination is effected, as well as the recoupable advances for the immediately following quarterly period, and all other payments due and owing will be immediately due and payable to Vivendi Universal Games within ten days of the effective date of termination, and we will not be entitled to any refund of any licensee fee or other payments we made pursuant to the license agreement.

Shareholders Agreement dated March 10, 2004 by and between China Interactive (Singapore) Pte Ltd. and GameNow.net (Hong Kong) Limited    China Interactive, a privately-held Singaporean company, and GameNow Hong Kong agreed to jointly invest US$4.35 million in C9I. China Interactive and GameNow Hong Kong own 46% and 54% of C9I, respectively. Each party shall have first refusal and co-sale rights with respect to any shares to be transferred by the other party. C9I shall acquire a license for WoW from Vivendi Universal Games, as well as develop, produce, publish and market interactive games, media, software and solutions for the greater China market. The board of C9I shall consist of three directors, including one director nominated by China Interactive and two directors nominated by GameNow Hong Kong. Certain fundamental corporate matters of C9I require the consent of the directors nominated by both GameNow Hong Kong and China Interactive, including a substantial change in the nature of C9I’s business, any change of control transactions, and any change in the authorized or issue share capital. The Chief Executive Officer of C9I is responsible for the management of C9I’s affairs and for coordinating and supervising the day-to-day business and operations of C9I, subject to the supervision of the board of directors. GameNow Hong Kong has the right to nominate the Chief Executive Officer. The joint venture agreement shall continue until C9I ceases to carry on the online game operation business or is listed on an internationally recognized securities exchange.

Term Sheet dated March 10, 2004 by and among China Interactive (Singapore) Pte. Ltd., GameNow.net (Hong Kong) Limited and China The9 Interactive Ltd. (Hong Kong).    Pursuant to a term sheet, the parties have agreed to enter into a loan agreement whereby GameNow Hong Kong would extend to China Interactive loans in the aggregate principal amount of US$4.6 million at the interest rate of 5% per annum. The principal amount of the loan and the unpaid interest accrued thereon would be immediately due and payable at the written request of GameNow Hong Kong. In addition, China Interactive agrees to transfer 14.9% of the issued shares of C9I held by China Interactive to GameNow Hong Kong at the per share price equal to the aggregate invested amount per share concurrently with the execution of the loan agreement. We and China Interactive propose to enter into a binding loan agreement by the end of 2004.

Arrangements regarding Mystina Online.

We entered into a cooperation agreement dated July 19, 2004 with Lager (Beijing) Information Co., Ltd., the developer of Mystina Online. Under the agreement, we have obtained an exclusive right to market, sell and operate Mystina Online in China with necessary technical support from the developer. In consideration for the exclusive right, we paid RMB2 million (US$0.24 million) shortly after execution of the agreement and have agreed to pay an additional RMB3 million (US$0.36 million) within seven business days after the test version is launched in China. We have also agreed to pay RMB4 million (US$0.48 million) within 30 days after the monthly average peak concurrent users of the game reach 20,000. In addition, we have agreed to pay royalties equal to 21% of the face value of the prepaid cards and prepaid online points actually sold by us. The initial term of the cooperative agreement commenced on the date of the agreement and expires on the third anniversary of the commercial launch of the game, with automatic renewals for two additional two-year terms if the monthly average peak concurrent users of the game are no less than 20,000 immediately prior to the expiration of each term.

Arrangements regarding Granado Espada.

On September 20, 2004, Hanbitsoft and IMC Games granted us an exclusive license to use the Granado Espada software for purposes of localizing and promoting Granado Espada in China with necessary technical support from the licensor. The license is non-assignable without the prior written approval of the licensor, non-transferable and non-sublicensable, except that we may sublicense to The9 Computer and Shanghai IT. In consideration for the exclusive license, we have agreed to pay Hanbitsoft and IMC Games a US$2.0 million license fee, including non-refundable amounts of US$300,000 and US$700,000 payable within 45 days upon signing of the license agreement and within 45 days after the beta test version is launched in China, respectively. The remaining US$1.0 million is payable in two equal installments, the first of which is due within 45 days of the commercial launch in China and the second of which is due when and if the monthly average concurrent users for the game reach 100,000.

In addition to the license fees, we have agreed to pay royalties in the amount of 21% of the face value of game cards and online points sold and for other revenue generated from the game, subject to a right to renegotiate the royalty rate in the event of certain circumstances. Furthermore, we have also agreed to pay certain non-refundable and non-recoupable minimum guarantee amounts regardless of the revenue of the Granado Espada game. Specifically, the royalties payable by us shall not be less than US$1.4 million, US$1.4 million and US$1.2 million for each of the three consecutive 12-month periods, respectively, following the commercial launch. Under the license agreement, we have obtained a right of first refusal to obtain the exclusive right to operate a continuous version of Granado Espada and to operate the game on a mobile platform should the licensor make those options available. The license agreement commenced on September 20, 2004 and expires on the third anniversary of the commercial launch of the game, and will continue from year to year on an annual basis thereafter unless either party gives notice to the other party not less than 30 days prior to the expiration of the current term. The licensor may terminate the agreement immediately if we fail to gain Chinese governmental approval within eight months from the date the game is submitted to the PRC government authorities and upon seven days written notice if the royalties or license fees become thirty days or more overdue. Either party may terminate the license agreement in the event the other party breaches any material provision of the license agreement and fails to cure such breach within 15 days of written notice thereof.

Arrangements regarding Object Software.

On April 16, 2004, we invested US$4.0 million for a 20% stake in Object Software, an established game developer in China which has developed a number of PC games and online games including several award-winning games. Subsequent to this initial investment, we will be required to enter into a share purchase agreement to acquire all of the outstanding shares of Object Software upon the satisfaction of certain conditions, including the commercial launch of the “Fate of the Dragon Online” game by December 31, 2004, and there being no material adverse change in the business, operations, properties, financial position or condition of Object Software or any of its subsidiaries since the date of our initial investment. The “commercial launch” of the “Fate of the Dragon Online” game is defined as the commercial launch by Object Software which results in the recognition of revenue in its financial statements in accordance with U.S. GAAP; provided, however, that the commercial launch shall not occur until the number of average weekly peak concurrent users of the game reaches at least 50,000. We believe that it is unlikely that Object Software will be able to commercially launch the “Fate of the Dragon Online” game by the end of 2004.

Pursuant to the subscription and purchase agreement, the amount of consideration we pay for the remaining interest in Object Software will depend on whether the three key online games developed by Object Software reach the specified performance targets within six months after the commercial launch of the “Fate of the Dragon Online” game, but in no event shall the consideration be less than US$20,000,000 or higher than US$75,000,000. The consideration may be paid in the form of our unregistered shares and/or cash. In the event that the monthly average trading price of our shares equals or exceeds the per share price at this offering, our consideration may be paid in the form of our shares, subject to Object Software’s selling shareholders’ right to request that we pay up to 50% of the consideration in cash. In the event that the monthly average trading price of our shares is below the per share price at this offering, Object Software’s selling shareholders shall have a right to request that we pay the consideration in the form of cash or any combination of cash and our shares, but Object Software’s selling shareholders as a whole shall in no event receive greater than 27% of our total issued share capital on a fully-diluted basis. In addition, none of the selling shareholders is entitled to receive a number of shares greater than the total number of the shares held by either Incsight Limited or Bosma Limited, so long as Incsight Limited and Bosma Limited each hold greater than 12% of our total issued shares. Currently, Incsight Limited, which is wholly owned by our Chairman and Chief Executive Officer Jun Zhu, and Bosma Limited are the two largest shareholders of our company.

Concurrent with the closing of our acquisition of a 20% stake in Object Software, we have entered into a shareholders’ agreement with Object Software and all of its existing shareholders. Pursuant to the shareholders’ agreement, we have obtained a right of first refusal to acquire licenses to operate in China all the online games developed by Object Software during the two-year period after our initial investment. We also have the right to effectively participate in significant decisions that are expected to be made in the ordinary course of business of Object Software.

CHINESE GOVERNMENT REGULATIONS

Current Chinese laws and regulations impose substantial restrictions on foreign ownership of the online gaming and Internet content provision businesses in China. As a result, we conduct our online gaming and Internet content provision businesses in China through contractual arrangements with Shanghai IT, our affiliated Chinese entity. Shanghai IT is ultimately owned by Jun Zhu and Jie Qin, both of whom are Chinese citizens as well as our shareholders.

In the opinion of our Chinese counsel, Fangda Partners, the ownership structure and the business and operation models of our Chinese affiliates and Shanghai IT comply with all existing Chinese laws, rules and regulations. In addition, no consent, approval or license other than those already obtained by our Chinese affiliates and/or Shanghai IT is required under any of the existing laws and regulations of China for such ownership structure, businesses and operations or this offering.

As the online games industry is at an early stage of development in China, new laws and regulations may be adopted from time to time to require additional licenses and permits other than those we currently have, and address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future Chinese laws and regulations applicable to the online games industry. See “Risk Factors — Risks Related to Doing Business in China — The laws and regulations governing the online game industry in China are developing and subject to future changes. If we fail to obtain or maintain all applicable permits and approvals, our business and operations would be materially and adversely affected.”

Internet Content Provision Service, Online Gaming and Internet Publishing

Our provision of online game-related content on our websites is subject to various Chinese laws and regulations relating to the telecommunications industry, Internet and online gaming, and regulated by various government authorities, including the Ministry of Information Industry, the Ministry of Culture, the Administration of Press and Publication and the State Administration of Industry and Commerce. The principal Chinese regulations governing the Internet content provision industry as well as the online gaming services in China include:

•	Telecommunications Regulations (2000);

•	The Administrative Rules for Foreign Investments in Telecommunications Enterprises (2001);

•	The Administrative Measures for Telecommunications Business Operating Licenses (2001);

•	The Internet Information Services Administrative Measures (2000);

•	The Tentative Measures for Administration of Internet Culture (2003);

•	The Notice on Several Issues Relating to the Implementation of The Tentative Measures for Administration of Internet Culture (2003);

•	The Tentative Measures for Administration of Internet Publication (2002); and

•	The Foreign Investment Industrial Guidance Catalogue (2002).

Under these regulations, a foreign investor is currently prohibited from owning more than 50.0% of the equity interest in a Chinese entity that provides value-added telecommunications services. Internet content provision services are classified as value-added telecommunications businesses, and a commercial operator of such services must obtain a value-added telecommunications business operating license for Internet content provision (the “ICP License”) from the appropriate telecommunications authorities in order to carry on any commercial Internet content provision operations in China.

With respect to the online gaming industry in China, since online games fall into the definition of “Internet culture products” under The Tentative Measures for Internet Culture Administration (2003), a commercial operator of online games must, in addition to the ICP License, obtain an Internet culture operation license from the appropriate culture administrative authorities for its operation of online games. Furthermore, according to The Tentative Measures for Internet Publication Administration (2002), the provision of online games is deemed an Internet publication activity. Therefore, an online game operator must obtain the approval from the appropriate press and publication administrative authorities as an Internet publisher in order to carry on its online gaming businesses in China.

The State Press and Publications Administration and the Ministry of Information Industry jointly impose a license requirement for any company that intends to engage in Internet publishing, defined as any act by an Internet information service provider to select, edit and process content or programs and to make such content or programs publicly available on the Internet.

Although there is no national legislation specifically relating to the operations of SMS in China, a number of local regulators have addressed this issue. The Shanghai Communications Administration requires short messaging content provider operating in Shanghai to obtain a SMS license.

Furthermore, the Ministry of Information Industry has promulgated rules requiring ICP License holders that provide online bulletin board services to register with, and obtain approval from, the relevant telecommunication authorities.

Regulation of Internet Content

The Chinese government has promulgated measures relating to Internet content through a number of ministries and agencies, including the Ministry of Information Industry, the Ministry of Culture and the State Press and Publications Administration. These measures specifically prohibit Internet activities, which includes the operation of online games, that result in the publication of any content which is found to, among other things, propagate obscenity, gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC, or compromise State security or secrets. If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites.

Regulation of Information Security

Internet content in China is also regulated and restricted from a State security standpoint. The National People’s Congress, China’s national legislative body, has enacted a law that may subject to criminal punishment in China any effort to: (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak State secrets; (4) spread false commercial information; or (5) infringe intellectual property rights.

The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways which, among other things, result in a leakage of State secrets or a spread of socially destabilizing content. The Ministry of Public Security has supervision and inspection rights in this regard, and we may be subject to the jurisdiction of the local security bureaus. If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites.

Import Regulation

Our ability to license online games from abroad and import them into China is regulated in several ways. We are required to register with the Ministry of Commerce any license agreement with a foreign licensor that involves an import of technologies, including online game software into China. Without that registration, we cannot remit licensing fees out of China to any foreign game licensor. In addition, the Ministry of Culture requires us to submit for its content review and approval of any online games we want to license from overseas game developers. If we license and operate games without that approval, the Ministry of Culture may impose penalties on us, including revoking the Internet culture operation license required for the operation of online games in China. Furthermore, the State Copyright Bureau requires us to register copyright license agreements relating to imported software. Without the State Copyright Bureau registration, we cannot remit licensing fees out of China to any foreign game licensor and are not allowed to publish or reproduce the imported game software in China.

Intellectual Property Rights

The State Council and the State Copyright Bureau have promulgated various regulations and rules relating to protection of software in China. Under these regulations and rules, software owners, licensees and transferees may register their rights in software with the State Copyright Bureau or its local branches and obtain software copyright registration certificates. Although such registration is not mandatory under PRC law, software owners, licensees and transferees are encouraged to go through the registration process and registered software rights may receive better protections. We have registered all of our in-house developed online games with the State Copyright Bureau.

Internet Café Regulation

Internet cafés are required to obtain a license from the Ministry of Culture and the State Administration of Industry and Commerce, and are subject to requirements and regulations with respect to location, size, number of computers, age limit of customers and business hours. Although we do not own or operate any Internet cafés, many Internet cafés distribute our virtual pre-paid cards. The Chinese government has announced its intention, and has begun, to intensify its regulation of Internet cafés, which are currently the primary venue for our users to play online games. Recently, the State Administration of Industry and Commerce issued a notice to suspend issuance of new Internet café licenses. It is unclear when this suspension will be lifted. Intensified government regulation of Internet cafés could restrict our ability to maintain or increase our revenues and expand our customer base.

Privacy Protection

Chinese law does not prohibit Internet content providers from collecting and analyzing personal information from their users. We require our users to accept a user agreement whereby they agree to provide certain personal information to us. Chinese law prohibits Internet content providers from disclosing to any third parties any information transmitted by users through their networks unless otherwise permitted by law. If an Internet content provider violates these regulations, the Ministry of Information Industry or its local bureaus may impose penalties and the Internet content provider may be liable for damages caused to its users.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange.    Foreign currency exchange regulation in China is primarily governed by the following rules:

•	Foreign Exchange Administration Rules (1996), as amended, or the Exchange Rules; and

•	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Pursuant to the Exchange Rules, RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of the State Administration of Foreign Exchange of the People’s Republic of China is obtained. Further, foreign investment enterprises in China may purchase foreign exchange without the approval of the State Administration of Foreign Exchange of the People’s Republic of China for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. Foreign investment enterprises that need foreign exchange for the distribution of profits to their shareholders may effect payment from their foreign exchange account or purchase and pay foreign exchange at the designated foreign exchange banks to their foreign shareholders by producing board resolutions for such profit distribution. Under the Administration Rules, based on their needs, foreign investment enterprises are permitted to open foreign exchange settlement accounts for current account receipts and payments of foreign exchange along with specialized accounts for capital account receipts and payments of foreign exchange at certain designated foreign exchange banks.

Dividend Distribution.    The principal regulations governing distribution of dividends of foreign holding companies include:

•	The Foreign Investment Enterprise Law (1986), as amended; and

•	Administrative Rules under the Foreign Investment Enterprise Law (2001).

Under these regulations, foreign investment enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign investment enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

MANAGEMENT

Directors, Director Nominees and Executive Officers

The following table sets forth information regarding our directors, director nominees and executive officers as of November 1, 2004.

Directors, Director Nominees and Executive Officers	Age	Position/Title
Jun Zhu	38	Chairman of the Board and Chief Executive Officer
Jie Qin	32	Director Nominee, Senior Vice President and Chief Strategy Officer
Stephen Law	42	Director
Ying Han	49	Director Nominee
Chao Y. Wang	39	Director Nominee
Hannah Lee	30	Vice President and Chief Financial Officer
Tao Sun	29	Vice President and Chief Technology Officer
Xudong He	32	Vice President and Chief Operating Officer
Jun Yao	34	Vice President

Jun Zhu is one of the co-founders of our company. He has served as the Chairman of our board of directors and Chief Executive Officer since our inception. Prior to founding The9, Mr. Zhu co-founded Flagholder New Technology Co. Ltd., an information technology company based in China, in 1997 and served as its director from 1997 to 1999. From 1993 to 1997, Mr. Zhu worked at QJ (U.S.A.) Investment, Ltd., a trading company in the United States. Mr. Zhu attended an undergraduate program at Shanghai Jiao Tong University.

Jie Qin is one of the co-founders of our company. Mr Qin will be a member of our board of directors upon the completion of this offering. Mr. Qin has served as our Senior Vice President and Chief Strategy Officer since March 2004. Prior to that, he had served at a number of positions at our company, including as the chief operating officer. Prior to founding The9, Mr. Qin co-founded Flagholder New Technology Co. in 1997 and served as its director from 1997 to 1999. From 1995 to 1997, Mr. Qin was an engineer of Inventec (Shanghai) Electronics Technology Co. Ltd. Mr. Qin received his Bachelor’s degree from Shanghai Jiao Tong University.

Stephen Cheuk Kin Law has served as a member of our board of directors since February 2004. Mr. Law will serve as a member of our audit committee. In July 2000, Mr. Law joined the Morningside group, an international investment group of companies that manage and, in some cases, fund investments in a wide range of businesses and projects in established and emerging industries in Asia Pacific, North America and Europe. He is currently Director, Finance & Corporate Development, of Morningside Technologies Inc. and is also the Chief Financial Officer of Media Partners International Holdings Inc., a company listed in the Growth Enterprise Market of the Hong Kong Stock Exchange. From 1995 to July 2000, Mr. Law worked in different positions with Wheelock and Wharf Groups, where he gained extensive internet, media and corporate finance experience. Prior to working for Wheelock, Mr. Law had served as regional financial controller for a number of international corporations. Mr. Law has also served on the board of several companies, including Media Partners International Group Ltd., BatesAsia Hong Kong Limited and Communication Central Group. Mr. Law is a member of the Institute of Chartered Accountants in England and Wales, a member of the Hong Kong Institute of Certified Public Accountants, and a registered practicing Certified Public Accountant in Hong Kong. He holds a Bachelor’s degree from the University of Birmingham, United Kingdom and an MBA degree from the University of Hull, United Kingdom. The business address for Mr. Law is 22nd Floor, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong.

Ying Han has agreed to serve as a member of our board of directors and a member of our audit committee immediately after the closing of this offering. Since June 1998, Ms. Han has been the Chief Financial Officer and Executive Vice President of AsiaInfo Holdings, Inc., or AsiaInfo, a leading provider of high-quality software and network solutions in China. From 1989 to June 1998, Ms. Han worked in different positions at Hewlett Packard (China), including as Chief Controller and Business Development Director, Finance Manager and Business Administration Manager of Service Organization. Ms. Han presently serves on the board of directors of several different subsidiaries of AsiaInfo. She received her Bachelor’s degree in Western Accounting from Xia Men University in 1985. Ms. Han’s business address is 4/F Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC.

Chao Y. Wang has agreed to serve as a member of our board of directors and a member of our audit committee immediately after the closing of this offering. Mr. Wang is the founding partner and Chief Executive Officer of ChinaEquity Investment Co., a China-based independent venture capital firm which focuses on the technology, media and telecommunications sectors in Greater China. Before founding ChinaEquity in 1999, Mr. Wang had spent 12 years in the investment banking and financial services industry with Chase, Standard & Poors, Morgan Stanley and the China Development Bank. During that time, he headed Morgan Stanley’s Beijing operation for three years. Mr. Wang presently serves on the board of directors of several companies including Rising Tech Co., Longshine Info. Futong Tech Co., ChinaCast Information Co., Ltd. and ChinaEagle Holding Co. Mr. Wang has won several venture capital awards in China, serves as an advisor to several government funds and organizations and is a member of the Board of Governors and the Secretary General of China Venture Capital Association. Mr. Wang holds a Bachelor’s degree from Huazhong University of Science and Technology and an MBA degree from Rutgers University. Mr. Wang has also attended the Senior Executive Program of Harvard University and Tsinghua University. Mr. Wang’s business address is Suite 516, West Tower, China World Trade Center, No. 1 Jianguomenwai Ave., Beijing 100004, PRC.

Hannah Lee has served as our Vice President and Chief Financial Officer since January 2004. Prior to joining us, she was a manager of audit and risk advisory services in KPMG, Shanghai from January 2003 to January 2004. From 1998 to 2002, Ms. Lee worked at PricewaterhouseCoopers Canada, including as a manager of audit and business assurance services. Ms. Lee is a member of the Institute of Chartered Accountants in Canada and a certified CPA in Illinois, USA. Ms. Lee received her Bachelor’s degree with honors from the University of British Columbia, Canada.

Tao Sun has served as our Vice President and Chief Technology Officer since January 2001. He was our Director of Technology from May 2000 to December 2000. Prior to joining us, Mr. Sun worked at IBM Shanghai Software Department as an information technology specialist from 1998 to 2000. Mr. Sun received his Bachelor’s degree from Fudan University.

Xudong He has served as our Vice President and Chief Operating Officer since March 2004. He was our Vice President and Financial Controller from 2000 to 2001 and Vice President and acting Chief Operating Officer from January 2002 to February 2004. Prior to joining us, Mr. He held a number of positions at PricewaterhouseCoopers in China, including senior consultant and auditor from 1995 to 2000. Mr. He received his Bachelor’s degree from Fudan University and MBA degree from Shanghai Jiao Tong University. Mr. He is a member of China Institute of Certified Public Accountants.

Jun Yao has served as our Vice President in charge of business development since 2000. Prior to joining us, he was a business development manager at Eachnet.com from January 2000 to June 2000. From 1998 to 1999, Mr. Yao was a manager in the business technology and consulting department of Pudong Software Development Company. Prior to that, he had worked at the Shanghai Municipal Government and Pudong New District Government from 1992 to 1998. Mr. Yao received his Bachelor’s degree from Zhejiang University. The business address for Mr. Yao is 30/F CITIC Square, No. 1168 Nanjing Road (W), Shanghai 200041, PRC.

Board of Directors

Our board of directors will consist of five directors immediately after the closing of this offering. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested. A director may exercise all the powers of our company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Requirements under the Sarbanes-Oxley Act of 2002 and NASDAQ’s Corporate Governance Rules

We intend to comply with the requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ’s recently adopted corporate governance rules on or prior to the closing of this offering. NASDAQ’s corporate governance rules permit foreign private issuers to wait until July 31, 2005 to comply with the independent audit committee requirement. We intend to adopt the charters of the committees of the board of directors to comply with the Sarbanes-Oxley Act and NASDAQ requirements.

Committees of the Board of Directors

Our board of directors has established an audit committee which will begin to perform its duties immediately after the closing of this offering.

Audit Committee.    Our audit committee will initially consist of Messrs. Ying Han, Stephen Law and Chao Y. Wang, all of whom satisfy the “financial expert” requirements of the Nasdaq corporate governance rules. In addition, Messrs. Han and Wang satisfy the “independence” requirements of the Nasdaq corporate governance rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing and approving all proposed related-party transactions;

•	discussing the annual audited financial statements with management and the independent auditors;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately and periodically with management and the independent auditors;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

•	reporting regularly to the full board of directors.

Compensation Committee.    Our compensation committee will initially consist of Messrs. Ying Han, Chao Y. Wang and Jun Zhu. Messrs. Han and Wang satisfy the “independence” requirements of the NASDAQ Corporate Governance Rules. The compensation committee assists the board in reviewing and approving the compensation structure of our executive officers, including all forms of compensation to be provided to our executive officers. The compensation committee will be responsible for, among other things:

•	reviewing and determining the compensation for our five most senior executives;

•	reviewing the compensation of our other employees and recommending any proposed changes to the management;

•	reviewing and approving officer and director indemnification and insurance matters;

•	reviewing and approving any employee loans in an amount equal to or greater than US$60,000; and

•	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Duties of Directors

Under Cayman Islands law, our directors have a statutory duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

Terms of Directors and Officers

All directors hold office until their successors have been duly elected and qualified. A director may only be removed by the shareholders who nominated and elected such director. Officers are elected by and serve at the discretion of the board of directors. Currently, directors are not subject to a term of office and hold office until such time as they are removed from office by us by special resolution.

Prior to the closing of this offering, we intend to amend and restate our articles of association to include provisions that may discourage transactions involving an actual or potential change of control of our company, including dividing our board of directors into three classes with different terms, each of which expiring each year. This provision would delay the replacement of a majority of our directors and would make changes to the board of directors more difficult than if such provision were not in place.

Pursuant to the natural expiration of the directorial terms, elections for directors would be held each year on the date of the annual general meeting of shareholders. A director shall be removed from office automatically if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our company to be or becomes of unsound mind. We may also remove a director from office by ordinary resolution.

Voting Agreement

On November 26, 2004, Incsight Limited and Bosma Limited, our two largest shareholders, entered into a voting agreement with respect to the election of our board of directors. Both parties have agreed to vote their respective shares to ensure that our board of directors consists of: (i) one director designated by Incsight, so long as Incsight Limited holds 5% or more of our total outstanding shares, which initially shall be Jun Zhu; (ii) one director designated by Bosma, so long as it holds 5% more of our total outstanding shares, which initially shall be Stephen Law; (iii) two individuals mutually acceptable to Incsight and Bosma, but who are not otherwise affiliated with either of them, our company or any of our shareholders; and (iv) Jie Qin, for a term beginning from the effective date of this registration statement until July 31, 2005 or such earlier date by which we are required to appoint an additional independent director. Upon expiration of Jie Qin’s term as director, Incsight and Bomsa will elect one additional individual who is not affiliated with either of them, our company or any of our shareholders. Both parties agreed to vote to ensure that none of the directors elected pursuant to the voting agreement shall be removed from office, except for cause or unless by the affirmative vote of both parties. In addition, each of Incsight and Bosma agrees to elect one or two individuals designated by the other party as directors so long as each of them holds not less than 20% of the total issued shares of our company. The voting agreement shall continue until both parties mutually agree in writing to terminate it.

Compensation of Directors and Executive Officers

For the year ended December 31, 2003, the aggregate cash compensation to our executive officers was approximately RMB2,345,992 (US$283,449), and we did not pay any cash compensation to our directors. We did not grant any options to acquire our ordinary shares to our directors and executives officers in 2003. No executive officer is entitled to any severance benefits upon termination of his or her employment with our company.

Stock Options

In December 2002, our then-existing shareholders granted three individuals, including two executive officers of our company, options to purchase a total of 429,000 shares from them. The following table summarizes the principal terms of such options:

	Ordinary Shares Underlying Options Granted	Exercise Price	Date of Grant	Date of Expiration
Xudong He	143,000	$5.03	December 31, 2002	N/A
Tao Sun	143,000	$5.03	December 31, 2002	N/A
Hing Hing Kung	143,000	$5.03	December 31, 2002	N/A

Total:	429,000

To date, none of the above options have been exercised.

2004 Stock Option Plan.    Our board of directors has adopted a 2004 stock option plan in order to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors and consultants and promote the success of our business. We have reserved 1,345,430 ordinary shares under our 2004 option plan, none of which is outstanding. We plan to make the following option grants immediately after the completion of this offering under our 2004 stock option plan.

	Ordinary Shares Underlying Options Granted	Exercise Price	Date of Grant	Date of Expiration
Ying Han	14,300	*	**	***
Stephen Law	14,300	*	**	***
Hannah Lee	134,543	*	**	***
Chao Y. Wang	14,300	*	**	***
Jun Yao	67,272	*	**	***
Other individuals	870,024	*	**	***

*	The exercise price is equal to the final price per ADS for this offering.
**	The date of grant will be the date on which this offering is completed.
***	The date of expiration will be the fifth anniversary of the date of grant.

The following paragraphs describe the other principal terms of our 2004 stock option plan.

Termination of Options.    Where the option agreement permits the exercise or purchase of the options granted for a certain period of time following the recipient’s termination of service with us, or the recipient’s disability or death, the options will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the options, whichever occurs first.

Administration.    Our stock option plan is administered by our board of directors or an option administrative committee designated by our board of directors constituted to comply with applicable laws. In each case, our board of directors or the committee it designates will determine the provisions, terms and conditions of each option grant, including, but not limited to, the option vesting schedule, repurchase provisions, forfeiture provisions, form of payment upon settlement of the award, payment contingencies and satisfaction of any performance criteria.

Vesting Schedule.    In general, options granted under our stock option plan vest over a four-year period following a specified vesting commencement date. Twenty-five percent of the options granted vest at the end of each year beginning from the first anniversary of the vesting commencement date, subject to the optionee continuing to be a service provider on each vesting date.

Option Agreement.    Options granted under our stock option plan are evidenced by an option agreement that contains, among other things, provisions concerning exercisability and forfeiture upon termination of employment or consulting arrangement, as determined by our board. In addition, the option agreement also provides that options granted under our stock option plan are subject to a 180-day lock-up period following the effective date of a registration statement filed by us under the Securities Act, if so requested by us or any representative of the underwriters in connection with any registration of the offering of any of our securities.

Option Exercise.    The term of options granted under our stock option plan may not exceed five years from the date of grant. The consideration to be paid for our shares upon exercise of an option or purchase of shares underlying the option will be determined by the plan administrator and may include cash, check, ordinary shares, a promissory note, consideration received by us under a cashless exercise program implemented by us in connection with our stock option plan, or any combination of the foregoing methods of payment.

Third-Party Acquisition.    If a third party acquires us through the purchase of all or substantially all of our assets, a merger or other business combination, all outstanding options or share purchase rights will be assumed or equivalent options or rights substituted by the successor corporation or parent or subsidiary of successor corporation. In the event that the successor corporation refuses to assume or substitute for the options or share purchase rights, all options or share purchase rights will become fully vested and exercisable immediately prior to such transaction and all unexercised awards will terminate unless, in either case, the awards are assumed by the successor corporation or its parent.

Termination of Plan.    Unless terminated earlier, our stock option plan will expire in 2009. Our board of directors has the authority to amend, alter, suspend or terminate our stock option plan subject to shareholder approval to the extent necessary to comply with applicable law. However, no such action may (i) impair the rights of any optionee unless agreed by the optionee and the stock option plan administrator, or (ii) affect the stock option plan administrator’s ability to exercise the powers granted to it under our stock option plan.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, on a fully diluted basis assuming conversion of all of our preferred shares, as of November 25, 2004, by:

(1) each of our directors and executive officers who are also our shareholders;

(2) each person known to us to own beneficially more than 5.0% of our ordinary shares; and

(3) each other selling shareholder.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Shares Beneficially Owned After This Offering
Name	Number(1)%		Number	%	Number(1)%
Directors and executive officers:
Jun Zhu(2)	6,597,333	36.91%	—	—	6,597,333	28.35%
Jie Qin(3)	736,736	4.12%	—	—	736,736	3.17%
Tao Sun(4)	429,000	2.40%	120,656	18.00%	308,344	1.32%
Xudong He(5)	286,000	1.60%	100,547	15.00%	185,453	0.80%
All Directors and Senior Executive Officers as a Group(6)	8,049,069	45.03%	221,203	33.00%	7,827,866	33.63%
Principal shareholders:
Bosma Limited(7)	6,597,333	36.91%	—	—	6,597,333	28.35%
Natural Flow Limited(8)	1,326,124	7.42%	234,609	35.00%	1,091,515	4.69%
Other selling shareholders:
Blue Stories Limited(9)	736,736	4.12%	67,031	10.00%	669,705	2.84%
Magic Health Limited(10)	736,736	4.12%	80,438	12.00%	656,298	2.82%
Hing Hing Kung(11)	429,000	2.40%	67,031	10.00%	361,969	1.56%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and includes voting or investment power with respect to the securities.
(2)	Includes 1,507,220 ordinary shares issuable upon conversion of Series A convertible preferred shares and 5,090,113 ordinary shares held by Incsight Limited, a British Virgin Islands company 100% owned by Mr. Zhu. In addition, Mr. Zhu has the right to convert the US$333,333 loan he extended to our company into a certain number of series B preferred shares of our company after April 7, 2004, subject to our right to repay the loan in cash. We intend to repay the loan in full to Mr. Zhu in the future. The principal amount of the loan outstanding as at the date hereof is US$50,000. The business address for Mr. Zhu is 30/F CITIC Square, No. 1168 Nanjing Road (W), Shanghai 200041, PRC.
(3)	Includes 736,736 ordinary shares held by Air Tech Ventures Limited, a British Virgin Islands company 100% owned by Mr. Jie Qin. Mr. Qin is Ms. Jing Fei Zhou’s husband. The business address for Mr. Qin is 30/F CITIC Square, No. 1168 Nanjing Road (W), Shanghai 200041, PRC.
(4)	Includes 286,000 ordinary shares held by Mr. Sun and an option to purchase a total of 143,000 shares from certain other shareholders and such option is immediately exercisable. The business address for Mr. Sun is 30/F CITIC Square, No. 1168 Nanjing Road (W), Shanghai 200041, PRC.
(5)	Includes 143,000 ordinary shares held by Mr. He and an option to purchase a total of 143,000 shares from certain other shareholders and such option is immediately exercisable. The business address for Mr. He is 30/F CITIC Square, No. 1168 Nanjing Road (W), Shanghai 200041, PRC.
(6)	Shares owned by all of our directors and executive officers as a group include shares beneficially owned by Jun Zhu, Jie Qin, Tao Sun and Xudong He.
(7)	Includes 6,082,533 ordinary shares issuable upon conversion of Series A convertible preferred shares and 514,800 ordinary shares held by Bosma. Each share of Series A convertible preferred share will automatically convert into one ordinary share immediately prior to the closing of this offering. In addition, Bosma has the right to convert the US$1,000,000 loan it extended to our company into a certain number of series B preferred shares of our company after April 7, 2004, subject to our right to repay the loan in cash. We intend to repay the loan in full to Bosma in the future. Bosma Limited, a British Virgin Islands corporation, is wholly-owned by Morningside VC Limited, a British Virgin Islands corporation, which is in turn wholly-owned by The HCB Trust, an Isle of Man trust, the trustee of which is Dunn Investments Limited, an Isle of Man corporation. Dunn Investments Limited controls indirectly, through The HCB Trust, a 100% interest in Bosma Limited, and as a result has the sole power to vote and dispose of the shares of The9 Limited held by Bosma Limited. Dunn Investments Limited is controlled by its board of directors, consisting of Lorna Irene Cameron and Philip Alvaro Salazar, both of whom expressly disclaim beneficial ownership of the shares held by Bosma Limited. The address for Bosma Limited is Pasea Estate, Road Town, Tortola, British Virgin Islands.
(8)	Includes 1,326,124 ordinary shares held by Natural Flow Limited, a British Virgin Islands company 100% owned by Mr. Yong Zhang. The business address for Mr. Zhang is 30/F CITIC Square, No. 1168, Nanjing Rd. (W), Shanghai, 200041, People’s Republic of China.

(9)	Includes 736,736 ordinary shares held by Blue Stories Limited, a British Virgin Islands company 100% owned by Mr. Feng Liu. The address for Mr. Liu is 30/F CITIC Square, No. 1168, Nanjing Rd. (W), Shanghai, 200041, People’s Republic of China.
(10)	Includes 736,736 ordinary shares held by Magic Health Limited, a British Virgin Islands company 100% owned by Ms. Jing Fei Zhou. Ms. Zhou is Mr. Jie Qin’s wife. The business address for Ms. Zhou is 30/F CITIC Square, No. 1168, Nanjing Rd. (W), Shanghai, 200041, People’s Republic of China.
(11)	Includes 286,000 ordinary shares held by Ms. Hing Hing Kung and an option to purchase a total of 143,000 shares from certain other shareholders which is immediately exercisable. The business address for Ms. Kung is 30/F CITIC Square, No. 1168, Nanjing Rd. (W), Shanghai, 200041, People’s Republic of China.

Through a subscription agreement dated April 3, 2000, we issued a total of 4,433,000 Series A convertible preferred shares to Bosma Limited, and 4,736,160, 1,282,710, 1,282,710, 1,282,710, and 1,282,710 ordinary shares, to Jun Zhu, Feng Liu, Jie Qin, Jingfei Zhou and Yong Zhang, respectively. As a result of such issuance, Bosma, Jun Zhu, Feng Liu, Jie Qin, Jingfei Zhou and Yong Zhang’s ownership interests in our company were 31%, 33.1%, 8.97%, 8.97%, 8.97% and 8.97%, respectively, as of April 2000. Through a share transfer agreement dated July 31, 2001, the shareholders of our company transferred some shares among themselves, resulting in a change of the ownership interests of Bosma, Jun Zhu, Feng Liu, Jie Qin, Jingfei Zhou and Yong Zhang to 34.6%, 38.5%, 5.6%, 5.6%, 5.6% and 10.08%, respectively. The ownership interests of Feng Liu, Jie Qin, Jingfei Zhou and Yong Zhang were reduced to 4.48%, 4.48%, 4.48% and 8.06%, respectively, after Bosma Limited and Jun Zhu converted their loans extended to our company in October 2001 into Series A convertible preferred shares in January 2004. In March 2004, Tao Sun, Xudong He and Hing Hing Kung exercised their respective right to acquire a total of 286,000, 143,000 and 286,000 shares, respectively, from our existing shareholders pursuant to the right granted to them in 2000 and 2002. As a result, Tao Sun, Xudong He and Hing Hing Kung now own 1.6%, 0.8% and 1.6% of our company, respectively, and each other shareholder’s ownership interest in our company has been reduced to the number set forth in the table above.

None of our shares are held by U.S. holders. Our shareholders are entitled to vote together as a single class on all matters submitted to shareholders vote. No shareholder has different voting rights from other shareholders.

RELATED PARTY TRANSACTIONS

Arrangements with Affiliated Chinese Entities

Current Chinese laws and regulations impose substantial restrictions on foreign ownership of entities involved in the Internet content provision, Internet culture operation and Internet publishing businesses in China, which include online game operations. Therefore, we conduct part of our activities through a series of agreements with Shanghai IT under which Shanghai IT, The9 Computer and 9Webzen Shanghai jointly operate the MU game in China and share the revenues from MU.

Shanghai IT holds the requisite licenses and approvals for conducting Internet content provision, Internet culture operation and Internet publishing businesses in China; Shanghai IT is owned by Jun Zhu, our Chief Executive Officer and shareholder, and Jie Qin, our Senior Vice President and shareholder. Shanghai Advertisement holds the requisite license for conducting the advertising business in China; Shanghai Advertising is owned by Shanghai IT and Xudong He, our Vice President and Chief Operating Officer.

We have obtained the exclusive right to benefit from Shanghai IT’s licenses and approvals. In addition, through a series of contractual arrangements with Shanghai IT, Shanghai Advertisement and their respective shareholders, we are able to direct and control the operation and management of Shanghai IT and Shanghai Advertisement. We believe that the individual shareholders of Shanghai IT and Shanghai Advertisement will not receive material personal benefits from these agreements except as shareholders of The9 Limited.

We do not think we could have obtained these agreements, taken as a whole, from unrelated third parties. Because of the uncertainty relating to the legal and regulatory environment in China, most of the agreements have no defined terms unless terminated by the parties thereto. The principal terms of these agreements are described below.

Master Agreement.    The9 Computer, 9Webzen and Shanghai IT have entered into a master agreement in connection with operating MU in China and providing services to customers jointly. Under the agreement, The9 Computer acts as the technical service provider of Pass9, which is the membership management and payment system used in our online game operation; 9Webzen Shanghai acts as the exclusive licensee of MU in China and the technical service provider for the operation of MU; and Shanghai IT acts as the provider of the domain name www.muchina.com and Internet content provider. The parties share the revenues generated by MU in China pursuant to the following revenue sharing provisions set forth in the agreement: (i) Shanghai IT is entitled to the amounts being RMB10 per average concurrent user per month, but in any case no more than 5.5% of net revenue; (ii) The9 Computer is entitled to 5% of the net revenue; and (iii) 9Webzen is entitled to the rest of the revenue after deducting the portions allocated to Shanghai IT and The9 Computer.

Domain Name License Agreement.    We granted Shanghai IT the right to use the domain name www.the9.com for its hosting of the9 City and its provision of Internet content in China for a license fee of RMB10,000 per year. The term of such license is from January 15, 2001 to January 15, 2006, and may be automatically extended pursuant to the agreement.

Exclusive Technical Service Agreement.    We provide Shanghai IT with technical services for the operation of computer software and related business, including the provision of systematic solutions to the operation of Internet websites, the rental of computer and Internet facilities, daily maintenance of Internet servers and databases, the development and update of relevant computer software, and all other related technical and consulting services. Shanghai IT pays quarterly service fees to us based on their actual operating results. We are the exclusive provider of these services to Shanghai IT.

Shareholder Voting Proxy Agreements.    Each of the shareholders of Shanghai IT has entered into a Shareholder Voting Rights Proxy Agreement with us, under which each shareholder of Shanghai IT irrevocably grants us the power to exercise all voting rights to which he is entitled as a shareholder of Shanghai IT. We have also entered into a similar agreement with the individual shareholder of Shanghai Advertisement.

Call Option Agreements.    We entered into a call option agreement with each of the shareholders of Shanghai IT, under which the parties irrevocably agreed that, at our sole discretion, we and/or any third parties designated by us will be entitled to acquire all or part of the equity interests in Shanghai IT, to the extent permitted by the then-effective Chinese laws and regulations. The consideration for such acquisition will be the minimum amount permitted by applicable Chinese law. The shareholders of Shanghai IT have also agreed not to enter into any transaction, or fail to take any action, that would substantially affect the assets, liabilities, equity or operations of Shanghai IT without our prior written consent. We and the only individual shareholder of Shanghai Advertisement have entered into a similar call option agreement.

Loan Agreements.    From 2002 to 2004, we loaned a total of RMB10.0 million to Jun Zhu and Jie Qin, the shareholders of Shanghai IT, solely for the purposes of capitalizing and increasing the registered capital of Shanghai IT. Such loan shall become immediately due and payable when we send a written notice to the borrowers requesting repayment.

Share Pledge Agreements.    To secure the full performance by Shanghai IT or its shareholders of their respective obligations under the Exclusive Technical Service Agreement, the Shareholder Voting Rights Proxy Agreement, the Call Option Agreement and the Loan Agreement, the shareholders of Shanghai IT have pledged all of their equity interests in Shanghai IT in favor of us under a share pledge agreement. In the event of a breach of any term in the above agreements by either Shanghai IT or its shareholders, we will be entitled to enforce our pledge rights over such pledged equity interests to compensate for any and all losses suffered from such breach. A similar share pledge agreement was also entered into by and between us and the individual shareholder of Shanghai Advertisement.

Convertible Loan Agreements

On October 7, 2002, we entered into convertible loan agreements with Jun Zhu and Bosma Limited, pursuant to which each of them agreed to loan us aggregate amounts of US$750,000 and US$2,250,000, respectively, each at an interest rate of 8% per annum. Pursuant to these loan agreements and the amendments thereto, we have drawn US$333,333 and US$1,000,000 from Jun Zhu and Bosma, respectively. Funds drawn pursuant to these loans have been allocated toward investing in joint ventures, securing certain exclusive agency rights, working capital and other business transactions as agreed by the parties. The full amount of the loans are immediately due and payable upon written demand. The outstanding loans are convertible after April 7, 2004 into a certain number of our series B preferred shares, subject to our right to repay the loans in full at our sole discretion. Our board of directors recently adopted a resolution authorizing our company to repay the entire principal amount of the outstanding loans plus all interest accrued thereon prior to the closing of this offering.

Private Placement

In April 2000, we sold 4,433,000 shares of Series A convertible preferred shares at a price of US$0.70 per share to Bosma Limited. The holder of Series A convertible preferred shares is entitled to vote on an “as converted” basis together with the holders of ordinary shares. Each share of Series A convertible preferred share will automatically convert into one ordinary share immediately prior to the closing of this offering.

In January 2004, Bosma Limited and Jun Zhu converted their respective convertible loans extended to our company in 2001 into 2,067,780 and 1,507,220 Series A convertible preferred shares of our company, respectively, at the pre-agreed price of US$0.29 per share and US$0.27 per share, respectively, pursuant to convertible loan agreements executed in October 2001.

Transactions with SMEC

In 2002 and 2003, we purchased certain computers and equipment from Shanghai SMEC Development Corporation, or SMEC, on behalf of 9Webzen. SMEC was then partially owned by a former shareholder of Shanghai IT, who subsequently disposed of his interest in SMEC to a party unrelated to us in January 2004.

Stock Options

See “Management—Stock Options.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2003 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date hereof, our authorized share capital consists of 24,167,000 ordinary shares, par value of US$0.01 each, and 8,008,000 Series A convertible preferred shares, par value of US$0.01 each. As of the date hereof, there are 9,867,000 ordinary shares issued and outstanding, and 8,008,000 Series A convertible preferred shares issued and outstanding. All of our issued and outstanding Series A convertible preferred shares will automatically convert into ordinary shares at a conversion rate of one preferred share to one ordinary share, immediately prior to the closing of this offering.

We have entered into convertible loan agreements with Jun Zhu and Bosma Limited, who agreed to loan to our company aggregate amounts of US$750,000 and US$2,250,000, respectively, each at an annual interest rate of 8%. To date, we have drawn US$333,333 and US$1,000,000 from Jun Zhu and Bosma, respectively, and the outstanding balance of such loans as at the date hereof are US$50,000 owing to Jun Zhu and US$1,000,000 owing to Bosma. The full amount of the loans are immediately due and payable upon written demand. The loans are convertible after April 7, 2004 into a number of series B preferred shares of our company. Before the proposed conversion, Bosma and Jun Zhu are required to give us at least 30-day prior written notice. Once we receive the notice, we would have the right to repay the total outstanding principal of the loans and all accrued interest thereon in cash at our sole discretion. In addition, we may repay the total outstanding principal of the loans and all accrued interest thereon at any time. We intend to repay the entire principal plus interest accrued on the outstanding loans after the closing of this offering.

Upon the completion of this offering, we will adopt an amended and restated memorandum and articles of association. The following are summaries of material provisions of our proposed amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Ordinary Shares

General.    All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights.    Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any other shareholder holding at least ten percent of the shares given a right to vote at the meeting, present in person or by proxy.

A quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our voting share capital. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including the alteration of the amount of our authorized share capital, the consolidation and division of all or any of our share capital into shares of a larger amount than our existing share capital, and the cancellation of any shares.

Transfer of Shares.    Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary shares are to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; and (f) a fee of such maximum sum as the Nasdaq National Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares.    Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.

Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Differences in Corporate Law

The Companies Law is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to a majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation, He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Articles of Association provide that shareholders may approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our Articles of Association allow our shareholders holding not less than 10 per cent of the paid up voting share capital of the Company to requisition a shareholder’s meeting.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles of Association, directors can be removed with or without cause, but only by the vote of holders of 80% of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under our Articles of Association, our company may be dissolved, liquidated or wound up only by the vote of holders of 80% of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote of holders two-thirds of the shares of such class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended with the vote of holders of 80% of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such if they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, our best interests, in a manner that was not willfully or grossly negligent, and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association. See “Related Party Transactions” for more information on these indemnification arrangements to be continued.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-Takeover Provisions in Memorandum and Articles of Association.    Some provisions of the Memorandum and Articles of Association to be adopted in connection with the global offering may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	create a classified board of directors pursuant to which our directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by foreign law or by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records.    Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records. However, we will provide our shareholders with annual audited financial statement.

Registration Rights

We have entered into a registration rights agreement with holders of our Series A convertible preferred shares, which agreement will become effective immediately upon the completion of this offering. Under the registration rights agreement, holders of shares having registration rights can demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Demand Registration Rights.    At any time after the specified lock-up period in connection with this offering has expired, the holders of at least 25% of the shares having registration rights have the right to demand that we file a registration statement covering the offer and sale of their securities. If we are eligible to file a registration statement on Form F-3, any holder of shares having registration rights has the right to demand that we file a registration statement on Form F-3. We have the ability to delay the filing of a registration statement under specified conditions, such as where one of our directors signs a certificate stating that in the good faith judgment of our board of directors, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, provided that we may not utilize this right more than once in any twelve month period.

Piggyback Registration Rights.    If we register any securities for public sale, shareholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

Expenses of Registration.    We will pay all expenses relating to any demand or piggyback registration other than underwriting discounts and commissions, stock transfer taxes and attorneys’ fees, except as provided in the registration rights agreement. However, we will not pay for the expenses of any demand registration if the request is subsequently withdrawn by the requesting shareholders, subject to limited exceptions.

Expiration of Registration Rights.    The registration rights described above will terminate with respect to a particular shareholder’s securities three years after the completion of this offering, or as soon as the securities (i) have been transferred pursuant to an effective registration statement or under Rule 144 of the Securities Act, (ii) can be freely sold under Rule 144(k) under the Securities Act, or (iii) have been transferred and can be resold by the transferee without registration under the Securities Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York, as depositary, will execute and deliver the American Depositary Receipts, or ADRs, representing ordinary shares of the par value of US$0.01 per share of our company. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian. Each ADR will also represent securities, cash or other property deposited with the depositary but not distributed to ADR holders. The depositary’s corporate trust office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

We are providing you with a summary of the deposit agreement. You should read this summary together with the deposit agreement and the ADR. You can inspect a copy of the deposit agreement at the corporate trust office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal offices of the custodian, currently located at 1 Queen’s Road, Central, Hong Kong. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•	Cash. To the extent we declare dividends on our shares, such dividends will be paid in U.S. dollars. If we make any cash distribution on the shares other than dividends, the depositary will convert such cash distribution into U.S. dollars, if it can transfer the U.S. dollars to the United States. If approval from any government is needed for such transfer and cannot be obtained without excessively burdensome or otherwise unreasonable efforts, or there are foreign exchange controls in place that prohibit such transfer, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for interest.

Before making a distribution, any withholding taxes that must be paid will be deducted. See “Taxation – United States Federal Income Taxation – U.S. Holders – Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Shares.    The depositary may distribute additional ADRs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole ADSs. It will sell shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADRs, each ADS will also represent the new shares.

•	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you after consultation with us. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds, in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver the ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares with the same terms as the ADRs described in this section, except for changes needed to put the restrictions in place. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by means it deems legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The depositary will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its corporate trust office to the persons you request.

You may turn in your ADRs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver:

(1) the underlying shares to an account designated by you; and

(2) any other deposited securities underlying the ADRs at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deliverable portion of the deposited securities at its corporate trust office.

Voting Rights

You may instruct the depositary to vote the shares underlying your ADSs but only if we ask the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

(1) describe the matters to be voted on; and

(2) explain how you, on a specified date, may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct.

For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, in compliance with Cayman Islands law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Notices and Reports

The depositary will make available for inspection by registered holders at its corporate trust office any reports and communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary as the holder of the deposited securities, and (b) made generally available to the holders of such deposited securities by us. The depositary will also, upon written request, send to the registered holders copies of such reports when furnished by us pursuant to the deposit agreement. Any such reports and communications, including any proxy soliciting materials, furnished to the depositary by us will be furnished in English.

Fees and Expenses Paid to the Depositary

Persons depositing shares or ADR holders must pay the depositary:	For:
US$5.00 (or less) per 100 ADSs (or portion thereof)	• Each issuance of an ADS, including as a result of a distribution of shares or rights or other property • Each cancellation of an ADS, including if the deposit agreement terminates
US$0.02 (or less) per ADS	• Any cash payment

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

Persons depositing shares or ADR holders must pay the depositary:	For:
US$0.02 (or less) per ADSs per calendar year (if the depositary has not collected any cash distribution fee during that year)	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on the shares register of the registrar of the Foreign Registrar from your name to the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Conversion of foreign currency to U.S. dollars • Cable, telex, and facsimile transmission expenses as are expressly provided in the deposit agreement

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our shares • Reclassify, split up or consolidate any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Distribute securities on the shares that are not distributed to you • Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In either case, the depositary must notify you at least 90 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADRs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under designated circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying shares. This is called a pre-release of the ADRs. The depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADRs instead of shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer

-	owns the shares or ADRs to be deposited,

-	assigns all beneficial rights, title and interest in the shares or ADRs to the depositary, and

-	will not take any action with respect to such shares or ADRs that is inconsistent with the transfer of beneficial ownership, other than in satisfaction of such pre-release;

•	the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

•	the depositary must be able to close out the pre-release on not more than five business days’ notice.

In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 6,250,000 ADSs representing approximately 26.9% of our ordinary shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while application has been made for the ADSs to be quoted on the Nasdaq National Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

We, our directors and officers and all existing shareholders have agreed that, without the prior written consent of Bear, Stearns & Co. Inc., neither we nor any of our directors and officers nor any of existing shareholders will, during the period of 180 days from the date of this prospectus:

•	directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any of our ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities, or make any announcement of any of the foregoing,

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) with respect to any of our ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities, and

•	otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any of our ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities, whether or not such transaction is to be settled by delivery of our ADSs, ordinary shares, other securities, cash or other consideration.

These restrictions do not apply to (i) the sale of our ordinary shares in the form of ADSs to the underwriters; (ii) the conversion or exchange of convertible or exchangeable securities outstanding on the date hereof; (iii) the exercise of currently outstanding options; and (iv) the grant and exercise of options under, or the issuance and sale of shares pursuant to, employee stock option plans in effect on the date hereof.

We have also agreed that, subject to certain exceptions, we will not file a registration statement under the Securities Act in connection with any transaction by us or any person that is prohibited pursuant to the foregoing. In addition, each of our directors and officers and existing shareholders has agreed that, without the prior written consent of Bear, Stearns & Co. Inc., they will not, during the period of 180 days from the date of this prospectus:

•	file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary of final prospectus or other disclosure document with respect to any proposed offering or sale of any of our ADS or ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities, and

•	exercise any rights they may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of any of our ADS or ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities.

Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by the lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned our ordinary shares for at least one year, is entitled to sell within any three-month period a number of ordinary shares that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 232,750 ordinary shares immediately after this offering; or

•	the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares, in the form of ADSs or otherwise, proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold at any time.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, beginning 90 days after the date of this prospectus, each of our employees, consultants or advisors who purchases shares, in the form of ADSs or otherwise, from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares, in the form of ADSs or otherwise, or their transferees will be entitled to request that we register their ordinary shares, in the form of ADSs or otherwise, under the Securities Act, following the expiration of the lockup agreements described above. See “Description of Share Capital – Registration Rights.”

TAXATION

The following summary of the material Cayman Islands and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder Asia, special Cayman Islands counsel to us. To the extent the discussion relates to matters of United States law or legal conclusions and subject to the qualifications herein, it represents the opinion of Latham & Watkins LLP, our special U.S. counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

United States Federal Income Taxation

The following discussion is the opinion of Latham & Watkins LLP and describes the material United States federal income tax consequences under present law of an investment in the ADSs or ordinary shares. This summary applies only to investors that hold the ADSs or ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus and on United States Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark to market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock; or

•	persons holding ADSs or ordinary shares through partnerships or other pass-through entities.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE UNITED STATES FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSS OR ORDINARY SHARES.

The discussion below of the United States federal income tax consequences to “U.S. Holders” will apply if you are the beneficial owner of ADSs or ordinary shares and you are, for United States federal income tax purposes,

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal tax purposes) organized under the laws of the United States, any State or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If you are not described as a U.S. Holder, you will be considered a “Non-U.S. Holder.” Non-U.S. Holders should consider the discussion below regarding the United States federal income tax consequences applicable to Non-US Holders.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with the terms. If you hold ADSs, you generally will be treated as the holder of the underlying ordinary shares represented by those ADSs for United Stated federal income tax purposes.

The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming, by U.S. Holders of ADSs, of foreign tax credits for U.S. federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders, as described below. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders could be affected by future actions that may be taken by the U.S. Treasury.

U.S. Holders

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of all our distributions to you with respect to the ADSs or ordinary shares, other than certain pro rata distributions of ADSs or ordinary shares or rights to acquire ADSs or ordinary shares, generally will be included in your gross income as ordinary dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (computed under United States federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain.

Under recently enacted legislation, with respect to noncorporate taxpayers for taxable years beginning before January 1, 2009 dividends may be taxed at the lower applicable capital gains rate provided that (1) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under recently published Internal Revenue Service authority, common or ordinary shares, or ADSs representing such shares, are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq National Market. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will be “passive income” or, in the case of certain U.S. Holders, “financial services income.” Under recently enacted legislation, for taxable years beginning after December 31, 2006, dividends distributed by us with respect to ADSs or ordinary shares would generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” Distributions of ADSs or ordinary shares or rights to subscribe for ADSs or ordinary shares that are received as part of a pro rata distribution to all our shareholders generally should not be subject to United States federal income tax.

Taxation of Disposition of Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ADS or ordinary share and your tax basis (in U.S. dollars) in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are an individual who has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. In general, you may deduct capital losses only against capital gains. Any such gain or loss that you recognize will generally be treated as United States source income or loss.

Passive Foreign Investment Company

We do not expect to be a passive foreign investment company for United Sates federal income tax purposes for our current taxable year. Our expectation for our current taxable year is based on our estimates of the value of our assets, as determined by estimates of the price of our ordinary shares prior to our listing on the Nasdaq National Market, and the expected price of our ordinary shares following the offering. Our actual PFIC status for 2004 will be not be determinable until the close of the 2004 taxable year. As a result, Latham & Watkins LLP is not opining on our PFIC status for our 2004 taxable year. A non-U.S. corporation is considered a passive foreign investment company for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a passive foreign investment company. As a result, our passive foreign investment company status may change. In particular, our PFIC status may be determined in large part based on the market price of our ADSs and ordinary shares which is likely to fluctuate after the offering (and may fluctuate considerably given that market prices of technology companies have been especially volatile). Accordingly, fluctuations in the market price of our ADSs and ordinary shares may result in our being a passive foreign investment company for any year. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering.

If we are a passive foreign investment company for any taxable year during which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a passive foreign investment company, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

Alternatively, a U.S. Holder of “marketable stock” in a passive foreign investment company may make a mark-to-market election for stock of a passive foreign investment company to elect out of the tax treatment discussed in the three preceding paragraphs. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations which are not passive foreign investment companies would apply to distributions by us.

The mark-to-market election is available only for stock which is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that the ADSs will be listed on the Nasdaq National Market and, consequently, if you are a holder of ADSs, the mark-to-market election would be available to you were we to be or become a passive foreign investment company.

If you hold ADSs or ordinary shares in any year in which we are a passive foreign investment company, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares.

Non-U.S. Holders

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income tax on dividends paid by us unless the income is effectively connected with your conduct of a trade or business in the United States.

You generally will not be subject to United States federal income tax on any gain attributable to a sale or other disposition of the ADSs or ordinary shares unless such gain is effectively connected with your conduct of a trade or business within the United States or you are a natural person who is present in the United States for 183 days or more and certain other conditions exist.

Dividends and gains that are effectively connected with your conduct of a trade or business in the United States generally will be subject to tax in the same manner as they would be if you were a U.S. Holder. Effectively connected dividends and gains received by a corporate Non-US. Holder may also be subject to an additional branch profits tax at a 30% rate or a lower tax treaty rate.

Information Reporting and Backup Withholding

In general, information reporting for U.S. Federal income tax purposes will apply to distributions made on the ADSs or ordinary shares paid within the United States to a non-corporate United States person and on sales of the ADSs or ordinary shares to or through a United States office of a broker by a non-corporate United States person. Payments made outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. Federal income tax will apply to distributions made on ADSs or ordinary shares within the United States to a non-corporate United States person and on sales of ADSs or ordinary shares to or through a United States office of a broker by a non-corporate United States person who:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that backup withholding will be required, or

•	fails to comply with applicable certification requirements.

The amount of any backup withholding collected will be allowed as a credit against United States federal income tax liability provided that appropriate returns are filed.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status to the payer, under penalties of perjury, on IRS Form W-8BEN.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated             , 2004, we and the selling shareholders have agreed to sell to the underwriters named below, for whom Bear, Stearns & Co. Inc. is acting as representative of the U.S. underwriters and Bear Stearns Asia Limited is acting as representative of the international underwriters, the following numbers of ADSs:

U.S. Underwriters	Number of ADSs
Bear, Stearns & Co. Inc.
CLSA Limited(1)

Total

International Underwriters	Number of ADSs
Bear Stearns Asia Limited
CLSA Limited(1)

Total

(1)	CLSA Limited has formed a strategic marketing alliance with CIBC World Markets Corp. pursuant to which they share underwriting obligations with respect to the offering.

The underwriting agreement provides that the underwriters are obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

All sales of the ADSs in the United States will be made by U.S. registered broker/dealers. The U.S. underwriters and the international underwriters are referred to collectively as the underwriters. The U.S. representative and the international representative are referred to collectively as the representative.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 937,500 additional ADSs from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments.

The underwriters propose to offer the ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of US$             per ADS. The underwriters and selling group members may allow a discount of US$             per ADS on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay:

	Per ADS		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	US$	US$	US$	US$
Expenses payable by us	US$	US$	US$	US$
Underwriting discounts and commissions paid by the selling shareholders	US$	US$	US$	US$
Expenses payable by the selling shareholders	US$	US$	US$	US$

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the ADSs being offered.

We, our directors and officers and all existing shareholders have agreed that, without the prior written consent of Bear, Stearns & Co. Inc., neither we nor any of our directors and officers nor any of existing shareholders will, during the period of 180 days from the date of this prospectus:

•	directly or indirectly, issue, offer, sell, agree to issue, offer to sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any of our ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities, or make any announcement of any of the foregoing,

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) with respect to any of our ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities, and

•	otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any of our ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities, whether or not such transaction is to be settled by delivery of our ADSs, ordinary shares, other securities, cash or other consideration.

These restrictions do not apply to (i) the sale of our ordinary shares in the form of ADSs to the underwriters; (ii) the conversion or exchange of convertible or exchangeable securities outstanding on the date hereof; (iii) the exercise of currently outstanding options; and (iv) the grant and exercise of options under, or the issuance and sale of shares pursuant to, employee stock option plans in effect on the date hereof.

We have also agreed that, subject to certain exceptions, we will not file a registration statement under the Securities Act in connection with any transaction by us or any person that is prohibited pursuant to the foregoing. In addition, each of our directors and officers and existing shareholders has agreed that, without the prior written consent of Bear, Stearns & Co. Inc., they will not, during the period of 180 days from the date of this prospectus:

•	file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary of final prospectus or other disclosure document with respect to any proposed offering or sale of any of our ADS or ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities, and

•	exercise any rights they may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of any of our ADS or ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares or other such securities.

Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by the lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We have applied to list the ADSs on The Nasdaq National Market under the symbol “NCTY.”

In connection with the listing of the ADSs on The Nasdaq National Market, the underwriters will undertake to sell round lots of 100 ADSs or more to a minimum of 400 beneficial owners of ADSs.

Before this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price for our ADSs offered by this prospectus will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

•	our financial information, the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management;

•	our past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

•	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus, or the registration statement of which the prospectus forms a part.

Certain of the underwriters or their affiliates may in the future provide investment banking and other financial services to us and our affiliates in the ordinary course of business and will receive customary compensation in connection therewith. The address of the representative of the underwriters, Bear, Stearns & Co. Inc., is 383 Madison Avenue, New York, New York 10179.

Selling Restrictions

General

No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of our ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and our ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, our ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with this offering may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The foregoing restrictions do not apply to stabilization transactions.

United Kingdom

Each underwriter has represented and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the completion of this offering, date of the issuance will not offer or sell any ADSs or ordinary shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business, or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to any ADSs or ordinary shares in, from or otherwise involving the United Kingdom; and

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any ADSs or ordinary shares in circumstances in which section 21(1) of the FSMA does not apply to us.

France

Each underwriter has represented and agreed that (i) neither this prospectus nor any offering material relating to ADSs or ordinary shares has been or will be submitted to the ‘‘Commission des Opérations de Bourse’’ for approval (‘‘Visa’’) in France; and (ii) it has not offered or sold and will not offer or sell any ADSs or ordinary shares or distribute or cause to be distributed any copies of this prospectus or any offering material relating to the ADSs or ordinary shares, directly or indirectly, in France, except to qualified investors (‘‘investisseurs qualifiés’’) and/or a restricted group of investors (‘‘cercle restreint d’investisseurs’’), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and ‘‘Décret’’ no. 98-880 dated October 1, 1998.

Germany

Each underwriter has represented and agreed that (i) this prospectus is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other German governmental authority; and (ii) it has not offered or sold and will not offer or sell any ADSs or ordinary shares or distribute copies of this prospectus or any document relating to the ADSs, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act and by doing so has not taken, and will not take, any steps which would constitute a public offering of the ADSs or ordinary shares in Germany.

Italy

The offering of the ADSs or ordinary shares has not been registered with the Commissione Nazionale per le Società e la Borsa or ‘‘CONSOB,’’ in accordance with Italian securities legislation. Accordingly, each underwriter has represented and agreed that the ADSs or ordinary shares may not be offered, sold or delivered, and copies of this prospectus or any other document relating to the ADSs or ordinary shares may not be distributed in Italy except to Professional Investors, as defined in Art. 31.2 of CONSOB Regulation no. 11522 of 1st July, 1998, as amended, pursuant to Art. 30.2 and Art. 100 of Legislative Decree no. 58 of 24th February, 1998 (or the Finance Law) or in any other circumstance where an express exemption to comply with the solicitation restrictions provided by the Finance Law or CONSOB Regulation no. 11971 of 14th May, 1999, as amended (or the Issuers Regulation) applies, including those provided for under Art. 100 of the Finance Law and Art. 33 of the Issuers Regulation, and provided, however, that any such offer, sale, or delivery of the ADSs or ordinary shares or distribution of copies of this prospectus or any other document relating to the ADSs or ordinary shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be made in compliance with Article 129 of Legislative Decree no. 385 of 1st September 1993, as amended (the ‘‘Banking Law Consolidated Act’’) and the implementing guidelines of the Bank of Italy (Istruzioni di Vigilanza per le banche) pursuant to which the issue, trading or placement of securities in the Republic of Italy is subject to prior notification to the Bank of Italy, unless an exemption applies depending, inter alia, on the amount of the issue and the characteristics of the securities, (iii) be conducted in accordance with any relevant limitations or procedural requirements the Bank of Italy or CONSOB may impose upon the offer or sale of the securities, and (iv) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of the Banking Law Consolidated Act, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Financial Laws Consolidated Act and the relevant implementing regulations; or by (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Law Consolidated Act, in each case acting in compliance with every applicable law and regulation.

The Netherlands

Each underwriter has represented and agreed that it has not offered, distributed, sold, transferred or delivered, and will not offer, distribute, sell, transfer or deliver, any ADSs or ordinary shares, directly or indirectly, in the Netherlands, as part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (‘‘Vrijstellingsregeling Wet toezicht effectenverkeer 1995’’), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises, who or which regularly trade or invest in securities in a professional capacity.

Denmark

This prospectus has not been filed with or approved by the Danish Securities Council or any other regulatory authority in the Kingdom of Denmark.

The securities have not been offered or sold and may not be offered, sold or delivered directly or indirectly in Denmark, unless in compliance with Chapter 12 of the Danish Act on Trading in Securities and the Danish Executive Order No. 166 of 13 March 2003 on the First Public Offer of Certain Securities issued pursuant hereto as amended from time to time.

Norway

This prospectus has not been approved by or registered with the Oslo Stock Exchange under Chapter 5 of the Norwegian Securities Trading Act 1997. Accordingly, each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or ordinary shares to any persons in Norway in any way that would constitute an offer to the public other than to persons who invest in securities as part of their professional activity and who are registered with the Oslo Stock Exchange in this capacity, or otherwise only in circumstances where an exemption from the duty to publish a prospectus under the Norwegian Securities Trading Act 1997 shall be applicable.

Sweden

This prospectus has not been approved by or registered with the Swedish Financial Supervisory Authority (Finansinspekitonen). Accordingly, each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or ordinary shares to persons in Sweden, except to a ‘‘closed circle’’ of not more than 200 pre-selected, non-substitutable investors, under the Swedish Financial Instruments Trading Act (‘‘Lag (1991:980) om handel med finansiella instrument’’).

Belgium

Neither this prospectus nor any offering material relating to the ADSs or ordinary shares has been or will be submitted to the ‘‘Commission Bancaire et Financière/Commissie voor het Bank- en Financiewezen’’ for approval. Therefore, this prospectus will not constitute a prospectus under Belgium law. Accordingly, each underwriter has represented and agreed that neither this prospectus nor any offering material relating to the ADSs or ordinary shares may be distributed or caused to be distributed, directly or indirectly, to the public in Belgium, except to:

•	‘‘qualified investors,’’ as defined in article 3, 2° of the Royal Decree of July 1999 on the public character of financial transactions and acting for their own account, and

•	a restricted group of potential investors (without the intervention of any intermediaries other than those permitted under Belgian law), defined as a group of less than 51 persons, or, without restrictions, if the consideration to be paid by each investor amounts to at least Euro 250,000.

Ireland

Each underwriter has represented and agreed that (i) otherwise than in circumstances which are not deemed to be an offer to the public by virtue of the provisions of the Irish Companies Acts, 1963 to 2001, it has not offered or sold, and will not offer or sell, in Ireland, by means of any document, any ADSs or ordinary shares, unless such offer or sale has been or is made to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, and it has not issued, and will not issue, in Ireland any form of application for ADSs or ordinary shares; and (ii) it has not made and will not make any offer of ADSs or ordinary shares to the public in Ireland to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland would apply, except in accordance with the provisions of those regulations; and

(iii) it has complied, and will comply, with all applicable provisions of the Investment Intermediaries Act 1995 of Ireland, with respect to anything done by it in relation to the offer, sale or delivery of the ADSs or ordinary shares in or involving Ireland.

Switzerland

Each underwriter has acknowledged that (i) it has not offered or sold, and will not offer or sell, the ADSs and ordinary shares to any investors in Switzerland other than on a non-public basis; (ii) this prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht); and (iii) none of this offering, the ADSs and ordinary shares has been or will be approved by any Swiss regulatory authority.

Luxembourg

Each underwriter represents, warrants and agrees that the ADS or ordinary shares are not being offered to the public in the Grand Duchy of Luxembourg and each of the underwriters represents, warrants and agrees that it will not offer the ADSs or ordinary shares or cause the offering of the ADSs or ordinary shares or contribute to the offering of the ADSs or ordinary shares to the public in Luxembourg, unless all the relevant legal and regulatory requirements have been complied with. In particular, this offer has not been and may not be announced to the public and offering material may not be made available to the public.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Corporations Act 2001 (Cth) (the ‘‘Australian Corporations Act’’), has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, each underwriter has represented and agreed that (i) the offer of ADSs and ordinary shares under this prospectus is only made to persons to whom it is lawful to offer ADSs and ordinary shares without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia to only those persons as set forth in clause (i) above and (iii) such underwriter must send the offeree a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above and unless permitted under the Australian Corporations Act agrees not to sell or offer for sale within Australia any ADSs or ordinary shares sold to the offeree within 12 months after their transfer to the offeree under this prospectus.

New Zealand

This prospectus has not been prepared or registered in accordance with the Securities Act 1978 of New Zealand. Accordingly, each underwriter has represented and agreed that it (i) has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares and (ii) has not distributed and will not distribute, directly or indirectly, any offer materials or advertisements in relation to any offer of ADSs or ordinary shares, in each case in New Zealand other than (a) to persons whose principal business is the investment of money or who, in the course of and for the purpose of their business, habitually invest money or (b) in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment, or statutory substitution for, the securities legislation of New Zealand).

Hong Kong

Each underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any ADSs or ordinary shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chapter 32 of the laws of Hong Kong); and (ii) except as permitted under the securities laws of Hong Kong, it has not issued, and will not issue, in Hong Kong any document, invitation or advertisement relating to the ADSs or ordinary shares other than with respect to ADSs or ordinary shares which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

Japan

Each underwriter has acknowledged and agreed that the ordinary shares and ADSs have not been and will not be registered under the Securities and Exchange Law of Japan and are not being offered or sold and any may not be offered or sold, directly and indirectly, in Japan or to or for the account of any resident of Japan, except that the initial purchasers may offer and sell such shares (i) pursuant to an exception from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As used in this paragraph, ‘‘resident of Japan’’ means any person residing in Japan including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it will not offer or sell ADSs or ordinary shares, nor will it make ADSs or ordinary shares the subject of an invitation for subscription or purchase, nor will it circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs or ordinary shares, whether directly or indirectly, to the public or any member of the public in Singapore other than:

•	to an institutional investor or other person specified in Section 274 of the Securities and Futures Act 2001, Chapter 289, of Singapore (the Securities and Futures Act),

•	to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Korea

The ADSs or ordinary shares offered in this global offering have not been registered under the Korean Securities and Exchange Law, and each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Korea or to or for the account of any resident of Korea, any of the ADSs or ordinary shares acquired in connection with the distribution, except otherwise permitted by applicable provisions of Korean laws and regulations, including, without limitation, the Korean Securities and Exchange Law and the Foreign Exchange Transaction Law.

United Arab Emirates

Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares, in the United Arab Emirates, except:

•	in compliance with all applicable laws and regulations of the United Arab Emirates; and

•	through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates.

People’s Republic of China

This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the People’s Republic of China. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the People’s Republic of China. For the purposes of this paragraph, the People’s Republic of China excludes Hong Kong, Macau and Taiwan.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the ADSs in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.

Representations of Purchasers

By purchasing the ADSs in Canada and accepting a purchase confirmation a purchaser is representing to us and the selling shareholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under “Resale Restrictions.”

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ADSs, for rescission against us and the selling shareholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ADSs. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ADSs. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the ADSs were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ADSs as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the ADSs by us and the selling shareholders. With the exception of the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee, all amounts are estimates.

Securities and Exchange Commission registration fee	US$	13,660
Nasdaq National Market listing fee	US$	100,000
National Association of Securities Dealers, Inc. filing fee	US$	11,200
Printing and engraving expenses	US$	250,000
Legal fees and expenses	US$	850,000
Accounting fees and expenses	US$	650,000
Miscellaneous	US$	217,208

Total	US$	2,092,068

Expenses will be borne in proportion to the numbers of ADSs sold in the offering by us and the selling shareholder, respectively.

LEGAL MATTERS

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York laws in connection with this offering will be passed upon for us by Latham & Watkins LLP. Certain legal matters with respect to U.S. federal and New York laws in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Legal matters as to Chinese law will be passed upon for us by Fangda Partners and for the underwriters by Commerce and Finance Law Offices.

EXPERTS

Our consolidated financial statements as of December 31, 2001, 2002 and 2003 and June 30, 2004 and for each of the three years in the period ended December 31, 2003 and the six months ended June 30, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of the said firm as experts in accounting and auditing.

The consolidated financial statements of 9Webzen as of December 31, 2002 and 2003 and June 30, 2004 and for the period from October 2, 2002 (date of incorporation) to December 31, 2002 and the year ended December 31, 2003 and the six months ended June 30, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of the said firm as experts in accounting and auditing.

The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 11/F PricewaterhouseCoopers Center, 202 Hu Bin Road, Shanghai 200021, China.

The consolidated financial statements of Object Software Limited as of December 31, 2001, 2002 and 2003 included in this prospectus have been audited by Moores Rowland Mazars, independent public accountants, as stated in their report appearing herein, and are included in reliance upon the reports of Moores Rowland Mazars given on their authority as experts in accounting and auditing.

The office of Moores Rowland Mazars is located at 34th Floor, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong.

The statements included in this prospectus under the captions “Risk Factors — Risk Related to Our Company,” “Risk Factors — Risk Related to Doing Business in China,” “Chinese Government Regulations,” “Related Party Transactions,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Enforceability of Civil Liabilities,” and in other sections of this prospectus, to the extent they constitute matters of Chinese law, have been reviewed and confirmed by Fangda Partners, our PRC counsel, as experts in such matters, and are included herein in reliance upon such review and confirmation. The offices of Fangda Partners are located at 22nd Floor, Kerry Center, 1515 Nanjing Road (W), Shanghai 200040, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form F-1, including relevant exhibits and securities, under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are qualified in all respects by reference to the full text of such contract or document.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. Our SEC filings, including this registration statement and other information may also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W. Washington, D.C. 20006.

We will furnish the depositary referred to under “Description of American Depositary Shares” with annual reports. The depositary has agreed that, at our request, it will mail these reports to all registered holders of our ADSs. We will also furnish to the depositary all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will arrange for the mailing of these documents to record holders of our ADSs, if we so request. Please see “Description of American Depositary Shares” for further details on the responsibilities of the depositary.

THE9 LIMITED

9WEBZEN LIMITED

Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Statements of Operations and Comprehensive Income for the Period from October 2, 2002 (Date of Incorporation) to December 31, 2002 and the Year Ended December 31, 2003	F-38
Consolidated Balance Sheets as of December 31, 2002 and 2003	F-39
Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the Period from October 2, 2002 (Date of Incorporation) to December 31, 2002 and the Year Ended December 31, 2003	F-40
Consolidated Statements of Cash Flows for the Period from October 2, 2002 (Date of Incorporation) to December 31, 2002 and the Year Ended December 31, 2003	F-41
Notes to the Consolidated Financial Statements for the Period from October 2, 2002 (Date of Incorporation) to December 31, 2002 and the Year Ended December 31, 2003	F-42

THE9 LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF THE9 LIMITED:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of changes in shareholders’ equity and of cash flows expressed in Renminbi present fairly, in all material respects, the financial position of The9 Limited (the “Company”) and its subsidiaries as of December 31, 2001, 2002 and 2003, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles in the United States of America. In addition, in our opinion, the related Financial Statement Schedule I presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and Financial Statement Schedule I are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and Financial Statement Schedule I based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

March 12, 2004, except for Note 18d., which is as of November 26, 2004

THE9 LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	Note		2001	2002	2003	2003
			RMB	RMB	RMB	US$
						(Unaudited, Note 3)
Revenues:
Online game services			2,292,685	1,303,502	673,917	81,424
Game operating support, website solutions and advertisement	13		3,083,269	1,947,673	13,335,903	1,611,278
Other revenues	13		151,208	29,242	3,258,409	393,689

			5,527,162	3,280,417	17,268,229	2,086,391
Sales taxes			(283,058)	(192,263)	(882,936)	(106,679)

Net revenues			5,244,104	3,088,154	16,385,293	1,979,712

Cost of services			(3,413,461)	(3,729,910)	(6,491,726)	(784,347)

Gross profit (loss)			1,830,643	(641,756)	9,893,567	1,195,365

Operating expenses:
Product development	13		(6,672,496)	(9,726,980)	(2,810,108)	(339,524)
Sales and marketing			(4,093,535)	(2,830,737)	(3,779,945)	(456,702)
General and administrative			(6,498,990)	(6,512,907)	(9,340,539)	(1,128,548)

Total operating expenses			(17,265,021)	(19,070,624)	(15,930,592)	(1,924,774)

Loss from operations			(15,434,378)	(19,712,380)	(6,037,025)	(729,409)
Interest expenses, net			(483,556)	(906,790)	(1,380,556)	(166,802)
Other income (expense), net			73,869	(172,756)	165,063	19,943

Loss before income tax benefit (expense) and equity in profit (loss) of affiliated company			(15,844,065)	(20,791,926)	(7,252,518)	(876,268)
Income tax benefit (expense)	8		(155,738)	(338,728)	5,850,071	706,821

Loss before equity in profit (loss) of affiliated company			(15,999,803)	(21,130,654)	(1,402,447)	(169,447)
Equity in profit (loss) of affiliated company, net of taxes	2	(c)	—	(5,210,565)	49,877,081	6,026,277

Net income (loss)			(15,999,803)	(26,341,219)	48,474,634	5,856,830

Accretion to Series A Preference Shares	14		(2,169,634)	(2,351,206)	(2,534,139)	(306,181)
Amounts allocated to Series A Preference Shares	14		—	—	(14,241,553)	(1,720,701)

Net income (loss) attributable to common shareholders			(18,169,437)	(28,692,425)	31,698,942	3,829,948

Other comprehensive loss:
Translation adjustments			(5,956)	(4,393)	(133,433)	(16,122)

Comprehensive income (loss)			(16,005,759)	(26,345,612)	48,341,201	5,840,708

Earnings (loss) per share	14
- Basic			(1.84)	(2.91)	3.21	0.39

- Diluted			(1.84)	(2.91)	1.94	0.23

Weighted average shares outstanding	14
- Basic			9,867,000	9,867,000	9,867,000	9,867,000

- Diluted			9,867,000	9,867,000	17,195,750	17,195,750

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2001, 2002 AND 2003

	Note		December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2003
			RMB	RMB	RMB	US$
						(unaudited, Note 3)
ASSETS
Current assets:
Cash and cash equivalents			1,729,924	5,628,041	62,765,605	7,583,501
Restricted time deposits	5		8,276,800	—	—	—
Accounts receivable			21,166	74,090	—	—
Due from related parties	13		—	2,174,687	24,970,375	3,016,986
Advances to suppliers			157,000	1,791,458	1,447,250	174,860
Prepayments and other current assets			1,341,002	1,974,840	4,248,855	513,357
Deferred service costs			24,796	4,736	—	—
Deferred tax assets, current	8		119,470	28,208	1,564,801	189,063

Total current assets			11,670,158	11,676,060	94,996,886	11,477,767

Investment in affiliated company	2	(c)	—	—	48,974,089	5,917,175
Property, equipment and software	6		11,287,255	7,943,463	5,616,032	678,543
Long-term deposits			850,405	874,003	1,629,175	196,841
Deferred tax assets, non-current	8		28,208	—	4,581,974	553,606

Total assets			23,836,026	20,493,526	155,798,156	18,823,932

LIABILITIES
Current liabilities:
Accounts payable			1,851,010	850,655	46,900	5,667
Due to related parties	13		10,798	25,847,850	110,443,355	13,344,049
Income tax payable			261,619	463,737	713,461	86,202
Other taxes payable			195,159	473,655	1,428,920	172,646
Advances from customers			776,457	2,279	—	—
Deferred revenue			472,305	90,216	—	—
Short-term bank loans	7		7,680,000	—	—	—
Convertible loans	10, 13		8,348,557	16,233,541	19,726,595	2,383,418
Other payables and accruals	2	(c)	3,607,979	3,020,189	1,850,997	223,642

Total current liabilities			23,203,884	46,982,122	134,210,228	16,215,624

Non-current liabilities:
Long-term capital lease obligations			1,419,803	264,677	—	—

Series A Preference Shares (US$0.01 par value; 8,008,000 shares authorized and 4,433,000 shares issued and outstanding as of December 31, 2001, 2002, and 2003; redeemable in April 2005; aggregate liquidation value of 34,241,909 as of December 31, 2003)	9		29,356,564	31,707,770	34,241,909	4,137,195
Commitments and contingencies	16		—	—	—
Shareholders’ equity (deficit)
Common shares (US$0.01 par value, 24,167,000 shares authorized and 9,867,000 issued and outstanding as of December 31, 2001, 2002 and 2003)			816,919	816,919	816,919	98,701
Additional paid-in capital			58,717	438,717	438,717	53,008
Statutory reserves	2	(q)	—	—	—
Accumulated other comprehensive loss			(1,161)	(5,554)	(138,987)	(16,793)
Accumulated deficit			(31,018,700)	(59,711,125)	(13,770,630)	(1,663,803)

Total shareholders’ equity (deficit)			(30,144,225)	(58,461,043)	(12,653,981)	(1,528,887)

Total liabilities and shareholders’ equity (deficit)			23,836,026	20,493,526	155,798,156	18,823,932

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	Common share (US$0.01 par value)		Additional paid-in capital	Statutory reserves	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders’ deficit
	Number of shares	Par value
		RMB		RMB	RMB	RMB	RMB
Balance as of January 1, 2001	9,867,000	816,919	58,717	—	4,795	(12,849,263)	(11,968,832)
Accretion for Series A Preference Shares	—	—		—	—	(2,169,634)	(2,169,634)
Net loss	—	—	—	—	—	(15,999,803)	(15,999,803)
Cumulative translation adjustment	—	—	—	—	(5,956)	—	(5,956)

Balance as of December 31, 2001	9,867,000	816,919	58,717	—	(1,161)	(31,018,700)	(30,144,225)

Accretion for Series A Preference Shares	—	—	—	—	—	(2,351,206)	(2,351,206)
Share based compensation	—	—	380,000	—	—	—	380,000
Net loss	—	—	—	—	—	(26,341,219)	(26,341,219)
Cumulative translation adjustment	—	—	—	—	(4,393)	—	(4,393)

Balance as of December 31, 2002	9,867,000	816,919	438,717	—	(5,554)	(59,711,125)	(58,461,043)

Accretion for Series A Preference Shares	—	—	—	—	—	(2,534,139)	(2,534,139)
Net income	—	—	—	—	—	48,474,634	48,474,634
Cumulative translation adjustment	—	—	—	—	(133,433)	—	(133,433)

Balance as of December 31, 2003	9,867,000	816,919	438,717	—	(138,987)	(13,770,630)	(12,653,981)

Balance as of December 31, 2003 (US$, unaudited, Note 3)	9,867,000	98,701	53,008	—	(16,793)	(1,663,803)	(1,528,887)

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	2001	2002	2003	2003
	RMB	RMB	RMB	US$
				(Unaudited, Note 3)
Cash flows from operating activities:
Net income (loss)	(15,999,803)	(26,341,219)	48,474,634	5,856,830
Adjustments for:
Depreciation and amortization of property, equipment and software	3,443,510	3,864,756	3,444,233	416,141
Interest expense on convertible loans	71,757	986,531	1,700,931	205,511
Equity in (profit) loss of affiliated company	—	5,210,565	(49,877,081)	(6,026,277)
Non-cash share-based compensation	—	380,000	—	—
(Increase) decrease in accounts receivable	(21,166)	(52,924)	74,090	8,952
(Increase) decrease in advances to suppliers	(79,510)	(1,634,458)	344,208	41,588
(Increase) decrease in prepayments and other current assets	(819,560)	(633,838)	(2,274,015)	(274,752)
(Increase) decrease in deferred service costs	(24,796)	20,060	4,736	572
(Increase) decrease in long-term deposits	(14,700)	(23,598)	(755,172)	(91,242)
(Increase) decrease in deferred tax assets	(147,678)	119,470	(6,118,567)	(739,261)
Increase (decrease) in accounts payable	—	—	46,900	5,666
Increase (decrease) in due to related parties, net	(489,202)	23,662,365	61,799,817	7,466,812
Increase (decrease) in income tax payable	261,619	202,118	249,724	30,172
Increase (decrease) in other taxes payable	92,878	278,496	955,265	115,418
Increase (decrease) in advances from customers	771,860	(774,178)	(2,279)	(275)
Increase (decrease) in deferred revenue	472,305	(382,089)	(90,216)	(10,900)
Increase (decrease) in other payables and accruals	(891,359)	(1,490,782)	(266,200)	(32,163)

Net cash provided by (used in) operating activities	(13,373,845)	3,391,275	57,711,008	6,972,792

Cash flows from investing activities:
Cash paid for investment in affiliated company	—	(4,307,573)	—	—
Purchase of property, equipment and software	(1,530,161)	(1,521,319)	(1,967,457)	(237,713)

Net cash used in investing activities	(1,530,161)	(5,828,892)	(1,967,457)	(237,713)

Cash flows from financing activities:
(Increase) decrease in restricted time deposits	(5,793,370)	8,276,800	—	—
Proceeds from short-term bank loans	18,480,000	—	—	—
Repayment of short term bank loans	(13,200,000)	(7,680,000)	—	—
Proceeds from convertible loans	8,276,800	6,898,453	4,137,185	499,865
Repayment for convertible loans	—	—	(2,345,062)	(283,336)
Proceeds from issuance of Series A Preference Shares	4,113,396	—	—	—
Repayment of capital lease obligations	—	(1,155,126)	(264,677)	(31,979)

Net cash provided by financing activities	11,876,826	6,340,127	1,527,446	184,550

Effect of foreign exchange rate changes on cash	(5,956)	(4,393)	(133,433)	(16,122)

Net increase (decrease) in cash and cash equivalents	(3,033,136)	3,898,117	57,137,564	6,903,507
Cash and cash equivalents, beginning of year	4,763,060	1,729,924	5,628,041	679,994

Cash and cash equivalents, end of year	1,729,924	5,628,041	62,765,605	7,583,501

Supplemental disclosure of cash flow information:
Cash paid during the year for income tax	41,797	17,140	18,772	2,268
Cash paid during the year for interest expense	374,897	46,109	46,379	5,604
Supplemental disclosure of non-cash investing activities:
Accrual related to purchase of property, equipment and software	1,851,010	850,655	—	—
Finance lease obligation for property, equipment and software	1,419,803	264,677	—	—

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

1.	ORGANIZATION AND NATURE OF OPERATIONS

The accompanying consolidated financial statements include the financial statements of The9 Limited (the “Company”), which was incorporated on December 22, 1999 in Cayman Islands, its subsidiaries and certain variable interest entities (VIE subsidiaries) as follows:

Name of entity	Date of incorporation	Relationship	Interest held
			Direct	Indirect
GameNow.net (Hong Kong) Limited (“GameNow Hong Kong”)	January 2000	Subsidiary	100%	—
The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“The9 Computer”)	May 2000	Subsidiary	—	100%
Shanghai Jiucheng Information Technology Co., Ltd. (“Shanghai IT”)	September 2000	VIE subsidiary	None	(Note 2b)
Shanghai Jiucheng Advertisement Co., Ltd. (“Shanghai Advertisement”)	September 2001	VIE subsidiary	None	(Note 2b)

The Company changed its name from GameNow.net Limited to The9 Limited effective February 9, 2004.

The Company, its subsidiaries and VIE subsidiaries are collectively referred to as the “Group”.

The Group is principally engaged in the development and operation of online games, including operation of a virtual community, and Internet and website related businesses in the People’s Republic of China (the “PRC”). The Group operates its virtual community through Shanghai IT.

Beginning October 2002, the Group, through its investment in an affiliated company, 9Webzen Limited (“9Webzen Hong Kong”) (Note 2(c)), is principally engaged in the development and operation of an online game, “MU”, a massively multiplayer online role-playing game that allows multiple players to play at the same time and interact with each other. The Group provides game operating support services and the necessary licenses to the affiliated company as related to the operation of MU.

The Group’s return for its investment in 9Webzen Hong Kong will generally be in the form of cash dividends when 9Webzen Hong Kong begins to generate profits.

2.	PRINCIPAL ACCOUNTING POLICIES

a.	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and related disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may take in the future, actual results could differ from these estimates.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

b.	Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE subsidiaries for which the Company is the primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIE subsidiaries have been eliminated upon consolidation.

The Group adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

Shanghai IT is a variable interest entity owned by the Company’s executive officers and shareholders. The Company does not have any ownership interest in Shanghai IT. The Company is incorporated in the Cayman Islands and is considered a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, the Company, through loans to its executive officers and shareholders, established Shanghai IT to hold the necessary licenses for the Group’s operations. Pursuant to various agreements entered into between the Group and Shanghai IT (Note 4), the Company generally has control of Shanghai IT and is considered the primary beneficiary of Shanghai IT. Accordingly, the results of Shanghai IT are consolidated in the financial statements of the Company.

c.	Investment in affiliated company

The Group, through GameNow Hong Kong, and Webzen Inc., a Korean based company, entered into a joint venture agreement in September 2002 (the “JV Agreement”) and established 9Webzen Hong Kong. The Group and Webzen Inc. owns 51% and 49% economic interest of 9Webzen Hong Kong, respectively. Webzen Inc. holds 49% ownership interest and has substantial rights under the JV Agreement to effectively participate in significant decisions that are expected to be made in the ordinary course of 9Webzen Hong Kong’s business operations. In particular, certain operational decisions, including decisions regarding annual budget, important contracts and compensation of senior management, of 9Webzen Hong Kong and 9Webzen Shanghai require unanimous board approval or affirmative approval of two-thirds of the board of directors. According to the JV Agreement, the Group appoints three of the five board of directors while Webzen Inc. appoints the remaining two of the board of directors. In accordance with Emerging Issues Task Force (“EITF”) 96-16 “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights,” the Company accounts for its 51% interest 9Webzen Hong Kong under the equity method of accounting, as prescribed in APB Opinion No. 18, “the Equity Method of Accounting for Investment in common stock,” as the minority shareholder have substantive participating rights that provide the minority shareholder the ability to block significant decisions proposed by the majority shareholder.

The Group records its investment in 9Webzen Hong Kong on the balance sheet as “Investment in affiliated company “ and its share of 9Webzen Hong Kong’s profit or loss as “Equity in profit (loss) of affiliated company” on the statement of operations and comprehensive income. In 2002, the Group’s share of 9Webzen Hong Kong’s loss exceeded the investment in affiliated company balance, and the excess loss of RMB 902,992 was accrued in “Other payables and accruals” in the balance sheet. Such balance was recovered in 2003 when 9Webzen Hong Kong realized profits.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

9Webzen Hong Kong established a wholly owned subsidiary, 9Webzen Limited (Shanghai) (“9Webzen Shanghai”) in Shanghai in January 2003. Both 9Webzen Hong Kong and 9Webzen Shanghai are principally engaged in the development and operation of the online game, MU, a massively multiplayer online role-playing game that allows multiple players to play at the same time and interact with each other. MU was developed by Webzen Inc., and 9Webzen Hong Kong has an exclusive license from Webzen Inc. to operate MU in the PRC.

MU is operated in the PRC through 9Webzen Shanghai and was launched commercially in February 2003. Due to the restrictions currently imposed by the PRC government on foreign ownership of Internet content provision and Internet culture operation businesses in the PRC, which include the online game business, 9Webzen Shanghai’s operation of MU, a massively multiplayer online role playing game, is dependent on the PRC licenses for Internet content provision and Internet culture operation owned by Shanghai IT, the Group’s VIE subsidiary (Note 4).

Summarized consolidated balance sheet information of 9Webzen Hong Kong is as follows:

	December 31, 2002	December 31, 2003	December 31, 2003
	RMB	RMB	US$
			(Unaudited, Note 3)
Current assets	21,662,646	225,558,358	27,252,538
Non-current assets	25,755,775	63,581,102	7,682,031
Current liabilities	49,188,992	193,112,079	23,332,295
Shareholders’ equity (deficit)	(1,770,571)	96,027,381	11,602,274

Summarized consolidated statement of operations information of 9Webzen Hong Kong is as follows:

	For the period from October 2, 2002 (date of incorporation) to December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2003
	RMB	RMB	US$
			(Unaudited, Note 3)
Net revenues	—	230,475,884	27,846,686
Gross profit	—	135,905,980	16,420,508
Net income (loss)	(10,216,794)	97,798,198	11,816,229

In May 2003, 9Webzen Shanghai received approval from certain government authorities to be classified as a “Software Enterprise”. 9Webzen Shanghai’s qualification as a Software Enterprise is subject to the annual inspection for the company’s fulfilment of the qualifications, which includes having a certain level of qualifying revenues. This classification, subject to annual inspection, entitles 9Webzen Shanghai to enjoy Enterprises Income tax (“EIT”) exemption for 2003 and 2004, and 50% reduction in applicable EIT rate in the three years thereafter for which the Shanghai tax authorities have granted approval. 9Webzen Shanghai did not provide for EIT for the year ended December 31, 2003 as the company’s directors consider that 9Webzen Shanghai will continue to fulfil the requirements in the annual inspection. Total tax savings to 9Webzen Shanghai from the EIT exemption

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

amounted to approximately RMB20,868,000 for the year ended December 31, 2003. This tax saving contributed an additional RMB10,643,000 to the Group’s equity in profit of affiliated company, net of taxes. Since this tax benefit will only be granted upon fulfilment of certain qualifications on an annual basis, there is no guarantee that 9Webzen Shanghai will continue to hold its Software Enterprise status and enjoy such tax benefits in future years.

d.	Foreign currency translation

The Group’s functional currency is the Renminbi (“RMB”). Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (the “PBOC”) prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive income. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. All such exchange gains and losses are included in the statements of operations and comprehensive income. The exchange differences for translation of group companies’ balances where RMB is not the functional currency are included in cumulative translation adjustments, which is a separate component of shareholders’ equity (deficit) on the consolidated financial statements.

e.	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly liquid investments with an original maturity date of three months or less. Included in the cash and cash equivalents as of December 31, 2001, 2002 and 2003 are amounts denominated in US Dollars totalling US$156,155; US$500,332 and US$317 respectively (approximately RMB1,292,432; RMB4,141,048 and RMB2,624 respectively).

f.	Time deposits

Time deposits are deposits placed with banks or other financial institutions that have original maturity of over three months.

g.	Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Leasehold improvements	Lesser of the respective term of the leases or the estimated useful lives of the assets
Computer and equipment	3 to 5 years
Software	5 years
Office furniture and fixtures	3 years
Motor vehicles	5 years

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

h.	Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Group recognizes impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized in any of the periods presented.

i.	Revenue recognition

Online game services

The Group earns revenue from the sales of its prepaid game cards and prepaid online points for its online game products to the distributors which in turn sell them to end customers. Both prepaid cards and prepaid online points provide customers with a pre-specified length of game playing time within a specified period of time in accordance with the Group’s published expiration policy. Historically, the Group has not enforced its published expiration policy. All prepaid fees received from distributors are initially recognized as advances from customers. Prepaid fees are recognized as deferred revenue upon the customer’s online registration and activation of their cards or online points, and then recognized as revenue based upon the actual usage of the game playing time by end customers, when the end customers are no longer entitled to access the Group’s online game products, or when the likelihood that it would provide further online game service to those customers is remote.

Game operating support, website solutions and advertisement

These revenues are generated from providing technical support services to customers, including website development and construction, hardware and software support, staff training, maintenance and website advertisements. These revenues are recognized when delivery of the website advertisement has occurred or when services have been rendered and the collection of the related fees are reasonably assured.

In 2003, the Group provided game operating support services, including payment collection and processing, user membership management, production of prepaid cards and other online game related game operating support to 9Webzen Shanghai in connection with the operation of MU (Note 13).

Other revenues

Revenues generated from the Group’s other product offerings are included in other revenues and are generally related to sales of certain online game related accessories. Revenue is recognized when the products are delivered and the collection of the related fees is reasonably assured.

In 2003, the Group received RMB1,000,000 for promotional service provided by the Group to its affiliated company (Note 13).

Sales tax

The Group is subject to business tax at a rate of 5% and related surcharges on revenues earned for online game, game operating support, website solution and advertisement services provided in the PRC. Business tax and related charges for revenues earned from the sale of online points are recognized as sales tax in the statement of operations and comprehensive income deducted from gross receipts to arrive at net revenues.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

j.	Advances from customers, deferred revenue and deferred costs

Online points which have been sold but not activated are recognized as advances from customers. Online points which have been activated but for which online game services will be rendered in the future are recognized as deferred revenue. Deferred revenue is recognized as income based upon the actual usage of the game on playing time by end customers, when the end customers are no longer entitled to access the Group’s online game products, or when the likelihood that it would provide further online game service to those customers is remote. Direct service costs related to deferred revenue and advances from customers are also deferred. The deferred service costs are recognized in the statements of operations and comprehensive income in the period in which the related online game’s prepaid fees are recognized as revenue.

k.	Cost of services

Cost of services consists primarily of payroll, depreciation, maintenance and rental of operation places, computer equipment and software, production costs for prepaid game cards and other overhead expenses directly attributable to the provision of online game services and game operating support and website solutions and advertisement.

l.	Product development

The Group recognizes software development costs for development of software, including online games, to be sold or marketed to customers in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS No. 86”). As such, the Group expenses software development costs incurred prior to technological feasibility. Once a software product has reached technological feasibility, all subsequent software costs for that product are capitalized until that product is released for sale. After an online game is released, the capitalized product development costs are amortized over the estimated product life.

The Group recognizes website and internally used software development costs in accordance with Statement of Position (“SOP”) No. 98-1. “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issues Task Force (“EITF”) No. 00-02, “Accounting for Web Site Development costs”, where applicable. As such, the Group expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites and software. Costs incurred in the development phase are capitalized and amortized over the estimated product life. Since the inception of the Group, the amount of costs qualifying for capitalization has been immaterial and as a result all website and internally used software development costs have been expensed as incurred.

Product development costs consist primarily of payroll, depreciation charge and other overhead expenses for the development of online games. Other product development costs include cost incurred by the Group to develop, maintain, monitor, and manage its websites.

In 2002, the Group paid RMB4,139,000 to Webzen Inc. for the right to test and customize the original Korean version of MU to local preferences and to ensure compatibility with the Company’s server environment. Such cost was recorded as product development expense when incurred.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

m.	Sales and marketing costs

Sales and marketing costs consist primarily of costs of advertising and promotional expenses, payroll and other overhead expenses incurred by the Group’s sales and marketing personnel. Advertising expenses amounted to RMB518,523, RMB446,486 and RMB617,929 for the years ended December 31, 2001, 2002 and 2003, respectively, were expensed as incurred.

n.	Share-based compensation

The Company accounts for share-based compensation arrangements with employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). In general, compensation cost under APB No. 25 is recognized based on the difference, if any, between the estimated fair value of the Company’s ordinary shares and the amount an employee is required to pay to acquire the ordinary shares, as determined on the date the option is granted. Compensation cost, if any, is recorded in shareholders’ equity as additional paid-in capital with an offsetting entry recorded to deferred share-based compensation. Deferred share-based compensation is amortized and charged to expense based on the vesting terms of the underlying options.

If the compensation cost for the Company’s share-based compensation arrangements to employees (Note 12) had been determined based on the estimated fair value on the grant dates for the share option awards as prescribed by SFAS No. 123, the Company’s net income attributable to common shareholders and earnings per share would have resulted in the pro forma amounts for the year ended December 31, 2002 as disclosed below:

For the year ended December 31, 2002
RMB
(unaudited)
Net loss attributable to common shareholders as reported	(28,692,425)
Add: share-based compensation expense under APB No. 25	—
Less: share-based compensation expense under SFAS No. 123	(758,457)

Pro forma net loss attributable to common shareholders	(29,450,882)

Basic and diluted loss per share
As reported	(2.91)

Pro forma	(2.99)

The effects of applying SFAS No. 123 methodologies in this pro forma disclosure are not indicative of future earnings or earnings per share.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

The Company calculated the estimated fair value of share options granted to employees on the date of grant based on the Black-Scholes option pricing model using the following assumption:

For the year ended December 31, 2002
(unaudited)
Expected volatility	50%
Estimated fair value of common shares	US$8.00 (RMB66.2) per share
Risk-free interest rate	2.65%
Term of share purchase option	2 years
Value per share purchase options at grant date	US$0.92 (RMB7.61)

o.	Leases

Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases net of any incentives received by the Company from the leasing company are charged to the statements of operations and comprehensive income on a straight-line basis over the lease periods.

p.	Taxation

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred taxes are determined based upon differences between the financial reporting and tax bases of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change.

A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

q.	Statutory reserves

In accordance with the regulations in the PRC and the respective articles of association, The9 Computer (as a foreign invested enterprise) and the VIE subsidiaries (as domestic companies incorporated in the PRC) are required to make an appropriation of retained earnings equal to at least 10% of their respective after-tax profits, calculated in accordance with the PRC accounting standards and regulations. Appropriations are classified in the consolidated balance sheet as statutory reserves and are recorded beginning in the first period in which after-tax profits exceed all prior year accumulated losses. Appropriations to these reserves are not required after these reserves have reached 50% of the registered capitals of the respective companies. The VIE subsidiaries are also required to transfer between 5% to 10% of their respective after-tax profits, calculated in accordance with the PRC accounting standards and regulations, to the statutory public welfare reserve.

In addition, at the discretion of the respective boards of directors: (1) The9 Computer may allocate a portion of its after-tax profit to the enterprise expansion fund or staff welfare and bonus reserve, and

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(2) the above VIE subsidiaries may allocate a portion of their respective after-tax profits to discretionary surplus reserve. The use of staff welfare and bonus reserve is restricted to employees’ welfare benefits and is not available for distribution to equity owners except in liquidation. Appropriations to the staff welfare and bonus reserve are charged to income as general and administrative expense, and any unutilised balance is included in current liabilities.

These statutory reserves are not transferable to the Company in the form of dividends, advances, or loans. There are no legal requirements in the PRC to fund these reserves by transfer of cash to any restricted accounts, and the Group does not do so.

In the years ended December 31, 2001, 2002 and 2003, no appropriations had been made to the above statutory reserves because none of the above companies had profits computed in accordance with the PRC accounting standards and regulations.

r.	Earnings (loss) per share

In accordance with SFAS No. 128, “Computation of Earnings Per Share” (“SFAS No. 128”) and EITF Issue 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128”, basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period using the two-class method. Under the two class method, net income is allocated between common shares and other participating securities based on their participating rights. The Company’s Series A Preference Shares (Note 9) are participating securities. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders as adjusted for the effect of dilutive common equivalent shares, if any, by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the common shares issuable upon the conversion of the convertible preference shares and convertible loans (using the if-converted method).

However, common shares equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

s.	Segment reporting

The Group conducts its business within one industry segment – the business of developing and operating online games and related services. As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

t.	Dividends

Dividends are recognized when declared.

PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. The9 Computer and the VIE subsidiaries can only distribute dividends after they have met the PRC requirements for appropriation to statutory reserves (Note 2(q)).

Aggregate net assets of all of the Group’s PRC subsidiaries and VIE subsidiaries not distributable in the form of dividends to the parent as a result of the aforesaid PRC regulations were RMB3.1 million

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

as of December 31, 2003. Additionally, the Group’s share of net assets of 9Webzen Shanghai not distributable in the form of dividends to their shareholders as a result of the PRC regulations were approximately RMB6.0 million as of December 31, 2003. However, the Group’s PRC subsidiaries, VIE subsidiaries or 9Webzen Shanghai may transfer such net assets to the Company or its shareholders by other means, including through royalty and trademark license agreements or certain other contractual arrangements, at the discretion of the Company without third party consent. The Company has not currently entered into any such arrangements with the PRC subsidiaries or VIE subsidiaries.

3.	CONVENIENCE TRANSLATION

The Group maintains its accounting records and prepares its financial statements in RMB. The unaudited United States dollar (“US dollar” or “US$”) amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers at the rate of US$1.00 = RMB8.2766, representing the noon buying rate in the City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York, on June 30, 2004. Such translations should not be construed as representations that the RMB amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

4.	VARIABLE INTEREST ENTITIES

The Group is the primary beneficiary of two variable interest entities, Shanghai IT and Shanghai Advertisement, which is a subsidiary of Shanghai IT. Shanghai Advertisement’s operations, which generally relate to website advertisement, has been limited since incorporation. Shanghai IT holds an Internet Content Provider license and other licenses for online game provision and collects revenue on behalf of the Group for its online games. Shanghai IT also provides other game operating support services and website solutions. The registered capital of Shanghai IT was RMB3,000,000 as of December 31, 2003.

The Group conducts its business principally through The9 Computer, a subsidiary in the PRC. The Company is incorporated in the Cayman Islands and considered as a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, The9 Computer, being a wholly foreign owned entity, is dependent on the licenses held by Shanghai IT to conduct its online games business in the PRC. The9 Computer has entered into contractual arrangements with Shanghai IT for use of its relevant licenses as set forth below.

9Webzen Hong Kong, the Group’s affiliated company, through 9Webzen Shanghai, operates an online game in China. 9Webzen Hong Kong is incorporated in Hong Kong and is considered a foreign entity under the PRC laws. Accordingly, 9Webzen Hong Kong is subject to the same restrictions on foreign ownership as related to the provision of online games. 9Webzen Shanghai has entered into contractual arrangements with Shanghai IT for use of its relevant licenses as set forth below.

Pursuant to various agreements entered into between certain companies in the Group and Shanghai IT, the Group has exclusive rights to benefit from their licenses and approvals and generally has control of Shanghai IT. In March 2004, The9 Computer restructured its agreements to further enhance its control over Shanghai IT. Details of certain key agreements with Shanghai IT are as follows:

Master Agreement.    The9 Computer, 9Webzen Shanghai and Shanghai IT have entered into a master agreement in connection with operating MU in China and providing services to customers jointly. Under the agreement, The9 Computer acts as the technical service provider of Pass9, which is the membership management and payment system used in our online game operation; 9Webzen Shanghai acts as the exclusive licensee of MU

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

in China and the technical service provider for the operation of MU; and Shanghai IT acts as the provider of a domain name and Internet content provider. The parties share the revenues generated by MU in China pursuant to the following revenue sharing provisions set forth in the agreement, which are (i) Shanghai IT is entitled to the amounts being RMB10 per user per month, but in any case no more than 5.5% of net revenue; (ii) The9 Computer is entitled to 5% of net revenue; and (iii) 9Webzen Shanghai is entitled to the rest of the revenue after deducting the portions allocated to Shanghai IT and The9 Computer. Each party is then subject to business tax at a rate of 5% and related surcharges on their respective revenue entitlements.

Domain Name License Agreement.    The Company granted Shanghai IT the right to use a domain name for its operation and provision of Internet content in China for a license fee of RMB10,000 per year.

Exclusive Technical Service Agreement.    The9 Computer provides Shanghai IT with technical services for the operation of computer software and related business, including the provision of systematic solutions to the operation of Internet websites, the rental of computer and Internet facilities, daily maintenance of Internet servers and databases, the development and update of relevant computer software, and all other related technical and consulting services. Shanghai IT pays quarterly service fees to The9 Computer. The9 Computer is the exclusive provider of these services.

Shareholder Voting Rights Proxy Agreements.    The shareholders of Shanghai IT entered into a Shareholder Voting Rights Proxy Agreement, under which each shareholder irrevocably granted The9 Computer the power to exercise all voting rights to which he was entitled as a shareholder of Shanghai IT.

Call Option Agreements.    The9 Computer entered into a call option agreement with each of the shareholders of Shanghai IT, under which the parties irrevocably agreed that, at The9 Computer’s sole discretion, The9 Computer and/or any third parties designated will be entitled to acquire all or part of the equity interests in Shanghai IT, to the extent as permitted by the then-effective PRC laws and regulations. The consideration for such acquisition will be the minimum amount as permitted by PRC law. Under this agreement, the shareholders of Shanghai IT have also agreed that they will not enter into any transaction, or fail to take any action, that would substantially affect the assets, liabilities, equity or operations of Shanghai IT without The9 Computer’s prior written consent.

Loan Agreement.    During the periods presented, The9 Computer loaned a total of RMB3 million to two of the shareholders of Shanghai IT, solely for the purpose of capitalizing Shanghai IT. Such loans become immediately due when The9 Computer issues a written notice to the borrowers requiring repayment.

Share Pledge Agreements.    To secure the full performance of their respective obligations under the Exclusive Technical Service Agreement, the Shareholder Voting Rights Proxy Agreement, the Call Option Agreement and the Loan Agreement, the shareholders of Shanghai IT have pledged all of their equity interests in Shanghai IT in favor of The9 Computer under a share pledge agreement. In the event of a breach of any term in the above agreements by either the shareholders of Shanghai IT, The9 Computer will be entitled to enforce its pledge rights over such pledged equity interests to compensate for any and all losses suffered from such breach.

5.	RESTRICTED TIME DEPOSITS

As of December 31, 2001, restricted time deposits represent bank deposits with original maturity dates of over three months, in the amount of US$1,000,000 (approximately RMB8,276,600), pledged for the Company’s short-term bank loans of RMB7,680,000 (Note 7).

There were no restricted time deposits as of December 31, 2002 and 2003.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

6.	PROPERTY, EQUIPMENT AND SOFTWARE

Property, equipment and software and related accumulated depreciation and amortization are as follows:

	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2003
	RMB	RMB	RMB	US$
				(Unaudited, Note 3)
Leasehold improvements	1,699,075	1,751,821	1,899,555	229,509
Computer and equipment	11,663,712	11,936,584	12,296,961	1,485,750
Software	1,407,903	1,429,878	1,495,154	180,648
Office furniture and fixtures	1,270,732	1,271,890	1,473,541	178,037
Motor vehicles	—	172,213	513,977	62,100
Less: accumulated depreciation and amortization	(4,754,167)	(8,618,923)	(12,063,156)	(1,457,501)

Net book value	11,287,255	7,943,463	5,616,032	678,543

Depreciation and amortization charges for the years ended December 31, 2001, 2002, and 2003 amounted to RMB3,443,510, RMB3,864,756 and RMB3,444,233, respectively.

7.	SHORT-TERM BANK LOANS

As of December 31, 2001, short-term bank loans in the amount of RMB7,680,000 were secured by bank deposits of US$1,000,000 (approximately RMB8,276,600) (Note 5). The interest rate applicable to these loans was 5.58% per annum.

The loans were repaid in 2002 and there were no outstanding loan balances as of December 31, 2002 and 2003.

8.	TAXATION

Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payment of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The Group’s subsidiary in Hong Kong did not have assessable profits that were earned or derived from Hong Kong during the years ended December 31, 2001, 2002 and 2003. Therefore, no Hong Kong profit tax had been provided for in the years presented.

China

The Group’s subsidiary and VIE subsidiaries in the PRC are subject to Enterprise Income Tax (“EIT”) on the taxable income as reported in their respective statutory financial statements adjusted in accordance with the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprise and Foreign

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

Enterprises and the Enterprise Income Tax Law (collectively the “PRC Income Tax Laws”), respectively. Pursuant to the PRC Income Tax Laws, the Group’s subsidiary and VIE subsidiaries in the PRC are generally subject to EIT at a statutory rate of 33%. However, the subsidiary that is located in the Pudong New District of Shanghai is subject to a 15% preferential EIT rate. There is no guarantee that the Group’s subsidiary will continue to be entitled to the reduced EIT rate of 15% in the future.

Composition of income tax expense

The current and deferred portion of income tax expense included in the consolidated statements of operations and comprehensive income are as follows:

	For the year ended December 31, 2001	For the year ended December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2003
	RMB	RMB	RMB	US$
				(Unaudited, Note 3)
Current income tax expense	(303,416)	(219,258)	(268,496)	(32,440)
Deferred taxation	147,678	(119,470)	6,118,567	739,261

Income tax benefit (expense)	(155,738)	(338,728)	5,850,071	706,821

Reconciliation of the differences between statutory tax rate and the effective tax rate

A reconciliation between the statutory EIT rate and the Group’s effective tax rate is as follows:

	For the year ended December 31, 2001	For the year ended December 31, 2002	For the year ended December 31, 2003
Statutory EIT rate	33%	33%	33%
Effect of tax rate differential from statutory rate	(20%)	(24%)	(21%)
Reversal (recognition) of valuation allowance	(13%)	(9%)	71%
Other non-deductible expenses	(1%)	(2%)	(2%)

Effective EIT rate	(1%)	(2%)	81%

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

Significant components of deferred tax assets

	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2003
	RMB	RMB	RMB	US$
				(Unaudited, Note 3)
Tax loss carryforwards	237,360	2,788,231	—	—
Temporary differences related to revenues and expenses	119,470	1,937,127	1,564,801	189,063

Total current deferred tax assets	356,830	4,725,358	1,564,801	189,063
Less: Valuation allowance	(237,360)	(4,697,150)	—	—

Net current deferred tax assets	119,470	28,208	1,564,801	189,063

Tax loss carry forwards	2,788,231	—	—	—
Temporary differences related to depreciation and amortisation	353,002	424,790	4,581,974	553,606
Temporary differences related to revenues and expenses	28,208	—	—	—

Total non-current deferred tax asset	3,169,441	424,790	4,581,974	553,606
Less: Valuation allowance	(3,141,233)	(424,790)	—	—

Net non-current deferred tax asset	28,208	—	4,581,974	553,606

Total deferred tax assets	147,678	28,208	6,146,775	742,669

As of December 31, 2001 and 2002, valuation allowances were provided on the deferred tax assets to the extent that management believed it was more likely than not that such deferred tax assets would not have been realized in the foreseeable future. However, such valuation allowance was reversed in 2003 when the Group generated sufficient taxable income to utilize the deferred tax assets. No valuation allowance was provided on the deferred tax assets as of December 31, 2003 as management believed it was more likely than not that such deferred tax assets would be realized in the foreseeable future. However, if events occur in the future that prevent the Group from realizing some or all of its deferred tax assets, an adjustment to the valuation allowances will be recognized when such events occur.

9.	CONVERTIBLE REDEEMABLE PREFERENCE SHARES

In April 2000, the Company entered into a Share Subscription Agreement and issued an aggregate of 4,433,000 Series A Preference Shares at a par value of US$0.01 (approximately RMB0.08) to an investor. The issuance price of the Series A Preference Shares was US$0.70 (approximately RMB5.79) per share and total consideration paid by the investor for the Series A Preference Shares was US$3.1 million (approximately RMB25.7 million).

The Series A Preference Shares can be converted into common shares on a 1:1 basis, subject to adjustment on a weighted average basis for issuance of any securities of the Company at a subscription price less than the then-effective conversion price. On an as converted basis, the holders of Series A Preference Shares have an ownership interest in the Company of 31%.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

The holders of Series A Preference Shares have various rights and preferences as follows:

Voting

The holders of Series A Preference Shares will be entitled to exercise the number of votes on all matters submitted to a vote of the common shareholders equal to the number of common shares they would have been issued upon the conversion of the Series A Preference Shares. The holders of Series A Preference Shares vote together with holders of common shares and not as a separate class.

Dividends

The holders of Series A Preference Shares shall be entitled to receive dividends, when and as declared, on an as-converted basis, of not less than that the dividend per share to be declared, prior and in preference to the holders of common shares or any other securities of the Company.

Liquidation

In the event of a return of capital on liquidation, winding up, dissolution or otherwise (other than upon conversion, redemption or purchase of shares) by the Company, or any merger, sale (or disposal of substantially all the assets), or consolidation of the capital of the Company, whereby the shareholders do not retain a majority of the voting power of the surviving Company, the holders of Series A Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common shares or any other class or series of shares of the Company an amount equal to a total of: (1) the subscription price per Series A Preference Share; (2) the amount of any declared but unpaid dividends; and (3) a premium per Series A Preference Share at a rate of 8% yield per annum (compounded annually) on the subscription price from the date of issuance to the date of the commencement of the liquidation, winding up, dissolution or of the return of capital.

In the case that the assets of the Company are not sufficient to permit the payment to such holders the full aforesaid amounts, such assets shall be distributed pro rata to the preference amounts each Series A Preference Share shareholder would otherwise be entitled to.

Conversion

Each Series A Preference Share shall be convertible into common shares at the option of the holder at any time as determined by dividing US$0.70 (approximately RMB5.79) by the conversion price in effect at the time of conversion. The initial conversion price shall be US$0.70 (approximately RMB5.79), subject to adjustment on a weighted average basis for the issuance of any securities of the Company at a subscription price less than the then-effective conversion price. The conversion price of the Series A Preference Shares was not adjusted as a result of the October 2001 and October 2002 Loans (Note 10) as the preference shareholders waived their rights to adjust the then-effective conversion price.

Each Series A Preference Share shall automatically be converted into common shares at the then applicable conversion price upon an underwritten initial public offering (“IPO”) in the United States of America pursuant to an effective registration under the Securities Act of 1933 covering the offer and sale to the public of common shares for at least US$15.00 (approximately RMB124.15) per share (as adjusted for any share splits, dividends, combinations, recapitalizations and similar transactions), and with gross proceeds to the Company in excess of US$15 million (approximately RMB124.15 million) or a similar IPO on a recognised stock exchange not within the United States of America provided that the terms of such offering are reasonably equivalent to the aforesaid IPO in the United States of America.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

No beneficial conversion feature charge was recognized for the issuance of Series A Preference Shares, as the estimated fair value of the common shares was less than the conversion price on the date of issuance.

Redemption

The holders of a majority of the Series A Preference Shares remaining in issue shall have the right at any time from the date falling five years after the issuance and allotment to require the Company to redeem all (but not part) of the Series A Preference Shares within 30 days from the date a redemption notice is given to the Company.

The initial redemption price payable on each Series A Preference Share would be an amount equal to a total of: (1) the subscription price of Series A Preference Share; (2) the amount of any declared but unpaid dividends; and (3) a premium per Series A Preference Share at a rate of 8% yield per annum (annually compounded) for the period from the date of issuance and allotment up to and including the date on which the relevant Series A Preference Share is redeemed.

10.	CONVERTIBLE LOANS

(a) In October 2001, the Company entered into Convertible Loan Agreements (“October 2001 Loans”) with two of its principal shareholders. The October 2001 Loan agreements provide for borrowings of up to US$1 million (approximately RMB8.28 million) from these two principal shareholders in proportion to their respective equity interests in the Company and can be drawn down as and when necessary, subject to certain required approvals and conditions and shall be funded simultaneously between these principal shareholders. The October 2001 Loans bear interest at a rate of 10% per annum.

The October 2001 Loans are required to be repaid upon the date of demand by the lenders in writing. However, the lenders shall not demand repayment within the first three months after the effective date of the October 2001 Loan agreements.

The October 2001 Loans can be converted up to a maximum of 3,575,000 Series A Preference Shares, depending on the amount drawn down, at the option of the lenders. No beneficial conversion feature charge was recognized for the issuance of October 2001 Loans as the estimated fair value of the common shares is less than the conversion price on the date of issuance.

The October 2001 Loans were fully drawn down in December 2001. For the years ended December 31, 2001, 2002, and 2003, interest on the October 2001 Loans amounted to RMB 71,757, RMB827,731 and RMB827,671, respectively.

In January 2004, the October 2001 Loans were converted into 3,575,000 Series A Preference Shares, and the payment of accrued interest thereon was waived by the lenders in accordance with the loan agreements.

(b) In October 2002, the Company entered into Convertible Loan agreements (“October 2002 Loans”) with two of its principal shareholders (who are also the lenders of the October 2001 Loans). The October 2002 Loan agreements provide for borrowings of up to US$3 million and can be drawn down for certain specified purposes and with the remaining balances for working capital purposes and shall be proceeded simultaneously between the lenders. The October 2002 Loans bear interest at a rate of 8% per annum. The Company may, at any time, repay the October 2002 Loans without consent of the lenders.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

The October 2002 Loans provide the lenders with an option to subscribe number of Series B Preference Shares as equivalent up to 37.5% of the total share capital of the Company at such time, depending on the amount drawn down, following the exercise of such option and issuance of Series B Preference Shares. Series B Preference Shares carry similar terms to the Series A Preference Shares (Note 9), except they do not carry redemption provisions and are subordinate in all respects to the Series A Preference Shares. The holders shall not exercise the right to convert the October 2002 Loans within the first eighteen months from the date of the first draw down. After the eighteenth month, which is April 2004, unless the loans have already been repaid in full, the lenders shall be entitled to exercise their conversion rights. Prior to the lenders exercising their conversion rights, they shall provide a 30-day written notice of their intent to the Company. At such time, the Company may, without the consent of the lenders, repay the loan.

As of December 31, 2002, and 2003, the outstanding balance of the October 2002 Loans were US$833,333 (approximately RMB6,897,164) and US$1,050,000 (approximately RMB8,690,430), respectively. For the years ended December 31, 2002, and 2003, interest on the October 2002 Loans amounted to RMB158,800 and RMB873,260, respectively.

No beneficial conversion feature charge was recognized for the issuance of the October 2002 Loans as the loan is only convertible into common shares if the Company decides not to repay the loan.

11.	EMPLOYEE BENEFITS

The full-time employees of the Company’s subsidiary and VIE subsidiaries that are incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of operations and comprehensive income for such employee benefits amounted to RMB1,460,266, RMB1,027,270 and RMB795,505 for the years ended December 31, 2001, 2002 and 2003, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

12.	SHARE-BASED COMPENSATION

On December 25, 2000 and December 31, 2002, the shareholders entered into agreements that gave two of the Company’s executive officers and a third party rights to purchase ordinary shares at a price of US$0.70 (approximately RMB5.79) and US$5.03 (approximately RMB41.7) per share, respectively (collectively the “Share Purchase Options”). Pursuant to the 2000 and 2002 agreements, the executive officers could purchase up to 429,000 and 286,000 ordinary shares, respectively, and the third party 286,000 and 143,000 respectively. While there were no definite terms as to when these Share Purchase Options expire, it was mutually agreed that the options would be exercised prior to the Company’s initial public offering.

Options Granted to Executive Officers

Although the Share Purchase Options were granted by the shareholders, the Share Purchase Options granted to the executive officers have been reflected in the consolidated financial statements as if those options have been granted by the Company in accordance with AIN-APB 25-”Accounting for Stock Issued to Employees: Accounting Interpretations of APB Opinion No. 25.”

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

No compensation was recognized for the Share Purchase Options granted to the executive officers as the purchase price was higher than the estimated fair value of the common shares on the respective grant dates.

If compensation cost for the Company’s Share Purchase Option granted to the executive officers had been determined based on the estimated fair value at the grant dates for the share option awards as prescribed by SFAS No. 123, the Company’s unaudited pro forma net loss attributable to common shareholders for the year ended December 31, 2002 would have been RMB29,450,882 (Note 2n).

Options Granted to a Third Party

SFAS No. 123 is adopted with respect to the accounting for shares options granted to the third party in exchange for services deemed beneficial to the Company based on the fair value of the Share Purchase Options granted. Pursuant to the agreements, there was no performance commitment, and accordingly, the fair value of the share option was measured on the respective grant dates based on the Black-Scholes option pricing model with the following assumptions: estimated fair value of the Company’s common shares of US$2.80 (approximately RMB23.15), expected volatility of 50%, risk-free interest rate of 2.65% and expected life of 2 years.

Compensation charge of RMB380,000 was recognized for the Share Purchase Options granted to the third party for the year ended December 31, 2002.

As of December 31, 2003, none of the Share Purchase Options were exercised. In March 2004, the two executive officers and third party exercised their Share Purchase Options granted to them on December 25, 2000.

13.	RELATED PARTY TRANSACTIONS AND BALANCES

During the years presented, the Company incurred borrowings from certain of its shareholders and their affiliates. Amounts due to the Company’s shareholders and their affiliates, except for convertible loans, are unsecured, interest-free and have no definite terms of repayments.

During 2002 and 2003, the Group entered into various transactions with its affiliated company, 9Webzen Hong Kong (Note 2(c)), as follows:

-	The Group collects fees related to the sale of MU prepaid cards on behalf of 9Webzen Shanghai through The9 Computer and Shanghai IT. The amounts due to 9Webzen Hong Kong and 9Webzen Shanghai are payable upon demand.

-	Due to the restrictions on foreign ownership on the provision of online games, 9Webzen Shanghai is dependent on licenses held by Shanghai IT to conduct its operation of MU in the PRC. The Group allows 9Webzen Shanghai to use certain licenses owned by Shanghai IT to conduct its online game business in the PRC. Pursuant to certain contractual arrangements with Shanghai IT, 9Webzen Shanghai pays Shanghai IT an annual fee of RMB10,000 for the use of its licenses (Note 4).

-	Pursuant to an exclusive technical service agreement, 9Webzen Shanghai pays 5% of its revenues to The9 Computer for technical support, including payment collection and processing, user membership management, production of prepaid cards and other online game related technical support.

-	In 2002, 9Webzen Shanghai paid RMB1,000,000 to the Group for events organized by the Group for the promotion of MU.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

In 2002 and 2003, the Group purchased certain computers and equipment from Shanghai SMEC Development Corporation (“SMEC”) on behalf of 9Webzen Hong Kong and 9Webzen Shanghai. SMEC was partially owned by a shareholder of Shanghai IT. The then owner disposed of his interest in SMEC in January 2004 to a party not related to the Group.

Significant outstanding amounts due from/to related parties as of December 31, 2001, 2002, and 2003 were as follows:

	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2003
	RMB	RMB	RMB	US$
				(Unaudited, Note 3)
Amounts due from 9Webzen Hong Kong and 9Webzen Shanghai	—	2,174,687	6,015,250	726,778
Amounts due from SMEC	—	—	18,955,125	2,290,208

	—	2,174,687	24,970,375	3,016,986

Receivable from SMEC relates to a purchase order which was subsequently cancelled. This receivable was recovered by the Group on March 10, 2004.

	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2003
	RMB	RMB	RMB	US$
				(Unaudited, Note 3)
Amounts due to the Company’s shareholders and their affiliates	10,798	9,392,419	12,507	1,511
Amounts due to 9Webzen Hong Kong and 9Webzen Shanghai	—	16,455,431	110,430,848	13,342,538

	10,798	25,847,850	110,443,355	13,344,049

Convertible loans, including accrued interest (Note 10)	8,348,557	16,233,541	19,726,595	2,383,418

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

Significant related party transactions for the years ended December 31, 2001, 2002, and 2003 were as follows:

	For the year ended December 31, 2001	For the year ended December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2003
	RMB	RMB	RMB	US$
				(Unaudited, Note 3)
Game operating support service fee income from 9Webzen Shanghai (included in “game operating support, website solutions and advertisement”) (Note 2(i))	—	—	12,196,409	1,473,601
Promotional fee income from 9Webzen Shanghai (included in “other revenues”)	—	—	1,000,000	120,823
Fee income from 9Webzen Shanghai for use of licenses (included in “other revenues”) (Note 4)	—	—	10,000	1,208
Fee to Webzen Inc. for the rights to test MU (included in “product development”) (Note 2(l))	—	4,139,000	—	—
Interest expense on convertible loans (included in “interest expenses, net”) (Note 10)	71,757	986,531	1,700,931	205,511

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

14.	EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share and diluted earnings (loss) per share have been calculated in accordance with SFAS No. 128 as follows:

	For the year ended December 31, 2001	For the year ended December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2003
	RMB	RMB	RMB	US$
				(Unaudited, Note 3)
Numerator:
Net income (loss)	(15,999,803)	(26,341,219)	48,474,634	5,856,830

Accretion to Series A preference shares	(2,169,634)	(2,351,206)	(2,534,139)	(306,181)
Amounts allocated to Series A preference shares	—	—	(14,241,553)	(1,720,701)

Net income (loss) attributable to common shareholders	(18,169,437)	(28,692,425)	31,698,942	3,829,948
Effect of dilutive securities:
Interest on October 2001 Loans (Note 10(a))	—	—	827,671	100,001
Interest on October 2002 Loans (Note 10(b))	—	—	873,260	105,510

Numerator for diluted earnings (loss) per share	(18,169,437)	(28,692,425)	33,399,873	4,035,459

Denominator:
Denominator for basic earnings (loss) per share – weighted-average shares outstanding	9,867,000	9,867,000	9,867,000	9,867,000

Dilutive effect of October 2001 Loans (Note 10(a))	—	—	3,575,000	3,575,000
Dilutive effect of October 2002 Loans (Note 10(b))	—	—	3,753,750	3,753,750

Denominator for diluted earnings (loss) per share	9,867,000	9,867,000	17,195,750	17,195,750

Earnings (loss) per share
- Basic	(1.84)	(2.91)	3.21	0.39

- Diluted	(1.84)	(2.91)	1.94	0.23

Net income (loss) after deducting accretion to the redeemable amounts to holders of preferred has been allocated to the common shares and preferred share based on their respective rights to share in dividends.

For the years ended December 31, 2001 and 2002, potentially dilutive securities that were not included in the computation of earnings (loss) per share because of their anti dilutive effect included convertible Series A Preference Shares and convertible loans.

For the year ended December 31, 2003, potentially dilutive securities that were not included in the computation of earnings per share because of their anti dilutive effect included Series A Preference Shares.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

15.	CERTAIN RISKS AND CONCENTRATION

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted time deposits, accounts receivable and prepayments and other current assets. As of December 31, 2001, 2002 and 2003, substantially all of the Group’s cash and cash equivalents and restricted time deposits were held by major financial institutions located in the PRC, including Hong Kong, which management believes are of high credit quality.

No individual customer accounted for more than 10% of net revenues in the years ended December 31, 2001 or 2002.

In 2003, total revenue from 9Webzen Shanghai of RMB13,206,409 represented approximately 76% total revenues.

16.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Group has entered into operating lease arrangements relating to the use of certain premises. Future minimum lease payments for non-cancellable operating leases as of December 31, 2003 are as follows:

	Total
	RMB	US$
		(Unaudited, Note 3)
2004	4,202,207	507,721
2005	3,492,081	421,922
2006	319,405	38,591

	8,013,693	968,234

Total rental expenses amounted to RMB4,377,613, RMB3,315,330 and RMB2,417,924 in the years ended December 31, 2001, 2002 and 2003, respectively.

Contingencies

The PRC laws and regulations currently limit foreign ownership of companies that provide Internet content services, which include operating online games. In addition, foreign invested enterprises are currently not eligible to apply for the required licenses for operating online games in the PRC. The Company is incorporated in the Cayman Islands and considered as a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, the Company is dependent on the licenses held by Shanghai IT to conduct its online games business through its subsidiary in the PRC. Shanghai IT holds the necessary licenses and approvals that are essential for the online game business. The9 Computer and 9Webzen Shanghai have entered into contractual arrangements with Shanghai IT and pays an annual fee for use of its relevant licenses and websites (Note 4). Shanghai IT is principally owned by the same shareholders as the Company. Pursuant to certain other agreements and undertakings (Note 4), the Company in substance controls Shanghai IT. In the opinion of the Company’s directors, the current ownership structures and the contractual arrangements with Shanghai IT and its equity owners as well as its operations are in compliance with all existing PRC laws and regulations. However, there may be changes and other developments in the PRC laws and regulations or their

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

interpretation. Accordingly, the Company cannot be assured that the PRC government authorities will not take a view in the future contrary to the opinion of the Company’s directors. If the current ownership structures of the Group and its contractual arrangements with 9Webzen and Shanghai IT were found to be in violation of any existing or future PRC laws or regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with changing and new PRC laws and regulations.

17.	RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an entity to recognize an asset retirement obligation in the period in which it is incurred, and the entity shall capitalize the asset retirement cost by increasing the carrying amount of the related asset by the same amount as the liability and subsequently allocate that retirement cost to expense over the asset’s useful life. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material effect on the Group’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires the recognition of a liability for certain guarantee obligations issued or modified after December 31, 2002. FIN 45 also clarifies disclosure requirements to be made by a guarantor for certain guarantees. The disclosure provisions of FIN 45 are effective for interim periods and fiscal years ending after December 15, 2002. The adoption of FIN 45 did not have a material effect on the Group’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The Group has decided not to adopt the fair value method of accounting for stock-based compensation.

In June 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or as an asset in some circumstances). It is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still in existence at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 did not have a material effect on the Group’s financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46 or FIN 46, “Consolidation of Variable Interest Entities.” In December 2003, the FASB issued a revised version of FIN 46, or FIN 46-R, in an effort to clarify the application of FIN 46. The interpretations define variable interests and specify the circumstances under which

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

consolidation of entities will be dependent of such interests. For public entities, FIN 46-R is effective for all interests in VIEs as of the end of the first reporting period ending after March 15, 2004. However, early adoption is permitted. The Group has adopted FIN46 and FIN46-R for all periods presented.

In March 2004, the EITF reached a consensus on Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF No. 03-6”) EITF No. 03-6 provides guidance regarding the computation of earnings per share by companies that have issued securities other than common shares that entitle the holder to participate in dividends and earnings of the company. EITF No. 03-6 provides further guidance on what constitutes a participating security and requires the application of the two-class method in determining earnings per share. EITF No. 03-6 is effective for the quarter ending June 30, 2004. The Group has applied the guidance in this EITF for the calculation of earnings per share in these financial statements.

18.	SUBSEQUENT EVENTS

a.	In January 2004, the October 2001 loans were converted into 3,575,000 Series A Preference Shares of the Company.

b.	Under a side letter dated March 5, 2004, the Company and Object Software agreed to enter into a subscription and purchase agreement in substantially the form that had been agreed in principle by both parties, subject to the completion of the Company’s due diligence investigations and other conditions.

Pursuant to the form of the subscription and purchase agreement, the Company would pay US$4.0 million (approximately RMB33.1 million), US$1 million to shareholders of Object Software for existing shares and US$3 million to Object Software for issuance of new shares, for a 20% stake in Object Software at the closing of the Company’s initial investment. Further, the Company will have an obligation to enter into a share purchase agreement to acquire all of the outstanding shares of Object Software upon the satisfaction of certain conditions, including the commercial launch of the Fate of the Dragon online game by December 31, 2004, and there being no material adverse change in the business, operations, properties, financial position or condition of Object Software or any of its subsidiaries since the date of the 20% initial investment. The “commercial launch” of the Fate of the Dragon online game is defined as the commercial launch by Object Software which results in the recognition of revenue in its financial statements in accordance with U.S. GAAP; provided, however, that the commercial launch shall not occur until the number of average weekly peak concurrent users of the game reaches at least 50,000. Presently, there is uncertainty as to whether Object Software will be able to commercially launch the Fate of Dragon online game by the end of 2004.

Pursuant to the form of the subscription and purchase agreement, the amount of consideration the Company will pay for the remaining interest in Object Software will depend on whether the three key online games developed by Object Software reach the specified performance targets within six months after the commercial launch of the Fate of Dragon online game, but in no event shall the consideration be less than US$20,000,000 (approximately RMB165.53 million) or higher than US$75,000,000 (approximately RMB620.75 million). The consideration may be paid in the form of the Company’s shares and/or cash.

Concurrent with the closing of the Company’s acquisition of a 20% stake in Object Software, the Company intends to enter into a shareholders’ agreement with Object Software and all of its existing shareholders in substantially the form that has been agreed in principle by the parties. Pursuant to the shareholders’ agreement, the Company would have a right of first refusal to obtain licenses to operate in China all the online games developed by Object Software during the two-year period after the initial

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

investment. The Company would have significant influence in decisions that are expected to be made in the ordinary course of business of Object Software.

For the Company’s initial investment in Object Software, it was agreed that US$2 million of the US$4 million was to be paid in RMB equivalent. In connection with the initial investment, the Company entered into a currency swap agreement providing for Object Software to have a right to swap the RMB it was to receive from the Company to US Dollars at the average of the daily USD-RMB exchange rate quoted by the People’s Bank of China during the period commencing from the initial investment date and ending the 90th day thereafter. It was mutually agreed by both parties that the USD-RMB exchange rate was to be fixed at RMB 8.25 to US$1. Object Software’s right to swap the RMB to US Dollars expires on the 120th day after the initial investment date.

c.	In July 2003, the Company and China Interactive (Singapore) Pte. Ltd. (“China Interactive”), a Singaporean company, formed a joint venture named China The9 Interactive Limited (“C9I”), to acquire an exclusive license from Vivendi Universal Games Inc. to launch and operate the World of Warcraft (“WoW”) in the PRC. The Company currently hold a 54% ownership interest in C9I. Pursuant to a shareholders, agreement dated March 10, 2004, the Company has effective control over C9I’s management and operations.

The Company and China Interactive have entered into a binding term sheet in which both parties agreed to enter into a loan agreement whereby, at the written request of China Interactive, GameNow Hong Kong would extend to China Interactive loans in the aggregate amount of US$4.6 million (approximately RMB38.07 million) at 5% interest rate per annum. The principal amount of the loans and the unpaid interest accrued thereon would be immediately due and payable at the written request of GameNow Hong Kong. In addition, China Interactive agrees to transfer 14.9% of the issued shares of C9I held by China Interactive to GameNow Hong Kong at an aggregate price of US$750,000 (approximately RMB6.21 million), representing 14.9% of the total invested amount concurrent with the execution of the loan agreement.

On February 3, 2004, Vivendi Universal Games granted C9I an exclusive license to localize and promote WoW in China. The license is non-assignable, non-sublicensable and non-transferable and includes limited rights to sell the localized code, use Vivendi Universal Games’ trademarks, and operate and grant user access to the localized website. C9I shall further pay Vivendi Universal Games an initial non-refundable license fee of US$3.0 million (approximately RMB24.83 million), as well as royalties equal to 22% of the face value of prepaid cards and online points sold. C9I has agreed to pay recoupable advances against royalties in a total amount of approximately US$51.3 million, consisting of quarterly amounts ranging from US$1.6 million to US$3.7 million over a four-year period commencing from the commercial launch and additional payment amounts totaling US$6.8 million linked to certain events, which have not yet occurred, prior to the commercial launch of WoW in China. As security for each advance payment, C9I will procure a standby letter of credit or other suitable form of bank guarantee prior to each relevant period. In addition, C9I has agreed to commit no less than US$13 million for the marketing and promotion of WoW during the license term.

d.	On November 25, the Board of Directors adopted a 2.86-for-one split of the Company’s ordinary shares and preference shares. The share split is also applied to the Convertible Loans. Upon completion of the share split, the Company’s authorized share capital consists of 24,167,000 ordinary shares, par value of US$0.01 each, and 8,008,000 Series A Preference Shares, par value of US$0.01 each, and the number of ordinary shares and Series A Preference Shares issued and outstanding were 9,867,000 and 8,008,000, respectively. The share split has been retroactively applied to all periods presented.

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE I

THE 9 LIMITED

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	Note	2001	2002	2003	2003 (unaudited)
		RMB	RMB	RMB	US$ (Note 4)
Net revenues		—	—	—	—

Cost of services		—	—	—	—

Gross profit		—	—	—	—

Total operating expenses		(1,073,822)	(454,565)	(1,867,632)	(225,652)

Loss from operations		(1,073,822)	(454,565)	(1,867,632)	(225,652)
Equity in profit (loss) of subsidiary companies	1	(14,855,429)	(24,897,543)	52,043,252	6,287,999
Interest expenses, net		(71,757)	(986,531)	(1,700,931)	(205,511)
Other income (expense)		1,205	(2,580)	(55)	(6)

Income (loss) before provision for income tax		(15,999,803)	(26,341,219)	48,474,634	5,856,830
Income tax benefit (expense)		—	—	—	—

Net income (loss) for the year		(15,999,803)	(26,341,219)	48,474,634	5,856,830

Other comprehensive loss:
Translation adjustments		(5,956)	(4,393)	(133,433)	(16,122)

Comprehensive income (loss)		(16,005,759)	(26,345,612)	48,341,201	5,840,708

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE I

THE9 LIMITED

CONDENSED BALANCE SHEETS

AS OF DECEMBER 31, 2001, 2002 AND 2003

	Note	December 31 2001	December 31 2002	December 31 2003	December 31 2003 (unaudited)
		RMB	RMB	RMB	US$ (Note 4)
ASSETS
Current assets:
Prepayments and other current assets		773,668	259,961	276,949	33,462

Non-current assets:
Receivables due from a subsidiary	2	32,473,021	39,689,031	41,304,681	4,990,537
Investment in subsidiary companies		—	—	1,697,675	205,117

Total assets		33,246,689	39,948,992	43,279,305	5,229,116

LIABILITIES
Current liabilities:
Other payables and accruals		379,493	255,833	1,964,782	237,390
Convertible Loans		8,348,557	16,233,541	19,726,595	2,383,418
Net deficit in subsidiary companies		25,306,300	50,212,891	—	—

Total current liabilities		34,034,350	66,702,265	21,691,377	2,620,808

Total liabilities		34,034,350	66,702,265	21,691,377	2,620,808

Series A Preference Shares (US$0.01 par value; 8,008,000 shares authorized and 4,433,000 shares issued and outstanding as of December 31,2001, 2002, and 2003 redeemable in April 2005; aggregate liquidation value of 34,241,909 as of December 31, 2003)		29,356,564	31,707,770	34,241,909	4,137,195
Commitments and contingencies		—	—	—	—

Shareholders’ equity
Common shares (US$0.01 par value, 24,167,000 shares authorized and 9,867,000 issued and outstanding as of December 31, 2001, 2002 and 2003)		816,919	816,919	816,919	98,701
Additional paid-in capital		58,717	438,717	438,717	53,008
Accumulated other comprehensive loss		(1,161)	(5,554)	(138,987)	(16,793)
Accumulated deficit		(31,018,700)	(59,711,125)	(13,770,630)	(1,663,803)

Total shareholders’ deficit		(30,144,225)	(58,461,043)	(12,653,981)	(1,528,887)

Total liabilities and shareholders’ deficit		33,246,689	39,948,992	43,279,305	5,229,116

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE I

THE 9 LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Amounts expressed in RMB unless otherwise stated)

1.	BASIS OF PRESENTATION

The condensed financial statements of The 9 limited (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company.

The Company records its investment in its subsidiaries under the equity method of accounting as prescribed in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. Such investment is presented on the balance sheet as “Investment in subsidiary companies” and 100% of the Subsidiaries’ profit or loss as “Equity in profit (loss) of subsidiary companies” on the statement of operations and comprehensive income. As of December 31, 2001 and 2002, the company’s subsidiaries were in net deficit position and ware recognized as a liability in the condensed balance sheet.

The Subsidiaries did not pay any dividend to the Company for the periods presented.

The company did not have any cash flow activities for the periods presented.

2.	RELATED PARTY BALANCES

Balances with related parties for the periods indicated are as follows:

	December 31 2001	December 31 2002	December 31 2003	December 31 2003 (unaudited )
	RMB	RMB	RMB	US$ (Note 4)
Due from a subsidiary:
GameNow.net (Hong Kong) Limited	32,473,021	39,689,031	41,304,681	4,990,537

	32,473,021	39,689,031	41,304,681	4,990,537

The amounts due from GameNow.net (Hong Kong) Limited are net of the following:

1)	proceeds from the issuance of the Company’s Series A preference shares collected by GameNow.net (Hong Kong) Limited on behalf of the Company;

2)	proceeds from the issuance of the Company’s convertible loans collected by GameNow.net (Hong Kong) Limited on behalf of the Company; and

3)	other operation expenses paid by GameNow.net (Hong Kong) Limited on behalf of the Company.

Those amounts are unsecured, non-interest bearing and have no definite terms.

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE I

THE 9 LIMITED

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Amounts expressed in RMB unless otherwise stated)

3.	COMMITMENTS

The Company does not have any significant commitments or long term obligations as of any of the years presented.

4.	FOREIGN CURRENCIES

The unaudited United States dollar (“US$”) amounts disclosed in the financial statement are presented solely for the convenience of the readers. Translations of amounts from RMB into United States dollars for the convenience of the reader were calculated at the noon buying rate of US$1.00 = RMB8.2766 on June 30, 2004 in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate on June 30, 2004, or at any other certain rate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF 9WEBZEN LIMITED:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of changes in shareholders’ equity and of cash flows expressed in Renminbi present fairly, in all material respects, the financial position of 9Webzen Limited (the “Company”) and its subsidiary as of December 31, 2002 and 2003, and the results of their operations and their cash flows for the period from October 2, 2002 (date of incorporation) to December 31, 2002 and the year ended December 31, 2003, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

March 12, 2004

9WEBZEN LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

	Note	2002	2003	2003
		RMB	RMB	US$
				(Unaudited, Note 3)
Revenues:
Online game services		—	243,928,114	29,472,019
Other revenues		—	2,056,643	248,489

		—	245,984,757	29,720,508
Sale taxes		—	(15,508,873)	(1,873,822)

Net revenues		—	230,475,884	27,846,686
Cost of services	8	—	(94,569,904)	(11,426,178)

Gross profit		—	135,905,980	16,420,508

Operating expenses:
Product development		(4,740,140)	(5,018,026)	(606,291)
Sales and marketing	8	(2,599,246)	(22,075,354)	(2,667,201)
General and administrative		(2,877,201)	(12,346,101)	(1,491,687)

Total operating expenses		(10,216,587)	(39,439,481)	(4,765,179)

Income (loss) from operations		(10,216,587)	96,466,499	11,655,329
Interest income		—	67,946	8,210
Other income (expense), net		(207)	9,445	1,141

Income (loss) before income tax benefit (expense)		(10,216,794)	96,543,890	11,664,680
Income tax benefit	6	—	1,254,308	151,549

Net income (loss)		(10,216,794)	97,798,198	11,816,229
Other comprehensive loss:
Translation adjustment		—	(246)	(30)

Comprehensive income (loss)		(10,216,794)	97,797,952	11,816,199

The accompanying notes are an integral part of these consolidated financial statements.

9WEBZEN LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2002 AND 2003

	Note	December 31 2002	December 31 2003	December 31 2003
		RMB	RMB	US$
				(Unaudited, Note 3)
ASSETS
Current assets:
Cash and cash equivalents		4,138,443	58,076,062	7,016,898
Restricted time deposits	4	—	30,000,000	3,624,677
Deferred royalties and other service costs		770,772	8,196,920	990,373
Accounts receivables		—	16,553,400	2,000,024
Advances to suppliers		—	304,571	36,799
Due from related parties	8	16,455,431	110,430,848	13,342,538
Prepayments and other current assets		298,000	1,996,557	241,229

Total current assets		21,662,646	225,558,358	27,252,538

Property, equipment and software	5	25,755,775	62,084,204	7,501,172
Long-term deposits		—	242,590	29,310
Deferred tax assets, non-current	6	—	1,254,308	151,549

Total assets		47,418,421	289,139,460	34,934,569

LIABILITIES
Current liabilities:
Accounts payable		2,642,312	7,944,453	959,869
Due to related parties	8	11,791,316	15,164,786	1,832,248
Other taxes payable		—	989,225	119,521
Advances from customers		31,585,750	85,317,378	10,308,264
Deferred revenue		—	38,244,615	4,620,812
Notes payable to a related party	8	—	40,000,000	4,832,902
Other payables and accruals		3,169,614	5,451,622	658,679

Total current liabilities		49,188,992	193,112,079	23,332,295

Commitments and contingencies	10	—	—	—

Shareholders’ equity (deficit)
Paid-in capital		8,446,223	8,446,223	1,020,494
Statutory reserves	2(o)	—	2,905,000	350,990
Accumulated other comprehensive loss		—	(246)	(30)
Retained earnings (accumulated deficit)		(10,216,794)	84,676,404	10,230,820

Total shareholders’ equity (deficit)		(1,770,571)	96,027,381	11,602,274

Total liabilities and shareholders’ equity (deficit)		47,418,421	289,139,460	34,934,569

The accompanying notes are an integral part of these consolidated financial statements.

9WEBZEN LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

	Paid-in capital	Statutory reserves	Accumulated other comprehensive loss	Retained earnings (accumulated deficit)	Total shareholders’ equity (deficit)
	RMB	RMB	RMB	RMB	RMB
Balance as of October 2, 2002 (date of incorporation)	—	—	—	—	—
Paid-in capital	8,446,223	—	—	—	8,446,223
Net loss	—	—	—	(10,216,794)	(10,216,794)

Balance as of December 31, 2002	8,446,223	—	—	(10,216,794)	(1,770,571)

Net income	—	—	—	97,798,198	97,798,198
Appropriations to statutory reserves	—	2,905,000	—	(2,905,000)	—
Translation adjustment	—	—	(246)	—	(246)

Balance as of December 31, 2003	8,446,223	2,905,000	(246)	84,676,404	96,027,381

Balance as of December 31, 2003 (US$, unaudited, Note 3)	1,020,494	350,990	(30)	10,230,820	11,602,274

The accompanying notes are an integral part of these consolidated financial statements.

9WEBZEN LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

	2002	2003	2003
	RMB	RMB	US$
			(Unaudited, Note 3)
Cash flows from operating activities:
Net income (loss)	(10,216,794)	97,798,198	11,816,229
Adjustments for:
Depreciation and amortization of property, equipment and software	2,141,222	19,612,833	2,369,672
Increase in deferred royalties and other service costs	(770,772)	(7,426,148)	(897,246)
Increase in accounts receivables	—	(16,553,400)	(2,000,024)
Increase in advances to suppliers	—	(304,571)	(36,799)
Increase in amounts due from related parties, net	(26,214,992)	(80,985,318)	(9,784,853)
Increase in prepayments and other current assets	(298,000)	(1,698,557)	(205,224)
Increase in long-term deposits	—	(242,590)	(29,310)
Increase in deferred tax assets	—	(1,254,308)	(151,549)
Increase in accounts payable	603,972	1,217,729	147,129
Increase in other taxes payable	—	989,225	119,521
Increase in advances from customers	31,585,750	53,731,628	6,491,993
Increase in deferred revenue	—	38,244,615	4,620,812
Increase in other payables and accruals	3,169,614	2,282,008	275,718

Net cash provided by operating activities	—	105,411,344	12,736,069

Cash flows from investing activities:
Purchase of property, equipment and software	—	(21,473,479)	(2,594,481)

Net cash used in investing activities	—	(21,473,479)	(2,594,481)

Cash flows from financing activities:
Increase in restricted time deposits	—	(30,000,000)	(3,624,677)
Cash received from capital contribution	4,138,443	—	—

Net cash provided by (used in) financing activities	4,138,443	(30,000,000)	(3,624,677)

Effect of foreign exchange rate changes on cash	—	(246)	(30)

Net increase in cash and cash equivalents	4,138,443	53,937,619	6,516,881
Cash and cash equivalents, beginning of year	—	4,138,443	500,017

Cash and cash equivalents, end of year	4,138,443	58,076,062	7,016,898

Supplemental disclosure of non-cash investing and financing activities:
Accrual and notes payable related to purchase of property, equipment and software	11,654,969	46,122,752	5,572,669
Non cash capital contribution netted against amounts due to related parties	4,307,780	—	—
Non cash purchase of property, equipment and software netted against amounts due from related parties	16,242,028	—	—

The accompanying notes are an integral part of these consolidated financial statements.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

1.	ORGANIZATION AND NATURE OF OPERATIONS

The accompanying consolidated financial statements include the financial statements of 9Webzen Limited (the “Company”, a company established in Hong Kong on October 2, 2002) and its wholly owned subsidiary, 9Webzen Limited (Shanghai) (“9Webzen Shanghai”). The Company is 51% and 49% owned by GameNow.net (Hong Kong) Limited (“GameNow Hongkong”, a wholly owned subsidiary of The 9 Limited) and Webzen Inc. (a Korean based online game developer), respectively. 9Webzen Shanghai was established in Shanghai, the People’s Republic of China (the “PRC”), on January 29, 2003 with registered capital of US$700,000 (approximately RMB5.79 million).

The Company and its subsidiary (collectively “the 9Webzen Group”) are principally engaged in the operation of MU, an online game developed by Webzen Inc. MU is a massively multiplayer role-playing online game that allows multiple players to play at the same time and interact with each other. The 9Webzen Group has a license from Webzen Inc. to operate MU in the PRC. MU was commercially launched in February 2003.

The Company is incorporated in Hong Kong and considered as a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, the 9Webzen Group is dependent on the licenses held by Shanghai Jiucheng Information Technology Co., Ltd (“Shanghai IT”), an entity controlled by the The 9 Limited, to operate MU in the PRC. 9Webzen Shanghai has entered into contractual arrangements with Shanghai IT and pays an annual fee for use of its relevant licenses (Note 8).

2.	PRINCIPAL ACCOUNTING POLICIES

a.	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and related disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may take in the future, actual results could differ from these estimates.

b.	Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary. All transactions and balances between the Company and its subsidiary have been eliminated upon consolidation.

c.	Foreign currency translation

The 9Webzen Group’s functional currency is the Renminbi (“RMB”). Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (the “PBOC”) prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive income. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

applicable exchange rates quoted by the PBOC at the balance sheet dates. All such exchange gains and losses are included in the statements of operations and comprehensive income. The exchange differences for translation of group companies’ balances where RMB is not the functional currency are included in cumulative translation adjustment, which is a separate component of shareholders’ equity (deficit) on the consolidated financial statements.

Although the 9Webzen Group’s functional currency is the RMB, dividend is declared in US Dollars in 2004; the 9Webzen Group intends to declare further dividend in US Dollars in the future.

d.	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly liquid investments with an original maturity date of three months or less. As of December 31, 2002, the 9Webzen Group’s cash in the amount of US$499,975 (approximately RMB4.14 million) was denominated in United States Dollar (“US Dollar” or “US$”). Included in the cash and cash equivalents as of December 31, 2003 were amounts denominated in US Dollar totalling US$520,993 (approximately RMB4,312,051).

e.	Time deposits

Time deposits are deposits placed with banks or other financial institutions that have original maturity of over three months.

f.	Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Leasehold improvements	Lesser of the respective term of the leases or the estimated useful lives of the assets
Computer and equipment	3 years
Software	5 years
Office furniture and fixtures	3 years
Motor vehicles	5 years

g.	Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized in any of the periods presented.

h.	Revenue recognition

The 9Webzen Group earns revenue from the sales of its prepaid game cards and prepaid online points for MU to the distributors, which in turn sells them to end customers. Both prepaid cards and prepaid online points provide customers with pre-specified length of game playing time within a specified period of time in accordance with the Group’s published expiration policy. Historically, 9Webzen Group has not enforced its

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

expiration policy. All prepaid fees received from distributors are initially recognized as advances from customers. Prepaid fees are recognized as deferred revenue upon the customers’ online registration and activation of their cards or online points, and then recognized as revenue based upon the actual usage of the game playing time by end customers, when the end customers are no longer entitled to access the 9Webzen Group’s online game products or when the likelihood that it would provide further online game service to those customers is remote. However, as of December 31, 2003, the 9Webzen Group has not recognized revenue as related to customers’ accounts that had been inactive for an extended period of time because of its limited operating history. The 9Webzen Group’s only online game was commercially launched in February 2003.

The 9Webzen Group is subject to business tax at a rate of 5% and related surcharges on revenues earned for online game services provided in the PRC. Business tax and related charges for revenues earned from the sale of online points are recognized as sales tax in the statement of operation and comprehensive income deducted from gross receipts to arrive at net revenues.

i.	Advances from customers, deferred revenue and deferred costs

Prepaid fees relate to online points, which have been sold but for which the end customers have not activated, are recognized as advances from customers. Online points, which are sold to end customers and have been activated but for which online game services will be rendered in the future are recognized as deferred revenue. Deferred revenue is recognized as income based upon the actual usage of the game playing time by end customers, when the end customers are no longer entitled to access the Group’s online game products or when the likelihood that it would provide further online game service to those customers is remote. Royalties and other direct costs related to deferred revenue and advances from customers are also deferred. The deferred royalties and other service costs are recognized in the statements of operations and comprehensive income in the period in which the related online game’s prepaid fees are recognized as revenue.

j.	Cost of services

Cost of services consists primarily of online game royalties, depreciation, maintenance and rental of operation places, computer equipment and software, game operating support services fees paid to The9 Computer, and other overhead expenses directly attributable to the provision of online game services.

k.	Product development

The 9Webzen Group recognizes software development costs for development of software, including online games, to be sold or marketed to customers in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS No. 86”). As such, the 9Webzen Group expenses software development costs incurred prior to technological feasibility. Once a software product has reached technological feasibility, then all subsequent software costs for that product are capitalized until that product is released for sale. After an online game is released, the capitalized product development costs are amortized over the estimated product life.

The Group recognizes website and internally used software development costs in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issues Task Force (“EITF”) No. 00-02, “Accounting for Web Site Development Costs”, where applicable. As such, the Group expenses all costs that are incurred in

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites and software. Costs incurred in the development phase are capitalized and amortized over the estimated product life. Since the inception of the Group, the amount of costs qualifying for capitalization has been immaterial and as a result all website and internally used software development costs have been expensed as incurred.

Product development costs consist primarily of payroll, depreciation charge and other overhead expenses for the customisation, localisation and testing prior to commercial launch of MU online game. Other product development costs include cost incurred by the 9Webzen Group to develop, maintain, monitor, and manage its websites.

Prior to and in anticipation of the commercial launch of MU, the 9Webzen Group’s primary online game offering, the 9Webzen Group incurred costs related to customizing the game to local preferences, testing of the game by the 9Webzen Group and achieving compatibility with the 9Webzen Group’s server environment. Such cost has been included as product development costs and was expensed as incurred.

l.	Sales and marketing costs

Sales and marketing costs consist primarily of costs of advertising and promotional expenses, payroll and other overhead expenses incurred by the 9Webzen Group’s sales and marketing personnel. Advertising and promotional expenses, amounted to RMB2,464,059 and RMB17,564,208 for the period from October 2, 2002 (date of incorporation) to December 31,2002 and the year ended December 31, 2003, respectively, were expensed as incurred.

m.	Leases

Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases net of any incentives received by the Company from the leasing company are charged to the statements of operations and comprehensive income on a straight-line basis over the lease periods.

n.	Taxation

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred taxes are determined based upon differences between the financial reporting and tax bases of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change.

A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

o.	Statutory reserves

In accordance with the regulations in the PRC and the articles of association of 9Webzen Shanghai (as a foreign invested enterprises incorporated in the PRC) is required to make an appropriation of retained

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

earnings equal to at least 10% of its after-tax profit, calculated in accordance with the PRC accounting standards and regulations. Appropriations are classified in the consolidated balance sheet as statutory reserves and are recorded beginning in the first period in which after-tax profits exceed all prior year accumulated losses. Appropriation to this reserve is not required after the reserve has reached 50% of the registered capital of the company.

In addition, 9Webzen Shanghai, at the discretion of its board of directors, may also allocate a portion of its after-tax profit to enterprise expansion fund and staff welfare and bonus reserve. The use of staff welfare and bonus reserve is restricted to employees’ welfare benefits and is not available for distribution to equity owners except in liquidation. Accordingly, appropriation to the staff welfare and bonus reserve will be charged to income as general and administrative expense, and any unutilised balance is included in current liabilities.

These statutory reserves are not transferable to the Company in the form of dividends, advances, or loans. There are no legal requirements in the PRC to fund these reserves by transfer of cash to any restricted accounts, and the Group does not do so. As of December 31, 2003, the statutory reserves of 9Webzen Shanghai amounted to RMB2,905,000.

p.	Dividends

Dividends are recognized when declared.

PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Additionally, 9Webzen Shanghai can only distribute dividends to 9Webzen Hong Kong after it has met the PRC requirements for appropriations to statutory reserves (Note 2(o)).

Aggregate net assets of the Group’s PRC subsidiary not distributable in the form of dividends to the parent as a result of the aforesaid PRC regulations were approximately RMB12 million as of December 31, 2003. However, the PRC subsidiary may transfer such net assets to the Company by other means, including through royalty and trademark license agreements or certain other contractual arrangements, at the discretion of the Company without third party consent.

q.	Segment reporting

The 9Webzen Group conducts its business within one industry segment – the business of developing and distributing online game and related services. As the 9Webzen Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

3.	CONVENIENCE TRANSLATION

The Company maintains its accounting records and prepares its financial statements in RMB. The unaudited US dollar amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers at the rate of US$1.00 = RMB8.2766, representing the noon buying rate in the City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York, on June 30, 2004. Such translations should not be construed as representations that the RMB amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

4.	RESTRICTED TIME DEPOSITS

As of December 31, 2003, restricted time deposits represent bank deposits with original maturity dates of over three months, in the amount of RMB30,000,000, pledged for RMB denominated notes payable to Shanghai SMEC Development Corporation in the amount of RMB40,000,000 (Note 8).

5.	PROPERTY, EQUIPMENT AND SOFTWARE

Property, equipment and software and related accumulated depreciation and amortization are as follows:

	December 31, 2002	December 31, 2003	December 31, 2003
	RMB	RMB	US$
			(Unaudited, Note 3)
Leasehold improvements	—	965,114	116,608
Computer and equipment	25,858,657	74,016,525	8,942,866
Software	2,038,340	8,159,320	985,830
Office furniture and fixtures	—	319,300	38,578
Motor vehicles	—	378,000	45,671
Less: accumulated depreciation and amortization	(2,141,222)	(21,754,055)	(2,628,381)

Net book value	25,755,775	62,084,204	7,501,172

Depreciation and amortization charge for the period from October 2, 2002 (date of incorporation) to December 31, 2002 and the year ended December 31, 2003 was RMB2,141,222, and RMB19,612,833, respectively.

6.	TAXATION

The Company did not have assessable profits that were earned or derived from Hong Kong during the period from October 2, 2002 (date of incorporation) to December 31, 2002 and the year ended December 31, 2003. Therefore no Hong Kong profit tax had been provided for in the period and year presented.

9Webzen Shanghai is subject to Enterprise Income Tax (“EIT”) on the taxable income as reported in its statutory financial statements adjusted in accordance with the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprise and Foreign Enterprises (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, 9Webzen Shanghai is generally subject to EIT at a statutory rate of 33%. However, 9Webzen Shanghai is incorporated in the Pudong New District of Shanghai and therefore subject to a 15% preferential EIT rate. There is no guarantee that 9Webzen Shanghai will continue to be entitled to the reduced EIT rate of 15% in the future.

In addition, in May 2003, 9Webzen Shanghai received approval from certain government authorities to be classified as a “Software Enterprise”. 9Webzen Shanghai’s qualification as a Software Enterprise is subject to the annual inspection for its fulfilment of the qualifications, which includes achieving a certain level of qualifying revenues. This classification, which is subject to annual inspection, entitles 9Webzen Shanghai to enjoy EIT exemption for 2003 and 2004, and a 50% reduction in the applicable EIT rate in the three years thereafter for which the Shanghai tax authorities have granted approval. No provision for EIT had been made for 9Webzen Shanghai in these financial statements for the year ended December 31, 2003 as the Company’s directors consider that 9Webzen Shanghai will continue to fulfill the requirements in the annual inspection. Total tax savings to the 9Webzen Group from the EIT exemption of 9Webzen Shanghai amounted to approximately

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

RMB20,868,000 for the year ended December 31, 2003. Since this tax benefit will only be granted upon fulfilment of certain qualifications on an annual basis, there is no guarantee that 9Webzen Shanghai will continue to hold its Software Enterprise status and enjoy such tax benefits in future years.

Composition of income tax expense

The current and deferred portion of income tax expense included in the consolidated statements of operations and comprehensive income are as follows:

	For the period ended December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2003
	RMB	RMB	US$
			(Unaudited, Note 3)
Current income tax expenses	—	—	—
Deferred taxation	—	1,254,308	151,549

Income tax benefit	—	1,254,308	151,549

Reconciliation of the differences between statutory tax rate and the effective tax rate

A reconciliation between the statutory EIT rate and the 9Webzen Group’s effective tax rate is as follows:

	For the period ended December 31, 2002	For the year ended December 31, 2003
Statutory EIT rate(1)	—	33%
Effect of tax rate differential from statutory rate	—	(11%)
Effect of tax holiday applicable to 9Webzen Shanghai	—	(22%)
Tax benefit arising from temporary differences of 9Webzen Shanghai which will be subject to a higher EIT rate after the tax holiday	—	(1%)

Effective EIT rate	—	(1%)

(1)	In 2002, the 9Webzen Group’s statutory EIT tax rate was based on the statutory tax rate of 9Webzen Hongkong as 9Webzen Shanghai was not yet incorporated. After the incorporation of 9Webzen Shanghai in January 2003, the 9Webzen Group’s EIT tax rate is based on 9Webzen Shanghai’s statutory tax rate of 33% as a majority of the 9Webzen Group’s operations are conducted through 9Webzen Shanghai.

Significant components of deferred tax assets

	December 31, 2002	December 31, 2003	December 31, 2003
	RMB	RMB	US$
			(Unaudited, Note 3)
Temporary difference related to depreciation and amortisation	—	1,254,308	151,549

Total non-current deferred tax asset	—	1,254,308	151,549

Total deferred tax assets	—	1,254,308	151,549

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

No valuation allowance have been provided on the deferred tax assets as of December 31, 2003 as management believes that is more likely than not that such deferred tax assets will be realized in the foreseeable future. However, if events occur in the future that prevent the 9Webzen Group from realizing some or all of its deferred tax assets, an adjustment to the valuation allowances will be recognized when such events occur.

7.	EMPLOYEE BENEFITS

The full-time employees of the Company’s subsidiary that is incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. This company is required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of operations and comprehensive income for such employee benefits amounted to RMB304,831 and RMB1,556,440 for the period from October 2, 2002 (date of incorporation) to December 31, 2002 and the year ended December 31, 2003, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

8.	RELATED PARTY TRANSACTIONS AND BALANCES

The Company entered into various transactions with its shareholders or their subsidiaries or affiliates as follows:

-	Webzen Inc. granted the Company an exclusive license to use the MU software for purposes of localizing, marketing and providing the Chinese version of the MU game in the PRC. Pursuant to the licensing agreement, the Company shall pay Webzen Inc. royalties equal to 20% of after-tax sales revenue derived from operations of MU (Note 10(b)).

-	GameNow Hong Kong’s wholly owned subsidiary in the PRC, The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“The9 Computer”), and Shanghai IT collect fees related to sale of MU prepaid cards on behalf of the 9Webzen Group. The amounts due from The9 Computer and Shanghai IT are payable upon demand.

-	Due to the restrictions on foreign ownership on the provision of online games, the 9Webzen Group is dependent on the licenses held by Shanghai IT to conduct its online game business in the PRC. Pursuant to certain contractual arrangements with Shanghai IT, the 9Webzen Group pays Shanghai IT an annual fee for the use of the relevant licences.

-	Pursuant to an exclusive technical service agreement, the 9Webzen Group pays 5% of its revenues to The9 Computer for technical support, including payment collection and processing, user membership management, production of prepaid cards, and other online game related technical support.

-	In 2003, the 9Webzen Group paid RMB1,000,000 to Shanghai IT for events organized by Shanghai IT for the promotion of MU.

In 2002 and 2003, the 9Webzen Group purchased certain computer and equipment from Shanghai SMEC Development Corporation (“SMEC”). SMEC was partially owned by the legal representative and a shareholder of Shanghai IT from November 2000. The then owner disposed of his interest in SMEC in January 2004 to a party not related to the 9Webzen Group. Notes payable as of December 31, 2003 represent two transferable, bank guaranteed, notes issued by the Company to SMEC in the amounts of RMB20,000,000 each for the purchase of

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

computer and equipment. These notes payable are partially secured by time deposits in the amount of RMB30,000,000 (Note 4) and are interest-free. One of the notes payable was repaid on January 28, 2004, and the other one was repaid on May 9, 2004.

Significant outstanding amounts due from/to related parties as of December 31, 2002, and 2003 were as follows:

	December 31, 2002	December 31, 2003	December 31, 2003
	RMB	RMB	US$
			(Unaudited, Note 3)
Amounts due from related parties
- The9 Computer	16,455,431	109,983,749	13,288,518
- Shanghai IT	—	447,099	54,020

	16,455,431	110,430,848	13,342,538

	December 31, 2002	December 31, 2003	December 31, 2003
	RMB	RMB	US$
			(Unaudited, Note 3)
Amounts due to related parties
- Shanghai IT	2,174,687	—	—
- GameNow Hong Kong	—	6,015,250	726,778
- Webzen Inc.	—	9,149,536	1,105,470
- SMEC	9,616,629	—	—

	11,791,316	15,164,786	1,832,248

Notes payable to a related party
- SMEC	—	40,000,000	4,832,902

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

Significant related party transactions for the period from October 2, 2002 (date of incorporation) to December 31, 2002 and the year ended December 31, 2003 were as follows:

	For the period ended December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2003
	RMB	RMB	US$
			(Unaudited, Note 3)
Royalties to Webzen Inc. (included in “cost of services”) (Note 10(b))	—	46,102,414	5,570,212
Game operating support service fees to The9 Computer (included in “cost of services”)	—	12,196,409	1,473,601
Promotional fee to Shanghai IT (included in “sales and marketing”)	—	1,000,000	120,823
Fee to Shanghai IT for use of its licenses (included in “cost of services”)	—	10,000	1,208
Purchase of computer and equipment from SMEC	25,858,657	39,791,036	4,807,655

9.	CERTAIN RISKS AND CONCENTRATION

Financial instruments that potentially subject the 9Webzen Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted time deposits, other receivables, and prepayments and other current assets. As of December 31, 2002 and 2003, substantially all of the 9Webzen Group’s cash and cash equivalents and restricted time deposits were held by major financial institutions located in the PRC, including Hong Kong, which management believes are of high credit quality.

In 2003, 99.2% of the 9Webzen Group’s revenues were derived from the operation of MU, the 9Webzen Group’s primary online game offering. No revenue was generated from MU in 2002.

No individual customer accounted for more than 10% of net revenues in the period from October 2, 2002 (date of incorporation) to December 31, 2002 and the year ended December 31, 2003.

10.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The 9Webzen Group has entered into operating lease arrangements relating to the use of certain premises. Future minimum lease payments for non-cancellable operating leases as of December 31, 2003 are as follows:

	Total
	RMB	US$
		(Unaudited, Note 3)
2004	3,866,335	467,140
2005	2,267,482	273,963

	6,133,817	741,103

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

Total rental expenses were RMB1,456,375, and RMB10,004,192 respectively for the period from October 2, 2002 (date of incorporation) to December 31, 2002 and the year ended December 31, 2003, and were charged to the statements of operations and comprehensive income in the year incurred.

Capital commitments

Capital commitments for purchase of property, equipment and software as of December 31, 2003 was RMB2,102,122.

Contingencies

a.	The PRC laws and regulations currently limit foreign ownership of companies that provide Internet content services, which include operating online games. In addition, foreign invested enterprises are currently not eligible to apply for the required licenses for operating online games in the PRC. The Company is incorporated in Hong Kong and considered as a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, the 9Webzen Group is dependent on the licenses held by Shanghai IT to conduct its online games business through 9Webzen Shanghai in the PRC. Shanghai IT holds the necessary licenses and approvals that are essential for the online game business. 9Webzen Shanghai has entered into contractual arrangements with Shanghai IT and pays an annual fee of RMB10,000 for use of its relevant licenses. In the opinion of the Company’s directors, the 9Webzen Group’s contractual arrangements with Shanghai IT as well as its operations are in compliance with all existing PRC laws and regulations. However, there may be changes and other developments in the PRC laws and regulations or their interpretation. Accordingly, the Company cannot be assured that the PRC government authorities will not take a view in the future contrary to the opinion of the Company’s directors. If the contractual arrangements with Shanghai IT were found to be in violation of any existing or future PRC laws or regulations, the 9Webzen Group may be required to restructure its ownership structure and operations in the PRC to comply with changing and new PRC laws and regulations.

b.	Webzen Inc. granted the Company an exclusive license to use MU software for purposes of localizing, marketing and providing the Chinese version of MU in the PRC. The Company conducts its operations of MU in the PRC through 9Webzen Shanghai, and no royalties are charged to 9Webzen Shanghai. Pursuant to the licensing agreement between the Company and Webzen Inc., the Company shall pay Webzen Inc. royalties equal to 20% of MU game revenues, net of applicable taxes, which shall be a minimum of US$1.4 million (approximately RMB11.59 million) each quarter during the license period beginning from April 2003. If the Company fails to meet 70% of the minimum sales revenue requirement for two consecutive quarters, Webzen Inc. may automatically grant the license to third parties. If the Company fails to meet the minimum sales revenue requirement for more than two years, Webzen Inc. may terminate the MU license. The license expires on September 9, 2007. The Company intends to finance its payment of royalties to Webzen Inc. through dividend income from 9Webzen Shanghai. Where the dividend income from 9Webzen Shanghai is insufficient to finance the payment of royalties to Webzen Inc., the Company would have to obtain a bank loan or enter into a licensing arrangement with 9Webzen Shanghai. 9Webzen Shanghai may be required to guarantee the bank loans, if any. Any licensing fee payments made by 9Webzen Shanghai to the Company would be subject to the PRC withholding and business taxes equal to 14.5%. The amount of royalties to Webzen Inc. for 2003 is disclosed in Note 8.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM OCTOBER 2, 2002 (DATE OF INCORPORATION) TO

DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

11.	RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an entity to recognize an asset retirement obligation in the period in which it is incurred, and the entity shall capitalize the asset retirement cost by increasing the carrying amount of the related asset by the same amount as the liability and subsequently allocate that retirement cost to expense over the asset’s useful life. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material effect on the 9Webzen Group’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires the recognition of a liability for certain guarantee obligations issued or modified after December 31, 2002. FIN 45 also clarifies disclosure requirements to be made by a guarantor for certain guarantees. The disclosure provisions of FIN 45 are effective for interim periods and fiscal years ending after December 15, 2002. The adoption of FIN 45 did not have a material effect on the 9Webzen Group’s financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46 or FIN 46, “Consolidation of Variable Interest Entities.” In December 2003, the FASB issued a revised version of FIN 46, or FIN 46-R, in an effort to clarify the application of FIN 46. The interpretations define variable interests and specify the circumstances under which consolidation of entities will be dependent of such interests. For public entities, FIN 46-R is effective for all interests in VIEs as of the end of the first reporting period ending after March 15, 2004. However, early adoption is permitted. The Group has adopted FIN 46 and FIN 46-R for all periods presented.

12.	SUBSEQUENT EVENTS

The Board of Directors resolved on February 5, 2004 to distribute a dividend of US$2,000,000 (approximately RMB16.55 million) to shareholders in respect of the year ended December 2003, of which US$ 1,020,000 (approximately RMB8.44 million) and US$ 980,000 (approximately RMB8.11 million) are attributable to GameNow Hong Kong and Webzen Inc, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF THE9 LIMITED:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income, of changes in shareholders’ equity and of cash flows expressed in Renminbi present fairly, in all material respects, the financial position of The9 Limited (the “Company”) and its subsidiaries as of June 30, 2004, and the results of their operations and their cash flows for the six-month period ended June 30, 2004, in conformity with generally accepted accounting principles in the United States of America. In addition, in our opinion, the related Financial Statement Schedule I presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and Financial Statement Schedule I are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and Financial Statement Schedule I based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated statements of operations and comprehensive income, of cash flows, and of changes in shareholders’ equity of the Company for the six-month period ended June 30, 2003, were not audited by us and, accordingly, we do not express an opinion on them.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

September 30, 2004, except for Note 20d., which is as of November 26, 2004

THE9 LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

	Note	For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
		RMB	RMB	US$
		(Unaudited)		(Unaudited, Note 3)
Revenues:
Online game services		323,092	211,434	25,546
Game operating support, website solutions and advertisement	14	5,681,822	12,708,345	1,535,455
Short message services		—	5,704,526	689,235
Other revenues		635,951	144,000	17,398

		6,640,865	18,768,305	2,267,634
Sales taxes		(336,918)	(927,600)	(112,075)

Net revenues		6,303,947	17,840,705	2,155,559
Cost of services		(2,565,217)	(4,309,503)	(520,685)

Gross profit		3,738,730	13,531,202	1,634,874

Operating expenses:
Product development		(1,189,766)	(2,895,360)	(349,825)
Sales and marketing		(2,624,224)	(2,303,008)	(278,255)
General and administrative		(3,673,648)	(5,962,424)	(720,396)

Total operating expenses		(7,487,638)	(11,160,792)	(1,348,476)

Income (loss) from operations		(3,748,908)	2,370,410	286,398
Interest income (expenses), net		(741,947)	33,788	4,082
Other income (expenses), net		47,524	(77)	(9)

Income (loss) before income tax benefit (expense), minority interests and equity in profit of affiliated companies		(4,443,331)	2,404,121	290,471
Income tax benefit (expense)	9	564,523	(1,555,726)	(187,967)
Minority interests	13	—	2,235,065	270,047

Income (loss) before equity in profit of affiliated companies		(3,878,808)	3,083,460	372,551
Equity in profit of affiliated companies, net of taxes	5	19,287,191	10,422,562	1,259,281

Net income		15,408,383	13,506,022	1,631,832

Accretion to Series A Preference Shares	15	(1,245,105)	(1,679,428)	(202,913)
Amounts allocated to Series A Preference Shares	15	(4,390,616)	(5,298,314)	(640,156)

Net income attributable to common shareholders		9,772,662	6,528,280	788,763

Other comprehensive income (loss):
Translation adjustments		(2,170)	126,123	15,239

Comprehensive income		15,406,213	13,632,145	1,647,071

Earnings per share	15
- Basic		0.99	0.66	0.08

- Diluted		0.62	0.50	0.06

Weighted average shares outstanding	15
- Basic		9,867,000	9,867,000	9,867,000

- Diluted		17,195,750	13,620,750	13,620,750

Pro forma earnings per share	16
- Basic		N/A	0.76	0.09

- Diluted		N/A	0.64	0.08

Pro forma weighted average shares outstanding	16
- Basic		N/A	17,875,000	17,875,000

- Diluted		N/A	21,628,750	21,628,750

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2003 AND JUNE 30, 2004

	Note		December 31, 2003	June 30, 2004	June 30, 2004	June 30, 2004	June 30, 2004
			RMB	RMB	US$ (Note 3) (Unaudited)	RMB (pro forma, Note 16) (Unaudited)	US$ (pro forma, Note 16) (Unaudited)

ASSETS
Current assets:
Cash and cash equivalents			62,765,605	24,358,421	2,943,047	24,358,421	2,943,047
Restricted time deposit	6		—	7,500,000	906,169	7,500,000	906,169
Accounts receivable			—	3,460,867	418,151	3,460,867	418,151
Due from related parties	14		24,970,375	—	—	—	—
Advances to suppliers	14		1,447,250	15,457,750	1,867,645	15,457,750	1,867,645
Prepayments and other current assets			4,248,855	10,986,576	1,327,426	10,986,576	1,327,426
Deferred tax assets, current	9		1,564,801	360,922	43,607	360,922	43,607

Total current assets			94,996,886	62,124,536	7,506,045	62,124,536	7,506,045

Investment in affiliated companies	5		48,974,089	84,999,396	10,269,845	84,999,396	10,269,845
Property, equipment and software	7		5,616,032	4,747,715	573,631	4,747,715	573,631
Intangible assets	8		—	24,829,800	3,000,000	24,829,800	3,000,000
Long-term deposits			1,629,175	1,451,105	175,326	1,451,105	175,326
Loan receivable from a related party	14		—	9,097,300	1,099,159	9,097,300	1,099,159
Deferred tax assets, non-current	9		4,581,974	4,110,000	496,581	4,110,000	496,581

Total assets			155,798,156	191,359,852	23,120,587	191,359,852	23,120,587

LIABILITIES
Current liabilities:
Accounts payable			46,900	—	—	—	—
Notes payable	14		—	15,000,000	1,812,338	15,000,000	1,812,338
Due to related parties	14		110,443,355	90,569,580	10,942,849	90,569,580	10,942,849
Income tax payable			713,461	—	—	—	—
Other taxes payable			1,428,920	175,010	21,145	175,010	21,145
Advances from customers			—	3,750,026	453,088	3,750,026	453,088
Deferred revenue			—	5,934,954	717,076	5,934,954	717,076
Convertible loans	11,14		19,726,595	10,073,475	1,217,103	10,073,475	1,217,103
Other payables and accruals			1,850,997	3,831,173	462,892	3,831,173	462,892

Total current liabilities			134,210,228	129,334,218	15,626,491	129,334,218	15,626,491

Minority interests	13		—	16,801,205	2,029,965	16,801,205	2,029,965
Series A Preference Shares (US$0.01 par value; 8,008,000 shares authorized and 4,433,000 and 8,008,000 shares issued and outstanding as of December 31,2003 and June 30, 2004 respectively; redeemable in April 2005; aggregate liquidation value of 44,198,335 as of June 30, 2004)	10		34,241,909	44,198,335	5,340,156	—	—
Commitments and contingencies	18		—	—	—	—	—
Shareholders’ equity (deficit)
Common shares (US$0.01 par value, 24,167,000 shares authorized and 9,867,000 issued and outstanding as of December 31, 2003 and June 30, 2004)			816,919	816,919	98,701	1,479,444	178,750
Additional paid-in capital			438,717	2,166,076	261,712	45,701,886	5,521,819
Statutory reserves	2	(p)	—	—	—	—	—
Accumulated other comprehensive loss			(138,987)	(12,864)	(1,554)	(12,864)	(1,554)
Accumulated deficit			(13,770,630)	(1,944,036)	(234,884)	(1,944,036)	(234,884)

Total shareholders’ equity (deficit)			(12,653,981)	1,026,095	123,975	45,224,430	5,464,131

Total liabilities and shareholders’ equity (deficit)			155,798,156	191,359,852	23,120,587	191,359,852	23,120,587

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

	Common share (US$0.01 par value)		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders’ deficit
	Number of shares	Par value
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2003	9,867,000	816,919	438,717	(5,554)	(59,711,125)	(58,461,043)
Accretion for Series A Preference Shares (unaudited)	—	—	—	—	(1,245,105)	(1,245,105)
Net income (unaudited)	—	—	—	—	15,408,383	15,408,383
Cumulative translation adjustment (unaduited)	—	—	—	(2,170)	—	(2,170)

Balance as of June 30, 2003 (unaudited)	9,867,000	816,919	438,717	(7,724)	(45,547,847)	(44,299,935)

Balance as of January 1, 2004	9,867,000	816,919	438,717	(138,987)	(13,770,630)	(12,653,981)
Accretion for Series A Preference Shares	—	—	—	—	(1,679,428)	(1,679,428)
Waiver of October 2001 Loans interest (Note 10)	—	—	1,727,359	—	—	1,727,359
Net income	—	—	—	—	13,506,022	13,506,022
Cumulative translation adjustment		—	—	126,123	—	126,123

Balance as of June 30, 2004	9,867,000	816,919	2,166,076	(12,864)	(1,944,036)	1,026,095

Balance as of June 30, 2004 (US$, unaudited, Note 3)	9,867,000	816,919	261,712	(1,554)	(234,884)	123,975

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

	For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
	RMB (unaudited)	RMB	US$ (unaudited) (Note 3)
Cash flows from operating activities:
Net income	15,408,383	13,506,022	1,631,832
Adjustments for:
Depreciation and amortization of property, equipment and software	1,938,799	1,361,045	164,445
Equity in profit of affiliated companies, net of dividend received	(19,287,191)	(1,979,595)	(239,179)
Minority interests	—	(2,235,065)	(270,046)
Interest expenses	845,235	351,480	42,467
(Increase) decrease in accounts receivable	74,090	(3,460,867)	(418,151)
(Increase) decrease in advances to suppliers	1,289,047	(1,633,326)	(197,343)
(Increase) decrease in prepayments and other current assets and deferred service costs	(139,103)	(4,114,895)	(497,172)
(Increase) decrease in long-term deposits	—	178,070	21,515
(Increase) decrease in deferred tax assets	(564,523)	1,675,853	202,481
Increase (decrease) in accounts payable	408,000	(46,900)	(5,667)
Increase (decrease) in due to related parties, net	67,404,034	5,096,600	615,784
Increase (decrease) in income tax payable	(20,071)	(713,461)	(86,202)
Increase (decrease) in other taxes payable	92,091	(1,253,910)	(151,501)
Increase (decrease) in advances from customers	(2,279)	3,750,026	453,088
Increase (decrease) in deferred revenue	(90,216)	5,934,954	717,076
Increase (decrease) in other payables and accruals	(572,182)	1,980,176	239,250

Net cash provided by operating activities	66,784,114	18,396,207	2,222,677

Cash flows from investing activities:
Purchase of property, equipment and software	(1,002,950)	(492,728)	(59,533)
Purchase of intangible assets	—	(24,829,800)	(3,000,000)
Investment in an affiliated company	—	(34,045,956)	(4,113,519)
Loan receivable due from a related party	—	(9,097,300)	(1,099,159)

Net cash used in investing activities	(1,002,950)	(68,465,784)	(8,272,211)

Cash flows from financing activities:
Increase in restricted time deposit	—	(7,500,000)	(906,169)
Proceeds from convertible loans	4,131,585	—	—
Repayment of capital lease obligations	(264,677)	—	—
Capital contribution received from minority shareholder		19,036,270	2,300,010

Net cash provided by financing activities	3,866,908	11,536,270	1,393,841

Effect of foreign exchange rate changes on cash	(2,170)	126,123	15,239

Net increase in cash and cash equivalents	69,645,902	(38,407,184)	(4,640,454)
Cash and cash equivalents, beginning of the period	5,628,041	62,765,605	7,583,501

Cash and cash equivalents, end of the period	75,273,943	24,358,421	2,943,047

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	20,071	593,335	71,688
Notes payable to SMEC	—	15,000,000	1,812,338
Conversion of October 2001 loans	—	8,276,600	1,000,000
Waiver of October 2001 loans interest	—	1,727,359	208,704

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

1.	ORGANIZATION AND NATURE OF OPERATIONS

The accompanying consolidated financial statements include the financial statements of The9 Limited (the “Company”), which was incorporated on December 22, 1999 in Cayman Islands, its subsidiaries and certain variable interest entities (VIE subsidiaries) as follows:

Name of entity	Date of incorporation	Relationship	Interest held
			Direct	Indirect
GameNow.net (Hong Kong) Limited (“GameNow Hong Kong”)	January 2000	Subsidiary	100%	—
The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“The9 Computer”)	May 2000	Subsidiary	—	100%
China The9 Interactive Limited(“C9I”)	October 2003	Subsidiary	—	54%
Shanghai Jiucheng Information Technology Co., Ltd. (“Shanghai IT”)	September 2000	VIE subsidiary	None	(Note 2(b))
Shanghai Jiucheng Advertisement Co., Ltd. (“Shanghai Advertisement”)	September 2001	VIE subsidiary	None	(Note 2(b))

The Company changed its name from Gamenow.net Limited to The9 Limited effective February 9, 2004.

The Company, its subsidiaries and VIE subsidiaries are collectively referred to as the “Group”.

The Group is principally engaged in the development and operation of online games, including operation of a virtual community, and Internet and website related businesses in the People’s Republic of China (the “PRC”). The Group operates its virtual communities through Shanghai IT.

Beginning October 2002, the Group, through its investment in an affiliated company, 9Webzen Limited (“9Webzen Hong Kong”) (Note 5), is principally engaged in the development and operation of an online game, “MU”, a massively multiplayer online role-playing game that allows multiple players to play at the same time and interact with each other. The Group provides game operating support services and the necessary licenses to the affiliated company as related to the operation of MU. The Group’s return for its investment in 9Webzen Hong Kong will generally be in the form of cash dividends when 9Webzen Hong Kong begins to generate profits.

Beginning January 2004, The9 Computer, Shanghai IT and 9Webzen Limited (Shanghai) (“9Webzen Shanghai”, a subsidiary of 9Webzen Hong Kong) have entered into a master agreement in connection with operating MU in the PRC and provides online game services to customers jointly. Under the agreement, The9 Computer acts as the technical service provider of Pass9, which is the membership management and payment system used in the MU operation, 9Webzen Shanghai acts as the exclusive licensee of MU in The PRC and the technical service provider for the operation of MU, and Shanghai IT acts as the provider of a domain name and Internet content provider. The parties share the revenues generated from the sale of MU prepaid game cards and online points in the PRC pursuant to the following revenue sharing provisions set forth in the agreement: which are (i) Shanghai IT is entitled to RMB10 per user per month, but in any case no more than 5.5% of net revenue; (ii) The9 Computer is entitled to 5% of net revenue; and (iii) 9Webzen Shanghai is entitled to the rest of the revenue after deducting the portions allocated to Shanghai IT and The9 Computer. Each party is then subject to business tax at a rate of 5% and related surcharges on their respective revenue entitlements.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

2.	PRINCIPAL ACCOUNTING POLICIES

a.	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and related disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may take in the future, actual results could differ from these estimates.

b.	Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE subsidiaries for which the Company is the primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIE subsidiaries have been eliminated upon consolidation.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. In December 2003, the FASB issued a revised version of Interpretation No. 46 in an effort to clarify the application of that Interpretation (collectively “FIN 46”). The Group adopted FIN 46 for all periods presented. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

Shanghai IT is a variable interest entity owned by the Company’s executive officers and shareholders. The Company does not have any ownership interest in Shanghai IT. The Company is incorporated in the Cayman Islands and is considered a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, the Company, through loans to its executive officers and shareholders, established Shanghai IT to hold the necessary licenses for the Group’s operations. Pursuant to various agreements entered into between the Company and Shanghai IT (Note 4), the Company generally has economic control of Shanghai IT and is considered the primary beneficiary of Shanghai IT. Accordingly, the results of Shanghai IT are consolidated in the financial statements of the Company.

The Company accounts for investments which the Group has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights, under the equity method of accounting (Note 5).

c.	Foreign currency translation

The Group’s functional currency is the Renminbi (“RMB”). Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

of China (the “PBOC”) prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive income. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. All such exchange gains and losses are included in the statements of operations and comprehensive income. The exchange differences for translation of group companies’ balances where RMB is not the functional currency are included in cumulative translation adjustments, which is a separate component of shareholders’ equity (deficit) on the consolidated financial statements.

d.	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly liquid investments with an original maturity date of three months or less. Included in the cash and cash equivalents as of December 31,2003 and June 30,2004 are amounts denominated in US Dollars totalling US$317 (approximately RMB2,624) and US$702,594 (approximately RMB5,815,090) respectively.

e.	Time deposits

Time deposits are deposits placed with banks or other financial institutions that have original maturity of over three months.

f.	Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Leasehold improvements	Lesser of the respective term of the leases or the estimated useful lives of the assets
Computer and equipment	3 to 5 years
Software	5 years
Office furniture and fixtures	3 years
Motor vehicles	5 years

g.	Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Group recognizes impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized in any of the periods presented.

h.	Revenue recognition

Online game services

The Group earns revenue from the sales of its prepaid game cards and prepaid online points for its online game products to the distributors which in turn sell them to end customers. Both prepaid cards

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

and prepaid online points provide customers with a pre-specified length of game playing time within a specified period of time. All prepaid fees received from distributors are initially recognized as advances from customers. Prepaid fees are recognized as deferred revenue upon the customer’s online registration and activation of their cards or online points, and then recognized as revenue based upon the actual usage of the game playing time by end customers or when the end customers are no longer entitled to access the Group’s online game products, or when the likelihood that it would provide further online game service to those customers is remote.

Game operating support, website solutions and advertisement

Beginning in January 2004, the Group entered into a master agreement with 9Webzen Shanghai to share the revenues generated by the operation of MU (Note 1). Pursuant to the master agreement, the Group recognizes its portion of revenue from sale of MU prepaid cards and online points initially as advances from customers. Prepaid fees are recognized as deferred revenue upon the customers’ online registration and activation of their cards or online points, and then recognized as revenue based upon the actual usage of the game playing time by end customers, when the end customers are no longer entitled to access the 9Webzen Group’s online game products, or when the likelihood that it would provide further online game service to those customers is remote. Prior to 2004, the Group provided game operating support services, including payment collection and processing membership management, production of prepaid cards, and other online game related game operating support to 9Webzen Shanghai in connection with the operation of MU. These revenues were recognized when delivery of the services has been rendered and the collection of the related fees is reasonably assured.

Other game operating support, website solutions and advertisement revenues include revenues generated from providing technical support services to other customers, including website development and construction, hardware and software support, staff training, maintenance and website advertisements. These revenues are recognized when delivery of the website advertisement has occurred or when services have been rendered and the collection of the related fees is reasonably assured.

During the six-month period ended June 30, 2004, the Group entered into certain contractual arrangements with Junnet Group, the Group’s principal distributor, to provide promotional services. The arrangements for promotional services and the arrangements for MU prepaid cards are considered in aggregate for accounting purposes. The amounts received from Junnet Group for promotional services are deferred and recognized as revenue based on the usage by the end customer in the same manner as recognition of MU revenue. For the six-month period ended June 30, 2004, the Group recognized RMB2,401,475 as revenue for promotional services to Junnet Group.

Short messaging services revenue

The Group contracts with various subsidiaries of China Mobile Communications Corporations (“the Mobile Operators”) for the transmission of wireless short messaging services (“SMS”). Revenue is recognized in the period in which service is performed, provided that no significant company obligation remains, collection of receivables is reasonable assumed and the amount can be accurately estimated. The Group measures its revenues based on the total gross amount paid by its customers, for which the Mobile Operators bill and collect on the Group’s behalf. For these billing and collection services, the Mobile Operators retain a fixed percentage fee, which is reflected as a cost of services in

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

the financial statements. In addition, the Mobile Operators charge the Group a network usage fee based on a fixed per message fee multiplied by the excess of messages sent over messages received. These network usage fees are likewise retained by the Mobile Operators, and are reflected as a cost of services in the financial statements. Network usage fees charged to the Group are reduced for messages received by the Group because the Mobile Operators separately charge the sender a fee for these transmissions. The Group has assessed its relationship with the Mobile Operators and the terms of the fee arrangement under Emerging Issues Task Force (“EITF”) No 99-19, and has concluded that reporting the gross amounts billed to its customers is appropriate as the group is the primary obligor to the users with respect to the SMS.

Other revenues

Revenues generated from the Group’s other product offerings are included in other revenues and are generally related to sales of certain online game related accessories. Revenue is recognized when the products are delivered and the collection of the related fees is reasonably assured.

Sales tax

The Group is subject to business tax at a rate of 5% and related surcharges on revenues earned for online game, game operating support, website solution and advertisement services provided in the PRC. Business tax and related charges for revenues earned from the sale of online points are recognized as sales tax in the statement of operations and comprehensive income deducted from gross receipts to arrive at net revenues.

i.	Advances from customers, deferred revenue and deferred costs

Online points which have been sold but not activated are recognized as advances from customers. Online points which have been activated but for which online game services will be rendered in the future are recognized as deferred revenue. Deferred revenue is recognized as income based upon the actual usage of the game on playing time by end customers, when the end customers are no longer entitled to access the Group’s online game products, or when the likelihood that it would provide further online game service to those customers is remote. Direct service costs related to deferred revenue and advances from customers are also deferred. The deferred service costs are recognized in the statements of operations and comprehensive income in the period in which the related online game’s prepaid fees are recognized as revenue.

j.	Cost of services

Cost of services consists primarily of payroll, depreciation, maintenance and rental of operation places, computer equipment and software, production costs for prepaid game cards and other overhead expenses directly attributable to the provision of online game services and game operating support and website solutions and advertisement.

k.	Product development

The Group recognizes software development costs for development of software, including online games, to be sold or marketed to customers in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS No. 86”). As such, the Group

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

expenses software development costs incurred prior to technological feasibility. Once a software product has reached technological feasibility, all subsequent software costs for that product are capitalized until that product is released for sale. After an online game is released, the capitalized product development costs are amortized over the estimated product life.

The Group recognizes website and internally used software development costs in accordance with Statement of Position (“SOP”) No. 98-1. “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and EITF No. 00-02, “Accounting for Web Site Development costs”, where applicable. As such, the Group expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites and software. Costs incurred in the development phase are capitalized and amortized over the estimated product life. Since the inception of the Group, the amount of costs qualifying for capitalization has been immaterial and as a result all website and internally used software development costs have been expensed as incurred.

Product development costs consist primarily of payroll, depreciation charge and other overhead expenses for the development of online games. Other overhead product development costs include cost incurred by the Group to develop, maintain, monitor, and manage its websites.

l.	Sales and marketing costs

Sales and marketing costs consist primarily of costs of advertising and promotional expenses, payroll and other overhead expenses incurred by the Group’s sales and marketing personnel. Advertising expenses amounted to RMB406,929 and RMB180,359 for the periods ended June 30, 2003 and 2004, respectively, were expensed as incurred.

m.	Share-based compensation

The Company accounts for share-based compensation arrangements with employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). In general, compensation cost under APB No. 25 is recognized based on the difference, if any, between the estimated fair value of the Company’s ordinary shares and the amount an employee is required to pay to acquire the ordinary shares, as determined on the date the option is granted. Compensation cost, if any, is recorded in shareholders’ equity as additional paid-in capital with an offsetting entry recorded to deferred share-based compensation. Deferred share-based compensation is amortized and charged to expense based on the vesting terms of the underlying options. For the periods presented, the Group did not enter into any share-based compensation arrangement and no share-based compensation was recognized.

n.	Leases

Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases net of any incentives received by the Company from the leasing company are charged to the statements of operations and comprehensive income on a straight-line basis over the lease periods.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

o.	Taxation

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred taxes are determined based upon differences between the financial reporting and tax bases of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change.

A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

p.	Statutory reserves

In accordance with the regulations in the PRC and the respective articles of association, The9 Computer (as a foreign invested enterprise) and the VIE subsidiaries (as domestic companies incorporated in the PRC) are required to make an appropriation of retained earnings equal to at least 10% of their respective after-tax profits, calculated in accordance with the PRC accounting standards and regulations. Appropriations are classified in the consolidated balance sheet as statutory reserves and are recorded beginning in the first period in which after tax profits exceed all prior year accumulated losses. Appropriations to these reserves are not required after these reserves have reached 50% of the registered capitals of the respective companies. The VIE subsidiaries are also required to transfer between 5% to 10% of their respective after-tax profits, calculated in accordance with the PRC accounting standards and regulations, to the statutory public welfare reserve.

In addition, at the discretion of the respective boards of directors: (1) The9 Computer may allocate a portion of its after-tax profit to the enterprise expansion fund or staff welfare and bonus reserve, and (2) the above VIE subsidiaries may allocate a portion of their respective after-tax profits to discretionary surplus reserve. The use of staff welfare and bonus reserve is restricted to employees’ welfare benefits and is not available for distribution to equity owners except in liquidation. Appropriations to the staff welfare and bonus reserve are charged to income as general and administrative expense, and any unutilised balance is included in current liabilities.

These statutory reserves are not transferable to the Company in the form of dividends, advances, or loans. There are no legal requirements in the PRC to fund these reserves by transfer of cash to any restricted accounts, and the Group does not do so.

In the periods ended June 30, 2003 and 2004, no appropriations had been made to the above statutory reserves because none of the above companies had profits computed in accordance with the PRC accounting standards and regulations.

q.	Earnings per share

In accordance with SFAS No. 128, “Computation of Earnings Per Share” (“SFAS No. 128”) and EITF Issue 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128”, basic earnings per share is computed by dividing net income attributable to common

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

shareholders by the weighted average number of common shares outstanding during the period using the two-class method. Under the two class method, net income is allocated between common shares and other participating securities based on their participating rights. The Company’s Series A Preference Shares (Note 10) are participating securities. Diluted earnings per share is calculated by dividing net income attributable to common shareholders as adjusted for the effect of dilutive common equivalent shares, if any, by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the common shares issuable upon the conversion of the convertible preference shares and convertible loans (using the if-converted method).

However, common shares equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

r.	Segment reporting

The Group conducts its business within one industry segment – the business of developing and operating online games and related services. As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

s.	Dividends

Dividends are recognized when declared.

PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. The9 Computer and the VIE subsidiaries can only distribute dividends after they have met the PRC requirements for appropriation to statutory reserves (Note 2(p)).

Aggregate net assets of all of the Group’s PRC subsidiaries and VIE subsidiaries not distributable in the form of dividends to the parent as a result of the aforesaid PRC regulations were RMB 3.1 million and RMB 1.3 million as of December 31, 2003 and June 30, 2004, respectively. Additionally, the Group’s share of net assets of 9Webzen Shanghai not distributable in the form of dividends to their shareholders as a result of the PRC regulations were approximately RMB 6.0 million and RMB 8.2 million as of December 31, 2003 and June 30, 2004, respectively. However, the Group’s PRC subsidiaries, VIE subsidiaries or 9Webzen Shanghai may transfer such net assets to the Company or its shareholders by other means, including through royalty and trademark license agreements or certain other contractual arrangements, at the discretion of the Company without third party consent. The Company has not currently entered into any such arrangements with the PRC subsidiaries or VIE subsidiaries.

3.	CONVENIENCE TRANSLATION

The Group maintains its accounting records and prepares its financial statements in RMB. The unaudited United States dollar (“US dollar” or “US$”) amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers at the rate of US$1.00 = RMB8.2766, representing the noon buying rate in the City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York, on June 30, 2004. Such translations should not be construed as representations that the RMB amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

4.	VARIABLE INTEREST ENTITIES

The Group is the primary beneficiary of two variable interest entities, Shanghai IT and Shanghai Advertisement, which is a subsidiary of Shanghai IT. Shanghai Advertisement’s operations, which generally relate to website advertisement, have been limited since incorporation. Shanghai IT holds an Internet Content Provider license and other licenses for online game provision and collect revenue on behalf of the Group for its online games. Shanghai IT also provides other game operating support services and website solutions. The registered capital of Shanghai IT was RMB3,000,000 as of June 30, 2004.

The Group conducts its business principally through The9 Computer, a subsidiary in the PRC. The Company is incorporated in the Cayman Islands and considered as a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, The9 Computer, being a wholly foreign owned entity, is dependent on the licenses held by Shanghai IT to conduct its online games business in the PRC. The9 Computer has entered into contractual arrangements with Shanghai IT for use of its relevant licenses as set forth below.

9Webzen Hong Kong, the Group’s affiliated company, through 9Webzen Shanghai, operates an online game in China. 9Webzen Hong Kong is incorporated in Hong Kong and is considered a foreign entity under the PRC laws. Accordingly, 9Webzen Hong Kong is subject to the same restrictions on foreign ownership as related to the provision of online games. 9Webzen Shanghai have entered into contractual arrangements with Shanghai IT for use of its relevant licenses and websites as set forth below.

Pursuant to various agreements entered into between certain companies in the Group and Shanghai IT, the Group has exclusive rights to benefit from their licenses and approvals and generally has control of Shanghai IT. In March 2004, The9 Computer restructured its agreements to further enhance its control over Shanghai IT. Details of certain key agreements with Shanghai IT are as follows:

Master Agreement.    The9 Computer, 9Webzen Shanghai and Shanghai IT have entered into a master agreement in connection with operating MU in China and providing services to customers jointly. Under the agreement, The9 Computer acts as the technical service provider of Pass9, which is the membership management and payment system used in our online game operation; 9Webzen Shanghai acts as the exclusive licensee of MU in China and the technical service provider for the operation of MU; and Shanghai IT acts as the provider of a domain name and Internet content provider. The parties share the revenues generated by MU in China pursuant to the following revenue sharing provisions set forth in the agreement, which are (i) Shanghai IT is entitled to the amounts being RMB10 per user per month but in any case no more than 5.5% of net revenue; (ii) The9 Computer is entitled to 5% of net revenue ; and (iii) 9Webzen Shanghai is entitled to the rest of the revenue after deducting the portions allocated to Shanghai IT and The9 Computer. Each party is then subject to business tax at a rate of 5% and related surcharges on their respective revenue entitlements.

Domain Name License Agreement.    The Company granted Shanghai IT the right to use a domain name for its operation and provision of Internet content in China for a license fee of RMB10,000 per year.

Exclusive Technical Service Agreement.    The9 Computer provides Shanghai IT with technical services for the operation of computer software and related business, including the provision of systematic solutions to the operation of Internet websites, the rental of computer and Internet facilities, daily maintenance of Internet servers and databases, the development and update of relevant computer software, and all other related technical and consulting services. Shanghai IT pays quarterly service fees to The9 Computer. The9 Computer is the exclusive provider of these services.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

Shareholder Voting Rights Proxy Agreements.    The shareholders of Shanghai IT entered into a Shareholder Voting Rights Proxy Agreement, under which each shareholder irrevocably granted The9 Computer the power to exercise all voting rights to which he was entitled as a shareholder of Shanghai IT.

Call Option Agreements.    The9 Computer entered into a call option agreement with each of the shareholders of Shanghai IT, under which the parties irrevocably agreed that, at the9 Computer’s sole discretion, The9 Computer and/or any third parties designated will be entitled to acquire all or part of the equity interests in Shanghai IT, to the extent as permitted by the then-effective PRC laws and regulations. The consideration for such acquisition will be the minimum amount as permitted by PRC law. Under this agreement, the shareholders of Shanghai IT have also agreed that they will not enter into any transaction, or fail to take any action, that would substantially affect the assets, liabilities, equity or operations of Shanghai IT without the The9 Computer’s prior written consent.

Loan Agreement.    During the periods presented, The9 Computer loaned a total of RMB3 million to two of the shareholders of Shanghai IT, solely for the purpose of capitalizing Shanghai IT. Such loans become immediately due when The9 Computer issues a written notice to the borrowers requiring repayment.

Share Pledge Agreements.    To secure the full performance of their respective obligations under the Exclusive Technical Service Agreement, the Shareholder Voting Rights Proxy Agreement, the Call Option Agreement and the Loan Agreement, the shareholders of Shanghai IT have pledged all of their equity interests in Shanghai IT in favour of The9 Computer under a share pledge agreement. In the event of a breach of any term in the above agreements by either the shareholders of Shanghai IT, The9 Computer will be entitled to enforce its pledge rights over such pledged equity interests to compensate for any and all losses suffered from such breach.

5.	INVESTMENT IN AFFILIATED COMPANIES

The Group, through GameNow Hong Kong, and Webzen Inc., a Korean based company, entered into a joint venture agreement in September 2002 (the “JV Agreement”) and established 9Webzen Hong Kong. The Group and Webzen Inc. own 51% and 49% economic interest of 9Webzen Hong Kong, respectively. Webzen Inc. holds 49% ownership interest and has substantial rights under the JV Agreement to effectively participate in significant decisions that are expected to be made in the ordinary course of 9Webzen Hong Kong ‘s business operations. In particular, certain operational decisions, including decisions regarding annual budget, important contracts and compensation of senior management, of 9Webzen Hong Kong and 9Webzen Shanghai require unanimous board approval or affirmative approval of two-thirds of the board of directors. According to the JV Agreement, the Group appoints three of the five board of directors while Webzen Inc. appoints the remaining two of the board of directors. In accordance with EITF No. 96-16 “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights,” the Company accounts for its 51% interest 9Webzen Hong Kong under the equity method of accounting, as prescribed in APB Opinion No. 18, “the Equity Method of Accounting for Investment in common stock,” as the minority shareholder have substantive participating rights that provide the minority shareholder the ability to block significant decisions proposed by the majority shareholder.

9Webzen Hong Kong established a wholly owned subsidiary, 9Webzen Limited (Shanghai) (“9Webzen Shanghai”) in Shanghai in January 2003. Both 9Webzen Hong Kong and 9Webzen Shanghai are principally engaged in the development and operation of the online game, MU, a massively multiplayer online role-playing game that allows multiple players to play at the same time and interact with each other. MU was developed by Webzen Inc., and 9Webzen Hong Kong has an exclusive license from Webzen Inc. to operate MU in the PRC.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

MU is operated in the PRC through 9Webzen Shanghai and was launched commercially in February 2003. Due to the restrictions currently imposed by the PRC government on foreign ownership of Internet content provision and Internet culture operation businesses in the PRC, which include the online game business, 9Webzen Shanghai’s operation of MU, a massively multiplayer online role playing game, is dependent on the PRC licenses for Internet content provision and Internet culture operation owned by Shanghai IT, the Group’s VIE subsidiary (Note 4).

Summarized consolidated balance sheet information of 9Webzen Hong Kong is as follows:

	December 31, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
			(Unaudited, Note 3)
Current assets	225,558,358	146,672,580	17,721,357
Non-current assets	63,581,102	58,662,123	7,087,707
Current liabilities	193,112,079	103,934,630	12,557,648
Shareholders’ equity	96,027,381	101,400,073	12,251,416

Summarized consolidated statement of operations information of 9Webzen Hong Kong is as follows:

	For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
	RMB	RMB	US$
	(Unaudited)		(Unaudited, Note 3)
Net revenues	101,437,635	83,968,047	10,145,234
Gross profit	62,106,404	39,302,736	4,748,657
Net income	37,818,022	21,927,760	2,649,368

In May 2003, 9Webzen Shanghai received approval from certain government authorities to be classified as a “Software Enterprise”. 9Webzen Shanghai’s qualification as a Software Enterprise is subject to the annual inspection for the company’s fulfilment of the qualifications, which includes having a certain level of qualifying revenues. This classification, subject to annual inspection, entitles 9Webzen Shanghai to enjoy Enterprises Income tax (“EIT”) exemption for 2003 and 2004, and 50% reduction in applicable EIT rate in the three years thereafter for which the Shanghai tax authorities have granted approval. 9Webzen Shanghai did not provide for EIT for the period ended June 30, 2004 as the company’s directors consider that 9Webzen Shanghai will continue to fulfil the requirements in the annual inspection. Total tax savings to 9Webzen Shanghai from the EIT exemption amounted to approximately RMB5,928,000 for the period ended June 30, 2004. This tax saving contributed an additional approximately RMB3,023,280 to the Group’s equity in profit of affiliated company, net of taxes. Since this tax benefit will only be granted upon fulfilment of certain qualifications on an annual basis, there is no guarantee that 9Webzen Shanghai will continue to hold its Software Enterprise status and enjoy such tax benefits in future years.

On April 16, 2004, the Group invested US$4.0 million (RMB33.1 million), US$1 million to shareholders of Object Software for existing shares and US$3 million to Object Software for issuance of new shares, for a 20% stake in Object Software Limited (“Object Software”), an established game developer in China. The Group also has the right to effectively participate in significant decisions that are expected to be made in the ordinary course of business of Object Software. As a result of the investment in Object Software, the Group have significant

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

influence on but not control over Object Software’s operations. Therefore, the investment in Object Software is accounted under the equity method of accounting.

Subsequent to this initial investment, the Group will be required to enter into a share purchase agreement to acquire all of the outstanding shares of Object Software upon the satisfaction of certain conditions, including the commercial launch by Object Software of a specified online game developed by it by December 31, 2004, and there being no material adverse change in the business, operations, properties, financial position or condition of Object Software or any of its subsidiaries since the date of our initial investment. The “commercial launch” of Fate of Dragon online game is defined as the commercial launch by Object Software which results in the recognition of revenue in its financial statements in accordance with U.S. GAAP; provided, however, that the commercial launch shall not occur until the number of average weekly peak concurrent users of the game reaches at least 50,000. Presently, the Group is uncertain as to whether Object Software will be able to commercially launch the online game by the end of 2004.

Pursuant to the form of the subscription and purchase agreement, the amount of consideration the Company will pay for the remaining 80% interest in Object Software will depend on whether the three key online games developed by Object Software reach the specified performance targets within six months after the commercial launch of the Fate of Dragon online game, but in no event shall the consideration be less than US$20,000,000 (approximately RMB165.53 million) or higher than US$75,000,000 (approximately RMB620.75 million). The consideration may be paid in the form of the Company’s shares and/or cash.

For the Company’s initial investment in Object Software, it was agreed that US$2 million of the US$4 million was to be paid in RMB equivalent. In connection with the initial investment, the Company entered into a currency swap agreement providing for Object Software to have a right to swap the RMB it was to receive from the Company to US Dollars at the average of the daily USD-RMB exchange rate quoted by the People’s Bank of China during the period commencing from the initial investment date and ending the 90th day thereafter. It was mutually agreed by both parties that the USD-RMB exchange rate was to be fixed at RMB 8.25 to US$1. Object Software’s right to swap the RMB to US Dollars expires on the 120th day after the initial investment date.

The Group records its investment in 9Webzen Hong Kong and Object Software on the balance sheet as “Investment in affiliated companies” and its share of 9Webzen Hong Kong and Object Software’s profit or loss as “Equity in profit (loss) of affiliated companies” on the statement of operations and comprehensive income.

Summarized consolidated balance sheet information of Object Software is as follows:

	June 30, 2004	June 30, 2004
	RMB	US$
		(Unaudited, Note 3)
Current assets	20,688,512	2,499,639
Non-current assets	1,460,489	176,460
Current liabilities	1,556,514	188,062
Shareholders’ equity	20,592,487	2,488,037

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

Summarized consolidated statement of operations information of Object Software is as follows:

	For the period from April 16, 2004 to June 30, 2004	For the period from April 16, 2004 to June 30, 2004
	RMB	US$
		(Unaudited, Note 3)
Net revenues	579,453	70,011
Gross loss	413,259	49,931
Net loss	(3,802,883)	(459,474)

As the consideration for the investment is in excess of the Group’s percentage ownership of the fair value of Object Software’s net assets on the acquisition date, the excess represents the goodwill. The initial purchase price of US$4 million and direct cost related to the acquisition was allocated as follows:

RMB
Fair value of net tangible assets acquired	(2,462,197)
Goodwill	36,508,153

Purchase price	34,045,956

6.	RESTRICTED TIME DEPOSITS

There were no restricted time deposits as of December 31, 2003.

As of June 30, 2004, restricted time deposits represent bank deposits with original maturity dates of over three months in the amount of RMB7,500,000. The time deposit is pledged for RMB denominated notes payable for equipment purchase.

7.	PROPERTY, EQUIPMENT AND SOFTWARE

Property, equipment and software and related accumulated depreciation and amortization are as follows:

	December 31, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
			(Unaudited, Note 3)
Leasehold improvements	1,899,555	1,818,305	219,692
Computer and equipment	12,296,961	12,315,140	1,487,947
Software	1,495,154	1,602,654	193,637
Office furniture and fixtures	1,473,541	1,525,290	184,289
Motor vehicles	513,977	910,527	110,012
Less: accumulated depreciation and amortization	(12,063,156)	(13,424,201)	(1,621,946)

Net book value	5,616,032	4,747,715	573,631

Depreciation and amortization charges for the six-month periods ended June 30, 2003 and 2004 amounted to RMB1,938,799 and RMB1,361,045, respectively.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

8.	INTANGIBLE ASSETS

Upfront licensing fees paid to related party licensors are recognized as intangible assets and amortized on a straight-line basis over the shorter of the useful economic life of the relevant online game or license period, which is 4 years. Since the licensed game has not yet commence operation and is not yet ready for commercial launch as of June 30, 2004, the upfront licensing fees were not amortized for the six-month period ended June 30, 2004. At each balance sheet date, the Group determines whether there is any indication of impairment. If any indications exist, impairment is assessed and the Group recognizes impairment in the event that the net book value exceeds the future undiscounted cash flows attributable to the intangible assets. No impairment of intangible assets was recognized for any of the periods presented.

9.	TAXATION

Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payment of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The Group’s subsidiary in Hong Kong did not have assessable profits that were earned or derived from Hong Kong during the periods ended June 30, 2003 and 2004. Therefore, no Hong Kong profit tax had been provided for in the periods presented.

China

The Group’s subsidiary and VIE subsidiaries in the PRC are subject to Enterprise Income Tax (“EIT”) on the taxable income as reported in their respective statutory financial statements adjusted in accordance with the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprise and Foreign Enterprises and the Enterprise Income Tax Law (collectively the “PRC Income Tax Laws”), respectively. Pursuant to the PRC Income Tax Laws, the Group’s subsidiary and VIE subsidiaries in the PRC are generally subject to EIT at a statutory rate of 33%. However, the subsidiary that is located in the Pudong New District of Shanghai is subject to a 15% preferential EIT rate. There is no guarantee that the Group’s subsidiary will continue to be entitled to the reduced EIT rate of 15% in the future.

Composition of income tax expense

The current and deferred portion of income tax expense included in the consolidated statements of operations and comprehensive income are as follows:

	For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
	RMB	RMB	US$
	(Unaudited)		(Unaudited, Note 3)
Current income tax benefit	—	120,126	14,514
Deferred taxation	564,523	(1,675,852)	(202,481)

Income tax benefit (expense)	564,523	(1,555,726)	(187,967)

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

Reconciliation of the differences between statutory tax rate and the effective tax rate

A reconciliation between the statutory EIT rate and the Group’s effective tax rate is as follows:

	For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004
Statutory EIT rate	33%	33%
Effect of tax rate differential from statutory rate	(19)%	3%
Other non-deductible expenses	(1)%	28%

Effective EIT rate	13%	64%

Significant components of deferred tax assets

	December 31, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
			(Unaudited, Note 3)
Temporary differences related to revenues and expenses	1,564,801	360,922	43,607

Total current deferred tax assets	1,564,801	360,922	43,607
Less: Valuation allowance	—	—	—

Net current deferred tax assets	1,564,801	360,922	43,607

Temporary differences related to depreciation and amortisation	4,581,974	4,110,000	496,581

Total non-current deferred tax asset	4,581,974	4,110,000	496,581
Less: Valuation allowance	—	—	—

Net non-current deferred tax asset	4,581,974	4,110,000	496,581

Total deferred tax assets	6,146,775	4,470,922	540,188

No valuation allowance was provided on the deferred tax assets as of June 30, 2004 as management believed it was more likely than not that such deferred tax assets would be realized in the foreseeable future. However, if events occur in the future that prevent the Group from realizing some or all of its deferred tax assets, an adjustment to the valuation allowances will be recognized when such events occur.

10.	CONVERTIBLE REDEEMABLE PREFERENCE SHARES

In April 2000, the Company entered into a Share Subscription Agreement and issued an aggregate of 4,433,000 Series A Preference Shares at a par value of US$0.01 (approximately RMB0.08) to an investor. The issuance price of the Series A Preference Shares was US$0.70 (approximately RMB5.79) per share and total consideration paid by the investor for the Series A Preference Shares was US$3.1 million (approximately RMB25.6 million).

In October 2001, the Company entered into Convertible Loan Agreements (“October 2001 Loans”) with two of its principal shareholders (Note 11). In January 2004, the October 2001 Loans were converted into 3,575,000 Series A Preference Shares, and the payment of accrued interest thereon was waived by the lenders.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

The holders of a majority of the Series A Preference Shares have the right five years after the issuance to require the Company to redeem all (but not part) of the Series A Preference Shares. The initial redemption price payable on each Series A Preference Share would be an amount equal to a total of: (1) the subscription price of Series A Preference Share; (2) the amount of any declared but unpaid dividends; and (3) a premium per Series A Preference Share at a rate of 8% yield per annum (annually compounded) for the period from the date of issuance up to the date of redemption.

The Series A Preference Shares can be converted into common shares on a 1:1 basis, subject to adjustment on a weighted average basis for issuance of any securities of the Company at a subscription price less than the then-effective conversion price. On an as converted basis, the holders of Series A Preference Shares have an ownership interest in the Company of 44.8%.

The holders of Series A Preference Shares have various rights and preferences as follows:

Voting

The holders of Series A Preference Shares will be entitled to exercise the number of votes on all matters submitted to a vote of the common shareholders equal to the number of common shares they would have been issued upon the conversion of the Series A Preference Shares. The holders of Series A Preference Shares vote together with holders of common shares and not as a separate class.

Dividends

The holders of Series A Preference Shares shall be entitled to receive dividends, when and as declared, on an as-converted basis, of not less than that the dividend per share to be declared, prior and in preference to the holders of common shares or any other securities of the Company.

Liquidation

In the event of a return of capital on liquidation, winding up, dissolution or otherwise, (other than upon conversion, redemption or purchase of shares) by the Company, or any merger, sale (or disposal of substantially all the assets), or consolidation of the capital of the Company, whereby the shareholders do not retain a majority of the voting power of the surviving Company, the holders of Series A Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common shares or any other class or series of shares of the Company an amount equal to a total of: (1) the subscription price per Series A Preference Share; (2) the amount of any declared but unpaid dividends; and (3) a premium per Series A Preference Share at a rate of 8% yield per annum (compounded annually) on the subscription price from the date of issuance to the date of the commencement of the liquidation, winding up, dissolution or of the return of capital.

In the case that the assets of the Company are not sufficient to permit the payment to such holders the full aforesaid amounts, such assets shall be distributed pro rata to the preference amounts each Series A Preference Share shareholder would otherwise be entitled to.

Conversion

Each Series A Preference Share shall be convertible into common shares at the option of the holder at any time as determined by dividing US$0.70 by the conversion price in effect at the time of conversion. The initial conversion price shall be US$0.70, subject to adjustment on a weighted average basis for the issuance of any

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

securities of the Company at a subscription price less than the then-effective conversion price. The conversion price of the Series A Preference Shares was not adjusted as a result of the October 2001 and October 2002 Loans (Note 11) as the preference shareholders waived their rights to adjust the then-effective conversion price.

Each Series A Preference Share shall automatically be converted into common shares at the then applicable conversion price upon an underwritten initial public offering (“IPO”) in the United States of America pursuant to an effective registration under the Securities Act of 1933 covering the offer and sale to the public of common shares for at least US$15.00 per share (as adjusted for any share splits, dividends, combinations, recapitalizations and similar transactions), and with gross proceeds to the Company in excess of US$15 million or a similar IPO on a recognised stock exchange not within the United States of America provided that the terms of such offering are reasonably equivalent to the aforesaid IPO in the United States of America.

No beneficial conversion feature charge was recognized for the issuance of Series A Preference Shares, as the estimated fair value of the common shares was less than the conversion price on the date of issuance.

Redemption

The holders of a majority of the Series A Preference Shares remaining in issue shall have the right at any time from the date falling five years after the issuance and allotment to require the Company to redeem all (but not part) of the Series A Preference Shares within 30 days from the date a redemption notice is given to the Company.

The initial redemption price payable on each Series A Preference Share would be an amount equal to a total of: (1) the subscription price of Series A Preference Share; (2) the amount of any declared but unpaid dividends; and (3) a premium per Series A Preference Share at a rate of 8% yield per annum (annually compounded) for the period from the date of issuance and allotment up to and including the date on which the relevant Series A Preference Share is redeemed.

11.	CONVERTIBLE LOANS

(a) In October 2001, the Company entered into Convertible Loan Agreements with two of its principal shareholders. The October 2001 Loan agreements provide for borrowings of up to US$1 million from these two principal shareholders in proportion to their respective equity interests in the Company and can be drawn down as and when necessary, subject to certain required approvals and conditions and shall be funded simultaneously between these principal shareholders. The October 2001 Loan bears interest at a rate of 10% per annum.

The October 2001 Loans are required to be repaid upon the date of demand by the lenders in writing. However, the lenders shall not demand repayment within the first three months after the effective date of the October 2001 Loan agreements.

The October 2001 Loans can be converted up to a maximum of 3,575,000 Series A Preference Shares, depending on the amount drawn down, at the option of the lenders. No beneficial conversion feature charge was recognized for the issuance of October 2001 Loans as the estimated fair value of the common shares is less than the conversion price on the date of issuance.

The October 2001 Loans were fully drawn down in December 2001. For the six-month period ended June 30, 2003, interest on the October 2001 Loans amounted to RMB 413,880.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

In January 2004, the October 2001 Loans and accrued interest thereon were converted into 3,575,000 Series A Preference Shares.

(b) In October 2002, the Company entered into Convertible Loan agreements (“October 2002 Loans”) with two of its principal shareholders (who are also the lenders of the October 2001 Loans). The October 2002 Loan agreements provide for borrowings of up to US$3 million and can be drawn down for certain specified purposes and with the remaining balances for working capital purposes and shall be proceeded simultaneously between the lenders. The October 2002 Loan bears interest at a rate of 8% per annum. The Company may, at any time, repay the October 2002 Loan without consent of the lenders.

The October 2002 Loan provides the lenders with an option to subscribe number of Series B Preference Shares as equivalent up to 37.5% of the total share capital of the Company at such time, depending on the amount drawn down, following the exercise of such option and issuance of Series B Preference Shares. Series B Preference Shares carry similar terms to the Series A Preference Shares (Note 10), except they do not carry redemption provisions and are subordinate in all respects to the Series A Preference Shares. The holders shall not exercise the right to convert the October 2002 Loans within the first eighteen months from the date of the first draw down. After the eighteenth month, which is April 2004, unless the loans have already been repaid in full, the lenders shall be entitled to exercise their conversion rights. Prior to the lenders exercising their conversion rights, they shall provide a 30-day written notice of their intent to the Company. At such time, the Company may, without the consent of the lenders, repay the loan.

As of December 31, 2003 and June 30, 2004, the outstanding balance of the October 2002 Loan was US$1,050,000 (approximately RMB8,690,535. For the six-month periods ended June 30, 2003 and 2004, interest on the October 2002 Loan amounted to RMB 431,355 and RMB351,480, respectively.

No beneficial conversion feature charge was recognized for the issuance of the October 2002 Loans as the loans are only convertible into common shares if the Company decides not to repay the loan.

12.	EMPLOYEE BENEFITS

The full-time employees of the Company’s subsidiary and VIE subsidiaries that are incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of operations and comprehensive income for such employee benefits amounted to RMB346,800 and RMB766,413 for the period ended June 30, 2003 and 2004, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

13.	INVESTMENT IN CHINA THE9 INTERACTIVE LIMITED

In October 2003, the Company formed C9I in Hong Kong with China Interactive (Singapore) Pte. Ltd. (“China Interactive”), a Singapore online game company, to operate a massively multiplayer online role-playing game. As of June 30, 2004, the online game has not yet been launched commercially. The Company invested US$2,700,000 (approximately RMB22,346,820) in cash for 54% of the equity interest in the joint venture. China Interactive invested US$2.3 million in cash (US$2 million contributed in February 2004, and US$0.3 million in April 2004) for a 46% interest in the joint venture. As the Company has a controlling financial interest in C9I, the Company has consolidated the results of the joint venture. GameNow Hong Kong entered into a term sheet with

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

China Interactive in which GameNow Hong Kong would extend certain loans to China Interactive in exchange of additional interest of C9I (Note 14).

On February 3, 2004, Vivendi Universal Games granted C9I an exclusive license to localize and promote WoW in China. The license is non-assignable, non-sublicensable and non-transferable and includes limited rights to: (i) localize WoW and the WoW-related server software; (ii) display, market, manufacture, distribute and sell the localized object code relating to WoW; (iii) grant users access to the localized WoW-related server software and the dedicated website for the localized WoW; and (iv) display, use, reproduce and distribute trademarks, trade names, domain names and other service mark rights of Vivendi Universal Games in connection with the marketing, promotional and distribution activities relating to the localized WoW.

Pursuant to the license agreement, Vivendi Universal Games has the right to, among others, (i) modify WoW in any manner and at any time without liability to C9I; and (ii) except for those rights expressly granted to C9I, exploit its intellectual property in any manner, including the right to grant licenses to third parties for further exploitation of WoW in such form as movie, television exploitation and merchandising, and the exploitation of other versions of WoW in China. In addition, Vivendi Universal Games retains ownership of all its intellectual property rights, including those relating to the localized WoW.

Pursuant to the license agreement, C9I paid a non-refundable license fee of US$3.0 million upon execution of the license agreement. In addition, C9I shall pay royalties to Vivendi equal to 22% of the face value of prepaid cards and prepaid online points actually sold. C9I has agreed to pay recoupable advances against royalties in a total amount of approximately US$51.3 million, consisting of quarterly amounts ranging from US$1.6 million to US$3.7 million over a four-year period commencing from the commercial launch and additional payment amounts totaling US$6.8 million linked to certain events, which has not yet occurred, prior to the commercial launch of WoW in China. As security for each advance payment, C9I will procure a standby letter of credit or other suitable form of bank guarantee prior to each relevant period. In addition, C9I has agreed to commit no less than US$13 million for the marketing and promotion of WoW during the license term.

The license term commences on the date of the license agreement and expires on the fourth anniversary of the date of the commercial launch of the localized WoW.

14.	RELATED PARTY TRANSACTIONS AND BALANCES

During the periods presented, the Company incurred borrowings from certain of its shareholders and their affiliates. Amounts due to the Company’s shareholders and their affiliates, except for convertible loans, are unsecured, interest-free and have no definite terms of repayments.

In March 2004, GameNow Hong Kong entered into a term sheet with China Interactive, the minority shareholder of C9I. Pursuant to the term sheet:

-	GameNow Hong Kong extended a loan of US$600,000 (approximately RMB4,965,960) to China Interactive immediately upon the signing of the term sheet.

-	China Interactive is required to transfer 14.9% of the total issued shares of C9I held by China Interactive to GameNow Hong Kong at the per share price equal to the aggregate invested amount per share, or approximately US$750,000 (approximately RMB6,208,000) in total, which had not been executed as of June 30, 2004.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

-	GameNow Hong Kong is required to lend a further US$4,000,000 upon completion of the transfer of 14.9% of the total issued shares of C9I held by China Interactive to GameNow Hong Kong. However, as of June 30, 2004, the transfer of 14.9% of the shares had not yet occurred and only an additional loan of US$ 500,000(approximately RMB 4,131,340) had been extended to China Interactive.

During periods presented, the Group entered into various transactions with its affiliated company, 9Webzen Hong Kong, as follows:

-	Prior to 2004, the Group collected fees related to sale of MU prepaid cards on behalf of 9Webzen Shanghai, through The9 Computer and Shanghai IT. The amounts due to 9Webzen Hong Kong and 9Webzen Shanghai are payable upon demand.

-	Due to the restrictions on foreign ownership on the provision of online games, 9Webzen Shanghai is dependent on licenses held by Shanghai IT to conduct its operation of MU in the PRC. The Group allows 9Webzen Shanghai to use certain licenses owned by Shanghai IT to conduct its online game business in the PRC. Prior to 2004, pursuant to certain contractual arrangements with Shanghai IT, 9Webzen Shanghai paid Shanghai IT an annual fee of RMB 10,000 for the use of its licenses. Beginning January 2004, the Group has entered into contractual arrangement with 9Webzen Shanghai to share the revenues generated by MU in the PRC (Note1), and no longer receives any annual fee from 9Webzen Shanghai for the use of the licenses of Shanghai IT.

-	Prior to 2004, pursuant to an exclusive technical service agreement, 9Webzen Shanghai paid 5% of its revenues to The9 Computer for game operating support, including payment collection and processing, user membership management, production of prepaid cards and other online game related technical support. Beginning January 2004, the Group has entered into contractual arrangement with 9Webzen Shanghai to share the revenues generated by MU in the PRC (Note 1), and no longer receives any fees from 9Webzen for the game operating support.

In the six-month period ended June 30, 2003, the Group purchased certain computers and equipment from Shanghai SMEC Development Corporation (“SMEC”) on behalf of 9Webzen Hong Kong and 9Webzen Shanghai. SMEC was partially owned by a shareholder of Shanghai IT. The then owner disposed of his interest in SMEC in January 2004 to a party not related to the Group. Thereafter, the balances and transactions with SMEC are no longer treated as related party balances and transactions. However, as of June 30, 2004, the Company recognized RMB 15,000,000 (approximately US$ 1,812,338) as advances to suppliers and the same amount as notes payable upon extension of a note to SMEC in relation to an equipment purchase order.

Significant outstanding amounts due from/to related parties as of December 31, 2003 and June 30, 2004 were as follows:

	December 31, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
			(Unaudited, Note 3)
Loan receivable due from China Interactive	—	9,097,300	1,099,159
Amounts due from 9Webzen Hong Kong and 9Webzen Shanghai	6,015,250	—	—
Amounts due from SMEC	18,955,125	N/A	N/A

	24,970,375	9,097,300	1,099,159

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

Amounts due from SMEC as of December 31, 2003 related to a purchase order which was subsequently cancelled. This receivable was recovered by the Group on March 10, 2004.

	December 31, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
			(Unaudited, Note 3)
Amounts due to the Company’s shareholders and their affiliates	12,507	—	—
Amounts due to 9Webzen Hong Kong and 9Webzen Shanghai	110,430,848	90,569,580	10,942,849

	110,443,355	90,569,580	10,942,849

Convertible loans, including accrued interest (Note 11)	19,726,595	10,073,475	1,217,103

Significant related party transactions for the six months periods ended June 30, 2003 and 2004 were as follows:

	For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
	RMB	RMB	US$
	(Unaudited)		(Unaudited)
Game operating support service fee income from 9Webzen Shanghai (included in “game operating support, website solutions and advertisement revenue”)	5,349,506	—	—
Interest expense on convertible loans (included in “interest income (expenses), net”) (Note 11)	845,235	351,480	42,467

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

15.	EARNINGS PER SHARE

Basic earnings per share and diluted earnings per share have been calculated in accordance with SFAS No. 128 as follows:

	For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
	RMB	RMB	US$
	(unaudited)		(unaudited) (Note 3)
Numerator:
Net income	15,408,383	13,506,022	1,631,832
Accretion for Series A Preference Shares	(1,245,105)	(1,679,428)	(202,913)
Amounts allocated to Series A preference shares	(4,390,616)	(5,298,314)	(640,156)

Net income attributable to common shareholders	9,772,662	6,528,280	788,763
Effect of dilutive October 2001 Loans	413,880	—	—
Effect of dilutive October 2002 Loans	431,355	351,480	42,467

Numerator for diluted earnings per share	10,617,897	6,879,760	831,230

Denominator:
Denominator for basic earnings per share – weighted-average shares outstanding	9,867,000	9,867,000	9,867,000

Dilutive effect of October 2001 loans	3,575,000	—	—
Dilutive effect of October 2002 loans	3,753,750	3,753,750	3,753,750

Denominator for diluted earnings per share	17,195,750	13,620,750	13,620,750

Earnings per share
- Basic	0.99	0.66	0.08

- Diluted	0.62	0.50	0.06

Net income after deducting accretion to the redeemable amounts to holders of preferred has been allocated to the common shares and preferred shares based on their respective rights to share in dividends.

Potentially dilutive securities included the Series A Preference Shares, October 2001 Loans and October 2002 Loans. For the six-month periods ended June 30, 2003 and 2004, potentially dilutive securities those were not included in the computation of earnings per share because of its anti-dilutive effect were Series A Preference Shares.

16.	UNAUDITED PRO FORMA BALANCE SHEET FOR AUTOMATIC CONVERSION

Series A Preference Shares shall automatically be converted into common shares at the then applicable conversion price upon an underwritten initial public offering (“IPO”) in the United States of America pursuant to an effective registration under the Securities Act of 1933 covering the offer and sale to the public of common shares for at least US$15.00 (approximately RMB124.15) per share (as adjusted for any share splits, dividends, combinations, recapitalizations and the like), and with gross proceeds to the Company in excess of US$15 million (approximately RMB124.15 million) or a similar IPO on a recognised stock exchange not within the

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

United States of America provided that the terms of such offering are reasonably equivalent to the aforesaid IPO in the United States of America (a “Qualified IPO”).

In January 2004, the October 2001 Loans (Note 11) and accrued interest there on were converted into 3,575,000 Series A Preference Shares, which shall automatically be converted into common shares upon a Qualified IPO.

The unaudited pro forma balance sheet as of June 30, 2004 presents as adjusted financial position as if conversion all of the Series A Preference Shares into common shares had occurred on June 30, 2004.

The unaudited pro forma earnings per share for the six-month ended June 30, 2004 giving effect to the conversion of Series A Preference Shares and October 2001 Loans to common shares as of January 1, 2004 is as follows:

	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
	RMB	US$
		(Unaudited, Note 3)
Numerator:
Net income	13,506,022	1,631,832
Effect of conversion of securities	—	—

Numerator for pro forma basic earnings per share	13,506,022	1,631,832
Interest on October 2002 loans (Note 10)	351,480	42,467

Numerator for pro forma diluted earnings per share	13,857,502	1,674,299

Denominator:
Denominator for basic earnings per share – weighted-average shares outstanding	9,867,000	9,867,000
Effect of conversion of Series A Preference Shares, including October 2001 Loans (Note 11)	8,008,000	8,008,000

Denominator for pro forma basic earnings per share	17,875,000	17,875,000
Dilutive effect of October 2002 Loans (Note 15)	3,753,750	3,753,750

Denominator for pro forma diluted earnings per share.	21,628,750	21,628,750

Pro forma earnings per share
- Basic	0.76	0.09

- Diluted	0.64	0.08

17.	CERTAIN RISKS AND CONCENTRATION

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted time deposits, accounts receivable and prepayments and other current assets. As of December 31, 2003 and June 30, 2004, substantially all of the Group’s cash and cash equivalents and restricted time deposits were held by major financial institutions located in the PRC, including Hong Kong, which management believes are of high credit quality.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

In the six-month period ended June 30, 2004, total revenue from Junnet Group, the Group’s principal distributor, of RMB2,407,475 for advertising services represented approximately 12.8% of total revenues. The Group did not receive any revenues from Junnet Group in the six-month period ended June 30, 2003.

In the six-month period ended June 30, 2004, total revenue from 9Webzen Shanghai of RMB10,306,870 represented approximately 54.9% of total revenues.

18.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Group has entered into operation lease arrangements relating to the use of certain premises. Future minimum lease payments for non-cancellable operating leases as of June 30, 2004 are as follows:

	Total
	RMB	US$
		(Unaudited, Note 3)
Less than 1 year	4,460,357	538,912
Between 1 and 2 years	1,611,936	194,758

	6,072,293	733,670

Total rental expenses amounted to RMB 1,206,668 and RMB 2,434,394 in the six-month periods ended June 30, 2003 and 2004, respectively.

As of June 30, 2004, GameNow Hong Kong has entered into contractual arrangements to lend a further US$3,500,000 to China Interactive based on the conditions as described in Note 14.

Contingencies

The PRC laws and regulations currently limit foreign ownership of companies that provide Internet content services, which include operating online games. In addition, foreign invested enterprises are currently not eligible to apply for the required licenses for operating online games in the PRC. The Company is incorporated in the Cayman Islands and considered as a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, the Company is dependent on the licenses held by Shanghai IT to conduct its online games business through its subsidiary in the PRC. Shanghai IT holds the necessary licenses and approvals that are essential for the online game business. The9 Computer has entered into contractual arrangements with Shanghai IT for use of its relevant licenses and websites. Shanghai IT is principally owned by the same shareholders as the Company. Pursuant to certain other agreements and undertakings, the Company in substance controls Shanghai IT. In the opinion of the Company’s directors, current ownership structures and the contractual arrangements with Shanghai IT and its equity owners as well as its operations are in compliance with all existing PRC laws and regulations. However, there may be changes and other developments in the PRC laws and regulations or their interpretation. Accordingly, the Company cannot be assured that the PRC government authorities will not take a view in the future contrary to the opinion of the Company’s directors. If the current ownership structures of the Group and its contractual arrangements with Shanghai IT were found to be in violation of any existing or future PRC laws or regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with changing and new PRC laws and regulations.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

19.	RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46 or FIN 46, “Consolidation of Variable Interest Entities.” In December 2003, the FASB issued a revised version of FIN 46, or FIN 46-R, in an effort to clarify the application of FIN 46. The interpretations define variable interests and specify the circumstances under which consolidation of entities will be dependent of such interests. For public entities, FIN 46-R is effective for all interests in VIEs as of the end of the first reporting period ending after March 15, 2004. However, early adoption is permitted. The Group has adopted FIN46 and FIN46-R for all periods presented.

In March 2004, the EITF reached a consensus on Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF No. 03-6”) EITF No. 03-6 provides guidance regarding the computation of earnings per share by companies that have issued securities other than common shares that entitle the holder to participate in dividends and earnings of the company. EITF No. 03-6 provides further guidance on what constitutes a participating security and requires the application of the two-class method in determining earnings per share. EITF No. 03-6 is effective for the quarter ending June 30, 2004. The Group has applied the guidance in this EITF for the calculation of earnings per share in these financial statements.

20.	SUBSEQUENT EVENTS

a.	The Group entered into a cooperation agreement dated July 19, 2004 with the developer of Mystina Online. Under the agreement, the Group has obtained an exclusive right to market, sell and operate Mystina Online in China with necessary technical support from the developer. In consideration for the exclusive right, the Group paid RMB2 million (US$0.24 million) shortly after execution of the agreement and have agreed to pay an additional RMB3 million (US$0.36 million) within seven business days after the test version is launched in China. The Group has also agreed to pay RMB4 million (US$0.48 million) within 30 days after the monthly average peak concurrent users of the game reach 50,000. In addition, the Group has agreed to pay royalties equal to 21% of the face value of the prepaid cards and prepaid online points actually sold. The initial term of the cooperation agreement commenced on the date of the agreement and expires on the third anniversary of the commercial launch of the game, with automatic renewals for additional two-year terms if the monthly average peak concurrent users of the game are no less than 50,000 immediately prior to the expiration of each term

b.	In July 2004, the Company entered into a Memorandum of Understanding with HanbitSoft Inc., a Korean online game developer. HanbitSoft has agreed to grant the Company an exclusive license to localize and operate a specified MMORPG in China, subject to negotiation and execution of a definitive agreement. If the agreement is finalized and executed in a timely manner, the Group expects to commence the commercial launch of the new MMORPG in the third quarter of 2005.

c.	In August 2004, the Company entered into a Memorandum of Understanding with Beijing Wanwei Sky Technology Co., Ltd., a start-up online game portal. The Group has agreed to acquire a 40% stake in Beijing Wanwei for RMB2.4 million (US$289,974), subject to negotiation and execution of a definitive agreement. The Group has also obtained an option to acquire the remaining stake in Beijing Wanwei during the period from October 1, 2005 to October 1, 2006.

d.	On November 25, the Board of Directors adopted a 2.86-for-one split of the Company’s ordinary shares and preference shares. The share split is also applied to the Convertible Loans. Upon completion of the share split, the Company’s authorized share capital consists of 24,167,000 ordinary shares, par value of US$0.01 each, and 8,008,000 Series A Preference Shares, par value of US$0.01 each, and the number of ordinary shares and Series A Preference Shares issued and outstanding were 9,867,000 and 8,008,000, respectively. The share split has been retroactively applied to all periods presented.

ADDITIONAL INFORMATION—FINANCIAL STATEMENTS SCHEDULE I

THE 9 LIMITED

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 AND 2004

		For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
	Note	(unaudited)		(unaudited)
		RMB	RMB	US$ (Note 4)
Net revenues		—	—	—

Cost of services		—	—	—

Gross profit		—	—	—

Total operating expenses		(34,152)	(946,969)	(114,415)

loss from operations		(34,152)	(946,969)	(114,415)
Equity in loss of an affiliated company		—	(760,595)	(91,897)
Equity in profit of subsidiary companies	1	16,270,858	15,566,035	1,880,728
Interest expense, net		(845,235)	(351,480)	(42,467)
Other income (expense)		16,912	(969)	(117)

Income before provision for income tax		15,408,383	13,506,022	1,631,832
Income tax benefit (expense)		—	—	—

Net income for the year		15,408,383	13,506,022	1,631,832

Other comprehensive income (loss):
Translation adjustments		(2,170)	126,123	15,239

Comprehensive income		15,406,213	13,632,145	1,647,071

ADDITIONAL INFORMATION—FINANCIAL STATEMENTS SCHEDULE I

THE 9 LIMITED

CONDENSED BALANCE SHEETS

AS OF DECEMBER 31, 2003 AND JUNE 30, 2004

		December 31, 2003	June 30, 2004	June 30, 2004
	Note			Unaudited
		RMB	RMB	US$ (Note 4)
ASSETS
Current assets:
Prepayments and other current assets		276,949	2,877,014	347,608

Non-current assets:
Receivables due from subsidiaries	2	41,304,681	3,771,723	455,709
Investment in an affiliated company		—	33,285,361	4,021,623
Investment in subsidiary companies		1,697,675	17,390,026	2,101,107

Total assets		43,279,305	57,324,124	6,926,047

LIABILITIES

Current liabilities:
Due to a related party		—	270,456	32,677
Other payables and accruals		1,964,782	1,755,763	212,136
Convertible Loans		19,726,595	10,073,475	1,217,103

Total current liabilities		21,691,377	12,099,694	1,461,916

Total liabilities		21,691,377	12,099,694	1,461,916

Series A Preference Shares (US$0.01 par value; 8,008,000 shares authorized and 4,433,000 and 8,008,000 shares issued and outstanding as of December 31, 2003 and June 30, 2004 respectively; redeemable in April 2005; aggregate liquidation value of 44,198,335 as of June 30, 2004)		34,241,909	44,198,335	5,340,156
Commitments and contingencies		—	—	—

Shareholders’ equity

Common shares (US$0.01 par value, 24,167,000 shares authorized and 9,867,000 issued and outstanding as of December 31, 2003 and June 30, 2004)		816,919	816,919	98,701
Additional paid-in capital.		438,717	2,166,076	261,712
Accumulated other comprehensive loss		(138,987)	(12,864)	(1,554)
Accumulated deficit		(13,770,630)	(1,944,036)	(234,884)

Total shareholders’ equity (deficit )		(12,653,981)	1,026,095	123,975

Total liabilities and shareholders’ equity (deficit )		43,279,305	57,324,124	6,926,047

ADDITIONAL INFORMATION—FINANCIAL STATEMENTS SCHEDULE I

THE 9 LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 AND 2004

(Amounts expressed in RMB unless otherwise stated)

1.	BASIS OF PRESENTATION

The condensed financial statements of The 9 limited (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company.

The Company records its investment in its subsidiaries under the equity method of accounting as prescribed in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. Such investment is presented on the balance sheet as “Investment in subsidiary companies” and 100% of the Subsidiaries’ profit or loss as “Equity in profit (loss) of subsidiary companies” on the statement of operations and comprehensive income.

The Subsidiaries did not pay any dividend to the Company for the periods presented.

The company did not have any cash flow activities for the periods presented.

2.	RELATED PARTY BALANCES

Balances with related parties for the periods indicated are as follows:

	December 31, 2003	June 30, 2004	June 30, 2004
			(unaudited)
	RMB	RMB	US$ (Note 4)
Due from a subsidiary:
GameNow.net (Hong Kong) Limited	41,304,681	3,771,723	455,709

	41,304,681	3,771,723	455,709

Due to a related party:
9Webzen HK	—	270,456	32,677

	—	270,456	32,677

The amounts due from GameNow.net (Hong Kong) Limited related to the net of the following:

1)	proceeds from the issuance of the Company’s Series A preference shares collected by GameNow.net (Hong Kong) Limited on behalf of the Company;

2)	proceeds from the issuance of the Company’s convertible loans collected by GameNow.net (Hong Kong) Limited on behalf of the Company;

3)	investment payment to Object Software Limited made by GameNow.net (Hong Kong) Limited on behalf of the Company;

4)	IPO related audit fees paid by GameNow.net (Hong Kong) Limited on behalf of the Company; and

ADDITIONAL INFORMATION— FINANCIAL STATEMENTS SCHEDULE I

THE 9 LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2003 AND 2004

(Amounts expressed in RMB unless otherwise stated)

5)	other operation expenses paid by GameNow.net (Hong Kong) Limited on behalf of the Company.

The amounts due to 9Webzen HK related to expenses paid by 9Webzen HK on behalf of the Company.

Those amounts are unsecured, non-interest bearing and have no definite terms.

3.	COMMITMENTS

The Company does not have any significant commitments or long term obligations as of any of the periods presented.

4.	FOREIGN CURRENCIES

The unaudited United States dollar (“US$”) amounts disclosed in the financial statement are presented solely for the convenience of the readers. Translations of amounts from RMB into United States dollars for the convenience of the reader were calculated at the noon buying rate of US$1.00 = RMB8.2766 on June 30, 2004 in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate on June 30, 2004, or at any other certain rate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF 9WEBZEN LIMITED:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income, of changes in shareholders’ equity and of cash flows expressed in Renminbi present fairly, in all material respects, the financial position of 9Webzen Limited (the “Company”) and its subsidiary as of June 30, 2004, and the results of their operations and their cash flows for the six-month period ended June 30, 2004, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated statements of operations and comprehensive income, of cash flows, and of changes in shareholder’s equity of the Company for the six-month period ended June 30, 2003 were not audited by us, accordingly, we do not express an opinion on them.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

September 13, 2004

9WEBZEN LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

	Note	For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
		RMB (Unaudited)	RMB	US$ (Unaudited, Note3)

Revenues:
Online game services		106,865,443	87,853,800	10,614,721
Other revenues		480,000	556,884	67,284

		107,345,443	88,410,684	10,682,005
Sale taxes		(5,907,808)	(4,442,637)	(536,771)

Net Revenues		101,437,635	83,968,047	10,145,234
Cost of services	9	(39,331,231)	(44,665,311)	(5,396,577)

Gross profit		62,106,404	39,302,736	4,748,657

Operating expenses:
Product development		(2,289,559)	(3,735,147)	(451,290)
Sales and marketing		(9,130,929)	(8,939,748)	(1,080,123)
General and administrative		(4,315,498)	(7,220,625)	(872,415)

Total operating expenses		(15,735,986)	(19,895,520)	(2,403,828)

Income from operations		46,370,418	19,407,216	2,344,829
Interest income		6,788	467,138	56,441
Other income, net	4	67,130	1,579,514	190,841

Income before income tax benefit		46,444,336	21,453,868	2,592,111
Income tax benefit (expense)	7	(8,626,314)	473,892	57,257

Net income		37,818,022	21,927,760	2,649,368

Other comprehensive loss:
Translation adjustment		(244)	(468)	(57)

Comprehensive income		37,817,778	21,927,292	2,649,311

The accompanying notes are an integral part of these consolidated financial statements.

9WEBZEN LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2003 AND JUNE 30, 2004

	Note		December 31, 2003	June 30, 2004	June 30, 2004
			RMB	RMB	US$
					(Unaudited, Note 3)
ASSETS
Current assets:
Cash and cash equivalents			58,076,062	20,237,917	2,445,197
Restricted time deposits	5		30,000,000	—	—
Deferred royalties and other service costs			8,196,920	7,790,435	941,261
Accounts receivables			16,553,400	16,553,400	2,000,024
Due from related parties	9		110,430,848	97,322,685	11,758,776
Advances to suppliers	9		304,571	2,067,090	249,751
Prepayments and other current assets			1,996,557	2,701,053	326,348

Total current assets			225,558,358	146,672,580	17,721,357

Property, equipment and software	6		62,084,204	56,933,923	6,878,902
Long-term deposits			242,590	—	—
Deferred tax assets, non-current	7		1,254,308	1,728,200	208,805

Total assets			289,139,460	205,334,703	24,809,064

LIABILITIES
Current liabilities:
Accounts payable			7,944,453	5,374,393	649,348
Due to related parties	9		15,164,786	12,218,798	1,476,306
Other taxes payable			989,225	1,350,064	163,118
Advances from customers			85,317,378	48,517,908	5,862,058
Deferred revenue			38,244,615	34,988,522	4,227,403
Notes payable to a related party	9		40,000,000	—	—
Other payables and accruals			5,451,622	1,484,945	179,415

Total current liabilities			193,112,079	103,934,630	12,557,648

Commitments and contingencies	11		—	—	—

Shareholders’ equity
Paid-in capital			8,446,223	8,446,223	1,020,494
Statutory reserves	2	(o)	2,905,000	2,905,000	350,989
Accumulated other comprehensive loss			(246)	(714)	(86)
Retained earnings			84,676,404	90,049,564	10,880,019

Total shareholders’ equity			96,027,381	101,400,073	12,251,416

Total liabilities and shareholders’ equity			289,139,460	205,334,703	24,809,064

The accompanying notes are an integral part of these consolidated financial statements.

9WEBZEN LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

	Paid-in capital	Statutory reserves	Accumulated other comprehensive loss	Retained earnings (accumulated deficit)	Total shareholders’ equity (deficit)
	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2003	8,446,223	—	—	(10,216,794)	(1,770,571)
Net income (unaudited)	—	—	—	37,818,022	37,818,022
Translation adjustment (unaudited)	—	—	(244)	—	(244)

Balance as of June 30, 2003 (unaudited)	8,446,223	—	(244)	27,601,228	36,047,207

Balance as January 1, 2004	8,446,223	2,905,000	(246)	84,676,404	96,027,381
Net income	—	—	—	21,927,760	21,927,760
2003 dividend	—	—	—	(16,554,600)	(16,554,600)
Translation adjustment	—	—	(468)	—	(468)

Balance as of June 30, 2004	8,446,223	2,905,000	(714)	90,049,564	101,400,073

Balance as of June 30, 2004 (US$, unaudited, Note 3)	1,020,494	350,989	(86)	10,880,019	12,251,416

The accompanying notes are an integral part of these consolidated financial statements.

9WEBZEN LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

	For the six-month period ended June 30, 2003	For the six-month period ended June 30, 2004	For the six-month period ended June 30, 2004
	RMB	RMB	US$
	(Unaudited)		(Unaudited, Note 3)
Cash flows from operating activities:
Net income	37,818,022	21,927,760	2,649,368
Adjustments for:
Depreciation and amortization of property, equipment and software	8,440,706	14,504,296	1,752,446
(Increase) decrease in deferred royalties and other service costs	(4,262,489)	406,485	49,113
(Increase) decrease in long-term deposits	(242,590)	242,590	29,310
(Increase) decrease in accounts receivables	(8,277,400)	—	—
(Increase) decrease in advances to suppliers	(438,830)	(1,762,519)	(212,952)
(Increase) decrease in prepayments and other current assets	(2,489,422)	(704,496)	(85,119)
(Increase) decrease in deferred tax assets	—	(473,892)	(57,257)
Increase (decrease) in accounts payable	(10,440,471)	289,475	34,975
(Increase) decrease in due from related parties, net	(50,463,457)	10,162,175	1,227,820
Increase (decrease) in income tax payable	8,626,314	—	—
Increase (decrease) in other taxes payable	(567,283)	360,839	43,597
Increase (decrease) in advances from customers	39,681,126	(36,799,470)	(4,446,206)
Increase (decrease) deferred revenue	35,477,863	(3,256,093)	(393,409)
Increase (decrease) in other payables and accruals	583,475	(3,966,677)	(479,264)

Net cash provided by operating activities	53,445,564	930,473	112,422

Cash flows from investing activities:
Purchase of property, equipment and software	(30,093,404)	(52,213,550)	(6,308,575)

Net cash used in investing activities	(30,093,404)	(52,213,550)	(6,308,575)

Cash flows from financing activities:
Increase in restricted time deposits	—	30,000,000	3,624,677
Payment of common share dividend	—	(16,554,600)	(2,000,168)

Net cash provided by financing activities	—	13,445,400	1,624,509

Effect of foreign exchange rate changes on cash	(244)	(468)	(57)

Net increase (decrease) in cash and cash equivalents	23,351,916	(37,838,145)	(4,571,701)

Cash and cash equivalents, beginning of year	4,138,443	58,076,062	7,016,898

Cash and cash equivalents, end of period	27,490,359	20,237,917	2,445,197

Supplemental disclosure of non-cash investing and financing activities:
Accrual and notes payable related to purchase of property, equipment and software	11,254,856	3,263,217	394,270

The accompanying notes are an integral part of these consolidated financial statements.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

1.	ORGANIZATION AND NATURE OF OPERATIONS

The accompanying consolidated financial statements include the financial statements of 9Webzen Limited (the “Company”), a company established in Hong Kong on October 2, 2002, and its wholly owned subsidiary, 9Webzen Limited (Shanghai) (“9Webzen Shanghai”). The Company is 51% and 49% owned by GameNow.net (Hong Kong) Limited (“GameNow Hong Kong”, a wholly owned subsidiary of The 9 Limited) and Webzen Inc. (a Korea-based online game developer), respectively. 9Webzen Shanghai was established in Shanghai, the People’s Republic of China (the “PRC”), on January 29, 2003 with registered capital of US$700,000 (approximately RMB5.79 million).

The Company and its subsidiary (collectively the “9Webzen Group”) are principally engaged in the operation of MU, an online game developed by Webzen Inc. MU is a massively multiplayer role-playing online game that allows multiple players to play at the same time and interact with each other. The 9Webzen Group has a license from Webzen Inc. to operate MU in the PRC. MU was commercially launched in February 2003.

The Company is incorporated in Hong Kong and considered as a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, the 9Webzen Group is dependent on the licenses held by Shanghai Jiucheng Information Technology Co., Ltd (“Shanghai IT”), an entity controlled by The9 Limited, to operate MU in the PRC. 9Webzen Shanghai has entered into contractual arrangements with Shanghai IT and pays an annual fee for use of its relevant licenses (Note 8).

Beginning January 2004, 9Webzen Shanghai, Shanghai IT and The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“The9 Computer”, a wholly owned subsidiary of GameNow Hong Kong in the PRC), have entered into a master agreement in connection with operating MU in the PRC and provide online game services to customers jointly. Under the agreement, The9 Computer acts as the technical service provider of Pass9, which is the membership management and payment system used in the MU operation, 9Webzen Shanghai acts as the exclusive licensee of MU in the PRC and the technical service provider for the operation of MU, and Shanghai IT acts as the provider of a domain name and Internet content provider. The parties share the revenues generated from the sale of MU prepaid game cards and online points in the PRC pursuant to the following revenue sharing provisions set forth in the agreement: which are (i) Shanghai IT is entitled to RMB10 per user per month, but in any case no more than 5.5% of net revenue; (ii) The9 Computer is entitled to 5% of net revenue; and (iii) 9Webzen Shanghai is entitled to the rest of the revenue after deducting the portions allocated to Shanghai IT and The9 Computer. Each party is then subject to business tax at a rate of 5% and related surcharges on their respective revenue entitlements.

2.	PRINCIPAL ACCOUNTING POLICIES

a.	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and related disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may take in the future, actual results could differ from these estimates.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

b.	Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary. All transactions and balances between the Company and its subsidiary have been eliminated upon consolidation.

c.	Foreign currency translation

The 9Webzen Group’s functional currency is the Renminbi (“RMB”). Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (the “PBOC”) prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive income. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. All such exchange gains and losses are included in the statements of operations and comprehensive income. The exchange differences for translation of group companies’ balances where RMB is not the functional currency are included in cumulative translation adjustment, which is a separate component of shareholders’ equity on the consolidated financial statements.

d.	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly liquid investments with an original maturity date of three months or less. As of December 31, 2003, the 9Webzen Group’s cash in the amount of US$520,993 (approximately RMB4,312,051) was denominated in United States Dollars (“US Dollars” or “US$”). Included in the cash and cash equivalents as of June 30, 2004 were amounts denominated in US Dollar totalling US$810,553 (approximately RMB6,708,623).

e.	Time deposits

Time deposits are deposits placed with banks or other financial institutions that have original maturity of over three months.

f.	Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Leasehold improvements	Lesser of the respective term of the leases or the estimated useful lives of the assets
Computer and equipment	3 years
Software	5 years
Office furniture and fixtures	3 years
Motor vehicles	5 years

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

g.	Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized in any of the periods presented.

h.	Revenue recognition

Beginning January 2004, 9Webzen Shanghai, Shanghai IT, and The9 Computer entered into a master agreement to share the revenue generated from the sale of MU prepaid game cards (Note 1). Pursuant to master agreement, the 9Webzen Group earns revenue from the sales of its prepaid game cards and prepaid online points for MU to the distributors, which in turn sell them to end customers. Both prepaid cards and prepaid online points provide customers with pre-specified length of game playing time within a specified period of time. All prepaid fees received from distributors are initially recognized as advances from customers. The Group’s portion of the prepaid fees are recognized as deferred revenue upon the customers’ online registration and activation of their cards or online points, and then recognized as revenue based upon the actual usage of the game playing time by end customers or when the likelihood that the Company would provide further services to the end customers is remote. Prior to 2004, the Group recognized the gross amount received from the distributors as revenue over the period in which online game services were provided.

The 9Webzen Group’s customers are required to “activate” their pre-paid game cards by using access codes and passwords to transfer the value of those cards to their personal game accounts. Under the 9Webzen Group’s current expiration policy, if a user’s personal game account is not used and the user does not transfer additional value to the account in a six-month period, the 9Webzen Group will suspend the use of that account. Users may reactivate their suspended accounts by purchasing a new card and transferring its value to that account within one month after suspension. Thereafter, the account expires and any unused balance in that account may no longer be used. Historically, the 9Webzen Group has not enforced this expiration policy.

A portion of the 9Webzen Group’s deferred revenue is composed of value for game cards which are sold to end customers but which have not been used for an extended period of time. The 9Webzen Group recognizes revenue when the end customers are no longer entitled to access its online game products or when the 9Webzen Group believes the likelihood that it would provide further online game service to those customers is remote. However, as of December 31, 2003, the 9Webzen Group has not recognized revenue as related to those prepaid cards because of its limited operating history. The 9Webzen Group’s only online game was commercially launched in February 2003. As the 9Webzen Group continued to operate MU, it has gained additional operational statistics and historical data. Although the 9Webzen Group has not historically enforced its expiration policy, it believes that the chances of it being required to render online games services in connection with inactive accounts that have not accessed its game account in excess of seven months are remote. Accordingly for the first half of 2004, it recognized revenues and related amounts of deferred expenses with respect to game accounts that have neither been utilized nor have had value added to them for a period of seven months. As a result of this policy, the 9Webzen Group recognized additional revenues of RMB11,358,200 (US$1,372,327) in the first half of 2004. 9Webzen also recognized related expenses, mainly licensing costs, of RMB2,398,547 (US$289,799) in the same period. The 9Webzen Group does not recognize revenues for game cards which are sold but not yet activated as management believe it is more likely than not that some of these cards will be activated in the future and 9Webzen will be required to provide services related to those cards. Future usage may differ from the historical usage patterns on which

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

the 9Webzen Group’s revenue recognition policy is based. The 9Webzen Group will continue to monitor the operational statistics and usage patterns as related to the inactive cards.

i.	Advances from customers, deferred revenue, and deferred costs

Prepaid fees relate to online points, which have been sold but for which the end customers have not activated, are recognized as advances from customers. Online points, which are sold to end customers and have been activated but for which online game services will be rendered in the future are recognized as deferred revenue. Royalties and other direct costs related to deferred revenue and advances from customers are also deferred. The deferred royalties and other service costs are recognized in the statements of operations and comprehensive income in the period in which the related online game’s prepaid fees are recognized as revenue.

j.	Cost of services

Cost of services consists primarily of online game royalties, depreciation, maintenance and rental of operation places, computer equipment and software, manufacturing costs for prepaid game cards and other overhead expenses directly attributable to the provision of online game services. Prior to 2004, cost of services also includes game operating support services fees paid to The9 Computer.

k.	Product development

The 9Webzen Group recognizes software development costs for development of software, including online games, to be sold or marketed to customers in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS No. 86”). As such, the 9Webzen Group expenses software development costs incurred prior to technological feasibility. Once a software product has reached technological feasibility, then all subsequent software costs for that product are capitalized until that product is released for sale. After an online game is released, the capitalized product development costs are amortized over the estimated product life.

The Group recognizes website and internally used software development costs in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issues Task Force (“EITF”) No. 00-02, “Accounting for Web Site Development Costs”, where applicable. As such, the Group expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites and software. Costs incurred in the development phase are capitalized and amortized over the estimated product life. Since the inception of the Group, the amount of costs qualifying for capitalization has been immaterial and as a result all website and internally used software development costs have been expensed as incurred.

Product development costs consist primarily of payroll, depreciation charge and other overhead expenses for the customization, localization and testing prior to commercial launch of MU online game. Other product development costs include cost incurred by the 9Webzen Group to develop, maintain, monitor and manage its websites.

Prior to and in anticipation of the commercial launch of MU, the 9Webzen Group’s primary online game offering, the 9Webzen Group incurred costs related to customizing the game to local preferences, testing of the game by the 9Webzen Group and achieving compatibility with the 9Webzen Group’s server environment. Such cost has been included as product development costs and was expensed as incurred.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

l.	Sales and marketing costs

Sales and marketing costs consist primarily of costs of advertising and promotional expenses, payroll and other overhead expenses incurred by the 9Webzen Group’s sales and marketing personnel. Advertising and promotional expenses amounted to RMB7,770,396 and RMB7,294,441 for the six-month periods ended June 30, 2003 and 2004, respectively, were expensed as incurred.

m.	Leases

Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases net of any incentives received by the Company from the leasing company are charged to the statements of operations and comprehensive income on a straight-line basis over the lease periods.

n.	Taxation

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred taxes are determined based upon differences between the financial reporting and tax bases of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change.

A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

o.	Statutory reserves

In accordance with the regulations in the PRC and its articles of association, 9Webzen Shanghai (as a foreign invested enterprises incorporated in the PRC) is required to make an appropriation of retained earnings equal to at least 10% of its after-tax profit, calculated in accordance with the PRC accounting standards and regulations. Appropriations are classified in the consolidated balance sheet as statutory reserves and are recorded beginning in the first period in which after-tax profits exceed all prior year accumulated losses. Appropriation to this reserve is not required after the reserve has reached 50% of the registered capital of the company.

In addition, 9Webzen Shanghai, at the discretion of its board of directors, may also allocate a portion of its after-tax profit to enterprise expansion fund and staff welfare and bonus reserve. The use of staff welfare and bonus reserve is restricted to employees’ welfare benefits and is not available for distribution to equity owners except in liquidation. Accordingly, appropriation to the staff welfare and bonus reserve will be charged to income as general and administrative expense, and any unutilised balance is included in current liabilities.

These statutory reserves are not transferable to the Company in the form of dividends, advances, or loans. There are no legal requirements in the PRC to fund these reserves by transfer of cash to any restricted accounts, and the 9Webzen Group does not do so. As of June 30, 2004, the statutory reserves of 9Webzen Shanghai amounted to RMB2,905,000.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

p.	Dividends

Dividends are recognized when declared.

PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Additionally, 9Webzen Shanghai can only distribute dividend to 9Webzen Hong Kong after it has met the PRC requirements for appropriations to statutory reserves (Note 2(o)).

Aggregate net assets of the Group’s PRC subsidiary not distributable in the form of dividends to the parent as a result of the aforesaid PRC regulations were approximately RMB12 million and RMB16 million as of December 31, 2003 and June 30, 2004, respectively. However, the PRC subsidiary may transfer such net assets to the Company by other means, including through royalty and trademark license agreements or certain other contractual arrangements, at the discretion of the Company without third party consent.

Although the 9Webzen Group’s functional currency is the RMB, dividend is declared in US Dollars in 2004; the 9Webzen Group intends to declare further dividend in US Dollars in the future.

q.	Segment reporting

The 9Webzen Group conducts its business within one industry segment – the business of developing and distributing online game and related services. As the 9Webzen Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

3.	CONVENIENCE TRANSLATION

The Company maintains its accounting records and prepares its financial statements in RMB. The unaudited US dollar amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers at the rate of US$1.00 = RMB8.2766, representing the noon buying rate in the City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York, on June 30, 2004. Such translations should not be construed as representations that the RMB amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

4.	OTHER INCOME

Other income primarily consists of financial incentives. During the six-month period ended June 30, 2004, the Group received financial incentives of RMB1,475,000 from a local government authority and such amounts were recorded as other income in the statements of operations and comprehensive income.

The financial incentives are granted by the local government authority upon certain qualification, and are calculated with reference to certain taxable revenue of 9Webzen Group. There is no guarantee that the Group will continue to receive these financial incentives in the future. Financial incentives are recognized as other income when received.

5.	RESTRICTED TIME DEPOSITS

As of December 31, 2003, restricted time deposits represent bank deposits with original maturity dates of over three months, in the amount of RMB30,000,000, pledged for RMB denominated notes payable to Shanghai SMEC Development Corporation in the amount of RMB40,000,000 (Note 9). There were no restricted time deposits as of June 30, 2004.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

6.	PROPERTY, EQUIPMENT AND SOFTWARE

Property, equipment and software and related accumulated depreciation and amortization are as follows:

	December 31, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
			(Unaudited, Note 3)
Leasehold improvements	965,114	1,000,624	120,898
Computer and equipment	74,016,525	82,141,565	9,924,554
Software	8,159,320	9,269,622	1,119,979
Office furniture and fixtures	319,300	402,463	48,627
Motor vehicles	378,000	378,000	45,671
Less: accumulated depreciation and amortization	(21,754,055)	(36,258,351)	(4,380,827)

Net book value	62,084,204	56,933,923	6,878,902

Depreciation and amortization charge for the six-month periods ended June 30, 2003 and 2004 was RMB8,440,706, and RMB14,504,296, respectively.

7.	TAXATION

The Company did not have assessable profits that were earned or derived from Hong Kong during the six-month periods ended June 30, 2003 and 2004. Therefore no Hong Kong profit tax had been provided for in the periods presented.

9Webzen Shanghai is subject to Enterprise Income Tax (“EIT”) on the taxable income as reported in its statutory financial statements adjusted in accordance with the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprise and Foreign Enterprises (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, 9Webzen Shanghai is generally subject to EIT at a statutory rate of 33%. However, 9Webzen Shanghai is incorporated in the Pudong New District of Shanghai and therefore subject to a 15% preferential EIT rate. There is no guarantee that 9Webzen Shanghai will continue to be entitled to the reduced EIT rate of 15% in the future.

In addition, in May 2003, 9Webzen Shanghai received approval from certain government authorities to be classified as a “Software Enterprise”. 9Webzen Shanghai’s qualification as a Software Enterprise is subject to the annual inspection for its fulfillment of the qualifications, which includes achieving a certain level of qualifying revenues. This classification, which is subject to annual inspection, entitles 9Webzen Shanghai to enjoy EIT exemption for 2003 and 2004, and a 50% reduction in the applicable EIT rate in the three years thereafter for which the Shanghai tax authorities have granted approval. No provision for EIT had been made for 9Webzen Shanghai in these financial statements for the year ended December 31, 2003 as the Company’s directors consider that 9Webzen Shanghai will continue to fulfill the requirements in the annual inspection. Total tax savings to the 9Webzen Group from the EIT exemption of 9Webzen Shanghai amounted to approximately RMB5,928,000 for the six-month period ended June 30, 2004. Since this tax benefit will only be granted upon fulfillment of certain qualifications on an annual basis, there is no guarantee that 9Webzen Shanghai will continue to hold its Software Enterprise status and enjoy such tax benefits in future years.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

Composition of income tax expense

The current and deferred portion of income tax expense included in the consolidated statements of operations and comprehensive income are as follows:

	For the period ended June 30, 2003	For the period ended June 30, 2004	For the period ended June 30, 2004
	RMB	RMB	US$
	(Unaudited)		(Unaudited, Note 3)
Current income tax expenses	(8,626,314)	—	—
Deferred taxation	—	473,892	57,257

Income tax benefit (expense)	(8,626,314)	473,892	57,257

Reconciliation of the differences between statutory tax rate and the effective tax rate

A reconciliation between the statutory EIT rate and the 9Webzen Group’s effective tax rate is as follows:

	For the period ended June 30, 2003	For the period ended June 30, 2004
	(Unaudited)
Statutory EIT rate	33%	33%
Tax rate differential from statutory rate	(14)%	(5)%
Effect of tax holiday applicable to 9Webzen Shanghai	—	(28)%
Tax benefit arising from temporary differences of 9Webzen Shanghai which will be subject to a higher EIT rate after the tax holiday	—	(2)%

Effective EIT rate	19%	(2)%

Significant components of deferred tax assets

	December 31, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
			(Unaudited, Note 3)
Temporary difference related to depreciation and amortisation	1,254,308	1,728,200	208,805

Total non-current deferred tax asset	1,254,308	1,728,200	208,805

Total deferred tax assets	1,254,308	1,728,200	208,805

No valuation allowance has been provided on the deferred tax assets as of June 30, 2004 as management believes that it is more likely than not that such deferred tax assets will be realized in the foreseeable future. However, if events occur in the future that prevent the 9Webzen Group from realizing some or all of its deferred tax assets, an adjustment to the valuation allowances will be recognized when such events occur.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

8.	EMPLOYEE BENEFITS

The full-time employees of the Company’s subsidiary that is incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. This company is required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of operations and comprehensive income for such employee benefits amounted to RMB416,931 and RMB890,771 for the six-month periods ended June 30, 2003 and 2004, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

9.	RELATED PARTY TRANSACTIONS AND BALANCES

The Company entered into various transactions with its shareholders or its subsidiaries or affiliates as follows:

-	Webzen Inc. granted the Company an exclusive license to use the MU software for purposes of localizing, marketing and providing the Chinese version of the MU game in the PRC. Pursuant to the licensing agreement, the Company shall pay Webzen Inc. royalties equal to 20% of after-tax sales revenue derived from operations of MU(Note 11(b)).

-	Prior to 2004, The9 Computer and Shanghai IT collected fees related to sale of MU prepaid cards on behalf of the 9Webzen Group. The amounts due from The9 Computer and Shanghai IT are payable upon demand.

-	Due to the restrictions on foreign ownership on the provision of online games, the 9Webzen Group is dependent on the licenses held by Shanghai IT to conduct its online game business in the PRC. Prior to 2004, pursuant to certain contractual arrangements with Shanghai IT, the 9Webzen Group paid Shanghai IT an annual fee of RMB 10,000 per annual for the use of the relevant licences. Beginning January 2004, 9Webzen Shanghai has entered into contractual arrangement with Shanghai IT and The9 Computer to share the revenues generated by MU in The PRC (Note1), and no longer pays any annual fee to Shanghai IT for the use of its licenses.

-	Prior to 2004, pursuant to an exclusive technical service agreement, the Group paid 5% of its revenues to The9 Computer for technical support, including payment collection and processing, user membership management, production of prepaid cards, and other online game related technical support. Beginning January 2004, 9Webzen Shanghai has entered into contractual arrangement with Shanghai IT and The9 Computer to share the revenues generated by MU in The PRC (Note1), and no longer pays any fee to The9 Computer for its game operating support.

In the six-month periods ended June 30, 2003 and 2004, the Group purchased certain computer and equipment from Shanghai SMEC Development Corporation (“SMEC”). SMEC was partially owned by a shareholder of Shanghai IT from November 2000 to January 2004. The then owner disposed of his interest in SMEC in January 2004 to a party not related to the 9Webzen Group. Thereafter, the balances and transactions with SMEC are no longer treated as related party balances and transactions. However, as of June 30, 2004, the Company had advances to supplier of RMB1,901,320 with SMEC in relation to equipment purchases. In the six-month period ended June 30, 2004, the Company purchased equipment of RMB 823,380 from SMEC. The note payable as of December 31, 2003 represents two transferable, bank guaranteed, notes issued by the Company to SMEC in the amount of RMB40,000,000(Note 4) for the purchase of computer and equipment. These notes payable are partially secured by time deposits in the amount of RMB30,000,000 and are interest-free. One of the notes payable was repaid on January 28, 2004 and the other was on May 9, 2004.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

Significant outstanding amounts due from/to related parties as of June 30, 2003, and 2004 were as follows:

	December 31, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
			(Unaudited, Note 3)
Amounts due from related parties
- GameNow Caymen	—	270,456	32,677
- China The9 Interactive	—	54,753	6,615
- The9 Computer	109,983,749	85,223,675	10,296,943
- Shanghai IT	447,099	—	—
- GameNow Hong Kong	—	11,773,801	1,422,541

	110,430,848	97,322,685	11,758,776

	December 31, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
			(Unaudited, Note 3)
Amounts due to related parties
- Shanghai IT	—	6,753,105	815,927
- GameNow Hong Kong	6,015,250	—	—
- Webzen Inc.	9,149,536	5,465,693	660,379

	15,164,786	12,218,798	1,476,306

Notes Payable to related party
- SMEC	40,000,000	—	—

Significant related party transactions for the six-month periods ended June 30, 2003 and 2004 were as follows:

	For the period ended June 30, 2003	For the period ended June 30, 2004	For the period ended June 30, 2004
	RMB	RMB	US$
	(Unaudited)		(Unaudited, Note 3)
Royalties to Webzen Inc. (included in “cost of services”) (Note 11(b))	20,197,569	18,552,367	2,241,544
Game operating support service fees to The9 Computer (included in “cost of services”)	5,349,506	N/A	N/A
Purchase of computer and equipment from SMEC	23,432,920	N/A	N/A

10.	CERTAIN RISKS AND CONCENTRATION

Financial instruments that potentially subject the 9Webzen Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted time deposits, other receivables, and prepayments and other current assets. As of December 31, 2003 and June 30, 2004, substantially all of the 9Webzen Group’s cash and cash equivalents and restricted time deposits were held by major financial institutions located in the PRC, including Hong Kong, which management believes are of high credit quality.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

In the six-month period ended June 30, 2004, 99.4% of the 9Webzen Group’s revenues were derived from the operation of MU, the 9Webzen Group’s primary online game offering.

No individual customer accounted for more than 10% of net revenues in the six-month periods ended June 30, 2003 and 2004.

11.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The 9Webzen Group has entered into operating lease arrangements relating to the use of certain premises. Future minimum lease payments for non-cancellable operating leases as of June 30, 2004 are as follows:

	Total
	RMB	US$
		(Unaudited, Note 3)
Less than 1 year	3,866,335	467,140
Between 1 and 2 years	334,314	40,393

	4,200,649	507,533

Total rental expenses were RMB3,872,126 and RMB8,011,762 respectively for the periods ended June 30, 2003 and 2004, and were charged to the statements of operations and comprehensive income in the year incurred.

Capital commitments

The amount of capital commitments for purchase of property, equipment and software as of June 30, 2004 was zero.

Contingencies

a.	The PRC laws and regulations currently limit foreign ownership of companies that provide Internet content services, which include operating online games. In addition, foreign invested enterprises are currently not eligible to apply for the required licenses for operating online games in the PRC. The Company is incorporated in Hong Kong and considered as a foreign entity under the PRC laws. Due to the restrictions on foreign ownership on the provision of online games, the 9Webzen Group is dependent on the licenses held by Shanghai IT to conduct its online games business through 9Webzen Shanghai in the PRC. Shanghai IT holds the necessary licenses and approvals that are essential for the online game business. 9Webzen Shanghai has entered into contractual arrangements with Shanghai IT for use of its relevant licenses and websites and to operate MU (Notes 1 and 9). In the opinion of the Company’s directors, the Group’s contractual arrangements with Shanghai IT as well as its operations are in compliance with all existing PRC laws and regulations. However, there may be changes and other developments in the PRC laws and regulations or their interpretation. Accordingly, the Company cannot be assured that the PRC government authorities will not take a view in the future contrary to the opinion of the Company’s directors. If the contractual arrangements with Shanghai IT were found to be in violation of any existing or future PRC laws or regulations, the 9Webzen Group may be required to restructure its ownership structure and operations in the PRC to comply with the applicable PRC laws and regulations.

9WEBZEN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE PERIODS ENDED JUNE 30, 2003 (UNAUDITED) AND 2004

b.	Webzen Inc. granted the Company an exclusive license to use MU software for purposes of localizing, marketing and providing the Chinese version of MU in the PRC. The amount of royalties to Webzen Inc. for the six-month period ended June 30, 2004 is disclosed in Note 9. The Company conducts its operations of MU in the PRC through 9Webzen Shanghai, and no royalties are charged to 9Webzen Shanghai. Pursuant to the licensing agreement between the Company and Webzen Inc., the Company shall pay Webzen Inc. royalties equal to 20% of MU game revenues, net of applicable taxes, which shall be a minimum of US$1.4 million (approximately RMB11.59 million) each quarter during the license period beginning from April 2003. If the Company fails to meet 70% of the minimum sales revenue requirement for two consecutive quarters, Webzen Inc. may automatically have the right to also grant the license to third parties in the PRC. If the company fails to meet the minimum sales revenue requirement for more than two years, Webzen Inc. may terminate the MU license. The license expires on September 9, 2007. The Company intends to finance its payment of royalties to Webzen Inc. through dividend income from 9Webzen Shanghai. Where the dividend income from 9Webzen Shanghai is insufficient to finance the payment of royalties to Webzen Inc., the Company would have to obtain a bank loan or enter into a licensing arrangement with 9Webzen Shanghai. 9Webzen Shanghai may be required to guarantee the bank loans, if any. Any licensing fee payments made by 9Webzen Shanghai to the Company would be subject to PRC withholding and businesses taxes equal to 14.5%.

12.	RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities.” In December 2003, the FASB issued a revised version of FIN 46, or FIN 46-R, in an effort to clarify the application of FIN 46. The interpretations define variable interests and specify the circumstances under which consolidation of entities will be dependent of such interests. For public entities, FIN 46-R is effective for all interests in VIEs as of the end of the first reporting period ending after March 15, 2004. However, early adoption is permitted. The Group has adopted FIN 46 and FIN 46-R for all periods presented.

THE9 LIMITED

INTRODUCTION TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated balance sheet and pro forma consolidated statements of operations (collectively the “pro forma consolidated financial statements”) are derived from the historical consolidated balance sheet and statements of operations of The9 Limited (the “Company”) and its subsidiaries (collectively the “Group”), contained elsewhere in this prospectus, after giving effects to the pro forma adjustments described in the notes hereto.

The unaudited pro forma consolidated balance sheet as of December 31, 2003 presents the Group’s financial conditions as if (i) the conversion the October 2001 Loans into Series A Preference Shares and the conversion of the Series A Preference Shares into common shares, and (ii) the acquisition of the 20% equity interest in Object Software Limited (“Object Software”) had occurred on December 31, 2003. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the six-month period ended June 30, 2004 present the results of the Group as if (i) the conversion of the October 2001 loans and (ii) the acquisition of the 20% stake in Object Software had occurred on January 1, 2003. The conversion and the acquisition are further described in the notes hereto.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this prospectus.

The information set out below does not form part of the audited financial statements and is included here for reference purposes only. PricewaterhouseCoopers expresses no opinion or any other form of assurance on the following information.

THE9 LIMITED

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2003

	Actual as of December 31, 2003	Assumed Conversion Pro forma adjustments (see Note 2)	Pro forma adjustments (see Note 3 (a))	Pro forma as of December 31, 2003 (Unaudited)	Pro forma as of December 31, 2003 (Unaudited)
	RMB	RMB	RMB	RMB	USD
ASSETS
Current assets:
Cash and cash equivalents	62,765,605	—	(34,045,956)	28,719,649	3,469,982
Due from related parties	24,970,375	—	—	24,970,375	3,016,985
Advances to suppliers	1,447,250	—	—	1,447,250	174,860
Prepayments and other current assets	4,248,855	—	—	4,248,855	513,358
Deferred tax assets, current	1,564,801	—	—	1,564,801	189,063

Total current assets	94,996,886	—	(34,045,956)	60,950,930	7,364,248

Investments in affiliated companies	48,974,089	—	34,045,956	83,020,045	10,030,694
Property, equipment and software	5,616,032	—	—	5,616,032	678,543
Long-term deposits	1,629,175	—	—	1,629,175	196,841
Deferred tax assets, non-current	4,581,974	—	—	4,581,974	553,606

Total assets	155,798,156	—	—	155,798,156	18,823,932

LIABILITIES
Current liabilities:
Accounts payable	46,900	—	—	46,900	5,667
Due to related parties	110,443,355	—	—	110,443,355	13,344,049
Income tax payable	713,461	—	—	713,461	86,202
Other taxes payable	1,428,920	—	—	1,428,920	172,646
Convertible loans	19,726,595	(10,004,059)	—	9,722,536	1,174,702
Other payables and accruals	1,850,997	—	—	1,850,997	223,642

Total current liabilities	134,210,228	(10,004,059)	—	124,206,169	15,006,908

Series A Preference Shares	34,241,909	(34,241,909)	—	—	—
Shareholders’ equity (deficit)
Common shares	816,919	662,790	—	1,479,709	178,782
Additional paid-in capital	438,717	43,583,178	—	44,021,895	5,318,839
Accumulated other comprehensive loss	(138,987)	—	—	(138,987)	(16,793)
Accumulated deficit	(13,770,630)	—	—	(13,770,630)	(1,663,804)

Total shareholders’ equity (deficit)	(12,653,981)	44,245,968	—	31,591,987	3,817,024

Total liabilities and shareholders’ equity (deficit)	155,798,156	—	—	155,798,156	18,823,932

See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements

THE9 LIMITED

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Actual for the year ended December 31, 2003	Pro forma adjustments	Note	Pro forma for the year ended December 31, 2003	Pro forma for the year ended December 31, 2003
	RMB	RMB		RMB	USD
				(Unaudited)	(Unaudited)
Revenues:
Online game services	673,917	—		673,917	81,424
Technical support, website solutions and advertisement	13,335,903	—		13,335,903	1,611,278
Others	3,258,409	—		3,258,409	393,689

	17,268,229	—		17,268,229	2,086,391
Sales taxes	(882,936)	—		(882,936)	(106,679)

Net Revenues:	16,385,293	—		16,385,293	1,979,712

Costs of services	(6,491,726)	—		(6,491,726)	(784,347)

Gross profit	9,893,567	—		9,893,567	1,195,365

Operating expenses:
Product development	(2,810,108)	—		(2,810,108)	(339,524)
Sales and marketing	(3,779,945)	—		(3,779,945)	(456,702)
General and administrative	(9,340,539)	—		(9,340,539)	(1,128,548)

Total operating expenses	(15,930,592)	—		(15,930,592)	(1,924,774)

Income from operations	(6,037,025)	—		(6,037,025)	(729,409)
Interest income (expense), net	(1,380,556)	185,573	2, 3	(1,194,983)	(144,381)
Other income, net	165,063	—		165,063	19,943

Income (loss) before minority interests and income tax benefit (expense)	(7,252,518)	185,573		(7,066,945)	(853,847)

Income tax benefit	5,850,071	—		5,850,071	706,821
Equity in profit of affiliated companies, net of taxes	49,877,081	(44,240)	3	49,832,841	6,020,931
Net income	48,474,634	141,333		48,615,967	5,873,905
Accretion for Series A Preference Shares	(2,534,139)	2,534,139	2	—	—
Amounts allocated to Series A Preference Shares	(14,241,553)	14,241,553	2	—	—

Net income attributable to common shareholders	31,698,942	16,917,025		48,615,967	5,873,905

Earnings per share (see Note 4)
- Basic	3.21	N/A		2.72	0.33
- Diluted	1.94	N/A		2.29	0.28

Weighted average shares outstanding (see Note 4)
- Basic	9,867,000	N/A		17,875,000	17,875,000
- Diluted	17,195,750	N/A		21,628,750	21,628,750

See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements

THE9 LIMITED

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2004

	Actual for the six-month period ended June 30, 2004	Pro forma adjustments	Note	Pro forma for the six-month period ended June 30, 2004	Pro forma for six-month period ended June 30, 2004
	RMB	RMB		RMB	USD
				(Unaudited)	(Unaudited)
Revenues:
Online game services	211,434	—		211,434	25,546
Game operating support, website solutions and advertisement	12,708,345	—		12,708,345	1,535,455
Short message services	5,704,526	—		5,704,526	689,235
Other revenues	144,000	—		144,000	17,398

	18,768,305	—		18,768,305	2,267,634
Sales taxes	(927,600)	—		(927,600)	(112,075)

Net revenues	17,840,705	—		17,840,705	2,155,559
Cost of services	(4,309,503)	—		(4,309,503)	(520,685)

Gross profit	13,531,202	—		13,531,202	1,634,874

Operating expenses:
Product development	(2,895,360)	—		(2,895,360)	(349,825)
Sales and marketing	(2,303,008)	—		(2,303,008)	(278,255)
General and administrative	(5,962,424)	—		(5,962,424)	(720,396)

Total operating expenses	(11,160,792)	—		(11,160,792)	(1,348,476)

Income from operations	2,370,410	—		2,370,410	286,398
Interest income (expenses), net	33,788	(127,402)	3	(93,614)	(11,311)
Other expenses, net	(77)	—		(77)	(9)

Income before income tax expense, minority interests and equity in profit of affiliated companies	2,404,121	(127,402)		2,276,719	275,078
Income tax expense	(1,555,726)	—		(1,555,726)	(187,967)
Minority interests	2,235,065	—		2,235,065	270,047

Income before equity in profit of affiliated companies	3,083,460	(127,402)		2,956,058	357,158
Equity in profit of affiliated companies, net of taxes	10,422,562	(240,316)	3	10,182,246	1,230,245

Net income	13,506,022	(367,718)		13,138,304	1,587,403
Accretion to Series A Preference Shares	(1,679,428)	1,679,428	2	—	—
Amounts allocated to Series A Preference Shares	(5,298,314)	5,298,314	2	—	—

Net income attributable to common shareholders	6,528,280	6,610,024		13,138,304	1,587,403

Earnings per share
- Basic	0.66	N/A		0.74	0.09
- Diluted	0.50	N/A		0.62	0.08

Weighted average shares outstanding
- Basic	9,867,000	N/A		17,875,000	17,875,000
- Diluted	13,620,750	N/A		21,628,750	21,628,750

See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements

THE9 LIMITED

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

In April 2000, the Company entered into a Share Subscription Agreement, whereby the Company issued an aggregate of 4,433,000 Series A Preference Shares at a par value of US$0.01. Each Series A Preference Share shall automatically be converted into common shares at the then applicable conversion price upon an underwritten initial public offering (“IPO”) in the United States of America pursuant to an effective registration under the Securities Act of 1933 covering the offer and sale to the public of common shares for at least US$15.00 per share (as adjusted for any share splits, dividends, combinations, recapitalizations and the like), and with gross proceeds in excess of US$15 million or a similar IPO on a recognized stock exchange not within the United States of America provided that the terms of such offering are reasonably equivalent to the aforesaid IPO in the United States of America.

In October 2001, the Company entered into Convertible Loan Agreements (“October 2001 Loans”) with two of its principal shareholders. The October 2001 Loan agreements provide for borrowings of up to US$1 million (approximately RMB8.28 million) from these two principal shareholders in proportion to their respective equity interests in the Company and can be drawn down as and when necessary, subject to certain required approvals and conditions and shall be funded simultaneously between these principal shareholders. The October 2001 Loans were fully drawn down in December 2001. In January 2004, the Company’s October 2001 loans and accrued interest thereon were converted into 3,575,000 Series A Preference Shares, which shall automatically be converted into common shares upon a qualified IPO as discussed above.

The unaudited pro forma consolidated balance sheet gives effect to the conversion of the Series A Preference Shares and October 2001 loans as if the conversion occurred on December 31, 2003.

On April 16, 2004, the Group invested US$4.0 million (RMB33.1 million) for a 20% stake in Object Software, an established game developer in China. The Group also has the right to effectively participate in significant decisions that are expected to be made in the ordinary course of business of Object Software. Subsequent to this initial investment, the Group will be required to enter into a share purchase agreement to acquire all of the outstanding shares of Object Software upon the satisfaction of certain conditions, including the commercial launch of a certain online game by December 31, 2004, and there being no material adverse change in the business, operations, properties, financial position or condition of Object Software or any of its subsidiaries since the date of our initial investment. The “commercial launch” of the online game is defined as the commercial launch by Object Software which results in the recognition of revenue in its financial statements in accordance with U.S. GAAP; provided, however, that the commercial launch shall not occur until the number of average weekly peak concurrent users of the game reaches at least 50,000. Presently, management is uncertain as to whether Object Software will be able to commercially launch the online game by the end of 2004.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the six-month period ended June 30, 2004 give effect to the transaction as if the acquisition of the 20% stake in Object Software occurred on January 1, 2003 and for the unaudited pro forma consolidated balance sheet gives effect to the transaction as if the acquisition occurred on December 31, 2003.

2.	ASSUMED CONVERTIBLE LOAN AND PREFERENCE SHARE CONVERSION

The pro forma balance sheet presents the financial position as if the conversion of October 2001 loan into 3,575,000 Series A Preference Shares and the conversion of 8,008,000 Series A Preference shares, including the effect of the conversion aforesaid loan, to 8,008,000 common shares on December 31, 2003. The pro forma consolidated statement of operations for the year ended December 31, 2003 and the six-month period ended June 30, 2004 present results as if the conversion of the October 2001 loans and the Series A Preference Shares

THE9 LIMITED

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

had occurred on January 1, 2003. Accordingly, interest expense of Rmb 827,671 as recognized for the October 2001 loans for 2003 and accretion of the Series A Preference Shares as recognized for 2003 and the six-month period ended June 30, 2004 are reversed respectively.

3.	PRO FORMA ADJUSTMENTS FOR THE ACQUISITION OF OBJECT SOFTWARE

As a result of the US$4.0 million (RMB33.1 million) investment in Object Software, the Group has significant influence on but not control over Object Software’s operations. Therefore, the initial investment in Object Software will be accounted under the under the equity method of accounting. The pro forma adjustments as related to the acquisition included in the unaudited pro forma consolidated financial statements are as follows:

(a)	Pro forma adjustments are recognized for the purchase of the 20% stake in Object Software with cash of US$4.0 million (RMB33.1 million) and related legal and other direct cost to complete the acquisition. However, the Company did not have cash in the amount of RMB33.1 million as of January 1, 2003 and would have to borrow cash from third parties to make the payment and may therefore incur interest expense. Pro forma adjustment of RMB 642,098 and RMB127,402 are recognized to reflect the lost in interest income and interest expense incurred for 2003 and the six-month period ended June 30, 2004 respectively.

(b)	As the consideration for the investment is in excess of the Group’s percentage ownership of the fair value of Object Software’s net assets, the excess represents the goodwill. Assuming the transaction had occurred on December 31, 2003, the initial purchase price of US$4.0 million (RMB33.1 million) and direct cost related to the acquisition would have been allocated as follows:

Fair value of net tangible assets acquired	(1,251,786)
Goodwill	35,297,742
Purchase price	34,045,956

(c)	Pro forma adjustments to recognize the Group’s share in equity results of Object Software for the year ended December 31, 2003 and the period from January 1, 2004 to the acquisition date are necessary to give effect to the acquisition as if it had occurred on January 1, 2003. Object Software’s operating results are summarized as follows:

	For the year ended December 31, 2003	For the period from January 1, 2004 to the April 16, 2004 (acquisition date)
Net revenue	7,000,108	794,223
Gross profit	6,420,266	744,977
Total operating expenses	(7,158,133)	(1,943,304)
Interest income (expense), net	—	(2,284)
Other income, net	541,728	1,175
Income tax expense	(25,062)	(2,144)
Net income (loss)	(221,201)	(1,201,580)

THE9 LIMITED

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

4.	PRO FORMA EARNINGS PER SHARE

The unaudited pro forma earnings per share for the year ended December 31, 2003 giving effect to (i) the conversion of the October 2001 loans into Series A preference shares and the conversion of the Series A preference shares into common shares, and (ii) the acquisition of the 20% stake in Object Software had occurred as of January 1, 2003 is as follows:

	For the year ended December 31, 2003	For the six-month Period ended June 30, 2004	For the year ended December 31, 2003	For the six-month period ended June 30, 2004
	RMB	RMB	US$	US$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Numerator:
Numerator for pro forma basic earnings per share	48,615,967	13,138,304	5,873,904	1,587,403
Interest on October 2002 loans	873,260	351,480	105,510	42,467

Numerator for pro forma diluted earnings per share	49,489,227	13,489,784	5,979,414	1,629,870

Denominator:
Denominator for basic earnings per share weighted-average shares outstanding, actual	9,867,000	9,867,000	9,867,000	9,867,000
Effect of conversion of Series A Preference Shares	4,433,000	8,008,000	4,433,000	8,008,000
Effect of conversion of October 2001 Loans	3,575,000	—	3,575,000	—

Denominator for pro forma basic earnings per share	17,875,000	17,875,000	17,875,000	17,875,000
Dilutive effect of October 2002 Loans	3,753,750	3,753,750	3,753,750	3,753,750

Denominator for pro forma diluted earnings per share	21,628,750	21,628,750	21,628,750	21,628,750

Pro forma earnings per share
- Basic	2,72	0.74	0.33	0.09

- Diluted	2.29	0.62	0.28	0.08

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF

OBJECT SOFTWARE LIMITED

We have audited the accompanying consolidated balance sheets of Object Software Limited (the “Company”) and its subsidiaries as of December 31, 2003, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2003, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2(p) to the financial statements, the Company adopted the provisions of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” which changed the consolidation policies. Accordingly, the accompanying consolidated balance sheet as of December 31, 2003, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2003 and the notes related thereto have been restated.

The accompanying financial statements have been prepared assuming that the Company and its subsidiaries (collectively referred to as the “Group”) are a going concern. As discussed in note 2(b) to the financial statements, the Group had a negative working capital and stockholders’ deficiency as of December 31, 2003. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2(b). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moores Rowland Mazars

Chartered Accountants

Certified Public Accountants,

Hong Kong, April 2, 2004 except for note 2(p), as to which the date is November 9, 2004

OBJECT SOFTWARE LIMITED

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2001, 2002 AND 2003

		As of December 31,
	Note	2003	2002	2001
		US$	US$	US$
ASSETS
Current assets
Cash and cash equivalents		107,854	54,037	75,461
Accounts receivable		49,321	9,265	101,304
Deposits, prepayments and other receivables	3	14,030	12,617	335,576
Due from a director	6	34,300	54,000	52,000

Total current assets		205,505	129,919	564,341
Plant and equipment, net	4	109,433	53,737	42,245

Total assets		314,938	183,656	606,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		1,922	21,343	30,711
Deferred income		—	129,732	47,939
Income tax payable		2,297	5,836	15,235
Accruals and other payables	5	100,153	52,763	35,970
Due to related parties	6	116,810	100,489	417,875

Total current liabilities		221,182	310,163	547,730

Convertible loan	7	245,000	—	—

Commitments and contingencies	8
Stockholders’ (deficiency) equity
Ordinary shares, par value of US$1 per share, 500,000 shares authorized and 1,000 shares issued and outstanding as of December 31, 2003, 2002 and 2001		1,000	1,000	1,000
Additional paid-in capital		1,249,000	1,249,000	1,249,000
Cumulative translation adjustments		6,318	4,329	803
Accumulated losses		(1,407,562)	(1,380,836)	(1,191,947)

Total stockholders’ (deficiency) equity		(151,244)	(126,507)	58,856

Total liabilities and stockholders’ equity		314,938	183,656	606,586

The accompanying notes are an integral part of these financial statements.

OBJECT SOFTWARE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

		Year ended December 31,
	Note	2003	2002	2001
		US$	US$	US$
Revenue
Software royalty and license fees		845,771	557,802	1,017,252

Operating costs and expenses
Cost of software license fees		70,058	110,225	206,722
Research and development		385,800	212,683	202,345
Sales and marketing expenses		35,916	18,065	51,915
General and administrative expenses		443,148	430,363	409,830

Total operating costs and expenses		934,922	771,336	870,812

(Loss) Profit from operations		(89,151)	(213,534)	146,440
Other income, net	9	65,453	28,666	41,565

(Loss) Income before income taxes		(23,698)	(184,868)	188,005
Provision for income taxes	10	(3,028)	(4,021)	(15,235)

Net (loss) income		(26,726)	(188,889)	172,770
Other comprehensive income (loss):
Foreign currency translation adjustments		1,989	3,526	(2,899)

Comprehensive (loss) income		(24,737)	(185,363)	169,871

The accompanying notes are an integral part of these financial statements.

OBJECT SOFTWARE LIMITED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	Ordinary shares		Additional paid-in capital	Cumulative translation adjustments	Accumulated losses	Total
	Number	US$	US$	US$	US$	US$
Balance as of January 1, 2001	100	100	—	3,702	(1,364,717)	(1,360,915)
Issuance of new ordinary shares	900	900	1,249,000	—	—	1,249,900
Net income	—	—	—	—	172,770	172,770
Translation adjustment	—	—	—	(2,899)	—	(2,899)

Balance as of December 31, 2001	1,000	1,000	1,249,000	803	(1,191,947)	58,856
Net loss	—	—	—	—	(188,889)	(188,889)
Translation adjustment	—	—	—	3,526	—	3,526

Balance as of December 31, 2002	1,000	1,000	1,249,000	4,329	(1,380,836)	(126,507)
Net income	—	—	—	—	(26,726)	(26,726)
Translation adjustment	—	—	—	1,989	—	1,989

Balance as of December 31, 2003	1,000	1,000	1,249,000	6,318	(1,407,562)	(151,244)

The accompanying notes are an integral part of these financial statements.

OBJECT SOFTWARE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	Year ended December 31,
	2003	2002	2001
	US$	US$	US$
Cash flows from operating activities
Net income (loss)	(26,726)	(188,889)	172,770
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of plant and equipment	58,911	15,000	19,558
Changes in operating assets and liabilities:
Accounts receivable	(40,056)	92,039	(99,622)
Deposits, prepayments and other receivables	(1,413)	13,276	(439)
Due from a director	19,700	(2,000)	(52,000)
Deferred income	(129,732)	81,793	(8,799)
Accounts payable	(19,421)	(9,368)	26,982
Accruals and other payables	47,390	16,793	654
Income tax payable	(3,539)	(9,399)	15,235

Net cash (used in) provided by operating activities	(94,886)	9,245	74,339

Cash flows from investing activities
Acquisition of plant and equipment	(114,607)	(26,492)	(13,139)

Net cash used in investing activities	(114,607)	(26,492)	(13,139)

Cash flows from financing activities
Convertible loan	245,000	—	—
Due to related parties	16,321	(7,703)	(34,468)

Net cash generated from (used in) financing activities	261,321	(7,703)	(34,468)

Effect of exchange rate changes on cash	1,989	3,526	(2,899)

Net increase (decrease) in cash and cash equivalents	53,817	(21,424)	23,833
Cash and cash equivalents, beginning of year	54,037	75,461	51,628

Cash and cash equivalents, end of year	107,854	54,037	75,461

Non-cash investing and financing activities:
Issuance of shares by capitalizing amounts due from stockholders	—	—	1,249,900
Amount due from a creditor waived	—	309,683	—
Amount due to a stockholder being waived	—	(309,683)	—

The accompanying notes are an integral part of these financial statements.

OBJECT SOFTWARE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Object Software Limited (the “Company”) was incorporated on January 5, 1995 under the laws of the British Virgin Islands (“BVI”) with authorized share capital of 50,000 ordinary shares of US$1 each and 100 ordinary shares were issued on incorporation. The authorized share capital was increased to 500,000 ordinary shares of US$1 each on July 29, 1995. On March 29, 2001, an additional 900 new ordinary shares of US$1 each were issued to existing stockholders for US$1,249,900 by capitalizing the amounts due from stockholders.

The Company is the holding company of the following wholly owned companies and is also engaged in licensing PC and on-line game software to publishers through one of its subsidiaries, Object Software B.V (“Object B.V.”).

Object Software (H.K.) Limited (“Object HK”) was incorporated on February 1, 1995 in Hong Kong with authorized share capital of 10,000 ordinary shares of HK$1 each and two ordinary shares of HK$1 each were issued on incorporation for HK$2. On March 16, 1995, additional 9,998 ordinary shares of HK$1 each were allotted by the Company for HK$9,998, including 7,000 ordinary shares being allotted to a substantial shareholder (the “substantial shareholder”) of the Company. On December 23, 1997, the Company acquired 9,999 ordinary shares from the substantial shareholder and another shareholder of Object HK and leaving one share held by the substantial shareholder in trust for the Company and has become the holding company of Object HK.

Object Software (Beijing) Co., Ltd. (“Object Beijing”) is a wholly foreign investment enterprise in the People’s Republic of China (the “PRC”), a wholly owned subsidiary of the Company, and was incorporated on September 12, 1995 with registered and paid-up capital of US$200,000. The registered capital was then increased to US$300,000 in October 2002 and was paid up by capitalizing loans of US$100,000 from the Company. Object Beijing is principally engaged in the research and development of PC and on-line game software and licensing rights of software in the PRC.

As stipulated by the relevant PRC laws and regulations for wholly foreign investment enterprises, Object Beijing is required to maintain certain statutory reserves, which include general reserve fund and staff welfare and bonus fund, appropriated from the after tax net profit after the accumulated losses being recovered based on the PRC statutory audited financial statements. Appropriations of not less than 10% of the after tax profit based on the PRC statutory audited financial statements to the general reserve fund are required until the general reserve fund reaches 50% of the registered capital. The amount of appropriations to staff welfare and bonus fund is determined by the directors. These statutory reserves are for specific purposes and are not distributable in the form of dividends, loans and advances. No appropriations have been made as Object Beijing has accumulated losses.

Pursuant to a contract entered into between the Company and Object Beijing on December 1, 1995, the Company would provide necessary financial support and advice on product concepts to Object Beijing for its research and development of PC and on-line game software. The Company owns the copyrights and trademarks of game software, except for the respective copyrights and trademarks in the PRC, developed by Object Beijing. Object Beijing owns the copyrights and trademarks of the game software in the PRC.

Object B.V. was incorporated on June 29, 2000 under the laws of the Netherlands with authorized share capital of 500 ordinary shares of Euro 182 each with 100 ordinary shares issued on incorporation to the Company. Object B.V. sub-licenses PC and on-line game software to publishers outside the PRC.

During 2003, the Company made loans of US$217,809 to a director of the Company and US$145,345 to a director of Object Beijing for the purpose of setting up of a PRC company, Beijing Object Online Technology

OBJECT SOFTWARE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 —(Continued)

Co., Limited (“Object Online”), which engages in providing an on-line game platform in the PRC. These indirect investments were made due to restrictions on investment in on-line businesses in the PRC by foreign investors. Object Online is effectively financed by the Group and is therefore considered as a variable interest entity (“VIE”). In addition, the Group expects to absorb the losses incurred by Object Online, if any. Accordingly, the Group is considered as the primary beneficiary under Financial Accounting Standard Board (“FASB”) Interpretation No. 46 (“FIN 46”). See note 2(p) below for the adoption of FIN 46.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of accounting

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

(b)	Preparation of financial statements

The Group had a negative working capital and stockholders’ deficiency of US$15,677 and US$151,244 respectively as of December 31, 2003. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

Continuation of the Group as a going concern is dependent upon attaining profitable operations in the future, exercising tight cost and cash flow controls measures. With the success of the Group’s first on-line game launched in 2003, the management is confident that the Group will be able to generate profitable income in the foreseeable future because:

1.	The on-line game launched in 2003 will keep providing stable revenue to the Group; and

2.	The management expects another new on-line game to be launched in 2004 which will further strengthen the revenue sources to the Group.

In addition, the management is negotiating with a potential strategic investor to invest into the Company and believe that, if successful, this investor not only will provide additional working capital to the Group but also will help expand the Group’s revenue base. As a result, the financial statements have been prepared in conformity with the principles applicable to a going concern.

(c)	Principles of consolidation

The consolidated financial statements include the financial information of the Company and all of its subsidiaries, namely Object B.V., Object HK and Object Beijing, all of which are wholly-owned subsidiaries. In addition, the consolidated financial statements also include the financial information of its VIE, Object Online, for which the Company is deemed to be the primary beneficiary. All material inter-company balances and transactions have been eliminated on consolidation.

(d)	Cash and cash equivalents

The Company considers all cash and highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

(e)	Plant and equipment and depreciation

Plant and equipment are stated at cost less accumulated depreciation.

The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets

OBJECT SOFTWARE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 —(Continued)

have been put into operation, such as repairs and maintenance, are normally recognized as an expense in the period in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

Depreciation is calculated to write off the cost of plant and equipment over their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values, using the straight line method, at the following annual rates:

Computer and office equipment	20%
Furniture and fixtures	20%
Motor vehicles	20%

(f)	Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Group’s average cost of capital.

(g)	Accounts receivable

Accounts receivable are stated at the amount billed to customers. The Group provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Allowance for doubtful accounts reflects the Group’s best estimate of probable losses inherent in the accounts receivable balance.

(h)	Revenue recognition

Software royalty and license revenue under software license arrangements that do not require significant modification or customization of the underlying software is recognized when (1) a legally binding arrangement with a customer is entered into for the license of software; (2) the software is delivered; (3) the payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable.

(i)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are recognized as an expense on the straight-line basis over the lease terms.

OBJECT SOFTWARE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 —(Continued)

(j)	Income taxes

Income taxes are provided under the provisions of SFAS No. 109, which requires recognition of the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carry forwards under the liability method. Deferred tax assets and liabilities are measured using expected tax rates in effect for the period in which those temporary differences are expected to be recovered or settled.

(k)	Comprehensive income

The Group has adopted SFAS No. 130 “Reporting Comprehensive Income”, which requires the disclosure of comprehensive income. The comprehensive income of the Group includes foreign currency translation adjustments of the subsidiaries’ financial statements.

(l)	Foreign currency translation

The Company considers the United States dollar as its functional currency as the Company’s business activities are mostly based in United States dollars.

All subsidiaries and VIEs prepare their financial statements in their respective functional currency, i.e. Hong Kong dollars for Object HK, Renminbi for Object Beijing & Object Online and Euro for Object B.V.

On consolidation, the financial statements of Object HK, Object Beijing, Object B.V. and Object Online are translated into United States dollar using the closing rate method, whereby the balance sheet items are translated into United States dollars using the exchange rates at the respective balance sheet dates. The share capital and retained earnings are translated at exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rates for the years.

(m)	Research and development costs for software

Research and development costs for software are expensed as incurred. Costs eligible for capitalization under SFAS No. 86 “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” were not material.

(n)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include provisions for doubtful accounts, long-lived assets and deferred income taxes. Actual results could differ from those estimates.

(o)	Fair value of financial instruments

The estimated fair values for financial instruments under SFAS No. 107, “Disclosures about fair value of financial instruments”, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of

OBJECT SOFTWARE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 —(Continued)

the Group’s financial instruments, which includes cash and cash equivalents, accounts receivable, accounts payable, other receivables, other payables, due from a director, the convertible loan and due to related parties approximates their carrying values in the financial statements.

(p)	Recent accounting pronouncements

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”. This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Consolidation is required when it is determined that the investor will absorb a majority of the VIE’s expected losses or residual returns if they occur. FIN 46 became effective February 1, 2003 for VIEs created after January 31, 2003, and July 1, 2003 for VIEs created prior to February 1, 2003. In December 2003, the FASB issued a revised FIN 46. The revised standard, FIN 46R, modifies or clarifies various provisions for FIN 46 and incorporates many FASB Staff Positions previously issued by the FASB. This standard replaces the original FIN 46 that was issued in January 2003.

The Company adopted FIN 46 as of December 31, 2003. The application of the consolidation provisions of FIN 46 resulted in a decrease in assets and liabilities as of December 31, 2004 by US$285,322 and US$254,031 respectively and an increase in net loss for the year ended December 31, 2003 of US$31,291.

3.	DEPOSITS, PREPAYMENTS AND OTHER RECEIVABLES

	As of December 31,
	2003	2002	2001
	US$	US$	US$
Deposits	5,742	5,547	12,382
Promissory notes receivable (Note 6)	—	—	309,683
Prepayments	—	—	11,451
Value added tax recoverable	5,627	5,860	2,060
Advances to staff	2,661	1,210	—

	14,030	12,617	335,576

The advances to staff are unsecured, interest-free and have no fixed repayment terms.

4.	PLANT AND EQUIPMENT, NET

Plant and equipment consisted of:

	As of December 31,
	2003	2002	2001
	US$	US$	US$
Computer and office equipment	246,825	169,899	153,596
Furniture and fixtures	26,066	18,603	8,414
Motor vehicles	30,218	—	—

Cost	303,109	188,502	162,010
Less: Accumulated depreciation	(193,676)	(134,765)	(119,765)

Plant and equipment, net	109,433	53,737	42,245

OBJECT SOFTWARE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 —(Continued)

Depreciation amounted to US$58,911, US$15,000 and US$19,558 for the years ended December 31, 2003, 2002 and 2001, respectively.

5.	ACCRUALS AND OTHER PAYABLES

Accruals and other payables consisted of:

	As of December 31,
	2003	2002	2001
	US$	US$	US$
Accrued wages, bonus and staff welfare	35,219	32,389	18,494
Other accrued charges	34,185	3,430	10,650
Value added tax and other taxes payable	30,749	16,944	6,826

	100,153	52,763	35,970

6.	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2003, 2002 and 2001, the Company had the following transactions with related parties.

(1)	Related party transactions during each of the three years are as follows:

	As of December 31,
	2003	2002	2001
	US$	US$	US$
Consultancy fee to a director	24,000	24,000	22,000
Consultancy fee to a director of a subsidiary	—	3,600	900
Commission to a director	3,000	8,463	40,265

(2)	Balances with related parties are as follows:

	As of December 31,
	2003	2002	2001
	US$	US$	US$
Due from a director (Note a)	34,300	54,000	52,000

Due to a stockholder (Note a)	3,417	3,417	3,417
Due to directors (Note b)	113,393	97,072	414,458

	116,810	100,489	417,875

Note a:  The amount due to a stockholder and amount due to a director are unsecured, interest-free and have no fixed repayment terms.

Note b:	Included in amounts due to directors as of December 31, 2001 was US$309,683 due to a director in respect of two promissory notes from a third party assigned to the Company by this director on November 17, 1995. All three parties agreed in 2001 to waive each other from the obligations of settlement. The remaining amounts due are unsecured, interest-free and have no fixed repayment terms.

Note c:	The directors mentioned above are also stockholders of the Company.

OBJECT SOFTWARE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 —(Continued)

7.	CONVERTIBLE LOAN

In 2003, the Company borrowed a loan of US$245,000 from a third party (the “lender”). The loan is interest-free and unsecured. Pursuant to the loan agreement, no later than December 31, 2003 the loan was to be converted into shares of the Company ranking pari passu with existing shares. The conversion is to represent 1.25% of the Company’s issued shares after taking into consideration of any other convertible loan note or share placement by the Company to a particular investor (the “particular investor”) the Company was negotiating with at that time at a minimum value of the Company of US$20 million. In the event that the minimum valuation of the Company was less than US$20 million for the purpose of the issue of convertible loan note or share placement, the number of Company’s ordinary shares to be issued to the lender shall be increased by the percentage by which the sum of US$20 million exceeds the final agreed minimum valuation of the Company.

Although the particular investor finally did not invest into the Company and the lender did not convert his loan into the share capital of the Company as of December 31, 2003 nor has he done so up to the date of this report, the Company has an oral agreement with the lender that the amount will eventually be converted into the share capital of the Company on the same terms as agreed with any future investor who subscribes for the share capital of the Company, but in any event on terms that do not place a valuation on the Company of more than US$20 million.

8.	COMMITMENTS AND CONTINGENCIES

The Company had operating lease commitments for non-cancelable operating leases in respect of land and buildings, the portion of these commitments which are payable in the following periods is as follows:

As of December 31, 2003
US$
Payable during the following periods:
Within one year	32,981
Over one year but not exceeding two years	4,271

37,251

Total rent expense for operating lease was US$71,351, US$68,508 and US$65,375 for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company had no material contingent liabilities as of December 31, 2003, 2002 and 2001.

9.	OTHER INCOME, NET

	As of December 31,
	2003	2002	2001
	US$	US$	US$
Interest income	591	284	887
Exchange gain (loss), net	(1,051)	(1,678)	2,693
Value added tax waived by PRC local government	65,913	30,060	37,985

	65,453	28,666	41,565

OBJECT SOFTWARE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 —(Continued)

Pursuant to relevant laws and regulations of the local government of the PRC, the local tax authority approved waivers to the Group for the portion of net value added tax payable over 3% of the revenue generated from licensing income of the Group’s game software for which copyrights have been properly registered with the PRC government.

10.	INCOME TAXES

The Company was incorporated in the BVI. According to the laws of BVI, the Company is not subject to income tax in the BVI.

Object HK had not derived any assessable income subject to Hong Kong Profits Tax for the years ended December 31, 2003, 2002 and 2001 and therefore no income tax has been provided.

Object Beijing has incurred losses for taxation purposes in the PRC and therefore no income tax has been provided. As of December 31, 2003, 2002 and 2001, Object Beijing had loss carry forwards for income tax reporting purposes of approximately US$318,081, US$304,537 and US$187,781, respectively, that might be offset against future taxable income for 5 years. In view of the continuing losses incurred by Object Beijing, the amount available to offset future taxable income might be limited and therefore no tax benefit has been reported in the financial statements. Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

Object B.V. is subject to income tax in the Netherlands at applicable tax rates on its assessable profits. The provision for income tax for the years ended December 31, 2003, 2002 and 2001 represents the tax provision for Object B.V.

11.	RETIREMENT PLAN AND POST-EMPLOYMENT BENEFITS

The Company and Object B.V. have no employee during years ended December 31, 2003, 2002 and 2001. The obligations of Object HK and Object Beijing in the retirement plans or post-employment benefits for their employees are only the monthly contributions under the statutory requirements. The assets of the plan are held separately from those of Object HK and Object Beijing in independently administered funds.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF

OBJECT SOFTWARE LIMITED

We have audited the accompanying consolidated balance sheet of Object Software Limited and its subsidiaries as of June 30, 2004 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the six months period ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2004 and the results of its operations and its cash flows for the six months period ended June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated balance sheet of Object Software Limited and its subsidiaries as of June 30, 2003 and the related consolidated statements of operations, charges in stockholders’ equity and cash flows for the six months period ended June 30, 2003 were reviewed by us and we were not aware of any material modifications that should be made to those statements for them to be in conformity with generally accepted accounting principles. However, a review is substantially less in scope than an audit conducted in accordance with the auditing standards of the Public Company Accounting Oversight Board and does not provide a basis for the expression of an opinion on the financial statements taken as a whole.

/s/ Moores Rowland Mazars

Chartered Accountants

Certified Public Accountants,

Hong Kong, November 9, 2004

OBJECT SOFTWARE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR

SIX MONTHS PERIOD ENDED JUNE 30, 2004 AND 2003

		Six months period ended June 30,
		2004	2003
		US$	US$
	Note	Audited	Unaudited
Revenue
Software royalty and license fees		165,971	448,552

Operating costs and expenses
Cost of software license fees		26,030	44,493
Research and development		301,695	139,181
Sales and marketing expenses		9,718	11,384
General and administrative expenses		460,530	181,095

Total operating costs and expenses		797,973	376,153

(Loss) Income from operations		(632,002)	72,399
Non-operating income
Other income, net	3	29,566	47,802

(Loss) Income before income taxes		(602,436)	120,201
Overprovision for income taxes	4	(2,217)	(1,673)

Net (loss) income		(604,653)	118,528
Other comprehensive loss:
Foreign currency translation adjustments		(1,066)	3,073

Comprehensive (loss) income		(605,719)	121,601

OBJECT SOFTWARE LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2004

		As of June 30,
		2004	2003
	Note	US$	US$
		Audited	Unaudited
ASSETS
Current assets
Cash and cash equivalents		2,382,414	71,765
Accounts receivable		34,176	1,329
Deposits, prepayments and other receivables	5	56,749	7,614
Due from a director		26,300	62,800

Total current assets		2,499,639	143,508
Plant and equipment, net	6	176,460	138,315

Total assets		2,676,099	281,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		—	1,919
Deferred income		—	20,925
Income tax payable		—	3,226
Accruals and other payables	7	84,381	160,170
Due to related parties	8	103,681	100,489

Total current liabilities		188,062	286,729

Commitments and contingencies
Stockholders’ equity
Ordinary shares, par value of US$1 per share, 500,000 shares authorized and 1,195 and 1,000 shares issued and outstanding as of June 30, 2004 and 2003 respectively	9	1,195	1,000
Additional paid-in capital		4,493,805	1,249,000
Cumulative translation adjustments		5,252	7,402
Accumulated losses		(2,012,215)	(1,262,308)

Total stockholders’ equity		2,488,037	(4,906)

Total liabilities and stockholders’ equity		2,676,099	281,823

OBJECT SOFTWARE LIMITED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS PERIOD JUNE 30, 2004 AND 2003

	Ordinary shares		Additional paid-in capital	Cumulative translation adjustments	Accumulated losses	Total
	Number	US$	US$	US$	US$	US$
Balance as of January 1, 2003	1,000	1,000	1,249,000	4,329	(1,380,836)	(126,507)
Translation adjustments	—	—	—	3,073	—	3,073
Net income	—	—	—	—	118,528	118,528

Balance as of June 30, 2003	1,000	1,000	1,249,000	7,402	(1,262,308)	(4,906)

Balance as of January 1, 2004	1,000	1,000	1,249,000	6,318	(1,407,562)	(151,244)
Issuance of new ordinary shares	195	195	3,244,805	—	—	3,245,000
Translation adjustments	—	—	—	(1,066)	—	(1,066)
Net income	—	—	—	—	(604,653)	(604,653)

Balance as of June 30, 2004	1,195	1,195	4,493,805	5,252	(2,012,215)	2,488,037

OBJECT SOFTWARE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS PERIOD ENDED JUNE 30, 2004 AND 2003

	Six months period ended June 30,
	2004	2003
	US$	US$
	Audited	Unaudited
Cash flows from operating activities
Net (loss) income	(604,653)	118,528
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of plant and equipment	3,991	13,940
Changes in operating assets and liabilities:
Accounts receivable	15,145	7,936
Deposits, prepayments and other receivables	(42,719)	5,003
Due from a director	8,000	(8,800)
Deferred income	—	(108,807)
Accounts payable	(1,922)	(19,424)
Accruals and other payables	(15,772)	107,407
Income tax payable	(2,297)	(2,610)

Net cash (used in) provided by operating activities	(640,227)	113,173

Cash flows from investing activities
Acquisition of plant and equipment	(71,018)	(98,518)

Net cash used in investing activities	(71,018)	(98,518)

Cash flow from financing activities
Issuance of new shares	3,000,000	—
Due to related parties	(13,129)	—

Net cash generated from financing activities	2,986,871	—

Effect of exchange rate changes	(1,066)	3,073

Net increase in cash and cash equivalents	2,274,560	17,728
Cash and cash equivalents, beginning of period	107,854	54,037

Cash and cash equivalents, end of period	2,382,414	71,765

Non-cash investing and financing activities:
Loans converted into new shares	245,000	—

OBJECT SOFTWARE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS PERIOD ENDED JUNE 30, 2004 AND 2003

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Object Software Limited (the “Company”) was incorporated on January 5, 1995 under the laws of the British Virgin Islands (“BVI”) with authorized share capital of 50,000 ordinary shares of US$1 each and 100 ordinary shares were issued on incorporation. The authorized share capital was increased to 500,000 ordinary shares of US$1 each on July 29, 1995. On March 29, 2001, an additional 900 new ordinary shares of US$1 each were issued to existing stockholders for US$1,249,900 by capitalizing the amounts due to stockholders. In April 2004, the loan from Mr. Philip Lai Kui Ming was converted into 15 ordinary shares. Pursuant to the Convertible Loan Agreement, the consideration of the new shares is USD245,000. In addition, the Company entered into shareholders’ agreement with its stockholders and The9 Limited on April 16, 2004. Pursuant to the agreement, the Company issued 180 new shares to The9 Limited and the stockholders sold 59 shares to The9 Limited for an aggregate consideration of US$4 million (see also note 9 to the financial statements).

The Company is the holding company of the following wholly owned companies and is also engaged in licensing PC and on-line game software to publishers through one of its subsidiaries, Object Software B.V (“Object B.V.”).

Object Software (H.K.) Limited (“Object HK”) was incorporated on February 1, 1995 in Hong Kong with authorized share capital of 10,000 ordinary shares of HK$1 each and two ordinary shares of HK$1 each were issued on incorporation for HK$2. On March 16, 1995, additional 9,998 ordinary shares of HK$1 each were allotted by the Company for HK$9,998, including 7,000 ordinary shares being allotted to a substantial shareholder (the “substantial shareholder”) of the Company. On December 23, 1997, the Company acquired 9,999 ordinary shares from the substantial shareholder and another shareholder of Object HK and leaving one share held by the substantial shareholder in trust for the Company and has become the holding company of Object HK. [Object HK is inactive during the period.]

Object Software (Beijing) Co., Ltd. (“Object Beijing”) is a wholly foreign investment enterprise in the People’s Republic of China (the “PRC”), a wholly owned subsidiary of the Company, and was incorporated on September 12, 1995 with registered and paid-up capital of US$200,000. The registered capital was then increased to US$300,000 in October 2002 and was paid up by capitalizing loans of US$100,000 from the Company. Object Beijing is principally engaged in the research and development of PC and on-line game software and licensing rights of software in the PRC.

As stipulated by the relevant PRC laws and regulations for wholly foreign investment enterprises, Object Beijing is required to maintain certain statutory reserves, which include general reserve fund and staff welfare and bonus fund, appropriated from the after tax net profit after the accumulated losses being recovered based on the PRC statutory audited financial statements. Appropriations of not less than 10% of the after tax profit based on the PRC statutory audited financial statements to the general reserve fund are required until the general reserve fund reaches 50% of the registered capital. The amount of appropriations to staff welfare and bonus fund is determined by the directors. These statutory reserves are for specific purposes and are not distributable in the form of dividends, loans and advances. No appropriations have been made as Object Beijing has accumulated losses.

Pursuant to a contract entered into between the Company and Object Beijing on December 1, 1995, the Company would provide necessary financial support and advice on product concepts to Object Beijing for its research and development of PC and on-line game software. The Company owns the copyrights and trademarks of game software, except for the respective copyrights and trademarks in the PRC, developed by Object Beijing. Object Beijing owns the copyrights and trademarks of the game software in the PRC.

OBJECT SOFTWARE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS PERIOD ENDED JUNE 30, 2004 AND 2003

Object B.V. was incorporated on June 29, 2000 under the laws of the Netherlands with authorized share capital of 500 ordinary shares of Euro 182 each with 100 ordinary shares issued on incorporation to the Company. Object B.V. sub-licenses PC and on-line game software to publishers outside the PRC.

During 2003, the Company made loans of US$217,809 to a director of the Company and US$145,345 to a director of Object Beijing for the purpose of setting up of a PRC company, Beijing Object Online Technology Co., Ltd. (“Object Online”) which engages in providing an on-line game platform in the PRC. These indirect investments were made due to restrictions on investment in on-line businesses in the PRC by foreign investors. Object Online is effectively financed by the Group and is therefore considered as a variable interest entity (“VIE”). In addition, the Group expects to absorb the losses incurred by Object Online, if any. Accordingly, the Group is considered as the primary beneficiary under Financial Accounting Standard Board (“FASB”) Interpretation No. 46 (“FIN 46”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of accounting

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

(b)	Principles of consolidation

The consolidated financial statements include the financial information of the Company, and all of its subsidiaries, namely Object B.V., Object HK and Object Beijing, all of which are wholly-owned subsidiaries. In addition, the consolidated financial statements also include the financial information of its VIE, Object Online, for which the Company is deemed to be the primary beneficiary. All material inter-company balances and transactions have been eliminated on consolidation.

(c)	Cash and cash equivalents

The Company considers all cash and highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

(d)	Plant and equipment and depreciation

Plant and equipment are stated at cost less accumulated depreciation.

The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, are normally recognized as an expense in the period in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

OBJECT SOFTWARE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS PERIOD ENDED JUNE 30, 2004 AND 2003

Depreciation is calculated to write off the cost of plant and equipment over their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values, using the straight line method, at the following annual rates:

Computer and office equipment	20%
Furniture and fixtures	20%
Motor vehicles	20%

(e)	Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Group’s average cost of capital.

(f)	Accounts receivable

Accounts receivable are stated at the amount billed to customers. The Group provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Allowance for doubtful accounts reflects the Group’s best estimate of probable losses inherent in the accounts receivable balance. Accounts receivable are presented net of an allowance for doubtful accounts of US$35,893 and US$Nil as of June 30, 2004 and 2003 respectively.

(g)	Revenue recognition

Software royalty and license revenue under software license arrangements that do not require significant modification or customization of the underlying software is recognized when (1) a legally binding arrangement with a customer is entered into for the license of software; (2) the software is delivered; (3) the payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable.

(h)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are recognized as an expense on the straight-line basis over the lease terms.

(i)	Income taxes

Income taxes are provided under the provisions of SFAS No. 109, which requires recognition of the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carry forwards

OBJECT SOFTWARE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS PERIOD ENDED JUNE 30, 2004 AND 2003

under the liability method. Deferred tax assets and liabilities are measured using expected tax rates in effect for the period in which those temporary differences are expected to be recovered or settled.

(j)	Comprehensive income

The Group has adopted SFAS No. 130 “Reporting Comprehensive Income”, which requires the disclosure of comprehensive income. The comprehensive income of the Group includes foreign currency translation adjustments of the subsidiaries’ financial statements.

(k)	Foreign currency translation

The Company considers the United States dollar as its functional currency as the Company’s business activities are mostly based in United States dollars.

All subsidiaries and VIEs prepare their financial statements in their respective functional currency, i.e. Hong Kong dollars for Object HK, Renminbi for Object Beijing and Object Online, and Euro for Object B.V.

On consolidation, the financial statements of Object HK, Object Beijing, Object Online and Object B.V. are translated into United States dollar using the closing rate method, whereby the balance sheet items are translated into United States dollars using the exchange rates at the respective balance sheet dates. The share capital and retained earnings are translated at exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rates for the years.

(l)	Research and development costs for software

Research and development costs for software are expensed as incurred. Costs eligible for capitalization under SFAS No. 86 “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” were not material.

(m)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include provisions for doubtful accounts, long-lived assets and deferred income taxes. Actual results could differ from those estimates.

(n)	Fair value of financial instruments

The estimated fair values for financial instruments under SFAS No. 107, “Disclosures about fair value of financial instruments”, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Group’s financial instruments, which includes cash and cash equivalents, accounts receivable, accounts payable, other receivables, other payables, due from a director, the convertible loan and due to related parties approximates their carrying values in the financial statements.

OBJECT SOFTWARE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS PERIOD ENDED JUNE 30, 2004 AND 2003

3.	OTHER INCOME, NET

	Six months period ended June 30,
	2004	2003
	US$	US$
	Audited	Unaudited
Interest income (expenses), net	1,542	(327)
Exchange loss, net	—	(8)
Value added tax waived by PRC local government	28,024	48,137

	29,566	47,802

Pursuant to relevant laws and regulations of the local government of the PRC, the local tax authority approved waivers to the Group for the portion of net value added tax payable over 3% of the revenue generated from licensing income of the Group’s game software for which copyrights have been properly registered with the PRC government.

4.	INCOME TAXES

The Company was incorporated in the BVI. According to the laws of BVI, the Company is not subject to income tax in the BVI.

Object HK had not derived any assessable income subject to Hong Kong Profits Tax for the years ended June 30, 2004 and 2003 and therefore no income tax has been provided.

Object Beijing and Object Online have incurred losses for taxation purposes in the PRC and therefore no income tax has been provided. As of June 30, 2004 and 2003, Object Beijing had loss carry forwards for income tax reporting purposes of approximately US$383,179 and US$190,067 respectively while Object Online had loss carry forwards for income tax reporting purposes of approximately US$63,613. The loss carry forwards might be offset against future taxable income for five years. In view of the continuing losses incurred by Object Beijing and Object Online, the amount available to offset future taxable income might be limited and therefore no tax benefit has been reported in the financial statements. Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

Object B.V. is subject to income tax in the Netherlands at applicable tax rates on its assessable profits. The provision for income tax for the six months periods ended June 30, 2004 and 2003 represents the over provision of tax for Object B.V.

5.	DEPOSITS, PREPAYMENTS AND OTHER RECEIVABLES

	As of June 30,
	2004	2003
	US$	US$
	Audited	Unaudited
Deposits	5,312	5,738
Prepayments	42,397	—
Value added tax and corporate tax recoverable	7,107	909
Advances to staff	483	—
Other debtors	1,450	967

	56,749	7,614

OBJECT SOFTWARE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS PERIOD ENDED JUNE 30, 2004 AND 2003

The advances to staff are unsecured, interest-free and have no fixed repayment terms.

6.	PLANT AND EQUIPMENT, NET

Plant and equipment consisted of:

	As of June 30,
	2004	2003
	US$	US$
	Audited	Unaudited
Computer and office equipment	308,225	231,302
Furniture and fixtures	35,684	25,500
Motor vehicles	30,218	30,218

Cost	374,127	287,020
Less: Accumulated depreciation	(197,667)	(148,705)

Plant and equipment, net	176,460	138,315

Depreciation amounted to US$3,991 and US$13,940 for the six months periods ended June 30, 2004 and 2003 respectively.

7.	ACCRUALS AND OTHER PAYABLES

	As of June 30,
	2004	2003
	US$	US$
	Audited	Unaudited
Accrued wages, bonus and staff welfare	49,937	61,841
Other accrued charges	27,592	7,031
Value added tax and other taxes payable	6,852	5,518
Other creditor	—	85,780

	84,381	160,170

8.	RELATED PARTY TRANSACTIONS

During the six months period ended June 30, 2004 and 2003, the Company had the following transactions with related parties.

(1)	Related party transactions during each of the two periods are as follows:

	Six months period ended June 30,
	2004	2003
	US$	US$
	Audited	Unaudited
Commission to a director	—	3,000

OBJECT SOFTWARE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS PERIOD ENDED JUNE 30, 2004 AND 2003

(2)	Balances with related parties are as follows:

	As of June 30,
	2004	2003
	US$	US$
	Audited	Unaudited
Due from a director (Note a)	26,300	62,800

Due to a stockholder (Note a)	3,417	3,417
Due to directors (Note a)	100,264	97,072

	103,681	100,489

Note a:	The amount due to a stockholder and amount due from / to a director are unsecured, interest-free and have no fixed repayment terms.

Note b:	The directors mentioned above are also stockholders of the Company.

9.	ISSUANCE OF SHARES

On April 15, 2004, the Company issued 180 shares to The9 Limited for the purchase of 180 shares of the common stock of the Company at a consideration of US$3 million and the Company issued 15 shares to Lai Kui Ming, Plilip for the conversion of convertible loan into the common stock of the Company at a consideration of US$245,000.

10.	COMMITMENTS AND CONTINGENCIES

The Group had operating lease commitments for non-cancelable operating leases in respect of land and buildings, the portion of these commitments which are payable in the following periods is as follows:

Payable during the following periods:

US$
Audited
For the year ending June 30,
2005	148,834
2006	165,387
2007	165,387
2008	13,782

493,390

Total rent expense for operating lease was US$51,812 and US$35,205 for the six months period ended June 30, 2004 and 2003 respectively.

The Group had no material contingent liabilities as of June 30, 2004 and 2003.

11.	RETIREMENT PLAN AND POST-EMPLOYMENT BENEFITS

The Company and Object B.V. have no employee during six months period ended June 30, 2004 and 2003. The obligations of Object HK, Object Beijing and Object Online in the retirement plans or post-employment benefits for their employees are only the monthly contributions under the statutory requirements. The assets of the plan are held separately from those of Object HK, Object Beijing and Object Online in independently administered funds.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until             , 2005 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

6,250,000 American Depositary Shares

The9 Limited

Representing 6,250,000 Ordinary Shares

PROSPECTUS

, 2004

Bear, Stearns & Co. Inc.

CLSA/CIBC World Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (US$)	Underwriting Discount and Commission
Jun Zhu	January 21, 2004	1,507,220 Series A Preferred Shares	$400,000	N/A

Bosma Limited	January 21, 2004	2,067,780 Series A Preferred Shares	$600,000	N/A

Item 8.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement.

3.1*	Articles of Association of the Registrant, as currently in effect.

3.2**	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).

4.2*	Registrant’s Specimen Certificate for Ordinary Shares.

4.3*	Form of Deposit Agreement among The9 Limited, The Bank of New York and Owners and Beneficial Owners of American Depositary Receipts.

4.4*	Shareholders’ Agreement, dated as of April 3, 2000, among the Registrant and other parties therein.

4.5*	Supplementary Agreement to Shareholders Agreement, dated as of December 20, 2000, among the Registrant and other parties therein.

4.6*	Registration Rights Agreement, dated as of November 25, 2004, among the Registrant and other parties therein.

4.7*	Voting Agreement, dated as of November 26, 2004, by and between Incsight Limited and Bosma Limited.

5.1*	Form of Opinion of Maples and Calder regarding the validity of the ordinary shares.

8.1*	Form of Opinion of Maples and Calder regarding certain Cayman Islands Tax matters (included in Exhibit 5.1).

8.2*	Form of Opinion of Latham & Watkins LLP regarding certain U.S. tax matters.

10.1*	2004 Stock Option Plan.

10.2**	Form of Indemnification Agreement between the Registrant and its directors and officers.

10.3**	Form of Employment Agreement between the Registrant and a Senior Executive Officer of the Registrant.

10.4*	Exclusive Technical Support Service Agreement dated January 1, 2004 between Shanghai IT and The9 Computer (Translation).

10.5*	Master Agreement dated January 1, 2004 among 9Webzen Shanghai, The9 Computer and Shanghai IT (Translation).

10.6**	Form of Call Option Agreement among The9 Computer, Shanghai IT and other parties therein (Translation).

10.7**	Form of Equity Pledge Agreement among The9 Computer, Shanghai Advertisement and the other parties therein (Translation).

10.8**	Form of Loan Agreement between The9 Computer and a shareholder of the Registrant (Translation).

10.9*	Domain Name License Agreement dated January 1, 2004 between Gamenow.Net (Hong Kong) Limited and Shanghai IT (Translation).

10.10*	Joint Venture Agreement, dated as of September 10, 2002 between Webzen Inc. and Gamenow.Net (Hong Kong) Limited.

10.11*	License Agreement, dated as of September 10, 2002 between Webzen Inc. and 9Webzen Limited.

10.12*	Exclusive Sub-license Agreement, dated as of January 29, 2003, between 9Webzen Limited and 9Webzen (Shanghai) Co., Ltd.

Exhibit Number		Description of Document

10.13	*	Shareholders Agreement dated as of March 10, 2004 by and between China Interactive (Singapore) Pte Ltd. and Gamenow.Net (Hong Kong ) Limited.

10.14	*	License and Distribution Agreement dated February 3, 2004 by and between Vivendi Universal Games Inc. and China The9 Interactive.

10.15	*	Term Sheet dated March 10, 2004 by and among C9I, China Interactive (Singapore) Pte Ltd. and Gamenow.Net (Hong Kong ) Limited.

10.16	*	Amendment to Term Sheet dated September 29, 2004 by and between China Interactive (Singapore) Pte Ltd. and Gamenow.Net (Hong Kong) Limited.

10.17	*	Junnet Exclusive (General) Fee Collecting Agent Agreement, dated July 2004, between 9Webzen Shanghai and Junnet Group (Translation).

10.18	*

Shanghai Municipality Property Lease Commodity Housing Pre-lease Contract dated July 4, 2003 between The9 Computer Technology Consulting (Shanghai) Co., Ltd. and Shanghai CITIC Square Co., Ltd. with respect to the premises where the Registrant’s principal executive offices are located (Translation).

10.19	*	Subscription and Purchase Agreement dated April 2, 2004 by and among the Registrant, Object Software Limited and other parties thereto.

10.20	*	Shareholders’ Agreement dated April 16, 2004 by and among the Registrant, Object Software Limited and its shareholders party thereto.

10.21	*	Memorandum of Agreement dated November 9, 2004 by and between the Registrant and Object Software Limited.

10.22	*	Software License Agreement dated September 20, 2004 among Hanbitsoft, Inc., IMC Games, Co., Ltd. and Gamenow.net (Hong Kong) Limited.

10.23	*	Mystina Online Cooperative Agreement dated July 19, 2004 between Lager (Beijing) Information Co., Ltd. and the Registrant (Translation).

10.24	*	Capital Subscription Agreement dated October 19, 2004 among Beijing Wanwei Sky Technology Co., Ltd., its shareholders and Shanghai IT (Translation).

21.1	*	Subsidiaries of the Registrant.

23.1	**	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm.

23.2	**	Consent of Moores Rowland Mazars, Independent Accountants.

23.3	*	Consent of Maples and Calder Asia (included in Exhibit 5.1).

23.4	**	Consent of Latham & Watkins LLP.

23.5	**	Consent of Fangda Partners.

24.1	*	Powers of Attorney (included on signature page).

99.1	**	Form of Opinion of Fangda Partners regarding certain Chinese law matters.

99.2	**	Code of Business Conduct and Ethics of the Registrant.

*	Filed previously.
**	Filed herewith.
†	To be filed by amendment.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on November 30, 2004.

THE9 LIMITED

By:	/s/ Jun Zhu
Name: Jun Zhu
Title: Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Jun Zhu as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Act of ordinary shares of the registrant (the “Shares”), including the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Zhu Jun Zhu	Chairman of the Board and Chief Executive Officer	November 30, 2004

* Hannah Lee	Chief Financial Officer	November 30, 2004

* Xianmin Yu	Principal Accounting Officer	November 30, 2004

* Stephen Law	Director	November 30, 2004

* Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates	Authorized Representative in the United States	November 30, 2004

* By: /s/ Jun Zhu Jun Zhu Attorney-in-Fact

THE9 LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement.

3.1*	Articles of Association of the Registrant, as currently in effect.

3.2**	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).

4.2*	Registrant’s Specimen Certificate for Ordinary Shares.

4.3*	Form of Deposit Agreement among The9 Limited, The Bank of New York and Owners and Beneficial Owners of American Depositary Receipts.

4.4*	Shareholders’ Agreement, dated as of April 3, 2000, among the Registrant and other parties therein.

4.5*	Supplementary Agreement to Shareholders Agreement, dated as of December 20, 2000, among the Registrant and other parties therein.

4.6*	Registration Rights Agreement, dated as of November 25, 2004, among the Registrant and other parties therein.

4.7*	Voting Agreement, dated as of November 26, 2004, by and between Incsight Limited and Bosma Limited.

5.1*	Form of Opinion of Maples and Calder regarding the validity of the ordinary shares.

8.1*	Form of Opinion of Maples and Calder regarding certain Cayman Islands Tax matters (included in Exhibit 5.1).

8.2*	Form of Opinion of Latham & Watkins LLP regarding certain U.S. tax matters.

10.1*	2004 Stock Option Plan.

10.2**	Form of Indemnification Agreement between the Registrant and its directors and officers.

10.3**	Form of Employment Agreement between the Registrant and a Senior Executive Officer of the Registrant.

10.4*	Exclusive Technical Support Service Agreement dated January 1, 2004 between Shanghai IT and The9 Computer (Translation).

10.5*	Master Agreement dated January 1, 2004 among 9Webzen Shanghai, The9 Computer and Shanghai IT (Translation).

10.6**	Form of Call Option Agreement among The9 Computer, Shanghai IT and other parties therein (Translation).

10.7**	Form of Equity Pledge Agreement among The9 Computer, Shanghai Advertisement and the other parties therein (Translation).

10.8**	Form of Loan Agreement between The9 Computer and a shareholder of the Registrant (Translation).

10.9*	Domain Name License Agreement dated January 1, 2004 between Gamenow.Net (Hong Kong) Limited and Shanghai IT (Translation).

10.10*	Joint Venture Agreement, dated as of September 10, 2002 between Webzen Inc. and Gamenow.Net (Hong Kong) Limited.

10.11*	License Agreement, dated as of September 10, 2002 between Webzen Inc. and 9Webzen Limited.

10.12*	Exclusive Sub-license Agreement, dated as of January 29, 2003, between 9Webzen Limited and 9Webzen (Shanghai) Co., Ltd.

Exhibit Number		Description of Document

10.13	*	Shareholders Agreement dated as of March 10, 2004 by and between China Interactive (Singapore) Pte Ltd. and Gamenow.Net (Hong Kong ) Limited.

10.14	*	License and Distribution Agreement dated February 3, 2004 by and between Vivendi Universal Games Inc. and China The9 Interactive.

10.15	*	Term Sheet dated March 10, 2004 by and among C9I, China Interactive (Singapore) Pte Ltd. and Gamenow.Net (Hong Kong ) Limited.

10.16	*	Amendment to Term Sheet dated September 29, 2004 by and between China Interactive (Singapore) Pte Ltd. and Gamenow.Net (Hong Kong) Limited.

10.17	*	Junnet Exclusive (General) Fee Collecting Agent Agreement, dated July 2004, between 9Webzen Shanghai and Junnet Group (Translation).

10.18	*

Shanghai Municipality Property Lease Commodity Housing Pre-lease Contract dated July 4, 2003 between The9 Computer Technology Consulting (Shanghai) Co., Ltd. and Shanghai CITIC Square Co., Ltd. with respect to the premises where the Registrant’s principal executive offices are located (Translation).

10.19	*	Subscription and Purchase Agreement dated April 2, 2004 by and among the Registrant, Object Software Limited and other parties thereto.

10.20	*	Shareholders’ Agreement dated April 16, 2004 by and among the Registrant, Object Software Limited and its shareholders party thereto.

10.21	*	Memorandum of Agreement dated November 9, 2004 by and between the Registrant and Object Software Limited.

10.22	*	Software License Agreement dated September 20, 2004 among Hanbitsoft, Inc., IMC Games, Co., Ltd. and Gamenow.net (Hong Kong) Limited.

10.23	*	Mystina Online Cooperative Agreement dated July 19, 2004 between Lager (Beijing) Information Co., Ltd. and the Registrant (Translation).

10.24	*	Capital Subscription Agreement dated October 19, 2004 among Beijing Wanwei Sky Technology Co., Ltd., its shareholders and Shanghai IT (Translation).

21.1	*	Subsidiaries of the Registrant.

23.1	**	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm.

23.2	**	Consent of Moores Rowland Mazars, Independent Accountants.

23.3	*	Consent of Maples and Calder Asia (included in Exhibit 5.1).

23.4	**	Consent of Latham & Watkins LLP.

23.5	**	Consent of Fangda Partners.

24.1	*	Powers of Attorney (included on signature page).

99.1	**	Form of Opinion of Fangda Partners regarding certain Chinese law matters.

99.2	**	Code of Business Conduct and Ethics of the Registrant.

*	Filed previously.
**	Filed herewith.
†	To be filed by amendment.